Exhibit (a)-(1)

Mindray Medical International Limited

_______, _______

Shareholders of Mindray Medical International Limited

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Mindray Medical International Limited (the “Company”) to be held on ________, ________ at ______ a.m. (Hong Kong Time). The meeting will be held at the Company’s Hong Kong office at FLAT/RM 15-16 BLK 1 11/F, Grand Century, 193 Prince Edward West Road, Mongkok KL, Hong Kong. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.

On November 4, 2015, the Company entered into an agreement and plan of merger, which was amended by Amendment No. 1 to the agreement and plan of merger, dated as of December 20, 2015 (the “Amendment”), with Excelsior Union Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and Solid Union Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”) and cease to exist, with the Company continuing as the surviving corporation (the “surviving corporation") and becoming a wholly owned subsidiary of Parent. Such agreement and plan of merger or, as the context requires, such agreement and plan of merger, as amended by the amendment and as may be further amended from time to time, is referred to as the “merger agreement.” At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the merger agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the merger (the “plan of merger”), and the transactions contemplated by the merger agreement, including the merger. Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement.

Each of Parent and Merger Sub is a Cayman Islands exempted company formed solely for purposes of the merger. Parent is wholly owned by Supreme Union Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Holdco”) and controlled by Mr. Li Xiting (“Mr. Li”), the executive chairman of the board of directors of the Company (the “Board”), president and co-chief executive officer of the Company, Mr. Xu Hang (“Mr. Xu”), the chairman of the Board, and Mr. Cheng Minghe (“Mr. Cheng”), the co-chief executive officer and chief strategic officer of the Company. Parent, Merger Sub, Holdco, Mr. Li, Mr. Xu, Mr. Cheng and their respective affiliates are collectively referred to as the “Buyer Group.” As of the date of this proxy statement, the Buyer Group collectively beneficially owns, in the aggregate, 32,735,927 ordinary shares of the Company (assuming full exercise of their respective options) (collectively, the “Rollover Shares”), which represent approximately 27.3% in number and 63.1% in voting rights of the Company’s issued and outstanding ordinary shares, consisting of Class A ordinary shares and Class B ordinary shares, par value HK$0.001 per share (each, a “Share”). If the merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by the Buyer Group (as defined below) and, as a result of the merger, the American depositary shares, each representing one Class A Share (the “ADSs”), will no longer be listed on the New York Stock Exchange and the American depositary shares program for the ADSs will terminate.

If the merger is completed, at the effective time of the merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time, other than the Rollover Shares, Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Cayman Islands Companies Law (the “CICL”) (the “Dissenting Shares”) and Shares represented by ADSs, shall be cancelled in exchange for the right to receive $28.0 in cash per Share without interest. Each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Rollover Shares) shall be cancelled in exchange for the right to receive $28.0 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms and conditions of the Deposit Agreement, dated as of September 25, 2006 and amended on September 29, 2010 (the “Deposit Agreement”)). The Rollover Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their fair value determined in accordance with the CICL.

1

In addition, at or immediately prior to the Effective Time, the Company shall terminate the Company’s 2006 Employee Share Incentive Plan and the Amended and Restated Limited Share Incentive Plan (collectively, the “Share Incentive Plans”), terminate all relevant award agreements applicable to the Share Incentive Plans, cancel all options to purchase Shares or ADSs (the “Company Options”), all restricted shares (the “Restricted Shares”) and all restricted share units (the “RSUs”) under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable. Each holder of the outstanding and unexercised Company Options shall have the right to receive as soon as practicable following the Effective Time an amount in cash equal to the excess of $28.0 over the applicable per share exercise price of such Company Options multiplied by the number of Shares underlying such Company Options.

Furthermore, at or immediately prior to the Effective Time, (i) each holder of Restricted Shares or RSUs that are vested on or prior to January 1, 2016 and each member of the special committee of the Board (the “Special Committee”) who holds Restricted Shares or RSUs that are not vested on or prior to January 1, 2016 will have the right to receive from the surviving corporation as soon as practicable following the Effective Time an amount in cash determined by multiplying (x) $28.0 by (y) the number of Shares subject to such Restricted Shares or RSUs, as applicable; and (ii) each holder (other than the members of the Special Committee) of Restricted Shares or RSUs that are not vested on or prior to January 1, 2016 and are cancelled at the Effective Time will receive restricted cash awards (each a “RCA” and collectively “RCAs”), and each RCA will entitle the holder to receive an amount equal to $28.0. The surviving corporation will pay each holder 50% of his or her RCAs on January 1, 2017 and the remaining 50% on January 1, 2018; provided, however, that if the holder is a U.S. taxpayer, then such holder will instead be paid his or her RCAs arising from RSUs in accordance with the payment timing of the settlement provisions of the related RSU award agreement (with the RCA attributable to an RSU paid on the date such RSU otherwise would have been settled).

The Buyer Group intends to fund the merger consideration through the proceeds from a committed term loan facility in the aggregate amount of up to $2,050 million arranged by Bank of China Limited, Macau Branch and Ping An Bank Co., Ltd. (collectively, the “Lead Arrangers”) pursuant to a debt commitment letter, dated as of November 3, 2015, by and between Merger Sub and the Lead Arrangers.

The Special Committee, composed solely of directors unrelated to the management of the Company or the Buyer Group, reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. On November 4, 2015, the Special Committee unanimously (a) determined that the merger agreement and the plan of merger are fair to and in the best interests of the Company and its security holders unaffiliated to the Buyer Group (the “unaffiliated security holders”), (b) declared it advisable to enter into the merger agreement, (c) recommended that the Board approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and (d) recommended that the Board submit the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, to the shareholders of the Company for approval and authorization at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

On November 4, 2015, the Board, after carefully considering all relevant factors, including the unanimous determination and recommendation of the Special Committee, (a) determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and the unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement, (b) authorized and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the contemplated transactions, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

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After careful consideration and upon the unanimous recommendation of the Special Committee composed solely of directors unrelated to any of the management members of the Company or any member of the Buyer Group, the Board authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission, (referred to as the “SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares you own, your vote is very important. In order for the merger to be completed, the merger agreement, the plan of merger and the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of shareholders representing at least two-thirds of voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company's directors or executive officers have interests in the merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of this proxy statement, the Buyer Group beneficially own approximately 27.3% of the outstanding Shares (assuming full exercise of their respective options), representing approximately 63.1% of the total number of votes represented by the Company’s issued and outstanding Shares. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is ________, ________at ____ a.m. (Hong Kong Time). Each shareholder has one vote for each Class A ordinary share and five votes for each Class B ordinary share held as of the close of business in the Cayman Islands on ________, ________.

Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting.

As the registered holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions, the form of which is attached as Annex J to the accompanying proxy statement, timely received from holders of ADSs at the close of business in New York City on ________, ________, the ADS record date. The ADS depositary must receive such instructions no later than ____ a.m. (New York City Time) on ________, ____. If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADSs, the ADS depositary will deem such holder to have instructed the ADS depositary to vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting. Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, they will, under the terms of the Deposit Agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a person designated by the Company to vote such securities (the “Designee”), unless the Company notifies the ADS depositary that it does not wish such proxy to be given, that substantial opposition exists to the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of the ADSs or on the holders of the Shares. Likewise, unless the Company notifies the ADS depositary that there exists substantial opposition to the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of the ADSs or on the holders of the Shares, the Designee will receive a discretionary proxy from the ADS depositary and will vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting.

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Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become registered in the Company’s register of members as the holders of Shares prior to the close of business in the Cayman Islands on ________, ________, the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before the close of business in New York City on ________, ________ together with (a) delivery instructions for the corresponding Shares (name and address of the person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement), and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the Hong Kong office of Hong Kong and Shanghai Banking Corp., the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman registrar of the Shares, to issue and mail a certificate to your attention. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on the New York Stock Exchange. The Company’s Shares are not listed and cannot be traded on any stock exchange other than the New York Stock Exchange, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the resolution to authorize and approve the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, FOR the resolution to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR the resolution to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, in the event that there are insufficient proxies received to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the CICL if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenter rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

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ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P. M. (NEW YORK CITY TIME) ON ________, ________, AND BECOME REGISTERED HOLDERS OF SHARES NOT LATER THAN ________, ________. THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NEW YORK STOCK EXCHANGE. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NEW YORK STOCK EXCHANGE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares or ADSs, please contact __________, the proxy solicitor, at __________ or toll-free at ____________, or by email at _____________.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

Ronald Ede	Li Xiting
Chairman of the Special Committee	Executive Chairman of the Board

The accompanying proxy statement is dated ________, ________, and is first being mailed to the Company’s shareholders and ADS holders on or about ________, ________.

5

MINDRAY MEDICAL INTERNATIONAL LIMITED

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON ________, ________

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of shareholders of Mindray Medical International Limited (the “Company”) will be held on ________, ________ at ____ a.m. (Hong Kong Time) at the Company’s Hong Kong office at FLAT/RM 15-16 BLK 1 11/F, Grand Century, 193 Prince Edward West Road, Mongkok KL, Hong Kong.

Only registered holders of ordinary shares of the Company, consisting of Class A ordinary shares and Class B ordinary shares, par value HK$0.001 per share, (each, a “Share”), at the close of business in the Cayman Islands on ________, ________ or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

•	as special resolutions:

THAT the agreement and plan of merger dated as of November 4,  2015, as amended by Amendment No. 1 to the agreement and plan of merger, dated as of December 20, 2015 (as amended and as may be further amended from time to time, the “merger agreement”), among the Company, Excelsior Union Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and Solid Union Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “plan of merger”) among the Company and Merger Sub required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting), and any and all transactions contemplated by the merger agreement, including the merger (the “merger”), the change of the authorized share capital of the surviving corporation to HK$380,000 at the effective time of the merger, and the replacing of the existing memorandum and articles of association in their entirety with a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Annexure 2 to the plan of merger, be authorized, approved and adopted;

THAT each of the members of the Special Committee (as defined below) be authorized to do all things necessary to give effect to merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•	if necessary, as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive offices at Mindray Building, Keji 12th Road South, Hi-tech Industrial Park, Nanshan, Shenzhen 518057, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

If you own American depositary shares, each representing one Class A ordinary share (the “ADSs”), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than ____ a.m. (New York City Time) on ________, ________ in order to vote the underlying Shares at the extraordinary general meeting. Alternatively, you may vote directly at the extraordinary general meeting if you surrender your ADSs to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of the ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or alternatively, you will not vote the Shares) before the close of business in New York City on ________, ________, and become a registered holder of Shares by the close of business in the Cayman Islands no later than the Share record date. In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting. Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, they will, under the terms of the Deposit Agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a person designated by the Company to vote such securities (the “Designee”), unless the Company notifies the ADS depositary that it does not wish such proxy to be given, that substantial opposition exists to the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of the ADSs or on the holders of the Shares. Likewise, unless the Company notifies the ADS depositary that there exists substantial opposition to the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of the ADSs or on the holders of the Shares, the Designee will receive a discretionary proxy from the ADS depositary and will vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting.

1

After careful consideration and upon the unanimous recommendation of the special committee of the Board composed solely of directors unrelated to any of the management members of the Company or the and member of the buyer group (the “Special Committee”), the Board authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

As of the date of this proxy statement, the Buyer Group beneficially own approximately 27.3% of the outstanding Shares (assuming full exercise of their respective options), representing approximately 63.1% of the total number of votes represented by the Company’s issued and outstanding Shares.

Regardless of the number of Shares that you own, your vote is very important. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card, which is attached as Annex I to the accompanying proxy statement, as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices at Mindray Building, Keji 12th Road South, Hi-tech Industrial Park, Nanshan, Shenzhen 518057, People’s Republic of China, attention: Investor Relations Department so that the proxy card is received by the Company no later than ________, ________ at ____ a.m. (Hong Kong Time). The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting. Each holder has one vote for each Class A ordinary share and five votes for each Class B ordinary share, in each case held as of the close of business in the Cayman Islands on ________, ________. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted FOR the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

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Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the CICL if the merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenter rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenter rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P. M. (NEW YORK CITY TIME) ON ________, ________, AND BECOME REGISTERED HOLDERS OF SHARES NOT LATER THAN ________, ________. THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NEW YORK STOCK EXCHANGE. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NEW YORK STOCK EXCHANGE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES OR CERTIFICATES EVIDENCING YOUR ADSs (“ADRs”) AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES or ADRs.

If you have any questions or need assistance voting your Shares or ADSs, please contact__________, the proxy solicitor, at ____________ or toll-free at __________, or by email at _____________.

The merger agreement, the plan of merger and the transactions, including the merger are described in the accompanying proxy statement. A copy of the merger agreement and a copy of the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1.           In the case of joint holders the vote of the senior holder who tenders a vote whether in person or by proxy will be accepted to the exclusion of the votes of the joint holders and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company.

2.           The instrument appointing a proxy must be in writing under the hand of the appointer or of his attorney duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorized in writing.

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3.          A proxy need not be a member (registered shareholder) of the Company.

4.          The chairman of the extraordinary general meeting may at his or her discretion direct that a proxy card shall be deemed to have been duly deposited where sent by telefax upon receipt of telefax confirmation that the signed original thereof has been sent. A proxy card that is not deposited in the manner permitted shall be invalid.

5.          Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share or Shares in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer was received by the Company at the Company’s offices at Mindray Building, Keji 12th Road South, Hi-tech Industrial Park, Nanshan, Shenzhen 518057, People’s Republic of China, attention: Investor Relations Department, no later than the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD,

Li Xiting
Executive Chairman of the Board

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PROXY STATEMENT

Dated ____________, ______

SUMMARY VOTING INSTRUCTIONS

Ensure that your Shares or ADSs of Mindray Medical International Limited can be voted at the extraordinary general meeting by submitting your proxy card or ADS voting instructions card, or by contacting your broker, bank or other nominee.

If your Shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your Shares are voted at the extraordinary general meeting.

If your Shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your Shares can be voted at the extraordinary general meeting.

If you submit your signed proxy card without indicating how you wish to vote, the Shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting.

If your ADSs are registered in the name of a broker, bank or other nominee: check the ADS voting instructions card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that the Shares represented by your ADSs are voted at the extraordinary general meeting.

If your ADSs are registered in your name: submit your ADS voting instructions card as soon as possible by signing, dating and returning the enclosed ADS voting instructions card in the enclosed postage-paid envelope, so that the Shares represented by your ADSs can be voted at the extraordinary general meeting on behalf of the ADS depositary, as the registered holder of the Shares represented by your ADSs.

If you submit your ADS voting instructions card without indicating how you wish to vote, the Shares represented by your ADSs will be voted in favor of the resolutions to be proposed at the extraordinary general meeting.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy materials, please contact __________, the Company’s proxy solicitor, toll-free at __________ (or __________ outside of the United States) (call collect) or via email at __________.

SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 98. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to Mindray Medical International Limited and its subsidiaries. All references to “dollars”, “US$”and “$” in this proxy statement are to U.S. dollars and all references to "RMB" or “HK$” in this proxy statement are to Renminbi or Hong Kong dollars respectively, the lawful currencies of the People's Republic of China ("PRC" or "China") and the Hong Kong Special Administrative Region (“Hong Kong”).

The Parties Involved in the Merger

The Company

The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a leading developer, manufacturer and marketer of medical devices worldwide. The Company supplies globally a broad range of products across three primary business segments, comprising patient monitoring and life support products, in-vitro diagnostic products, and medical imaging systems from its main engineering and manufacturing base in China and through its worldwide distribution network.

Our principal executive offices are located at Mindray Building, Keji 12th Road South, Hi-tech Industrial Park, Nanshan, Shenzhen 518057, People’s Republic of China. The Company’s telephone number at this address is +86 755 8188 8666 and fax number is +86 755 2658 2680.

For a description of the Company’s history, development, business and organizational structure, see the Company’s Annual Report on Form 20-F for the year ended December 31, 2014 filed on April 16, 2015, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 98 for a description of how to obtain a copy of the Company’s Annual Report.

Holdco

Supreme Union Limited (“Holdco”), an exempted company with limited liability incorporated under the laws of the Cayman Islands, was formed for the purpose of consummating certain transactions in connection with the merger. Holdco is the sole shareholder of Parent. The registered office of Holdco is located at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, and its telephone number is +86 755 8188 8666.

Parent

Excelsior Union Limited (“Parent”) is an exempted company with limited liability under the laws of the Cayman Islands. Parent was formed solely for the purpose of entering into the merger agreement and the related financing agreements and consummating the transactions contemplated by such agreements. The registered office of Parent is located at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, and its telephone number is +86 755 8188 8666.

Merger Sub

Solid Union Limited (“Merger Sub”) is an exempted company with limited liability under the laws of the Cayman Islands. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by such agreements. The registered office of Merger Sub is located at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, and its telephone number is +86 755 8188 8666.

Li Xiting

Mr. Li Xiting is the executive chairman of the Board, president and co-chief executive officer of the Company. Mr. Li is a citizen of Singapore. Mr. Li’s principal business address is c/o Mindray Medical International Limited, Mindray Building, Keji 12th Road South, Hi-tech Industrial Park, Nanshan, Shenzhen 518057, People’s Republic of China and his telephone number is +86 755 8188 8666.

Xu Hang

Mr. Xu Hang is the chairman of the Board. Mr. Xu is a citizen of the People’s Republic of China. Mr. Xu’s principal business address is c/o Mindray Medical International Limited, Mindray Building, Keji 12th Road South, Hi-tech Industrial Park, Nanshan, Shenzhen 518057, People’s Republic of China and his telephone number is +86 755 8188 8666.

Jian Yao

Ms. Jian Yao is Mr. Xu Hang’s wife and the sole owner and sole director of New Phoenix. Ms. Jian is a citizen of the People’s Republic of China. Ms. Jian’s principal business address is c/o Mr. Xu Hang, Mindray Medical International Limited, Mindray Building, Keji 12th Road South, Hi-tech Industrial Park, Nanshan, Shenzhen, 518057, People’s Republic of China and her telephone number is +86 755 8188 8666.

Cheng Minghe

Mr. Cheng Minghe is the co-chief executive officer and chief strategic officer of the Company. Mr. Cheng is a citizen of the People’s Republic of China. Mr. Cheng’s principal business address is c/o Mindray Medical International Limited, Mindray Building, Keji 12th Road South, Hi-tech Industrial Park, Nanshan, Shenzhen 518057, People’s Republic of China and his telephone number is +86 755 8188 8666.

Magic Bell Limited

Magic Bell Limited (“Magic Bell”) is a business company with limited liability incorporated under the laws of the British Virgin Islands and wholly-owned by Mr. Li Xiting. The registered office of Magic Bell is located at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its telephone number is +86 755 8188 8666.

Quiet Well Limited

Quiet Well Limited (“Quiet Well”) is a business company with limited liability incorporated under the laws of the British Virgin Islands and wholly-owned by Magic Bell. The registered office of Quiet Well is located at Ramasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands, and its telephone number is +86 755 8188 8666.

New Dragon (No. 12) Investments Limited

New Dragon (No. 12) Investments Limited (“New Dragon”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly-owned by Mr. Xu Hang. The registered office of New Dragon is located at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, and its telephone number is +86 755 8188 8666.

New Phoenix Limited

New Phoenix Limited (“New Phoenix”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly-owned by Ms. Jian Yao. Ms. Jian Yao has granted Mr. Xu Hang the power to exercises voting and investment control over New Phoenix. The registered office of New Phoenix is located at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, and its telephone number is +86 755 8188 8666.

City Legend Limited

City Legend Limited (“City Legend”) is a business company with limited liability incorporated under the laws of the British Virgin Islands. Mr. Cheng Minghe is the controlling shareholder of City Legend. The registered office of City Legend is located at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, and its telephone number is +86 755 8188 8666.

Throughout this proxy statement, Quiet Well Limited, New Dragon (No. 12) Investments Limited, New Phoenix Limited, and City Legend Limited are collectively referred to as the “Rollover Shareholders.” Holdco, Parent, Merger Sub, Mr. Li Xiting, Mr. Xu Hang, Ms. Jian Yao, Mr. Cheng Minghe, Magic Bell and the Rollover Shareholders are collectively referred to as the “Buyer Group.”

During the last five years, none of the persons referred to above under the heading titled “The Parties Involved in the Merger,” or the respective directors or executive officers of the Company, members of the Buyer Group and their affiliates as listed in Annex D to this proxy statement has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 74)

You are being asked to vote to authorize and approve the agreement and plan of merger, dated as of November 4, 2015 , as amended by Amendment No. 1 to the agreement and plan of merger, dated as of December 20, 2015 (as amended and as may be further amended from time to time, the “merger agreement”), among the Company, Parent and Merger Sub, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Appendix A to the merger agreement (the “plan of merger”), and the transactions contemplated by the merger agreement, including the merger (the “merger”). Once the merger agreement and plan of merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation of the merger (the “surviving corporation”) under the laws of the Cayman Islands as a wholly-owned subsidiary of Parent. The Company, as surviving corporation, will continue to do business under the name “Mindray Medical International Limited” following the merger. If the merger is completed, the Company will cease to be a publicly traded company. Copies of the merger agreement and the plan of merger are attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

Merger Consideration (Page 74)

Under the terms of the merger agreement, if the merger is completed, at the effective time of the merger (the “Effective Time”), each of the Company’s issued and outstanding ordinary shares, par value HK$0.001 per share (each a “Share” and collectively, the “Shares”), other than Shares and ADSs beneficially owned by the Rollover Shareholders (the “Rollover Shares”), the Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Cayman Islands Companies Law (the “CICL”) (the “Dissenting Shares”) and Shares represented by American Depositary Shares, each representing one Share (the “ADSs”), shall be cancelled in exchange for the right to receive $28.0 in cash per Share without interest. Each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Rollover Shares) shall be cancelled in exchange for the right to receive $28.0 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms and conditions of the deposit agreement, dated as of September 25, 2006, as amended on September 29, 2010 (the “Deposit Agreement”)). The Rollover Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their fair value determined in accordance with the CICL. Please see “Dissenter Rights” beginning on page 89 for additional information.

Treatment of Company Options (Page 75)

At or immediately prior to the Effective Time, the Company shall terminate the Company’s 2006 Employee Share Incentive Plan and the Amended and Restated Limited Share Incentive Plan (collectively, the “Share Incentive Plans”), terminate all relevant award agreements applicable to the Share Incentive Plans, cancel all options to purchase Shares or ADSs (the “Company Options”), all restricted shares (the “Restricted Shares”) and all restricted share units (the “RSUs”) under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable. Each holder of the outstanding and unexercised Company Options shall have the right to receive as soon as practicable following the Effective Time an amount in cash equal to the excess of $28.0 over the applicable per share exercise price of such Company Options multiplied by the number of Shares underlying such Company Options.

Treatment of Restricted Shares and RSUs (Page 75)

At or immediately prior to the Effective Time, (i) each holder of Restricted Shares or RSUs that are vested on or prior to January 1, 2016 and each member of the special committee of the Board (the “Special Committee”) who holds Restricted Shares or RSUs that are not vested on or prior to January 1, 2016 will have the right to receive from the surviving corporation as soon as practicable following the Effective Time an amount in cash determined by multiplying (x) $28.0 by (y) the number of Shares subject to such Restricted Shares or RSUs, as applicable; and (ii) each holder (other than the members of the Special Committee) of Restricted Shares or RSUs that are not vested on or prior to January 1, 2016 and are cancelled at the Effective Time will receive restricted cash awards (each a “RCA” and collectively “RCAs”), and each RCA will entitle the holder to receive an amount equal to $28.0. The surviving corporation will pay each holder 50% of his or her RCAs on January 1, 2017 and the remaining 50% on January 1, 2018; provided, however, that if the holder is a U.S. taxpayer, then such holder will instead be paid his or her RCAs arising from RSUs in accordance with the payment timing of the settlement provisions of the related RSU award agreement (with the RCA attributable to an RSU paid on the date such RSU otherwise would have been settled).

Support Agreements (Annex E-G)

Concurrently with the execution of the merger agreement, each of the Rollover Shareholders entered into a support agreement, each dated as of November 4, 2015, with Parent and Holdco (each a “Support Agreement” and collectively the “Support Agreements”), pursuant to which they have agreed, among other things, that:

•	unless the Board has changed its recommendation to authorize and approve the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the shareholders to approve the entry into the above documents and transactions, each Rollover Shareholder shall (i) cause its representative(s) to appear at such meeting or otherwise cause its securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted all of the securities owned by such Rollover Shareholder (a) for the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, (b) against any acquisition proposal, (c) against any other action, agreement or transaction that would materially impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement, including the merger, or the Support Agreement, or the performance by such Rollover Shareholder of its obligations under its Support Agreement, (d) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the merger agreement, or of such Rollover Shareholder contained in its Support Agreement, and (e) in favor of any other matter necessary to effect the transactions contemplated by the merger agreement, including the merger;

•	subject to the terms and conditions set forth in the Support Agreements, all of the Rollover Shareholders’ rights, titles and interests in and to the Shares held by them shall be cancelled at the Effective Time for no consideration, and each Rollover Shareholder will instead receive newly issued ordinary shares of Holdco.

The Support Agreements will terminate upon the earlier to occur of the Effective Time or the date of termination of the merger agreement in accordance with its terms. The Support Agreements are attached as Annexes E – G to this proxy statement.

Record Date and Voting (Page 69)

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name in the Company’s register of members at the close of business in the Cayman Islands on ________, 2015, the Share record date for voting at the extraordinary general meeting. If you own ADSs on ________, 2015, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than ____ a.m. (New York City Time) on ________, 2015 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before the close of business in New York City on ________, 2015 and becoming a registered holder of Shares prior to the close of business in the Cayman Islands not later than ________, 2015, the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote for each Class A ordinary share and five votes for each Class B ordinary share on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be __________Shares issued and outstanding and entitled to vote at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is ________, 2015 at ____ a.m. (Hong King Time). Please see “Summary Term Sheet– Voting Information” below.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 69)

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by the affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the shareholders’ meeting (the “Requisite Company Vote”) in accordance with Section 233(6) of the CICL.

As of the date of this proxy statement, the Rollover Shareholders beneficially own approximately 27.3% of the outstanding Shares, representing approximately 63.1% of the total number of votes represented by the Company’s issued and outstanding Shares (assuming full exercise of their respective options). Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 94 for additional information. Pursuant to the terms of the Support Agreements, the Rollover Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company.

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Voting Information (Page 70)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting even in the event that you are unable to attend, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is ________, 2015 at ____ a.m. (Hong Kong Time).

If you own ADSs as of the close of business in New York City on ________, 2015, the ADSs record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than ____ a.m. (New York City Time) on ________, 2015 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in the Cayman Islands not later than ________, 2015. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before the close of business in New York City on ________, 2015 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that you held the ADS as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled or have given voting instructions to the ADS depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the Hong Kong office of Hong Kong and Shanghai Banking Corp., the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADSs, the ADS depositary will deem such holder to have instructed the ADS depositary to vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting. Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, they will, under the terms of the Deposit Agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to the Designee, unless the Company notifies the ADS depositary that it does not wish such proxy to be given, that substantial opposition exists to the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of the ADSs or on the holders of the Shares. Likewise, unless the Company notifies the ADS depositary that there exists substantial opposition to the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of the ADSs or on the holders of the Shares, the Designee will receive a discretionary proxy from the ADS depositary and will vote all Shares underlying such uninstructed ADSs, FOR the authorization and approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting.

Dissenter Rights (page 89)

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote on the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P. M. (NEW YORK CITY TIME) ON ________, 2015, AND BECOME REGISTERED HOLDERS OF SHARES NOT LATER THAN ________, 2015. THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NEW YORK STOCK EXCHANGE. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NEW YORK STOCK EXCHANGE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

We encourage you to read the section of this proxy statement entitled “Dissenter Rights” as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenter rights.

Purposes and Effects of the Merger (page 48)

The purpose of the merger is to enable the Buyer Group, through Parent, to acquire 100% control of the Company in a transaction in which the Company’s shareholders and ADS holders (other than the holders of Rollover Shares and Dissenting Shares, including the Rollover Shares represented by ADSs) will be cashed out in exchange for $28.0 per Share or $28.0 per ADS, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. Please see “Special Factors – Buyer Group’s Purpose of and Reasons for the Merger” beginning on page 48 for additional information.

ADSs representing the Shares are currently listed on the New York Stock Exchange under the symbol “MR.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company beneficially owned by the Buyer Group. Following the completion of the merger, the ADSs will cease to be listed on the New York Stock Exchange, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may be terminated upon the Company’s application to the Securities and Exchange Commission (the “SEC”) if the Shares are not listed on a national securities exchange and there are fewer than 300 registered holders of the Shares. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC. Furthermore, following the completion of the merger, the American depositary shares program for the ADSs will terminate. Please see “Special Factors – Effect of the Merger on the Company” beginning on page 48 for additional information.

Plans for the Company after the Merger (Page 51)

After the Effective Time, the Buyer Group anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent and have substantially more debt than it currently has.

Recommendations of the Special Committee and the Board (Page 32)

The Special Committee unanimously (a) determined that the merger agreement and the plan of merger are fair to and in the best interests of the Company and its security holders unaffiliated to the Buyer Group (the “unaffiliated security holders”), (b) declared it advisable to enter into the merger agreement, (c) recommended that the Board approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and (d) recommended that the Board submit the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, to the shareholders of the Company for approval and authorization at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. The Board, acting upon the unanimous recommendation of the Special Committee, (a) determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement, (b) authorized and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the contemplated transactions, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE EACH OF THE MEMBERS OF THE SPECIAL COMMITTEE TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO MERGER AGREEMENT, THE PLAN OF MERGER, AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED TO PASS THE SPECIAL RESOLUTION DURING THE EXTRAORDINARY GENERAL MEETING.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the merger agreement and the approval of the transactions, including the merger, and in determining that the merger is fair to and in the best interest of the unaffiliated security holders, see "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 32 and "Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger" beginning on page 49. The foregoing summary is qualified in its entirety by reference to these sections.

Position of Buyer Group as to the Fairness of the Merger (Page 37)

Each member of the Buyer Group believes that the merger is fair (both substantively and procedurally) to the unaffiliated security holders. Their belief is based upon the factors discussed under the caption “Special Factors – Position of the Buyer Group as to the Fairness of the Merger” beginning on page 37.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Financing of the Merger (Page 53)

The Buyer Group estimates that the total amount of funds necessary to consummate the merger and related transactions will be approximately $3.4 billion. The Buyer Group expects this amount to be provided through a combination of debt financing, rollover financing and use of the Company’s available cash in an amount of approximately $450 million, all of which will be funded outside of the PRC. The Buyer Group does not foresee any restrictions or limitations on the Buyer Group’s ability to make payment of the merger consideration. As of the date of this proxy statement, neither Parent nor Merger Sub has entered into any alternative financing arrangements or alternative financing plans to acquire the funds necessary for the merger and the related transactions. See "Special Factors—Financing" beginning on page 53 for additional information.

The debt financing will be provided by Bank of China, Macau Branch, Ping An Bank Co., Ltd. (collectively, the “Lead Arrangers”) pursuant to a debt commitment letter, dated as of November 3, 2015 (the “Debt Commitment Letter”), by and between Merger Sub and the Lead Arrangers. Subject to the terms and conditions of the Debt Commitment Letter, the Lead Arrangers committed to arrange and provide a senior secured term loan facility of up to $2,050 million (the “Facility”) in principal amount for Merger Sub to consummate the merger. The borrower under the Facility is Merger Sub as of the date of the Debt Commitment Letter. Upon consummation of the merger, the surviving corporation will be the borrower and be responsible for the repayment of the Facility.

Limited Guaranty (Annex H)

Concurrently with the execution of the merger agreement, the Rollover Shareholders and Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe (as beneficial owners) entered into a limited guaranty (the “Limited Guaranty”) in favor of the Company, dated November 4, 2015, pursuant to which each of the Rollover Shareholders which is controlled by Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe, respectively, agreed to guarantee 47.2%, 45.8%, and 7.0%, respectively, of Parent’s obligations to pay a termination fee to the Company and certain other reimbursement and indemnification obligations under the merger agreement.

The Limited Guaranty will terminate as of the earliest of (a) the Effective Time; (b) the valid termination of the merger agreement pursuant to its terms; (c) all amounts under the Limited Guaranty having been paid in full; or (d) termination by mutual written agreement among the Rollover Shareholders and the Company. A copy of the Limited Guaranty is attached as Annex H to this proxy statement.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page 94)

As of the Share record date, we expect that the Buyer Group will beneficially own, in the aggregate, approximately ______% of the issued and outstanding Shares, which represents approximately _____% of the total number of votes represented by the Company’s issued and outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 94 for additional information.

Pursuant to the Support Agreements, the Rollover Shareholders have agreed to vote all of the Shares they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Opinion of the Special Committee’s Financial Advisor (Page 42)

On November 4, 2015, at a meeting of the Special Committee to evaluate the merger, Lazard Asia (Hong Kong) Limited (“Lazard”) rendered its oral opinion to the Special Committee, subsequently confirmed in writing, to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, limitations and qualifications set forth in Lazard’s written opinion, the merger consideration to be paid to the holders of the Shares, including Shares represented by ADSs (other than Rollover Shares and Dissenting Shares), in the merger was fair, from a financial point of view, to those holders.

The full text of the Lazard opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion. Shareholders are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion.

Lazard’s engagement and opinion were for the benefit of the Special Committee, in its capacity as such, and its opinion was rendered to the Special Committee in connection with its evaluation of the merger. Lazard’s opinion was not intended to and does not constitute a recommendation to any shareholder as to how the shareholder should vote or act with respect to the merger or any matter relating thereto.

See “Special Factors—Opinions of the Special Committee’s Financial Advisor” beginning on page 42 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 57)

In considering the recommendations of the Board with respect to the merger, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

•	the beneficial ownership of equity interests in Parent by Mr. Li Xiting, the executive chairman of the Board, president and co-chief executive officer of the Company, Mr. Xu Hang, the chairman of the Board of the Company and Mr. Cheng Minghe, the co-chief executive officer and chief strategic officer of the Company;

•	the potential enhancement or decline of share value of Parent’s shares directly or indirectly held by these directors and executive officer as a result of the merger and future performance of the surviving corporation;

•	the cash-out of Company Options beneficially held by employees, executive officers and directors of the Company (other than Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe);

•	the cash-out of Restricted Shares and RSUs beneficially held by employees, executive officers and directors of the Company that are vested on or prior to January 1, 2016 and each member of the Special Committee who holds Restricted Shares and RSUs that are not vested on or prior to January 1, 2016;

•

replacement of Restricted Shares and RSUs beneficially held by employees, executive officers and directors of the Company (other than the members of the Special Committee) that are not vested on or prior to January 1, 2016 by a grant of RCAs;

•	continued indemnification, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving corporation to former directors and officers of the Company;

•	the monthly compensation of $15,000 of members of the Special Committee in exchange for their services in such capacity (or, in the case of the chairman of the Special Committee, monthly compensation of $18,000) (the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger); and

•	the continuation of service of the executive officers of the Company with the surviving corporation in positions that are substantially similar to their current positions.

As of the date of this proxy statement, Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe, each being a member of the Buyer Group, collectively and beneficially own 32,735,927 issued and outstanding Shares (assuming full exercise of their respective options). All such Shares held by Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe will be cancelled in the merger and not be converted into the right to receive the per share merger consideration at the Effective Time. Instead, Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe will, through the Rollover Shareholders, receive newly issued ordinary shares of Holdco.

As of the date of this proxy statement, the directors and executive officers of the Company (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 94, as a group and other than the members of the Buyer Group, beneficially own an aggregate of 517,753 Shares, including (i) 367,683 issued and outstanding Shares and (ii) outstanding and unexercised Company Options to purchase 126,200 Shares, and (iii) 23,870 RSUs. After the completion of the merger, the maximum amount of cash payments the Company’s directors and executive officers (other than those being members of the Buyer Group) may receive in respect of their Shares (including vested and unvested Restricted Shares and RSUs) and outstanding and unexercised Company Options is approximately $11,522,984, including approximately $10,963,484 in respect of Shares (including vested and unvested Restricted Shares and RSUs) and $559,500 in respect of outstanding and unexercised Company Options.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 57 for additional information.

Conditions to the Merger (Page 83)

The obligations of the Company, Parent, and Merger Sub to consummate the transactions contemplated by the merger agreement, including the merger, are subject to the satisfaction or waiver (where permissible) of the following conditions:

•	The merger agreement, the plan of merger and the transactions contemplated by the merger agreement shall have been approved and adopted by way of special resolution by holders of Shares constituting the Requisite Company Vote at the shareholders’ meeting in accordance with the CICL and the Company’s memorandum and articles of association; and

•	No governmental authority shall have enacted, issued, promulgated, enforced or entered any law or award which is then in effect (whether temporary, preliminary or permanent) and has the effect of enjoining, restraining, prohibiting or otherwise making the merger illegal.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction or waiver (where permissible) at or prior to the closing date of the following conditions:

•

(i) other than the representations and warranties of the Company regarding capitalization contained in the merger agreement, the representations and warranties of the Company contained in the merger agreement (disregarding for this purpose any limitation or qualification by materiality or Company Material Adverse Effect are true and correct as of the date of the merger agreement and as of the closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (ii) the representations and warranties set forth with regards to capitalization shall be true and correct in all respects (except for de minimus inaccuracies) as of the date of the merger agreement and as of the closing, as though made on and as of such date and time, in each case, interpreted without giving effect to a materiality qualifier;

•	the Company shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date;

•	no Company Material Adverse Effect shall have occurred since the date of the merger agreement;

•	the holders of no more than 15% of the Class A Shares, including the Shares underlying the ADSs, shall have validly served a notice of objection under Section 238(2) of the CICL; and

•	the Company shall have delivered to Parent a certificate, dated as of the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the immediately preceding conditions.

The obligations of the Company to consummate the merger are also subject to the satisfaction or waiver (where permissible) at or prior to the closing date of the following conditions:

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement (disregarding for this purpose any limitation or qualification by materiality) shall be true and correct as of the date of the merger agreement and as of the closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of any of the transactions contemplated under the merger agreement;

•	Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date; and

•	Parent shall have delivered to the Company a certificate, dated the date of the closing, signed by an executive officer of Parent, certifying as to the satisfaction of the immediately preceding conditions.

Solicitation of Acquisition Proposals (Page 80)

From the date of the merger agreement until 11:59 p.m. on December 19, 2015 (Hong Kong Time), the Company is permitted to (i) initiate, solicit and encourage acquisition proposals, including by way of public disclosure and by way of providing access to non-public information to any person (each, a “Solicited Person”) pursuant to (but only pursuant to) one or more acceptable confidentiality agreements provided that the Company shall promptly (and, in any event, within 24 hours) provide to Parent any material information concerning the Company or its subsidiaries that it has provided to any Solicited Person which was not previously provided to Parent, and (ii) enter into and maintain discussions or negotiations with respect to acquisition proposals or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations.

From and after 12:00 a.m. on December 20, 2015 (Hong Kong Time), the Company will not, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or could reasonably be expected to lead to, any acquisition proposal, (ii) enter into, maintain or continue discussions or negotiations with, or provide any non-public information to, any person in connection with an acquisition proposal, (iii) agree to, approve, endorse or recommend any acquisition proposal or enter into any letter of intent or contract relating to, or reasonably be expected to result in, any acquisition proposal (other than any acceptable confidentiality agreement), or (iv) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

From and after 12:00 a.m. on December 20, 2015 (Hong Kong Time), the Company shall notify Parent as promptly as practicable (and in any event within 24 hours after the Company has knowledge thereof), orally and in writing, of any acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal specifying the terms of such proposal and the identity of the party making such proposal, and keep Parent fully informed therefrom on a reasonably current basis regarding the status and terms of such proposal.

From and after 12:00 a.m. on December 20, 2015 (Hong Kong Time) and prior to the receipt of the Requisite Company Vote, the Company may, following the receipt of a written acquisition proposal (provided that such acquisition proposal shall not have been obtained in violation of the restrictions described in the preceding paragraph and the Company shall have complied with the requirements of the merger agreement with respect to such acquisition proposal): (i) contact the person or group of persons who has made such acquisition proposal to clarify and understand the terms and conditions thereof and to notify such person of the restrictions provided for by the merger agreement, (ii) provide information (including any non-public information or data concerning the Company or any of its subsidiaries) in response to the request of the person or group of persons who has made such acquisition proposal, if prior to providing such information, the Company has received from the person or group of persons so requesting such information an executed acceptable confidentiality agreement, a copy of which shall be promptly (and, in any event, within 24 hours) provided to Parent, provided the Company shall concurrently make available to Parent all information concerning the Company and its subsidiaries that is provided to any person or group; and/or (iii) engage or participate in any discussions or negotiations with the person or group of persons who has made such acquisition proposal. However, if the Company would like to take any action as described in (ii) or (iii) above, the Board must have determined prior to the Company taking such action, in its good faith judgment upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal.

Neither the Board nor any of its committees shall change, withhold, withdraw, qualify or modify, or resolve to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, its recommendation that the shareholders approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement (the “Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any acquisition proposal (a “Change in the Company Recommendation”). Notwithstanding the foregoing, if the Board shall have received a written acquisition proposal that the Board determines, in its good faith judgment upon the recommendation of the Special Committee, prior to obtaining the Requisite Company Vote and upon advice by independent legal counsel, constitutes a superior proposal, the Board (upon the recommendation of the Special Committee) or the Special Committee may effect a Change in the Company Recommendation, recommend a superior proposal, authorize the Company to terminate the merger agreement and/or enter into a definitive agreement with respect to such superior proposal, but only (i) if the Company shall have complied with the requirements of the merger agreement with respect to the solicitation of and response to acquisition proposals; (ii) after (A) providing at least five business days’ written notice to Parent in the form and manner prescribe by the merger agreement, (B) negotiating with and causing its financial and legal advisors to negotiate with Parent and its representatives in good faith to make such adjustments in the terms and conditions of the merger agreement, so that such third party proposal or offer would cease to constitute a superior proposal, and (C) permitting Parent and its representatives to make a presentation to the Board and the Special Committee regarding the merger agreement and any adjustments with respect thereto, provided that any material modifications to such acquisition proposal that the Board has determined to be a superior proposal shall be deemed a new superior proposal and the Company shall be required to again comply with the non-solicitation and acquisition proposal response requirements of the merger agreement, and (iii) following the end of such notice period(s), the Board determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), after considering the terms of any proposed modification or amendment to the merger agreement by Parent, that the acquisition proposal giving rise to the notice of superior proposal continues to constitute a superior proposal.

Termination of the Merger Agreement (Page 84)

The merger agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of Parent and the Company with the approval of their respective boards of directors (in the case of the Board, upon the approval of the Special Committee);

•	by either Company (upon the approval of the Special Committee) or Parent, if:

•	the merger shall not have been consummated on or before November 4, 2016, provided that the right to terminate the merger agreement pursuant to this term shall not be available to any party whose failure to fulfill any of its obligations under the merger agreement has been a cause of, or resulted in, the failure to consummate the merger by such date;

•	any governmental authority shall have enacted, issued, promulgated, enforced or entered any order which shall have become final and non-appealable, provided that the right to terminate the merger agreement pursuant to this term shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a cause of, or resulted in, such order; or

•	the Requisite Company Vote shall not have been obtained at the shareholders’ meeting duly convened therefor and concluded or at any adjournment or postponement thereof; provided that this right to terminate the merger agreement shall not be available to any party who has breached in any material respect any of its non-solicitation obligations, or the obligations to provide timely cooperation necessary to produce accurate SEC filings as required under the merger agreement.

•	by the Company (upon the approval of the Special Committee), if:

•	the Board authorizes (upon the recommendation of the Special Committee) the Company, subject to complying with the terms of the merger agreement, to enter into a written agreement concerning a superior proposal; provided that concurrently with or immediately after such termination, the Company pays the termination fee of $25 million to Parent pursuant to the merger agreement and shall have complied with the relevant procedure under the merger agreement;

•	the Board, acting upon the recommendation of the Special Committee, has effected a Change in the Company Recommendation; provided that concurrently with or immediately after such termination, the Company pays the termination fee of $25 million to Parent pursuant to the merger agreement and shall have complied with the relevant procedures under the merger agreement;

•	a breach or failure in any material respect of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in the merger agreement shall have occurred, which breach would give rise to the failure of the consummation of the merger, and as a result of such breach, such condition would not be capable of being satisfied prior to November 4, 2016, or if capable of being cured, shall not have been cured (x) within 30 business days following receipt of written notice by Parent and Merger Sub of such breach or failure to perform from the Company stating the Company’s intention to terminate the merger agreement or (y) any shorter period of time that remains between the date the Company provides written notice of such breach and November 4, 2016, provided, however, that, the Company shall not have the right to terminate the merger agreement pursuant to this term if the Company is then in material breach of any representations, warranties, covenants or agreements under the merger agreement that would result in the failure of the consummation of the merger; or

•	(x) all of the conditions to the merger regarding obtaining Requisite Company Vote and no governmental injunction and all of the conditions to be performed by the Company have been satisfied (other than those conditions that by their nature are to be satisfied at the closing, but subject to their satisfaction or waiver by the party having the benefit thereof) or waived by Parent and Merger Sub, (y) the Company has irrevocably confirmed by notice to Parent that all of the conditions to be performed by Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied at the closing, but subject to their satisfaction or waiver by the party having the benefit thereof) or waived by the Company and that the Company is ready, willing and able to consummate the closing, and (z) Parent and Merger Sub fail to complete the closing within 10 business days following the date the closing should have occurred.

•	by Parent, if:

•	a breach or failure in any material respect of any representation, warranty, covenant or agreement of the Company set forth in the merger agreement shall have occurred, which breach would give rise to the failure of the consummation of the merger, and as a result of such breach, the applicable condition would not be capable of being satisfied prior to November 4, 2016, or if capable of being cured, shall not have been cured (x) within 30 business days following receipt of written notice by the Company of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement or (y) any shorter period of time that remains between the date Parent provides written notice of such breach and November 4, 2016, provided, however, that, Parent shall not have the right to terminate the merger agreement on these grounds if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or agreements under the merger agreement that would result in the conditions to closing set forth the merger agreement not being satisfied; or

•	a Company Triggering Event shall have occurred.

A “Company Triggering Event” occurs if (a) there has been a Change in the Company Recommendation; (b) the Board has recommended to the shareholders of the Company an acquisition proposal or has resolved to do so; (c) the Company has failed to include in the proxy statement the Company Recommendation; (d) the Board fails to reaffirm its recommendation in favor of the approval of the merger agreement and the approval of the merger within three business days after Parent requests in writing that such recommendation be reaffirmed; or (e) a tender offer or exchange offer for 20% or more of the outstanding shares of the Company is commenced, and the Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders).

Termination Fee (Page 86)

The Company will pay to Parent or its designees a termination fee of $25 million, if the merger agreement is terminated:

•	by Parent where the Company is in breach or failure in any material respect of its representation, warranty, covenant or agreement such that the corresponding condition to closing cannot be satisfied, or upon the occurrence of a Company Triggering Event;

•	by the Company where the Company enters into a written agreement concerning a superior proposal or the Board changes its recommendation to the shareholders of the Company, and in each case, the Company complies with the requisite procedure; or

•	by the Company or Parent where either (i) the merger is not consummated on or November 4, 2016, or (ii) the Requisite Company Vote is not obtained (provided that in each case, the termination right will not be available to any party whose failure to fulfill its obligations gives rise to the result in the foregoing (i) and (ii)) and where at or prior to the time of such termination, an acquisition proposal shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not withdrawn, and, within 12 months after such termination, the Company or any of its subsidiaries enters into a definitive agreement in connection with any acquisition proposal, subject to certain qualifications and procedures pursuant to the merger agreement.

•	In the event that the merger agreement is terminated under any of the above circumstances other than the termination by Parent where the Company is in breach or failure in any material respect of its representation, warranty, covenant or agreement such that the corresponding condition to closing cannot be satisfied, the Company will not be liable for any termination fees if the acquisition proposal that leading up to such termination has been made known to the Company, the public or the Company’s shareholders on or before 11:59 p.m. on December 19, 2015 (Hong Kong Time).

Parent will pay to the Company a termination fee of $50 million, if the merger agreement is terminated:

•	by the Company where Parent or Merger Sub is in breach or failure in any material respect of its representation, warranty, covenant or agreement such that the corresponding condition to closing cannot be satisfied; or

•	by the Company due to the Parent or Merger Sub failing to complete the closing within 10 business days following the date the closing should have occurred, provided that the corresponding conditions to the closing of the merger have been satisfied, the Company has irrevocably confirmed by written notice that all conditions to the Company’s obligations to effect the merger have been satisfied or waived and it is ready, willing and able to consummate the closing on or prior to the closing date.

Parent will pay to the Company a termination fee of $25 million, if:

•

Parent decides not to proceed to consummate the merger due to the holders of more than 15% of the Class A Shares, including the Shares underlying the ADSs, validly serving a notice of objection under 238(2) of the CICL as dissenting shareholders.

Parent will pay to the Company all expenses incurred by the Company and its affiliates in connection with the transactions contemplated by the merger, if the merger agreement is terminated by either the Company or Parent due to the failure to close the merger on or before November 4, 2016 solely as a result of regulatory requirement on the side of Parent and Merger Sub having not been satisfied by November 4, 2016.

Material U.S. Federal Income Tax Consequences (Page 61)

For a U.S. Holder (as defined under “Special Factors – Material U.S. Federal Income Tax Consequences), the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see “Special Factors – Material U.S. Federal Income Tax Consequences” beginning on page 61 for additional information. The U.S. federal income tax consequences of the merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the merger to you.

Material PRC Income Tax Consequences (Page 64)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for the Company’s Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC tax residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise or that PRC tax would otherwise apply. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise then the gain recognized on the receipt of cash for the Company’s Shares or ADSs by the holders of such ADSs or Shares that are not PRC tax residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares or ADSs is subject to PRC tax if the holders of such Shares or ADSs are PRC resident individuals. Neither Parent nor Merger Sub intends to withhold any PRC taxes on the consideration provided to non-PRC-resident shareholders of the Company in connection with the merger. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences. Please see “Special Factors – Material PRC Income Tax Consequences” beginning on page 64 for additional information.

Material Cayman Islands Tax Consequences (Page 65)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for Shares and ADSs under the terms of the merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Registrar of Companies of the Cayman Islands to register the plan of merger and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette. Please see “Special Factors – Material Cayman Islands Tax Consequences” beginning on page 65 for additional information.

Regulatory Matters (Page 61)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than (i) the approvals, filings or notices required under the federal securities laws, (ii) the registration of the plan of merger (and supporting documentation as specified in the CICL) with the Registrar of Companies of the Cayman Islands and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub at the time of the filing of the plan of merger, and notification of the merger being published in the Cayman Islands Government Gazette, and (iii) the anti-trust filings or clearances in applicable jurisdictions, including the Russian Antitrust Clearance.

Accounting Treatment of the Merger (Page 61)

The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Market Price of the Shares (Page 66)

The closing price of the ADSs on the New York Stock Exchange on June 3, 2015, the last trading date immediately prior to the Company’s announcement on June 4, 2015 that it had received a going-private proposal, was $27.47 per ADS. The merger consideration of $28.0 per Share, or $28.0 per ADS, to be paid in the merger represents a premium of approximately 1.93% to that closing price.

Fees and Expenses (Page 60)

All expenses incurred in connection with the merger agreement and the transactions shall be paid by the party incurring such expenses, whether or not the merger is consummated, provided however, that (i) Parent shall reimburse the Company for all reasonable out-of-pocket costs and expenses incurred by the Company or its subsidiaries for their cooperation in connection with any arrangement of debt financing arrangement by Parent, and (ii) either the Company or Parent may be required to pay termination fees and expenses as described above.

Remedies (Page 56)

The parties to the merger agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity. Specifically, the Company is entitled to an injunction or injunctions, or other appropriate form of specific performance or equitable relief to enforce Parent’s and Merger Sub’s obligation to consummate the merger, but only in the event that each of the following conditions has been satisfied: (i) all conditions to Parent’s and Merger Sub’s obligations to consummate the merger (other than those conditions that by their terms are to be satisfied at the closing of the merger) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the closing of the merger by the date the closing is required to have occurred pursuant to the merger agreement, (iii) the debt financing for the merger has been funded or will be funded at the closing of the merger in accordance with its terms, and (iv) the Company has irrevocably confirmed in writing that if specific performance is granted and the debt financing is funded, then the closing of the merger will occur. The Company will not be entitled to enforce specially Parent’s obligation to consummate the merger if the debt financing has not been funded in the absence of any breach by Parent or Merger Sub of the merger agreement or any financing document.

While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the closing of the merger and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of $50 million and the Company termination fee of $25 million, respectively, and reimbursement of certain expenses accrued in the event that Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the merger agreement, as the case may be.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers briefly address some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On November 4, 2015, we entered into the merger agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on_____, ________, at _____a.m. (Hong Kong Time) at the Company’s Hong Kong office at FLAT/RM 15-16 BLK 1 11/F, Grand Century, 193 Prince Edward West Road, Mongkok KL, Hong Kong.

Q:	What am I being asked to vote on?

A:	You will be asked to consider and vote on the following proposals: (a) as a special resolution, to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger; (b) as a special resolution, to authorize each of the members of the special committee of the Board (the “Special Committee”) to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions, including the merger; and (c) if necessary, as an ordinary resolution, to approve that the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:	What is the merger?

A:	The merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation after the merger. If the merger is completed, the Company will be a privately held company beneficially owned by the Buyer Group, and as a result of the merger, the ADSs will no longer be listed on the New York Stock Exchange, and the Company will cease to be a publicly traded company.

Q:	What will I receive in the merger?

A:	If you own Shares and the merger is completed, you will be entitled to receive $28.0 in cash for each Share (other than the Rollover Shares) you own as of the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your dissenter rights under Section 238 of the CICL with respect to the merger, in which event you will be entitled to the fair value of each Share pursuant to the CICL).

If you own ADSs (other than ADSs which represent Rollover Shares) and the merger is completed, you will be entitled to receive $28.0 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement) in cash, without interest, for each ADS you own as of the effective time of the merger unless you (a) surrender your ADS to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or, alternatively, you will not vote the Shares) before the close of business in New York City on ________, ________ and become a registered holder of Shares before ________, ________ and (b) comply with the procedures and requirements for exercising dissenter rights for the Shares under Section 238 of the CICL.

Please see “Special Factors – Material U.S. Federal Income Tax Consequences,” “Special Factors – Material PRC Income Tax Consequences” and “Special Factors – Material Cayman Islands Tax Consequences” beginning on page 65 for a more detailed description of the tax consequences of the merger. You should consult with your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:	How will the Company’s Options be treated in the merger?

A:	At or immediately prior to the Effective Time, the Company shall terminate the Share Incentive Plans, terminate all relevant award agreements applicable to the Share Incentive Plans, cancel all Company Options, Restricted Shares and RSUs under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable. Each holder of the outstanding and unexercised Company Options shall have the right to receive as soon as practicable following the Effective Time an amount in cash equal to the excess of $28.0 over the applicable per share exercise price of such Company Options multiplied by the number of Shares underlying such Company Options.

Q:	How will the Company’s Restricted Shares and RSUs be treated in the merger?

A:

At or immediately prior to the Effective Time, (i) each holder of Restricted Shares or RSUs that are vested on or prior to January 1, 2016 and each member of the Special Committee who holds Restricted Shares or RSUs that are not vested on or prior to January 1, 2016 will have the right to receive from the surviving corporation as soon as practicable following the Effective Time an amount in cash determined by multiplying (x) $28.0 by (y) the number of Shares subject to such Restricted Shares or RSUs, as applicable; and (ii) each holder (other than the members of the Special Committee) of Restricted Shares or RSUs that are not vested on or prior to January 1, 2016 and are cancelled at the Effective Time will receive RCAs, and each RCA will entitle the holder to receive an amount equal to $28.0. The surviving corporation will pay each holder 50% of his or her RCAs on January 1, 2017 and the remaining 50% on January 1, 2018; provided, however, that if the holder is a U.S. taxpayer, then such holder will instead be paid his or her RCAs arising from RSUs in accordance with the payment timing of the settlement provisions of the related RSU award agreement (with the RCA attributable to an RSU paid on the date such RSU otherwise would have been settled).

Q:	After the merger is completed, how will I receive the merger consideration for my Shares?

A.	If you are a registered holder of Shares, promptly after the effective time of the merger (in any event within five business days after the effective time of the merger), a paying agent appointed by Parent will mail you (a) a letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by $28.0 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Shares. The merger consideration may be subject to U.S. federal income tax backup withholding if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the merger is completed, how will I receive the merger consideration for my ADSs?

A:	If your ADSs are evidenced by certificates, also referred to as American depositary receipts (the “ADRs”), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time of the merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time of the merger), the ADS depositary will send you a check for the per ADS merger consideration of $28.0 (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement), without interest, for each ADS evidenced by the ADRs, in exchange for the cancellation of your ADRs after the completion of the merger. If you hold your ADSs in uncertificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time of the merger, the ADS depositary will automatically send you a check for the per ADS merger consideration of $28.0 (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement), without interest, in exchange for the cancellation of each of your ADSs after the completion of the merger. The per ADS merger consideration may be subject to U.S. federal income tax backup withholding if the ADS depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to U.S. federal income tax backup withholding if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the net merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:	What vote of our shareholders is required to authorize and approve the merger agreement and the plan of merger?

A:	In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. At the close of business in the Cayman Islands on ________, ________, the Share record date for the extraordinary general meeting, we expect that there will be _______Shares issued and outstanding and entitled to vote at the extraordinary general meeting. Pursuant to the Support Agreements, the Rollover Shareholders have agreed to vote all of the Shares beneficially owned by them in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. As of the date of this proxy statement, the Rollover Shareholders beneficially own approximately 27.3% of the total issued and outstanding Shares (assuming full exercise of their respective options) entitled to vote, representing approximately 63.1% of the total number of votes represented by the Company’s issued and outstanding Shares.

Q:	What vote of our shareholders is required to approve the proposal to adjourn and postpone the extraordinary general meeting, if necessary, to solicit additional proxies?

A:	The authorization and approval of the merger agreement, the plan of merger and the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. If there are insufficient votes at the time of the extraordinary general meeting to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, you will also be asked to vote on the proposal to adjourn the extraordinary general meeting to allow us to solicit additional proxies.

The proposal to adjourn and postpone the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of the majority of such shareholders of the Company as, being entitled to do so, vote in person or by proxy as a single class at the extraordinary general meeting.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee, our Board recommends that you vote:

•	FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

•	FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger; and

•	FOR the proposal to approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share record date is ________, ________. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is ________, ________. Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on ________, ________ and become a holder of Shares by the close of business in the Cayman Islands on the Share record date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person or by proxy, of shareholders holding not less than one-third of the voting power represented by the issued and outstanding Shares on the Share record date will constitute a quorum for the extraordinary general meeting.

Q:	What effects will the merger have on the Company?

A:	As a result of the merger, the Company will cease to be a publicly-traded company and will be beneficially owned by the Buyer Group. Your Shares and/or ADSs in the Company will be cancelled, and you will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our Shares and ADSs and our reporting obligations with respect to our Shares and ADSs under the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the merger, our ADSs will no longer be listed or traded on any stock exchange, including the New York Stock Exchange and the American depositary shares program for the ADSs will terminate.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the first quarter of 2016. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:	What happens if the merger is not completed?

A:	If our shareholders do not authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement nor will the holders of any Company Options, Restricted Shares or RSUs receive payment pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on the New York Stock Exchange, provided that the Company continues to meet the New York Stock Exchange’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption “The Merger Agreement and Plan of Merger – Termination Fee” beginning on page 86.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the Share record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event at least 48 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on ________, ________, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instructions card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than ____ a.m. (New York City Time) on ________, ________. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If the ADS depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS holder, such ADS holder will be deemed to have instructed the ADS depositary to vote in favor of the items set forth in the voting instructions.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on ________, ________ and become a registered holder of Shares by the close of business in the Cayman Islands on ________, ________, the share record date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

If you wish to cancel your ADSs for the purpose of voting the corresponding Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation prior to the close of business in New York City on ________, ________ together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder held the ADSs as of the ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the Hong Kong office of Hong Kong and Shanghai Banking Corporation, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Q:	If my Shares or ADSs are held in a brokerage or other nominee account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

Q:	May I change my vote?

A:	Yes, you may change your vote in one of three ways:

•	first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Mindray Medical International Limited, Mindray Building, Keji 12th Road South, Hi-tech Industrial Park, Nanshan, Shenzhen 518057, People’s Republic of China.;

•	second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•	third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to ____ a.m. (New York City Time) on ________, ________. A holder of ADSs can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; and

•	second, a holder of ADSs can complete, date and submit a new ADS voting instructions card to the ADS depositary bearing a later date than the ADS voting instructions card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares or ADRs, should I send in my share certificates or my ADRs now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that evidence your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders. If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The share record date for determining shareholders entitled to vote at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the merger is expected to be consummated. If you transfer your Shares after the share record date but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a valid proxy to the person to whom you transfer your Shares, but will transfer the right to receive the merger consideration in cash without interest to such person, so long as such person is registered as the owner of such Shares when the merger is consummated. In such case, your vote is still very important and you are encouraged to vote.

The ADS record date is the close of business in New York City on _______, ________. If you transfer your ADSs after the ADS record date but before the extraordinary general meeting, you will retain your right to instruct the ADS depositary to vote at the extraordinary general meeting, but will transfer the right to receive the merger consideration in cash without interest to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the merger is consummated.

Q:	Am I entitled to dissenter rights?

A:	Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote on the merger is taken at the extraordinary general meeting, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenter rights. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to their Shares.

ADS holders will not have the right to dissent from the merger and receive payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to exercise any dissenter rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise dissenter rights must surrender their ADSs to the ADS depositary, pay the ADS depositary’s fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that they have not given, and will not give, voting instructions as to the ADSs (or alternatively, they will not vote the Shares) before the close of business in New York City on ________, ________, and become registered holders of Shares by the close of business in the Cayman Islands before ________, ________. Thereafter, such former ADS holders must also comply with the procedures and requirements for exercising dissenter rights with respect to the Shares under Section 238 of the CICL.

Q:	If I own ADSs and seek to exercise dissenter rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:	If you own ADSs and wish to exercise dissenter rights, you must surrender your ADSs to the ADS depositary (in the case of a certificated ADS by delivering the certificate to Bank of New York Mellon at The Bank of New York Mellon, Depositary Receipts Division, Attn. Ms. Anita Sung, 101 Barclay Street, One Wall Street, New York, N.Y. 10286). Upon your payment of its fees, including the applicable ADS cancellation fee ($0.05 per ADS) and any applicable taxes, and a certification that you have not given, and will not give, voting instructions to the ADS depositary in respect of the ADSs being cancelled (or, alternatively, that you will not vote the Shares), the ADS depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder. The deadline for surrendering ADSs to the ADS depositary for these purposes is the close of business in New York City on ________, ________.

You must become a registered holder of your Shares and lodge a written notice of objection to the plan of merger prior to the extraordinary general meeting.

We encourage you to read the information set forth in this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenter rights. Please see “Dissenter Rights” beginning on page 89 as well as “Annex C – Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) – Section 238” to this proxy statement for additional information.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged ________as its proxy solicitor.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders, including:

•	the beneficial ownership of equity interests in Parent by Mr. Li Xiting, the executive chairman of the Board, president and co-chief executive officer of the Company, Mr. Xu Hang, the chairman of the Board and Mr. Cheng Minghe, the co-chief executive officer and chief strategic officer of the Company;

•	the potential enhancement or decline of share value of Parent’s shares directly or indirectly held by these directors and executive officer as a result of the merger and future performance of the surviving corporation;

•	the cash-out of Company Options beneficially held by employees, executive officers and directors of the Company (other than Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe);

•	the cash-out of Restricted Shares and RSUs beneficially held by employees, executive officers and directors of the Company that are vested on or prior to January 1, 2016 and each member of the Special Committee who holds Restricted Shares and RSUs that are not vested on or prior to January 1, 2016;

•	replacement of Restricted Shares and RSUs beneficially held by employees, executive officers and directors of the Company (other than members of the Special Committee) that are not vested on or prior to January 1, 2016 by a grant of RCAs;

•	continued indemnification, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving corporation to former directors and officers of the Company;

•	the monthly compensation of $15,000 of members of the Special Committee in exchange for their services in such capacity (or, in the case of the chairman of the Special Committee, monthly compensation of $18,000) (the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger); and

•	the continuation of service of the executive officers of the Company with the surviving corporation in positions that are substantially similar to their current positions.

Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 57 for a more detailed discussion of how some of our Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:	How will our directors and executive officers vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:	Pursuant to the Support Agreements, each of Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe, through the Rollover Shareholders, has agreed to vote all of the Shares beneficially owned by them in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. As of the Share record date, we expect that Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe will beneficially own approximately _______% of the total issued and outstanding Shares (assuming their respective options are fully exercised), representing approximately ________ % of the total number of votes represented by the Company’s issued and outstanding Shares.

Q:	Who can help answer my questions?

A:	If you have any questions or need assistance voting your Shares or ADSs, please contact ___________, the proxy solicitor, at __________ or toll-free at ___________, or by email at ______________.

SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the merger agreement described in this Background of the Merger occurred in China and Hong Kong. As a result, China Standard Time is used for all dates and times given.

The board of directors (the “Board”) and senior management of the Company have been reviewing periodically the Company’s long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management also have periodically reviewed strategic alternatives that may be available to the Company.

On June 4, 2015, Mr. Li Xiting, the executive chairman of the Board, president and co-chief executive officer of the Company, Mr. Xu Hang, the chairman of the Board, and Mr. Cheng Minghe, the co-chief executive officer and chief strategic officer of the Company submitted a preliminary non-binding proposal letter to the Board (the “Proposal”) to acquire all of the outstanding shares of the Company not already owned by them in a going private transaction for $30.0 per Share or $30.0 per ADS in cash (the “proposed transaction”), subject to certain conditions. Messrs. Li, Xu and Cheng also stated in the Proposal that they were interested only in the proposed transaction, and that they did not intend to sell their respective stakes in the Company. They engaged Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as their U.S. legal counsel and intended to finance the transactions contemplated under the Proposal through a combination of debt and equity capital.

Later that day, the Company issued a press release regarding its receipt of the Proposal, and furnished the press release as an exhibit to its current report on Form 6-K.

On June 8, 2015, the Board held a telephonic meeting to discuss, among other things, the Proposal. After a thorough discussion, the Board determined that it was in the best interests of the Company and its shareholders to establish a special committee of independent directors (the “Special Committee”), consisting of Mr. Ronald Ede, Mr. Kern Lim and Mr. Wu Qiyao, with Mr. Ronald Ede serving as chairman of the Special Committee, to evaluate the Proposal. The Special Committee was granted, by way of unanimous written resolutions by the Board on July 8, 2015, the power and authority to (1) consider and negotiate the proposed transaction, any alternative offer or proposal to the proposed transaction made by any other party and other strategic alternatives for the Company (each such alternative transaction, an “alternative transaction”) on behalf of the Board, (2) establish, approve, modify, monitor and direct the process and procedures related to the review and evaluation of the proposed transaction and any alternative transaction, including the authority to determine not to proceed with any such process, procedures, review or evaluation, (3) respond to any communications, inquiries or proposals regarding the proposed transaction or any alternative transaction, (4) review, evaluate, investigate, pursue and negotiate the terms and conditions of the proposed transaction or any alternative transaction, (5) solicit expressions of interest or other proposals for alternative transactions to the extent the Special Committee deems appropriate, (6) recommend to the Board and the Company whether the proposed transaction or any alternative transaction is advisable and is fair to, and in the best interests of, the Company and its shareholders (or any subset of the shareholders of the Company that the Special Committee determines to be appropriate), (7) recommend rejection or approval of the proposed transaction or any alternative transaction to the Board, (8) effect or recommend to the Board the consummation of the proposed transaction or any alternative transaction, (9) take such actions as the Special Committee may deem to be necessary or appropriate in connection with anti-takeover provisions, including, without limitation, actions with respect to the adoption, amendment or redemption of a shareholder rights plan, and (10) take such other actions as the Special Committee may deem to be necessary or appropriate to discharge its duties.

On June 11, 2015, Mr. Li Xiting, Mr. Xu Hang, Ms. Jian Yao, Mr. Cheng Minghe, Magic Bell, Quiet Well, New Dragon, New Phoenix and City Legend filed a Schedule 13D with the SEC in connection with the Proposal.

On June 14, 2015, the Special Committee held a telephonic meeting with O’Melveny &Myers LLP (“O’Melveny”), the Company's outside U.S. legal counsel. During the meeting, a representative of O’Melveny provided the Special Committee with an overview of the procedures, process and duties of both the directors of the Company and the Special Committee as well as best practices in connection with the proposed transaction.

During the course of the next week, the Special Committee considered proposals from and conducted interviews with multiple prospective law firms and investment banks that had expressed interest in being considered for the role U.S. legal advisor and financial advisor to the Special Committee, respectively.

On June 23, 2015, after considering proposals from multiple prospective U.S. legal advisors, the Special Committee retained Shearman & Sterling (“Shearman & Sterling”) as its U.S. legal advisor to assist the Special Committee in evaluating and negotiating the proposed transaction or any alternative transaction. The Special Committee’s decision was based on, among other factors, Shearman & Sterling’s qualifications, extensive experience with mergers and acquisitions transactions, including representation of special committees in going private transactions, and its significant history of working with China-based companies.

On June 24, 2015, after considering the experience, qualifications and reputation of each of the potential financial advisors, the Special Committee decided to engage Lazard Asia (Hong Kong) Limited (“Lazard”) as its financial advisor. Among the reasons for Lazard’s selection were its extensive experience in M&A transactions, including representing special committees in going private transactions, its strong reputation, its significant experience dealing with China-based companies, and its lack of existing material relationships with the Company or the Buyer Group.

Later that day, the Company issued a press release regarding the formation of the Special Committee and the Special Committee’s appointment of Lazard as its financial advisor and Shearman & Sterling as its U.S. legal advisor, and furnished the press release as an exhibit to its current report on Form 6-K.

On June 27, 2015, the Special Committee convened an organizational meeting by telephone with Lazard and Shearman & Sterling. During the meeting, Shearman & Sterling led the Special Committee in a discussion of its key duties and responsibilities in the context of a going private transaction and suggested key guidelines for the Special Committee to consider in this context. Thereafter, the Special Committee engaged in a discussion with its advisors regarding establishing a process and adopting a strategy and practices designed to maximize shareholder value. Then, after considering the relevant experience and credentials of Walkers (“Walkers”), the Special Committee resolved to appoint Walkers as its Cayman Islands legal advisor. Finally, the Special Committee concluded that it was in the best interests of the Company at that stage to enter into a confidentiality agreement with the Buyer Group and authorized Shearman & Sterling to negotiate a confidentiality agreement with the Buyer Group on behalf of the Company.

During the meeting, Shearman & Sterling also led the Special Committee in a discussion of the communications and confidentiality guidelines for directors, officers and employees of the Company to follow in light of and in connection with the proposed transaction and any alternative transaction, including guidelines on what information can and should be provided to the Buyer Group and to third parties involved in or potentially interested in pursuing an alternative transaction, and the circumstances and conditions under which such information should be provided. After discussion, the Special Committee decided to provide the guidelines to management and instructed Shearman & Sterling to prepare the guidelines. After the meeting, Shearman & Sterling prepared the communications and confidentiality guidelines which was approved by the Special Committee and subsequently provided to the management on the same day.

On June 28, 2015, Shearman & Sterling sent a draft confidentiality agreement to Skadden.

Over the course of the next several days, representatives of Shearman & Sterling and Skadden negotiated the terms of the confidentiality agreement. On July 1, 2015, the Special Committee, on behalf of the Company, entered into the confidentiality agreement with members of the Buyer Group (the “Confidentiality Agreement”).

On June 30, 2015, Lazard and Shearman & Sterling interviewed Mr. Li Xiting and Mr. Cheng Minghe, two members of the Buyer Group, and the management of the Company in the Company’s offices. During the interview, Messrs. Li and Cheng reaffirmed that the Buyer Group was interested only in acquiring the outstanding shares of the Company that the Buyer Group did not beneficially own, and the Buyer Group would not consider selling its shares to any third party regardless of the offer price. Mr. Xu Hang reaffirmed the same in writing following the interview.

On July 3, 2015, the Special Committee held a telephonic meeting with Lazard and Shearman & Sterling. At this meeting, Lazard provided the Special Committee with an update on the interviews with representatives of the Buyer Group and the management of Company held on June 30, 2015. The Special Committee then discussed with its advisors the possibility of conducting a market check, either as an auction or as a “go-shop”. In considering this issue, the Special Committee considered the fact that (i) the Buyer Group owned shares in the Company representing approximately 63.1% of the outstanding voting power and the Buyer Group’s ability to veto any other transaction at a shareholders meeting, (ii) the Buyer Group’s clear indication that it was committed to the current proposal and not any potential proposal from a third party and (iii) no other party had expressed an interest in a transaction with the Company since the announcement of the proposed transaction. The Special Committee concluded that conducting an auction transaction would not be in the best interest of the Company and its shareholders at that stage, but the Special Committee would remain open to considering alternative bids for the Company and would consider conducting a market check at a later stage, including potentially through a “go-shop” process. Lazard and the Special Committee also discussed the current status of the Buyer Group’s debt financing plan and Lazard indicated it was continuing to progress with its financial analysis.

On July 13, 2015, the Special Committee held a telephonic meeting with Lazard and Shearman & Sterling. At this meeting, Lazard provided the Special Committee with an overview of the current market conditions, in particular the recent volatility in the Chinese equity markets. Lazard also updated the Special Committee on the progress of its financial analysis. Lazard noted that the Buyer Group had engaged Ernst & Young and Fangda Partners to conduct financial and legal due diligence, respectively, on behalf of the Buyer Group.

On July 15, 2015, Skadden sent an initial draft of the merger agreement to Shearman & Sterling.

On July 31, 2015, the Special Committee held a telephonic meeting with Lazard, Shearman & Sterling and Walkers. During the meeting, Walkers gave the Special Committee a presentation regarding the duties and responsibilities of the Special Committee in the context of the proposed transaction, including the Special Committee’s fiduciary duties to the shareholders of the Company. Walkers also explained the dissenters’ rights applicable to shareholders of Cayman Islands companies in the context of the proposed transaction. Lazard then provided the Special Committee with an update on the progress of its financial analysis. The Special Committee then discussed with Lazard and Shearman & Sterling the letter the Special Committee had received from a certain shareholder of the Company (“Shareholder A”), regarding Shareholder A’s view with respect to the proposed transaction and the Company’s long-term prospects, including, among other things, its concern that the offer price of $30.0 per ADS did not reflect the intrinsic value of the Company. Shareholder A also required the Special Committee to review the rationale of the proposed transaction, the valuation of the offer and the fairness of the process. The Special Committee concluded that it would consider the views expressed by Shareholder A and any other shareholders of the Company in its evaluation of the proposed transaction. It instructed Lazard and Shearman & Sterling to follow up with Shareholder A in responding to its complaint. Please see “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 32 for more information on the substantive factors considered and the procedures exercised by the Special Committee and the Board when evaluating the proposed transaction.

On August 4, 2015, the Special Committee held a telephonic meeting with Lazard and Shearman & Sterling to discuss the initial draft merger agreement provided by Skadden on July 15, 2015. During the meeting, Shearman & Sterling provided the Special Committee with an overview of the draft merger agreement, the key issues for the Special Committee to consider and the proposed comments prepared by Shearman & Sterling, including (i) the Buyer Group’s proposed guaranty and financing arrangements, (ii) treatment of the Company equity awards, (iii) the representations and warranties to be provided by the Company and the Buyer Group, respectively, (iv) the “no shop” provisions, including the absence of any “go-shop” right of the Company following the execution of the merger agreement, (v) the “fiduciary out” provisions that would permit the Special Committee to terminate the merger agreement and recommend a “superior proposal” under certain circumstances, (vi) the closing conditions, including the absence of a “majority of the minority vote” requirement, and a condition for the benefit of the Buyer Group that shareholders representing no more than 10% of the outstanding shares had exercised dissenters rights and (vii) certain trigger events for the termination of the merger agreement and the payment of termination fees. After lengthy discussion and considering the views of its advisors, the Special Committee agreed on a proposed response to the key issues in the merger agreement, including, among other things, rejecting certain fiduciary out provisions and the closing condition relating to the exercise of dissenters rights, and requiring the inclusion of a “go-shop” right of the Company and a “majority of the minority vote” requirement. The Special Committee instructed Shearman & Sterling to further revise the draft merger agreement to reflect the Special Committee’s position on the key terms. Following the meeting, Shearman & Sterling revised the merger agreement and delivered the revised draft to Skadden.

On August 24, 2015, Shearman & Sterling held a telephone call with Skadden to discuss the proposed transaction. During the telephone call, Skadden indicated that the Buyer Group was likely to reduce the proposed offer price due to significant market volatiles in China and the U.S., declining performance of the Company and other factors. On the same day, Shearman & Sterling received a telephone call from a representative of the Buyer Group confirming that the Buyer Group was considering to reduce the offer price. Shearman & Sterling communicated the Buyer Group’s intention to reduce the offer price to the Special Committee.

On August 27, 2015, the Special Committee held a telephonic meeting with Lazard and Shearman & Sterling. The Special Committee discussed the possible decrease in the offer price communicated by the Buyer Group and the potential impact that such a decrease would have on the proposed transaction, including potential trading price fluctuation following the announcement of the price reduction, potential negative responses from minority shareholders, and associated potential shareholder actions such as the exercise of dissenters’ rights. The Special Committee concluded that it required further information, including the extent of any such reduction to the offer price, the results of the financial analysis being prepared by Lazard, the status and terms of the Buyer Group’s financing arrangements and the Buyer Group’s response to the Special Committee’s proposed terms in the merger agreement. Lazard then provided the Special Committee with an update on the progress of its financial analysis.

From late June 2015 to August 2015, representatives of the Buyer Group held preliminary discussions with multiple potential debt financing sources with respect to their participation in the financing for the proposed transaction. In late August, 2015, based on the preliminary discussions with various financing sources, the Buyer Group selected several banks to engage in further negotiations. On August 27, 2015, Skadden provided a draft acknowledgement letter to Shearman & Sterling, pursuant to which the Buyer Group requested the Company to acknowledge and agree to treat selected banks as representatives of the Buyer Group under the Confidentiality Agreement and to provide the banks with the Company’s confidential information in connection with the banks’ evaluation of the proposed transaction. On September 1, 2015, Skadden and Shearman & Sterling finalized the terms of the acknowledgement letter, following which the Special Committee, on behalf of the Company, executed the acknowledgement letter with the Buyer Group, on the same day.

On September 10, 2015, the Buyer Group sent a revised proposal to the Special Committee (the “Revised Proposal”) in which the Buyer Group offered to acquire all of the outstanding shares of the Company not already beneficially owned by the Buyer Group for $27.0 per Share, or $27.0 per ADS, in cash. The Buyer Group stated that their offer price had been adjusted downwards from the initial offer price of $30.0 per Share, or $30.0 per ADS, in cash, because of several factors, including that (i) since the submission of the original Proposal, the Company had experienced weaker than expected financial performance, (ii) the global financial markets had experienced significant volatility, and (iii) the People’s Bank of China announced a more than 4% devaluation of the Renminbi base exchange rate against the U.S. dollar, which was expected to further depreciate, resulting in a significant negative impact on the valuation of the Company. Later that day, the Company issued a press release regarding its receipt of the Revised Proposal, and furnished the press release as an exhibit to its current report on Form 6-K.

On the same day, Skadden sent the revised merger agreement to Shearman & Sterling.

On September 11, 2015, the Special Committee held a telephonic meeting with Lazard and Shearman & Sterling to discuss the Revised Proposal. After discussion with its advisors and considering the status of Lazard’s financial analysis of the Company, the Special Committee determined that it needed more information to evaluate the fairness of the Revised Proposal and would respond to the Buyer Group when it had received Lazard’s preliminary financial analysis and further information on the proposed financing arrangements of the Buyer Group. The Special Committee instructed Lazard to arrange a meeting with the Buyer Group to discuss the Buyer Group’s financing arrangements and provide documentation relating to the financing. Lazard also updated the Special Committee on the progress of its financial analysis. Shearman & Sterling then summarized for the Special Committee the key amendments in the revised merger agreement received from Skadden.

On the same day, Mr. Li Xiting, Mr. Xu Hang, Ms. Jian Yao, Mr. Cheng Minghe, Magic Bell, Quiet Well, New Dragon, New Phoenix and City Legend filed an amendment to the Schedule 13D with the SEC to disclose the submission of the Revised Proposal.

On September 17, 2015, the Special Committee held a telephonic meeting with representatives of the Buyer Group, Skadden, Lazard and Shearman & Sterling. During the meeting, representatives of the Buyer Group and Skadden provided the Special Committee with an update on the progress of the proposed transaction, including, among other things, the Buyer Group’s financing arrangements and the status of the due diligence on the Company conducted by the Buyer Group’s financing sources. The Special Committee discussed with the representatives of the Buyer Group and Skadden the certainty and sufficiency of financing for the proposed transaction, and Skadden provided further details regarding the Buyer Group’s plan to finance the proposed transaction with a combination of third party debt financing and available cash of the Company. Skadden also updated the Special Committee on the progress of various transaction documents, including the support agreement, and the limited guaranty. After the representatives of the Buyer Group and Skadden left the meeting, the Special Committee discussed with its advisors the process for reviewing and negotiating the financing documents, the Company’s ability to conduct a market check and the status of the review of the revised merger agreement and the financial analysis of Lazard.

Starting from early September 2015, the Buyer Group engaged in further negotiations with the potential debt financing sources on the key terms of the debt financing and the terms of the corresponding debt commitment letters, and determined that Ping An Bank Co., Ltd. (“Ping An”) was among the four most likely sources to provide debt financing for the proposed transaction. On September 21, 2015, Skadden provided Shearman & Sterling with an initial draft of the debt commitment letter reflecting the terms under discussion between the Buyer Group and Ping An.

On September 24, 2015, the Special Committee held a telephonic meeting with Lazard and Shearman & Sterling. During the meeting the advisors discussed the terms of the debt commitment letter with the Special Committee. Shearman & Sterling also reviewed the key amendments in the revised merger agreement received from Skadden, including (i) the treatment of the Company equity awards and other incentive arrangements, (ii) the deletion of the “majority of the minority vote” requirement, (iii) the requirement that the Special Committee submit the merger agreement for shareholder approval notwithstanding a change in recommendation by the Special Committee, (iv) the deletion of the Company's right to conduct a “go-shop” market check, (v) the requirement that the Special Committee could only change its recommendation and terminate the merger agreement upon receiving a superior proposal, (vi) the reinstatement of certain trigger events for the termination of the merger agreement by the Buyer Group, (vii) an available cash covenant to be provided by the Company, (viii) the reinstatement of the closing condition related to the exercise of dissenters’ rights, and (ix) the revised trigger events for the payment of termination fees by the Company and the Buyer Group, respectively. After discussion with its advisors, the Special Committee resolved to reject the changes to the merger agreement proposed by the Buyer Group and instructed Shearman & Sterling to convey this response to Skadden.

At the same meeting, Lazard and the Special Committee discussed the financial projections provided by the Company’s management, including the assumptions underlying the financial projections and key line items in the projections. The Special Committee instructed Lazard to ask the Company to clarify certain underlying assumptions and to provide more detailed information on certain aspects of the projections. The Special Committee then discussed its proposed response to the Revised Proposal with its advisors, taking into account the management projections and the valuation of the Company, the current proposed terms in the merger agreement and the debt commitment letter and the reasons for the decrease in the offer price provided by the Buyer Group. The Special Committee determined to respond to the Buyer Group with an offer price of $30.0 per ADS and instructed Lazard and Shearman & Sterling to communicate the revised offer price to the Buyer Group.

On September 25, 2015, Shearman & Sterling delivered its comments to the revised merger agreement to Skadden and the proposed offer price of $30.0 per ADS.

On September 28, 2015, the Special Committee held a telephonic meeting with Lazard and Shearman & Sterling. During the meeting, Lazard and the Special Committee discussed the Company’s financial projections, including the expected financial performance of the Company, the impact of current market conditions on the Company’s financial performance and growth rates and gross margins in the medical device industry. The Special Committee decided to ask the Company to provide additional information relevant to the Company’s projections.

On September 30, 2015, Shearman & Sterling received the revised merger agreement and debt commitment letter from Skadden, as well as drafts of the support agreements and the limited guaranty. On the same day, the chairman of the Special Committee held a telephonic meeting with Mr. Cheng Minghe, in his capacity as a member of the management of the Company, to discuss the financial projections of the Company, including various assumptions underlying the financial projections.

On October 2, 2015, Shearman & Sterling discussed its comments to the debt commitment letter with Skadden and requested that Skadden follow up with the financing banks on the conditions to the commitment. Skadden confirmed that the banks had reviewed the draft merger agreement and finalized their due diligence on the Company.

On October 3, 2015, the Special Committee held a telephonic meeting with Lazard and Shearman & Sterling. Lazard and the Special Committee discussed the Company’s financial projections and additional information that the Special Committee requested from management. The Special Committee, after reviewing the assumptions in the financial projections and discussing the assumptions with management of the Company, determined that the management projections reasonably reflected the expected financial performance of the Company, taking into account the market conditions and the growth rates and gross margins of the industry sectors in which the Company operates. After discussion, the Special Committee directed Lazard to utilize the management projections (which financial projections are summarized under “Special Factors — Certain Financial Projections” beginning on page 40) in its financial analysis. Shearman & Sterling then reviewed with the Special Committee the revised terms of the merger agreement, the debt commitment letter, and the terms contained in the support agreements and limited guaranty. Shearman & Sterling also updated the Special Committee regarding the Buyer Group’s ongoing antitrust review. The Special Committee instructed Shearman & Sterling to prepare a list of key open issues in the transaction documents and a suggested response to such outstanding issues for the Special Committee’s consideration. The Special Committee also instructed Shearman & Sterling to obtain further information from Skadden on the status of the debt financing arrangements.

On October 5, 2015, Shearman & Sterling provided the Special Committee with list of key open issues in the transaction documents.

On October 6, 2015, Shearman & Sterling held a telephonic meeting with Skadden and discussed the outstanding key terms in the transaction documents and the status of the debt financing. Shearman & Sterling also requested, on behalf of the Special Committee, that the Buyer Group provide a response to the proposed offer price of $30.0 per ADS by the Special Committee and also provide information on the proposed sources and uses of funds in the proposed transaction.

On October 8, 2015, Mr. Ronald Ede discussed the Special Committee’s proposed offer price of $30.0 per ADS with Mr. Cheng Minghe (in his capacity as a member of the Buyer Group). Mr. Ede communicated to Mr. Cheng the Special Committee’s unanimous view of the valuation of the Company, as well as the view of the Special Committee on various terms and conditions in the merger agreement. He urged the Buyer Group to seriously consider the Special Committee’s proposed and provide a formal reply to the Special Committee. On the same day, Skadden, on behalf of the Buyer Group, communicated with Shearman & Sterling that the Buyer Group was willing to increase its offer price to $27.1 per ADS in exchange for the deletion of the “majority of the minority vote” requirement in the merger agreement.

Later that day, the Special Committee held a telephonic meeting with Lazard and Shearman & Sterling to discuss the Buyer Group’s proposed revised offer price. Mr. Ronald Ede communicated the key points of the discussion he had with Mr. Cheng Minghe. The Special Committee, after considering the views of its advisors, decided to reject the proposed offer price of $27.1 and resolved that it would propose an offer price of $29.0 per ADS. The Special Committee instructed Shearman & Sterling to communicate with the Buyer Group regarding the Special Committee’s rejection of the Buyer Group’s proposed offer price and its revised proposal, which was communicated by Shearman & Sterling on the same day.

On October 9, 2015, the Special Committee received a written letter from the Buyer Group indicating their intention to increase the offer price to $27.3 per ADS in exchange for the Special Committee’s agreement on their amendments to certain key terms in the merger agreement, including, among other things, the deletion of the “majority of the minority vote” requirement, the reinstatement of the closing condition related to the exercise of dissenters’ rights, the reinstatement of the Company's right to conduct a 30-day “go-shop”, and the deletion of the Company’s obligation to pay a termination fee in the event of termination of the merger agreement in response to a superior proposal during the “go-shop” period.

On October 10, 2015, the Special Committee held a telephonic meeting with Lazard and Shearman & Sterling to discuss the Buyer Group’s letter and revised offer price. After discussion with its advisors, the Special Committee resolved to reject the Buyer Group’s revised proposal and maintain its request of an offer price of $29.0 per ADS. The Special Committee instructed Shearman & Sterling to communicate with the Buyer Group regarding that price. After an update on the progress of the financial analysis being prepared by Lazard, the Special Committee discussed with its advisors the complaint from a certain shareholder of the Company (“Shareholder B”), regarding Shareholder B’s concern that the Company was undervalued in the Proposal, and concluded that it should carefully consider Shareholder B’s views in evaluating the proposed transaction and discharging its fiduciary duties to the shareholders of the Company. Please see “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 32 for more information on the substantive factors considered and the procedures exercised by the Special Committee and the Board when evaluating the proposed transaction.

Later that day, Shearman & Sterling informed Skadden that the Special Committee had rejected the revised offer price proposed by the Buyer Group and reiterated the Special Committee’s offer price of $29.0 per ADS.

On October 19 and 20, 2015, the chairman of the Special Committee had telephonic discussions with Mr. Cheng Minghe regarding the offer price. Mr. Ronald Ede again communicated to Mr. Cheng the Special Committee’s unanimous view that $27.3 did not meet what the Special Committee viewed as a fair value for the Company. Following such discussions, Mr. Cheng indicated that the Buyer Group would be willing to increase the offer price to $28.0 per ADS.

On October 21, 2015, the Special Committee held a telephonic meeting with Lazard and Shearman & Sterling. During the meeting, Lazard and the Special Committee discussed the proposed offer price of $28.0 per ADS and how to conduct a “go-shop” market check, including potential buyers that could be contacted in connection with a go-shop. Shearman & Sterling then reviewed the key outstanding terms in the merger agreement, including (i) the available cash covenant required to be given by the Company, (ii) deletion of the “majority of the minority vote” requirement, (iii) the reinstatement of the Company's right of conduct a 30-day “go-shop”, (iv) the reinstatement of the requirement that the Special Committee could only change its recommendation and terminate the merger agreement upon receipt of a superior proposal, (v) the reinstatement of the closing condition related to the exercise of dissenters’ rights, (vi) the reinstatement of certain trigger events for the payment of termination fees by the Company, and (vii) the deletion of the reimbursement of the Company’s fees and expenses if the Buyer Group was unable to obtain any required regulatory approvals. After considering the views of its advisors, the Special Committee decided to accept the revised offer price of $28.0 per ADS and instructed Shearman & Sterling to request a formal written proposal from the Buyer Group for $28.0 per ADS, together with a finalized debt commitment letter. The Special Committee also instructed Shearman & Sterling to provide a revised merger agreement to Skadden which rejected certain terms proposed by the Buyer Group, including the available cash covenant of the Company and the dissenting shareholder condition, and which reinstated the 45-day go-shop period and the requirement for the Buyer Group to pay certain termination fees in the event the Buyer Group was unable to obtain any required regulatory approvals.

At the Special Committee’s request, the Buyer Group, through Skadden, confirmed in writing that it would agree to the offer price at $28.0 per ADS. The Buyer Group also stated that the other terms contained in the letter to the Special Committee on October 9, 2015 remained unchanged. On the same day, Skadden provided Shearman & Sterling with a second draft of the debt commitment letter from Ping An reflecting certain changes to the terms.

On October 23, 2015, Shearman & Sterling delivered a revised draft of the merger agreement and revised drafts of the limited guaranty and the support agreements to Skadden.

On October 27, 2015, Skadden sent Shearman & Sterling further revised versions of the merger agreement, the limited guaranty and the support agreements.

On October 29 and November 1, 2015, the Special Committee held two telephonic meetings with Lazard and Shearman & Sterling to discuss the outstanding issues in the draft merger agreement. At the November 1 meeting, Lazard presented its financial analysis to the Special Committee based on an offer price of $28.0 per ADS and the Special Committee discussed various aspects of the financial analysis with Lazard.

During the next few days, Shearman & Sterling and Skadden continued to negotiate and finalize the merger agreement and the related documentation.

In late October 2015, to increase the certainty of funding and after in-depth discussions with various banks, the Buyer Group decided to accept a term loan facility to be jointly arranged by the Lead Arrangers, and soon thereafter finalized the terms of the debt commitment letter with the Lead Arrangers. Between October 29, 2015 and November 3, 2015, Skadden provided Shearman & Sterling with drafts of the debt commitment letter reflecting the terms agreed with the Lead Arrangers. On November 3, 2015, the Lead Arrangers issued a debt commitment letter to Merger Sub, a copy of which was provided by Skadden to Shearman & Sterling on the same day.

On November 4, 2015, the Special Committee held a telephonic meeting with Shearman & Sterling and Lazard. Shearman & Sterling reviewed the fiduciary duties applicable to the Special Committee in connection with the proposed transaction and the key terms in the merger agreement and the related transaction documents. The Special Committee then discussed the “go-shop” market check and instructed Lazard to prepare a list of potential interested parties. Lazard then proceeded to present its financial analyses to the Special Committee and provided its oral opinion, which was subsequently confirmed in writing and attached hereto as Annex B, to the effect that, as of November 4, 2015, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the $28.0 per ordinary share (or $28.0 per ADS) cash merger consideration to be received by the holders of Company’s ordinary shares and ADSs, respectively (other than holders of Excluded Shares and Dissenting Shares), pursuant to the merger agreement was fair, from a financial point of view, to such holders. Please see “Special Factors – Opinion of the Special Committee’s Financial Advisor” beginning on page 42 for additional information regarding the financial analysis performed by Lazard and the opinion rendered by Lazard to the Special Committee. The full text of the written opinion of Lazard to the Special Committee, dated November 4, 2015, is attached as Annex B to this proxy statement. After considering the presentations of Shearman & Sterling and Lazard, including Lazard’s fairness opinion, and taking into account the other factors described below under the heading titled “– Reasons for the Merger and Recommendation of the Special Committee and the Board” the Special Committee then unanimously determined that the merger agreement and the transaction agreements contemplated by the merger agreement were fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated security holders and declared it advisable for the Company to enter into the merger agreement and the transaction agreements contemplated by the merger agreement and recommended that the Board adopt a resolution approving the merger agreement, the transaction agreements contemplated by the merger agreement and the other contemplated transactions, including the merger, and recommending that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the merger.

Following the meeting of the Special Committee, the Board convened a meeting with Shearman & Sterling and Lazard. After fully disclosing his/her interest in the proposed transaction (which interests are described under the heading “– Interests of Certain Persons in the Merger”), Mr. Li Xiting, Mr. Xu Hang and Ms. Joyce I-Yin Hsu left the meeting and did not participate in or vote upon any matters discussed during the meeting. The Special Committee then provided to the Board an overview of the proposed transaction and presented its recommendation to the Board. After considering the proposed terms of the merger agreement, the other transaction agreements and the recommendation of the Special Committee, the Board (i) determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement, (ii) authorized and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the contemplated transactions, including the merger, and (iii) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger. See “Special Factors - Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 32 for a full description of the resolutions of the Board at this meeting.

Later in the evening on November 4, 2015, the Company, Parent, Merger Sub and other members of the Buyer Group, as applicable, executed the merger agreement, the support agreements and the limited guaranty and the Company then issued a press release announcing the execution of the merger agreement and the ancillary documents, and furnished the press release as an exhibit to its current report on Form 6-K.

On November 5, 2015, Mr. Li Xiting, Mr. Xu Hang, Ms. Jian Yao, Mr. Cheng Minghe, Magic Bell, Quiet Well, New Dragon, New Phoenix and City Legend filed with the SEC an amendment to Schedule 13D in connection with the execution of the merger agreement and the ancillary agreements.

From November 6, 2015, when Lazard initiated a go-shop market check, to the expiry date of the go-shop, Lazard contacted five potential interested parties. Two of the parties contacted have expressed no interest and two parties have provided no response to Lazard to date. One party requested a public information packet about the Company, but this party has not provided any subsequent response to Lazard. The go-shop period expired at 11:59 p.m. on December 19, 2015 (Hong Kong Time).

On December 20, 2015, the Company, Parent and Merger Sub entered into Amendment No. 1 to the agreement and plan of merger.

Reasons for the Merger and Recommendation of the Special Committee and the Board

The Special Committee and the Board believe that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long term financial performance without the pressures caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance.

Additionally, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a handful of individuals, must devote significant time to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would otherwise be considered proprietary and competitively sensitive and would not be disclosed by a non-reporting company. As a result, the Company’s actual or potential competitors, customers, suppliers, lenders and vendors all have access to this information which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

Our Board, acting upon the unanimous recommendation of the Special Committee, which the Special Committee acted with the advice and assistance of our management (other than the members of the Buyer Group) and its financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

At a meeting on November 4, 2015, the Special Committee unanimously recommended that the Company’s Board adopt resolutions that:

•	determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and the unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement;

•	authorized and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the transactions contemplated thereby, including the merger; and

•	resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

On November 4, 2015, the Board approved and adopted the resolutions recommended by the Special Committee. Three directors abstained from voting on the resolutions, with Mr. Li Xiting and Mr. Xu Hang abstaining due to their respective participation in the Buyer Group and Ms. Joyce I-Yin Hsu abstaining because she, at the request of Mr. Li Xiting and Mr. Xu Hang, provided assistance and advice to the Buyer Group in connection with the Buyer Group's financing plan for the merger in light of her background and experience in corporate finance matters.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the merger, each of which the Special Committee and the Board believed supported their respective decisions, but which are not listed in any relative order of importance:

•	the current and historical market prices of the ADSs, including the fact that per share merger consideration of $28.0 and the per ADS merger consideration of $28.0 is higher than (i) the closing price of $27.47 per ADS as quoted by the New York Stock Exchange on June 3, 2015, the last trading day prior to June 4, 2015, the date that the Company announced it had received a "going private" proposal; and (ii) the volume-weighted average closing price of $27.36 per ADS during 15 trading days prior to June 4, 2015, respectively;

•	the Company’s ADSs traded as low as $21.87 per ADS during the 52-week period prior to the announcement of the execution of the merger agreement;

•	the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain a per ADS price equal to or greater than the per ADS merger consideration of $28.0, as adjusted for present value, particularly in light of (i) the trading price of the Company’s ADSs prior to announcing the receipt of the going-private proposal, and (ii) the Board’s recognition of the challenges involved in increasing shareholder value as an independent publicly traded company;

•	the all-cash merger consideration, which will allow the unaffiliated security holders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares or ADSs;

•	the negotiations with respect to the merger consideration and the Special Committee’s determination that, following extensive negotiations with the Buyer Group, $28.0 per ordinary share or $28.0 per ADS was the highest price that the Buyer Group would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of its advisors;

•	the financial analysis reviewed and discussed with the Special Committee by representatives of Lazard, as well as the oral opinion of Lazard to the Special Committee on November 4, 2015 (which was subsequently confirmed by delivery of a written opinion of Lazard dated the same date) with respect to the fairness, from a financial point of view, the $28.0 per ordinary share (or $28.0 per ADS) cash merger consideration to be received by the holders of Company’s ordinary shares and ADSs, respectively (other than holders of Rollover Shares and Dissenting Shares), pursuant to the merger agreement, as of November 4, 2015, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Lazard in preparing their opinion. Please see “Special Factors - Opinion of the Special Committee’s Financial Advisor” beginning on page 42 for additional information;

•	the Special Committee’s belief that it was unlikely that any transaction with a third party could be completed at this time in light of the Buyer Group’s express intent not to sell or offer to sell Shares owned by the Buyer Group to any third party;

•	potential adverse effects on the Company’s business, financial condition and results of operations caused by recent economic conditions in the PRC, which have resulted in reduced liquidity, greater volatility, widening of credit spreads, lack of price transparency in credit markets, a reduction in available financing and reduced market confidence;

•	estimated forecasts of the Company’s future financial performance prepared by the Company’s management, together with the Company’s management’s view of the Company’s financial condition, results of operations, business and prospects, including, without limitation, the fact that the Company’s net revenues increased by approximately 14.5% from 2012 to 2013 and approximately 9.0% from 2013 to 2014, compared to a projected increase in net revenues of 2.0% from 2014 to 2015, indicating that the Company may face uncertain business conditions in China, which made the transaction desirable at this time as compared with other times since the Company’s initial public offering in 2006;

•	the belief of the Special Committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion; and

•	the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a $50 million termination fee, or approximately 1.5% of the Company’s total equity value implied by the per share merger consideration, and the guarantee of such payment obligation by the Rollover Shareholders and Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe as their respective beneficial owner pursuant to the Limited Guaranty;

•	the ability of the Company, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger – Solicitation of Acquisition Proposals” beginning on page 80);

•	the ability of the Board, under certain circumstances, to change, withhold, withdraw, qualify or modify the its recommendation that the Company’s shareholders vote to authorize and approve the merger agreement, and the ability of the Company to terminate the merger agreement if the Board elects a change of recommendation;

•	the ability of the Company, under the merger agreement, to (i) initiate, solicit and encourage acquisition proposals, including by way of public disclosure and by way of providing access to non-public information to any person (subject to certain limitations and restrictions) and (ii) enter into and maintain discussions or negotiations with respect to acquisition proposals or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations (subject to certain limitations and restrictions) from the date of the merger agreement until 11:59 p.m. on December 19, 2015 (Hong Kong Time);

•	the ability of the Company, under certain circumstances, to specifically enforce the terms of the merger agreement; and

•	the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to the unaffiliated security holders and to permit the Special Committee and the Board to represent effectively the interests of such unaffiliated security holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•	in considering the merger with the Buyer Group, the Special Committee, which consists of three independent directors, acted solely to represent the interests of the unaffiliated security holders, and the Special Committee had independent control of the negotiations with the Buyer Group and its legal advisor on behalf of such unaffiliated security holders;

•	all of the directors serving on the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the director’s receipt of board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the Special Committee’s or Board’s recommendation of the merger), and (iii) the director’s indemnification and liability insurance rights under the merger agreement;

•	following its formation, the Special Committee’s independent control the sale process with the advice and assistance of Lazard as its financial advisor, and Shearman & Sterling and Walkers, as its legal advisors, each reporting solely to the Special Committee;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and the transactions contemplated thereby from the date the Special Committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by the Board for authorization and approval unless the Special Committee had recommended such action to the Board;

•	there are no limitations placed on the Special Committee’s authority, including the authority to reject the terms of any strategic transaction, including the merger;

•	the Special Committee met regularly to consider and review the terms of the merger;

•	the recognition by the Special Committee and the Board that it had no obligation to recommend the authorization and approval of the proposal from the Buyer Group or any other transaction;

•	the recognition by the Special Committee and the Board that, under the terms of the merger agreement, it has the ability to consider any proposal regarding a competing transaction that is reasonably likely to lead to a superior proposal until the date the Company’s shareholders vote upon and authorize and approve the merger agreement;

•	the ability of the Company to terminate the merger agreement in connection with a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger – Solicitation of Acquisition Proposals” beginning on page 80) subject to compliance with the terms and conditions of the merger agreement; and

•	the availability of dissenter rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the CICL for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

•	the fact that authorization and approval of the merger agreement are not subject to the authorization and approval of holders of a majority of the Company’s outstanding Shares and ADSs unaffiliated with the Buyer Group;

•	the fact that the Company’s shareholders, other than the Rollover Shareholders, will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger. See “The Merger Agreement and Plan of Merger – Conduct of Business Pending the Merger” beginning on page 79 for additional information;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	the Company will be required to, under certain circumstances, pay Parent a termination fee of $25 million, or approximately 0.75% of the Company’s total equity value implied by the per share merger consideration, in connection with the termination of the merger agreement;

•	the fact that Parent and Merger Sub are newly formed corporations with essentially no assets, and that the Company’s legal remedy in the event of breach of the merger agreement by Parent or Merger Sub is limited to receipt of a termination fee of $50 million or approximately 1.5% of the Company’s total equity value implied by the per share merger consideration, and that the Company may not be entitled to a termination fee at all if, among other things, (i) the merger is not completed by twelve months after the date of the merger agreement, and (ii) the Company’s shareholders do not approve the merger agreement at the extraordinary general meeting. See “The Merger Agreement and Plan of Merger – Termination of the Merger Agreement” beginning on page 84 and “The Merger Agreement and Plan of Merger – Termination Fee” beginning on page 86 for additional information;

•	the fact that Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe may have interests in the transaction that are different from, or in addition to, those of the unaffiliated security holders, as well as the other interests of the Company’s directors and officers in the merger. Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 57 for additional information;

•

the rights of Parent under the merger agreement not to consummate the merger and/or to terminate the merger agreement if certain events that are not within the Company’s control take place, including, among other events, the occurrence of any material adverse effect or the holders of more than 15% of the outstanding Class A Shares, including Shares represented by the ADSs, having validly served notice of objection prior to the vote on the merger at the extraordinary general meeting;

•	that while the Special Committee expects to complete the merger, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied and, as a result, it is possible that the merger may not be completed even if Company shareholders approve it;

•	the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on the Company’s sales and operating results and the Company’s ability to attract and retain key management, marketing and technical personnel; and

•	the taxability of an all-cash transaction to the unaffiliated security holders that are U.S. Holders as defined below in “Special Factors – Material U.S. Federal Income Tax Consequences.”

The forgoing information and factors considered by the Special Committee and the Board are not intended to be exhaustive, but include the material factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the merger agreement based upon the totality of the information presented to and considered by it.

In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated security holders and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the Special Committee considered financial analyses presented by Lazard as an indication of the going concern value of the Company. These analyses included, among others, selected public companies analysis, selected transactions analysis and discounted cash flow analysis. All of the material analyses as presented to the Special Committee on November 4, 2015 are summarized below under the caption “Special Factors – Opinion of the Special Committee’s Financial Advisor” beginning on page 42. The Special Committee expressly adopted these analyses and the opinion of Lazard, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, including the merger.

Neither the Special Committee nor the Board considered the liquidation value of Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value on the following grounds: (i) the realization of value in a liquidation would involve selling many distinct operating entities and such a process would likely be complex and time consuming, as buyers for each asset would need to be found, agreements negotiated and various regulatory approvals would be required, which might delay or impede such a process, (ii) a liquidation of some (but not all) assets would risk leaving unattractive, orphaned assets that would be difficult to monetize, (iii) the tax implications in a liquidation are difficult to quantify, and could be significant relative to a sale of the Company as a going concern, (iv) neither the Special Committee nor the Board were aware of any precedents of U.S.-listed PRC companies liquidating their entire business and returning the proceeds to shareholders and (v) liquidation value analysis does not take into account any value that may be attributed to the Company’s ability to build and attract new business.

Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going concern value. The Board and management of the Company have been dedicated to maximizing shareholder value. Taking into account the historical trading prices of ADSs and the current condition of the U.S. stock market, each of the Special Committee and the Board believes that the per Share merger consideration and the per ADS merger consideration offered by the Buyer Group provide an attractive premium that appropriately reflects the intrinsic present value of Shares and ADSs, while allowing sufficient potential for future growth to attract the Buyer Group to enter into the merger agreement and complete the merger. Each of the Special Committee and the Board considered the purchase prices paid in previous purchases as described under the caption “Transactions in the Shares and ADSs.” Neither the Special Committee nor the Board considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per Share as of September 30, 2015 was $13.41, based on the weighted average number of outstanding Shares during the nine months ended September 30, 2015. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry related to medical devices or the business risks inherent in competing with larger companies in that industry. The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

The Board and management of the Company have been dedicated to maximizing shareholder value. Taking into account the historical trading prices of ADSs and the current condition of the U.S. stock market, the Special Committee and the Board believe that the per Share merger consideration and the per ADS merger consideration offered by the Buyer Group provide an attractive premium that appropriately reflects the intrinsic present value of Shares and ADSs, while allowing sufficient potential for future growth to attract the Buyer Group to enter into the merger agreement and complete the merger.

In reaching its determination that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and the unaffiliated security holders and its decision to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, and recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and adopted such recommendations and analysis. For the foregoing reasons, each of the Company and the Board believes that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to and in the best interests of the Company and the unaffiliated security holders.

Except as discussed in “Special Factors – Background of the Merger,” “Special Factors – Reasons for the Merger and Recommendation of the Special Committee and the Board,” and “Special Factors – Opinion of the Special Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing going private transactions, each member of the Buyer Group is required to express his, her or its belief as to the fairness of the merger to the unaffiliated security holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder or ADS holder as to how that shareholder or ADS holder should vote on the proposal to authorize, approve and adopt the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger. The Buyer Group has interests in the merger that are different from, and/or in addition to, those of the unaffiliated security holders by virtue of their continuing indirect or beneficial interests in the surviving corporation after the completion of the merger. These interests are described under “Special Factors — Interests of Certain Persons in the Merger — Interests of the Buyer Group” beginning on page 57. The Buyer Group believes the proposed merger is fair for the unaffiliated security holders on the basis of the factors described in “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 32 and the additional factors described below.

The Buyer Group believes the interests of the unaffiliated security holders were represented by the Special Committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the unaffiliated security holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such holders. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the merger to the unaffiliated security holders. Furthermore, the Buyer Group did not undertake or engage any financial advisor to perform any independent evaluation or other analyses to assist in assessing the fairness of the per share merger consideration or the per ADS merger consideration to the unaffiliated security holders. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the per share merger consideration or the per ADS merger consideration to the unaffiliated security holders.

Based on its knowledge and analysis of available information regarding the Company, as well as the factors considered by, and the analyses and resulting conclusions of, the Special Committee and the Board discussed under “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 32, each member of the Buyer Group believes that the merger is substantively and procedurally fair to the unaffiliated security holders based on its consideration of the following factors, which are not listed in any relative order of importance:

•	the Special Committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with any member of the Buyer Group, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to recommend to the Board what action should be taken by the Company, including not to engage in the merger;

•	members of the Special Committee do not have any interests in the merger different from, or in addition to, those of the unaffiliated security holders, other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) the Special Committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or recommendation of the merger by the Special Committee or the Board) and (iii) the directors’ indemnification and liability insurance rights under the merger agreement;

•	the Special Committee retained and was advised by its legal and financial advisors who are experienced in advising committees such as the Special Committee in similar transactions;

•	the Buyer Group did not participate in or seek to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•	the Special Committee and the Board had no obligation to recommend the approval and authorization of the merger Agreement and the transactions contemplated by the merger Agreement, including the merger, or any other transaction;

•	the Board was fully informed about the extent to which the interests of certain shareholders of the Company who are also members of the Buyer Group in the merger differed from those of the unaffiliated security holders;

•	the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the unaffiliated security holders;

•	the current and historical market prices of the ADSs, including the fact that per share merger consideration of $28.0 and the per ADS merger consideration of $28.0 is higher than (i) the closing price of $27.47 per ADS as quoted by the New York Stock Exchange on June 3, 2015, the last trading day prior to June 4, 2015, the date that the Company announced it had received a "going private" proposal; and (ii) the volume-weighted average closing price of $27.36 per ADS during 15 trading days prior to June 4, 2015, respectively;

•	the Company’s ADSs traded as low as $21.87 per ADS during the 52-week period prior to the announcement of the execution of the merger agreement;

•	the per share merger consideration and the per ADS merger consideration are all cash, which allows the unaffiliated security holders to immediately realize certainty of value and liquidity without incurring brokerage and other costs typically associated with market sales and allows the unaffiliated security holders not to be exposed to risks and uncertainties relating to the prospects of the Company;

•	the per share merger consideration and per ADS merger consideration, other terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger, were the result of extensive negotiations over an extended period of time between the Special Committee and its advisors on the one side and the Buyer Group and its advisors on the other side;

•	Merger Sub obtained a debt financing commitment for the merger, as well as the limited number and nature of the conditions to the debt financing commitment, set forth in the Debt Commitment Letter;

•	notwithstanding that the Buyer Group may not rely upon the opinion provided by Lazard to the Special Committee, the Special Committee received from Lazard an opinion, dated November 4, 2015, as to the fairness, from a financial point of view, of the per share merger consideration of $28.0 and the per ADS merger consideration of $28.0 to be received by the unaffiliated and non-dissenting security holders in the merger, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Lazard in preparing its opinion;

•

the recognition of the potential disadvantages that the Company would continue to face as an SEC-reporting public company, including continuing to be subject to the (i) regulatory compliance costs, which amounted to approximately $3.2 million in 2014; and (ii) requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help the Company’s actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be;

•	under the terms of the merger agreement, from the date of the merger agreement until 11:59 p.m. on December 19, 2015 (Hong Kong Time), the Company is permitted to (i) initiate, solicit and encourage acquisition proposals, including by way of public disclosure and by way of providing access to non-public information to any person (subject to certain limitations and restrictions) and (ii) enter into and maintain discussions or negotiations with respect to acquisition proposals or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations (subject to certain limitations and restrictions);

•	under the terms of the merger agreement, in certain circumstances relating to an unsolicited bona fide written proposal of an alternative transaction, from and after 12:00 a.m. on December 20, 2015 (Hong Kong Time) and prior to obtaining the required approval by the Company’s shareholders of the merger, the Company is permitted (subject to certain limitations and restrictions set forth in the merger agreement) to furnish information to and participate in discussions or negotiations with persons making such acquisition proposals;

•	the ability of the Company to terminate the merger agreement under the terms of the merger agreement to (i) enter into a superior proposal or (ii) upon a change in the company recommendation, subject to compliance with the terms and conditions of the merger agreement;

•	the termination fee payable by the Company to Parent if the merger agreement is terminated under certain circumstances is $25 million, or approximately 0.75% of the Company’s total equity value implied by the per share merger consideration;

•	the termination fee payable by Parent to the Company if the merger agreement is terminated under certain circumstances is $50 million, or approximately 1.5% of the Company’s total equity value implied by the per share merger consideration, which is twice the amount of the termination fee payable by the Company to Parent;

•	the Company, under certain circumstances as set out in the merger agreement, is able to specifically enforce the terms of the merger agreement;

•

the absence of a requirement that the closing of the merger be conditioned on a vote by a majority of the Company’s outstanding Shares and ADSs held by unaffiliated security holders under the CICL, and the availability of dissenter rights to the unaffiliated security holders who comply with all of the required procedures under the CICL for exercising the dissenter rights, which allows such shareholders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands;

•	each guarantor has agreed to guarantee a pro rata portion of Parent’s obligations under the merger agreement to pay a reverse termination fee to the Company and reimburse certain expenses of the Company if the merger agreement is terminated under certain circumstances; and

•	the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger, is subject to approval by the affirmative vote of the shareholders holding at least two-thirds of the Shares present and voting in person or by proxy as a single class in accordance with the CICL and the Company’s memorandum and articles of association.

The Buyer Group did not consider the Company’s net book value, which is defined as total assets minus total liabilities, as a factor. The Buyer Group believes that net book value, which is an accounting concept based on historical costs, is not a material indicator of the value of the Company as a going concern because it does not take into account the future prospects of the Company, market conditions, trends in the industry in which the Company conducts its business or the business risks inherent in competing with other companies in the same industry.

In its consideration of the fairness of the merger, the Buyer Group did not consider the Company’s liquidation value to be a relevant valuation method because it considers the Company to be a viable, going concern business where value is derived from cash flows generated from its continuing operations and because the Company will continue to operate its business following the merger.

The Buyer Group did not seek to establish a pre-merger going concern value for the Shares and the ADSs to determine the fairness of the per share merger consideration or the per ADS merger consideration to the unaffiliated security holders because following the merger the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the ADSs, the per share merger consideration and the per ADS merger consideration represented a premium to the going concern value of the Company.

Members of the Buyer Group are not aware of, and thus did not consider in their fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (a) a merger or consolidation of the Company with or into another company, (b) a sale of all or a substantial part of the Company’s assets or (c) the purchase of the Company voting securities that would enable the holder to exercise control over the Company.

The Buyer Group did not perform or receive any independent reports, opinions or appraisals from any third party related to the merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the merger to the unaffiliated security holders.

The foregoing is a summary of the information and factors considered and given weight by each member of the Buyer Group in connection with its evaluation of the substantive and procedural fairness of the merger to the unaffiliated security holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the substantive and procedural fairness of the merger to the unaffiliated security holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the merger is substantively and procedurally fair to the unaffiliated security holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder or ADS holder of the Company as to how such shareholder or ADS holder should vote with respect to the approval of the merger agreement. The Buyer Group does not make any recommendation as to how such shareholders or ADS holders should vote relating to the proposal to authorize, approve and adopt the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

Certain Financial Projections

The Company does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company’s management prepared certain financial projections for the fiscal year ending 2015 through the fiscal year ending 2020 for the Special Committee and Lazard in connection with the financial analysis of the merger. These financial projections, which were based on Company management’s estimates of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Lazard in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles.

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding net revenue, gross profit, EBIT, EBITDA and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by the Company’s management that the Company’s management believed were reasonable at the time the projections were prepared. The main assumptions underlying the financial projections are:

•	the demand for products and services relating to the industry, including manufacturing and development of patient monitoring and life support products, in-vitro diagnostic products, and medical imaging systems in the PRC, North America, Latin America, Europe and elsewhere, will continue in line with management’s expectations;
•	China’s overall economy will remain relatively stable, with no material change in competition adversely affecting the Company;
•	the anticipated increases in Chinese government’s healthcare spending, the growing private market for healthcare, the improved healthcare and reimbursement coverage, as well as the Chinese government’s efforts to encourage hospitals to purchase products from domestic manufacturers would have a positive impact on the growth of our revenue from sales in China;
•	our new high-end products to be launched in 2016 are expected to have a positive impact on the growth of our sales volume;
•	cost of revenues will increase at a slightly higher rate than the Company’s revenue increase;
•	gradual declines in gross margins due to the reduced average selling prices induced by the intense competition across each business segment of the Company, together with the increased cost of revenues and transportation costs of certain business segments;
•	our operating expenses, as a percentage of total revenue, will increase initially, resulting from higher share-based compensation, but then decrease after 2017;
•	the Company’s effective tax rate is assumed to be in line with management’s expectations; and
•	a constant RMB6.15 per U.S. dollar exchange rate over the forecast period.

These assumptions are generally in line with the historical financial results of the Company and publicly available industry and macroeconomic forecasts. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for the Company’s existing and new products, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of the Company’s management, may cause actual future results to differ materially from the results forecasted in these financial projections.

In addition, the projections generally do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the merger or any changes to the Company’s operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections.

Neither the Company, its independent registered public accounting firm, nor any other independent accounts have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee and Lazard, and are not included in this proxy statement in order to induce any holder of Shares or ADSs to vote in favor of approval of the merger agreement or to elect not to seek appraisal for his or her Shares.

The following table summarizes the financial projections prepared by the Company’s management and considered by the Special Committee and Lazard in connection with their analysis of the proposed transaction:

	Management Projections						2015E- 2020E
(US$ millions)	2015E	2016E	2017E	2018E	2019E	2020E	CAGR

Income Statement
Net Revenue	1,349.3	1,423.5	1,530.2	1,637.4	1,735.6	1,823.1	6.2%
% Growth	2.0%	5.5%	7.5%	7.0%	6.0%	5.0%

Gross Profit	732.7	762.7	810.8	863.9	911.5	945.0	5.2%
% Gross Margin	54.3%	53.6%	53.0%	52.8%	52.5%	51.8%

EBITDA(1)	199.7	202.1	198.5	234.3	265.9	281.8	7.1%
% EBITDA Margin	14.8%	14.2%	13.0%	14.3%	15.3%	15.5%

Operating Income	134.6	129.7	118.1	146.9	171.7	181.3	6.1%
% of Net Revenue	10.0%	9.1%	7.7%	9.0%	9.9%	9.9%

Net Income (Loss)	127.7	128.0	120.1	145.6	167.1	159.1	4.5%
% Net Margin	9.5%	9.0%	7.9%	8.9%	9.6%	8.7%

 (1) “EBITDA” refers to earnings before interest, taxes, depreciation and amortization, and includes other income and minority interest.

EBITDA is a non-GAAP measure that is used by management as supplemental financial measures to evaluate the Company’s operational trends. Such metric should not be relied upon as an alternative to net income. EBITDA is not defined under U.S. GAAP and, accordingly, it may not be a comparable measurement to those used by other companies.

NONE OF THE COMPANY OR THE COMPANY’S AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors which may cause the Company’s future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 97, and “Item 3. Key Information— D. Risk Factors” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement.

Opinion of the Special Committee’s Financial Advisor

On November 4, 2015, at a meeting of the Special Committee to evaluate the merger, Lazard rendered its oral opinion to the Special Committee, subsequently confirmed in writing, to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, limitations and qualifications set forth in Lazard’s written opinion, the merger consideration to be paid to the holders of the Shares, including Shares represented by ADSs (other than Rollover Shares and Dissenting Shares), in the merger was fair, from a financial point of view, to those holders.

The full text of the Lazard opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion. Shareholders are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion.

Lazard’s engagement and opinion were for the benefit of the Special Committee, in its capacity as such, and its opinion was rendered to the Special Committee in connection with its evaluation of the merger. Lazard’s opinion was not intended to and does not constitute a recommendation to any shareholder as to how the shareholder should vote or act with respect to the merger or any matter relating thereto.

Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, November 4, 2015, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Lazard did not express any opinion as to the price at which our ordinary shares or ADSs may trade at any time subsequent to the announcement of the merger. In addition, Lazard expressed no opinion or view as to any potential effects that the significant volatility that China’s credit, financial and stock markets have experienced recently may have on the Company, Parent or the merger.

In connection with rendering its opinion described above and performing its related financial analyses, Lazard:

•	reviewed the financial terms and conditions of a substantially final draft of the merger agreement;

•	reviewed certain publicly available historical business and financial information relating to the Company;

•	reviewed various financial forecasts and other data relating to the business of the Company provided to Lazard by management of the Company;

•	held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

•	reviewed public information with respect to certain other companies in lines of business that Lazard believed to be generally relevant in evaluating the business of the Company;

•	reviewed the financial terms of certain business combinations involving companies in lines of business that Lazard believed to be generally relevant in evaluating the business of the Company;

•	reviewed historical trading prices and trading volumes of the ADSs; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and Lazard had not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, Lazard assumed, with the consent of the Special Committee, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. Management of the Company confirmed that such forecasts were the same set of forecasts provided to the Special Committee and to financing banks. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based.

Lazard was not authorized to, and it did not, solicit indications of interest from third parties regarding a potential transaction with the Company, although Lazard did note that the merger agreement contemplated a 45-day “go-shop” period following announcement of the merger. In addition, Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the merger.

In rendering its opinion, Lazard assumed, with the consent of the Special Committee, that the merger will be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Representatives of the Company had advised Lazard, and Lazard assumed, that the merger agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of the Special Committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger would not have an adverse effect on the Company or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Special Committee obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in Lazard’s opinion) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise.

In preparing its opinion, Lazard performed a variety of financial and comparative analyses that it deemed to be appropriate for this type of transaction, including those described below. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create an incomplete or misleading view of the processes underlying the opinion of Lazard. In arriving at its opinion, Lazard considered the results of all of the analyses as a whole and did not attribute any particular weight to any factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

In its analyses, Lazard considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company or transaction used in Lazard’s analyses as a comparison is directly comparable to the Company or the merger. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, Lazard does not assume any responsibility if future results are materially different from those forecast. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and estimates are inherently subject to substantial uncertainty.

Lazard’s opinion was one of many factors taken into consideration by the Special Committee in connection with their consideration of the merger. Consequently, the analyses described below should not be viewed as determinative of the opinion of the Special Committee with respect to the merger consideration or of whether the Special Committee would have been willing to determine that a different merger consideration was fair. The merger consideration to be paid to the holders of our Shares and ADSs pursuant to the merger was determined through arm’s length negotiations between the Special Committee and representatives of Parent and was approved by the Special Committee and the Board. Lazard did not recommend any specific merger consideration to the Special Committee or that any given merger consideration constituted the only appropriate consideration for the merger.

The following is a summary of the material financial and comparative analyses that were performed by Lazard in connection with rendering its opinion and does not purport to be a complete description of the financial analyses performed by Lazard. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Lazard’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 2, 2015, and is not necessarily indicative of current market conditions.

Discounted Cash Flow Analysis

Based upon the financial forecasts provided by management of the Company, Lazard performed a discounted cash flow analysis to determine a range of illustrative net present values per ADS as of June 30, 2015. For purpose of this analysis, Lazard applied discount rates ranging from 8.5% to 9.5%, reflecting an estimate of the Company’s weighted average cost of capital, to (i) the estimated unlevered free cash flows of the Company from 2015 through the end of 2020, and (ii) the terminal value of the Company as of the end of 2020 derived by applying perpetuity growth rates ranging from 3.5% to 4.5% to the Company’s estimated unlevered free cash flow for 2020. Unlevered free cash flow was calculated as earnings before interest and taxes, less cash-based taxes, plus depreciation and amortization, less capital expenditure and less change in working capital. For purposes of its analysis, at the direction of the Company’s management and with the consent of the Special Committee, Lazard assumed that the Company will not pay share-based compensation in 2015 and thereafter, but would replace with cash-based compensation. By adding the Company’s net cash, the value of the Company’s minority interests in other entities and the value of the Company’s equity method investments, each as of June 30, 2015, to the sum of the illustrative present values of future cash flows and terminal values, Lazard derived illustrative equity values of the Company ranging from approximately $2,736.0 million to $3,700.0 million. Lazard then divided this range of illustrative equity values by the number of fully diluted ADSs determined using the treasury method. The foregoing calculations resulted in illustrative present values per ADS ranging from $22.89 to $30.95.

Comparable Companies Analysis

Lazard reviewed and analyzed certain publicly available market trading data, financial information and valuation metrics of the following groups of selected publicly traded companies and compared such information to the corresponding information for the Company:

Equipment / Monitoring / IVD

•	Getinge AB

•	Varian Medical Systems, Inc.

•	Hill-Rom Holdings, Inc.

•	bioMérieux SA

•	Elekta AB

•	OSI Systems, Inc.

•	Dragerwerk AG & Co. KGaA

•	Meridian Bioscience, Inc.

Chinese Companies

•	Shandong Weigao Group Medical Polymer Co., Ltd.

•	Biosensors International Group, Ltd.

•	Microport Scientific Corporation

The selected companies were chosen based on Lazard’s knowledge of the medical devices industry. Although none of the selected companies is directly comparable to the Company, the selected companies are publicly traded companies with operations and/or other criteria, such as lines of business, revenue model, markets, business risks, growth prospects, maturity of business and size and scale of business, that Lazard considered generally relevant for purposes of its analysis.

Based on the closing share price as of November 2, 2015, historical financial information contained in public filings and Wall Street research analyst estimates for the selected companies, Lazard calculated, among other things, enterprise value as a multiple of estimated EBITDA for 2015 and 2016 for each selected company. The results of this analysis are summarized as follows:

	Enterprise Value / EBITDA
	2015E				2016E
	Mean		Median		Mean		Median
Equipment / Monitoring / IVD	11.4	x	11.8	x	10.4	x	11.0	x
Chinese Companies	8.4	x	8.4	x	7.6	x	7.6	x

	Enterprise Value / EBITDA
	2015E				2016E
	25th Percentile		75th Percentile		25th Percentile		75th Percentile
All Companies	9.3	x	12.5	x	8.4	x	11.7	x

Based on the results of the foregoing analysis and Lazard’s professional judgment, Lazard applied multiples ranging from 9.5x to 12.5x (representing the 25th and 75th percentile multiples, respectively, rounded up or down, as applicable, to the nearest integer) to the Company’s estimated EBITDA for 2015 to derive an illustrative enterprise value of the Company. By adding to the foregoing results the Company’s net cash, the value of the Company’s minority interests in other entities and the value of the Company’s equity method investments, each as of June 30, 2015, and dividing the results by the number of fully diluted ADSs determined using the treasury method, Lazard derived illustrative implied values per ADS ranging from $22.55 to $27.83.

In addition, Lazard applied multiples ranging from 8.5x to 11.5x (representing the 25th and 75th percentile multiples, respectively, rounded up or down, as applicable, to the nearest integer) to the Company’s estimated EBITDA for 2016. Using the same methodologies described above, Lazard derived illustrative implied values per ADS ranging from $20.18 to $25.26.

Based on the closing share price as of November 2, 2015, historical financial information contained in public filings and Wall Street research analyst estimates for the selected companies, Lazard also calculated current stock price as a multiple of estimated net income for 2015 and 2016 for each selected company. The results of this analysis are summarized as follows:

	Price / Earnings
	2015E				2016E
	Mean		Median		Mean		Median
Equipment / Monitoring / IVD	20.9	x	22.2	x	19.2	x	20.8	x
Chinese Companies	17.8	x	17.8	x	15.5	x	15.5	x

	Price / Earnings
	2015E				2016E
	25th Percentile		75th Percentile		25th Percentile		75th Percentile
All Companies	17.3	x	23.8	x	16.2	x	21.7	x

Based on the results of the foregoing analysis and Lazard’s professional judgment, Lazard applied multiples ranging from 17.5x to 24.0x (representing the 25th and 75th percentile multiples, respectively, rounded up or down, as applicable, to the nearest integer) to the Company’s estimated non-GAAP net income for 2015 to derive an illustrative equity value of the Company, and dividing the results by the number of fully diluted ADSs determined using the treasury method, Lazard derived illustrative implied values per ADS ranging from $24.36 to $33.41.

In addition, Lazard applied multiples ranging from 16.0x to 21.5x (representing the 25th and 75th percentile multiples, respectively, rounded up or down, as applicable, to the nearest integer) to the Company’s estimated non-GAAP net income for 2016. Using the same methodologies described above, Lazard derived illustrative implied values per ADS ranging from $22.04 to $29.61.

Precedent Transactions Analysis

Lazard reviewed and analyzed certain publicly available information relating to the following publicly announced transactions in the medical devices industry and compared certain financial information and transaction multiples relating to the target companies in those transactions to the corresponding information for the Company:

Date Announced	Acquiror	Target Company
06/17/2015	Hill-Rom Holdings, Inc.	Welch Allyn, Inc.
03/02/2015	Cardinal Health, Inc.	Cordis
03/02/2015	Boston Scientific Corporation	American Medical Systems’ Men’s Urology business
02/26/2015	Cyberonics Inc.	Sorin SpA
10/13/2014	STERIS Corp.	Synergy Health plc
10/06/2014	Becton, Dickinson and Company	CareFusion Corporation
01/15/2014	The Carlyle Group	Johnson & Johnson’s Ortho-Clinical Diagnostics business
12/04/2012	Baxter International, Inc.	Gambro AB
04/29/2012	Haemonetics Corp.	Pall Corp. blood assets
07/13/2011	Apax Partners	Kinetic Concepts, Inc.

Although none of the selected transactions or the companies party to the transactions is directly comparable to the proposed merger or to the Company, the selected transactions were chosen because they involved transactions that Lazard considered generally relevant for purposes of its analysis and/or involve publicly traded companies with operations that Lazard considered generally relevant for purposes of its analysis.

Based on the management forecast for the Company and publicly announced historical financial information for the Company and the target company in each selected transaction, Lazard calculated, among other things, the enterprise value of the Company and each target company, as applicable, as a multiple of such company’s EBITDA for the twelve-month period prior to the date on which the relevant transaction was announced (“LTM”). The results of this analysis are summarized as follows:

	Enterprise Value / LTM EBITDA
	Mean		Median		75th Percentile		25th Percentile
Precedent Transactions	11.1	x	11.2	x	12.1	x	9.8	x

Based on the results of the foregoing analysis and Lazard’s professional judgment, Lazard applied multiples ranging from 10.0x to 12.0x (representing the 25th and 75th percentile multiples, respectively, rounded up or down, as applicable, to the nearest integer) to the Company’s actual EBITDA for the twelve-month period ending June 30, 2015. By adding to the foregoing results the Company’s net cash, the value of the Company’s minority interests in other entities and the value of the Company’s equity method investments, each as of June 30, 2015, and dividing the results by the number of fully diluted ADSs determined using the treasury method, Lazard derived illustrative implied values per ADS ranging from $26.58 to $30.73.

Additional Analyses

The following analyses and information were presented to the Special Committee for informational purposes only and were not material to the rendering of Lazard’s opinion.

Analyst Price Targets. Lazard reviewed target trading prices for the ADS published by Wall Street research analysts as of November 2, 2015. These price targets ranged from $22.40 to $35.00.

Historical Trading Prices. Lazard reviewed the historical price performance of the ADS for the 52-week period ending November 2, 2015. During this period the trading prices of the ADS ranged from $21.87 to $31.77.

Premia Paid Analysis. Lazard performed a premia paid analysis based on the premia paid in previously announced going private transactions involving U.S.-listed companies with business and operations primarily in the PRC in various industries. For purposes of this analysis, Lazard calculated the premia represented by the proposed acquisition price in each of the transactions to the closing price of the applicable target company’s shares as of one day prior to the announcement of the receipt of the applicable proposal for a going private transaction. The results of these calculations are summarized as follows:

	Precedent Transactions
	Mean	Median	75th Percentile	25th Percentile
Premium to 1-Day Prior	25.1%	20.0%	30.2%	16.5%

Based on the foregoing results and Lazard’s professional judgment, Lazard applied premia ranging from 16.5% to 30.2% (representing the 25th and 75th percentile multiples, respectively) to the unaffected closing price of the ADS of $27.47 on June 3, 2015, the last trading date before information about a potential proposal for a going private transaction involving the Company became public, and derived illustrative prices for the ADSs ranging from $31.99 to $35.77.

Miscellaneous

Pursuant to the terms of Lazard’s engagement letter, the Company has agreed to pay Lazard a fee of $1,250,000, $500,000 of which was paid upon Lazard’s engagement, $250,000 of which was paid upon Lazard rendering of its opinion and the remainder of which is contingent upon the closing of the merger. In addition, in the event that the Company is paid a break-up, termination, topping or similar fee in connection with the merger, Lazard would be entitled to an additional fee of equal to 20% of such amount, not to exceed $500,000. Lazard may also receive an additional fee of $500,000 payable at the discretion of the Special Committee upon the closing of the merger. Lazard and its affiliates and employees may trade securities of the Company, Parent and certain of their respective affiliates for their own accounts and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, Parent and certain of their respective affiliates.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as financial advisor to the Special Committee because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business of the Company.

Buyer Group’s Purpose of and Reasons for the Merger

Under the SEC rules governing “going private” transactions, each member of the Buyer Group is deemed to be engaged in a “going private” transaction and, therefore, is required to express his, her or its reasons for the merger to the unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For each member of the Buyer Group, the primary purpose of the merger is to enable the Buyer Group, through Parent, to acquire 100% control of the Company, in a transaction in which the Company’s shareholders and ADS holders (other than holders of Rollover Shares and Dissenting Shares, including the Rollover Shares represented by ADSs) will be cashed out in exchange for $28.0 per Share or $28.0 per ADS, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings, general growth of the Company’s business and increases in the value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, with respect to the Rollover Shareholders, the merger will allow them to maintain a significant portion of their investment in the Company as described under “Special Factors — Interests of Certain Persons in the Merger — Interests of the Buyer Group” beginning on page 57.

The Buyer Group believes the operating environment has become more challenging since the Company’s initial public offering. There is greater competition from both domestic and multinational companies in many of the product service areas in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002.

The Buyer Group decided to undertake the going private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above and because the Buyer Group was able to obtain debt financing in connection with the merger. In the course of considering the going private transaction, the Buyer Group did not consider alternative transaction structures, because the Buyer Group believed the merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

Effect of the Merger on the Company

Private Ownership

ADSs representing Shares of the Company are currently listed on the New York Stock Exchange under the symbol “MR.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company beneficially owned by the Buyer Group. Following the completion of the merger, the ADSs will cease to be listed on the New York Stock Exchange, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 registered holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including Sarbanes-Oxley, applicable to public companies. After the completion of the merger, the Company’s shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the merger, the ADS program of Shares will terminate.

Under the terms of the merger agreement, if the merger is completed, at the Effective Time of the merger, each Share issued and outstanding immediately prior to the Effective Time, other than the Rollover Shares, the Dissenting Shares and Shares represented by ADSs, shall be cancelled in exchange for the right to receive $28.0 in cash per Share without interest. Each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Rollover Shares) shall be cancelled in exchange for the right to receive $28.0 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms and conditions of the Deposit Agreement. The Rollover Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their fair value determined in accordance with the CICL.

In addition, at or immediately prior to the Effective Time, the Company shall terminate the Share Incentive Plans, terminate all relevant award agreements applicable to the Share Incentive Plans, cancel all Company Options, Restricted Shares and RSUs under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable. Each holder of the outstanding and unexercised Company Options shall have the right to receive as soon as practicable following the Effective Time an amount in cash equal to the excess of $28.0 over the applicable per share exercise price of such Company Options multiplied by the number of Shares underlying such Company Options.

Furthermore, at or immediately prior to the Effective Time, (i) each holder of Restricted Shares or RSUs that are vested on or prior to January 1, 2016 and each member of the Special Committee who holds Restricted Shares or RSUs that are not vested on or prior to January 1, 2016 will have the right to receive from the surviving corporation as soon as practicable following the Effective Time an amount in cash determined by multiplying (x) $28.0 by (y) the number of Shares subject to such Restricted Shares or RSUs, as applicable; and (ii) each holder (other than the members of the Special Committee) of Restricted Shares or RSUs that are not vested on or prior to January 1, 2016 and are cancelled at the Effective Time will receive RCAs, and each RCA will entitle the holder to receive an amount equal to $28.0. The surviving corporation will pay each holder 50% of his or her RCAs on January 1, 2017 and the remaining 50% on January 1, 2018; provided, however, that if the holder is a U.S. taxpayer, then such holder will instead be paid his or her RCAs arising from RSUs in accordance with the payment timing of the settlement provisions of the related RSU award agreement (with the RCA attributable to an RSU paid on the date such RSU otherwise would have been settled).

Directors and Management of the Surviving Corporation

If the merger is completed, the current memorandum and articles of association of the Company will be replaced in its entirety by the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the merger except that at the Effective Time, all references to the name “Solid Union Limited” in the memorandum and articles of association shall be amended to the name of the surviving corporation as “Mindray Medical International Limited” and all references to the authorized share capital of the surviving corporation will be amended as necessary to correctly describe the authorized share capital of the surviving corporation as approved in the plan of merger. In addition, the director of Merger Sub immediately prior to the Effective Time (identified below in “Annex D – Directors and Executive Officers of each Filing Person”) will become the director of the surviving corporation and the officers of the Company immediately prior to the Effective Time will become the officers of the surviving corporation.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the unaffiliated security holders include, without limitation, the following:

•	the receipt by such shareholders of $28.0 per Share or $28.0 per ADS in cash, representing a premium of 1.9% over the Company’s closing price of $27.47 per ADS on June 3, 2015, the last trading day prior to June 4, 2015, the date that the Company announced it had received a “going private” proposal; and

•	the avoidance of the risk associated with any possible decrease in the Company’s future revenues and free cash flow, growth or value, and the risks related to the Company’s substantial leverage, following the merger.

The primary detriments of the merger to the unaffiliated security holders include, without limitation, the following:

•	such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•	in general, for a U.S. Holder (as defined under “Special Factors – Material U.S. Federal Income Tax Consequences”), the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under “Special Factors – Material U.S. Federal Income Tax Consequences”) of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder’s Shares or ADSs in the merger generally will be required to recognize gain or loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s aggregate adjusted tax basis in such Shares.

The primary benefits of the merger to the Company’s directors and executive officers (other than Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe) include, without limitation, the following:

•	the cash-out of Company Options beneficially held by employees, executive officers and directors of the Company (other than Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe);

•	the cash-out of Restricted Shares and RSUs beneficially held by employees, executive officers and directors of the Company that are vested on or prior to January 1, 2016 and each member of the Special Committee who holds Restricted Shares and RSUs that are not vested on or prior to January 1, 2016;

•	continued indemnification, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving corporation to former directors and officers of the Company;

•	the monthly compensation of $15,000 of members of the Special Committee in exchange for their services in such capacity (or, in the case of the chairman of the Special Committee, monthly compensation of $18,000) (the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the board’s recommendation of the merger); and

•	the continuation of service of the executive officers of the Company with the surviving corporation in positions that are substantially similar to their current positions

The primary detriments of the merger to the Company’s directors and executive officers (other than Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe) include, without limitation, the following:

•	certain directors and officers, to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•	in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The primary benefits of the merger to the Buyer Group include the following:

•	if the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

•	the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

•	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•	the Company will be able to introduce new products or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts; and

•	there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements. In 2014, such costs that would be reduced as a result of the Company no longer being publicly listed totaled approximately $3.2 million and included, but were not limited to, (i) fees and expenses related to Sarbanes-Oxley compliance and valuation services, (ii) fees and expenses of U.S. securities counsel and investor relations firm, (iii) printing costs and (iv) and directors’ and officers’ liability insurance. Such cost savings will directly benefit the Buyer Group following the closing of the merger, and will be recurring in nature if and for so long as the Company remains private.

The primary detriments of the merger to the Buyer Group include the following:

•	all of the risk of any possible decrease in the Company’s revenues, free cash flow or value following the merger will be borne by the Buyer Group;

•	risks associated with pending legal and regulatory proceedings against the Company will be borne by the Buyer Group;

•	the business risks facing the Company will be borne by the Buyer Group;

•	an equity investment in the surviving corporation by the Buyer Group following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•	following the merger, there will be no trading market for the surviving corporation’s equity securities.

Effect of the Merger on the Company’s Net Book Value and Net Earnings

Parent does not currently own any interest in the Company. Immediately after the closing of the merger, Parent will own 100% of the issued and outstanding share capital of the Company and will have a corresponding interest in the Company’s net book value and net earnings. Each shareholder of Parent will have an indirect interest in the Company’s net book value and net earnings in proportion to such shareholder’s ownership interest in Holdco, which is the sole shareholder of Parent. The Company’s net income attributable to shareholders for the fiscal year ended December 31, 2014 was approximately $193.3 million and the Company’s net book value as of December 31, 2014 was approximately $1,598 million.

The table below sets out the direct or indirect interest in the Company’s net book value and net earnings for each of Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe before and immediately after the merger, based on the historical net book value and net earnings of the Company as of and for the year ended December 31, 2014.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$’000	%	$’000	%	$’000	%	$’000	%
Li Xiting	198,774	12.4	24,044	12.4	756,638	47.3	91,526	47.3

Xu Huang	192,735	12.1	23,314	12.1	734,541	46.0	88,853	46.0

Cheng Minghe	29,193	1.8	3,531	1.8	106,821	6.7	12,921	6.7

(1)	Excluding any options held by the Buyer Group. Percentage of beneficial ownership is calculated based on 119,786,298 ordinary shares outstanding as of the date of this proxy statement.
(2)	Assuming full exercise of all options held by the Buyer Group.

Plans for the Company after the Merger

Following the completion of the merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent, and (ii) have substantially more debt than it currently has. The Buyer Group currently plans to repay the debt incurred to finance the merger using the operating cash flow of the surviving corporation and potential equity financing based on market conditions, in accordance with the terms of the definitive documentation applicable to the Debt Commitment Letter.

Following the completion of the merger, the Company will no longer be subject to the Exchange Act and New York Stock Exchange compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

The Buyer Group has advised the Company that, except as set forth in this proxy statement, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, or the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries. However, the Buyer Group will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions.

Following the completion of the merger, the surviving corporation’s management and board of directors will continuously evaluate and review the Company’s business and operations and may propose or develop new plans and proposals, including any of the foregoing actions and any actions to address the challenges referred to in “Special Factors — Buyer Group’s Purpose of and Reasons for the Merger” beginning on page 48, in each case, which they consider to be in the best interests of the Company and its shareholders. The Buyer Group expressly reserves the right to make any changes they deem appropriate to the operation of the Company in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on June 8, 2015, in response to the receipt of the going-private proposal letter from the Buyer Group on June 4, 2015. In light of (i) the Buyer Group’s express intention not to sell Shares owned by the Buyer Group to any third party and its beneficial ownership of approximately 27.3% of the outstanding Shares of the Company (assuming full exercise of their respective options), representing approximately 63.1% of the total number of votes represented by the Company’s outstanding Shares (as the date of the this proxy statement), (ii) no attempt was made to contact third parties who might otherwise consider an acquisition of the Company, and (iii) since the Company’s receipt of the proposal letter from the Buyer Group on June 4, 2015, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company, the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group. The Special Committee also took into account that, (i) the Company has the ability to actively solicit bids from any third party from the date of the merger agreement until 11:59 p.m. on December 19, 2015 (Hong Kong Time), and (ii) prior to the receipt of shareholder approval, the Company can terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal, subject to the payment of a termination fee to the extent provided in the merger agreement. In this regard, the Special Committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

In addition, the Special Committee also considered the alternative for the Company to remain as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management, the increased costs of regulatory compliance for public companies, the challenges to the Company's efforts to increase shareholder value as an independent publicly-traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company's ability to compete in the market.

Effects on the Company if the Merger is not Completed

If the merger agreement and the plan of merger are not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the merger nor will the holders of any Company Options, Restricted Shares or RSUs receive payment pursuant to the merger agreement. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on the New York Stock Exchange, provided that the Company continues to meet the New York Stock Exchange’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee of $25 million or approximately 0.75% of the Company’s total equity value implied by the per share merger consideration, or Parent may be required to pay the Company a termination fee of $50 million or approximately 1.5% of the Company’s total equity value implied by the per share merger consideration, in each case, as described under the caption “The Merger Agreement and Plan of Merger – Termination Fee” beginning on page 86.

If the merger is not completed, from time to time, the Board will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

The Buyer Group estimates that the total amount of funds necessary to consummate the merger and related transactions will be approximately $3.4 billion. The Buyer Group expects this amount to be provided through a combination of debt financing, rollover financing and use of the Company’s available cash in an amount of approximately $450 million, all of which will be funded outside of the PRC. The Buyer Group does not foresee any restrictions or limitations on the Buyer Group’s ability to make payment of the merger consideration. As of the date of this proxy statement, neither Parent nor Merger Sub has entered into any alternative financing arrangements or alternative financing plans to acquire the funds necessary for the merger and the related transactions.

Debt Financing

Merger Sub received the Debt Commitment Letter, dated November 3, 2015, from the Lead Arrangers, pursuant to which the Lead Arrangers have agreed to provide the Facility, subject to certain terms and conditions set forth therein. The proceeds of the Facility will be used for the purposes of financing the consideration for the merger and paying fees and expenses incurred in connection with the merger.

The borrower under the Facility is merger Sub as of the date of the Debt Commitment Letter and upon consummation of the merger, the surviving corporation will be the borrower. The Facility comprises tranche A commitments in the aggregate principal amount of up to $650 million (the “Tranche A Commitment”) and tranche B commitments in the aggregate principal amount of up to $1,400 million (the “Tranche B Commitment”).

Subject to certain terms and conditions as set forth in the Debt Commitment Letter, the availability of the Facility will expire on the earlier of (i) the date falling 15 months from the date of the Debt Commitment Letter (provided the closing does not occur on or prior to such date) and (ii) the date when Merger Sub notifies the Lead Arrangers of its abandonment or termination of the merger (the “Availability Period”).

Conditions to Financing. The Lead Arrangers’ commitment to provide the debt financing is subject to, among other things:

•	execution of a mutually acceptable facility agreement (the “Facility Agreement”) and the other finance documents in relation to the Facility Agreement;

•	compliance by Merger Sub in all material respects with the terms of the Debt Commitment Letter;

•	the receipt by the Lead Arrangers of certain documents from Parent, Merger Sub and Holdco, including constitutional documents, certificates of good standing, board resolutions and shareholders resolutions approving the terms of and the transactions contemplated by the Finance Documents and certificates signed by a director or authorized signatory (as applicable) of Merger Sub, Parent and the original obligors confirming and/or certifying as to certain matters;

•	the receipt of the executed finance documents;

•	the receipt of certain executed transaction security documents as well as a copy of all notices required to be sent and acknowledgements thereto required to be delivered under the transaction security documents, a copy of all share certificates, all transfers and share transfer forms in relation to the assets subject to or expressed to be subject to the Transaction Security;

•	the receipt of certain documents in relation to the merger, including (i) a copy of each of the merger documents and other related agreements, (ii) a certificate of Merger Sub detailing the estimated costs of the merger, (iii) a certificate of Merger Sub certifying that the conditions under the merger documents have been satisfied or waived, and no condition to completion of the merger has been amended, waived or treated as satisfied in any manner which would reasonably be expected to be materially adverse to the interests of the Lead Arrangers, (iv) a copy of the plan of merger, (v) a copy of other documents required to be filed with the Registrar of Companies of the Cayman Islands pursuant to the CICL in relation to the merger, and (vi) evidence that the merger has been approved by all shareholders of Merger Sub and the board of directors of each of Merger Sub and the Company;

•	the receipt of legal opinions from legal advisers to the Lead Arrangers for all relevant jurisdictions in relation to applicable documentation which will be entered into in connection with the Facility;

•	evidence that the offshore account of the surviving corporation has been opened and will be funded;

•	the receipt of the reliance letters with respect to the due diligence reports from Fangda & Partners (legal advisor to the borrower) and Ernst & Young (financial advisor to the borrower);

•	the payment of fees and expenses due to be paid by Merger Sub on or prior to the Utilization Date (as defined below) have been paid or will be paid by the Utilization Date; and

•	certain other conditions as set forth in the Debt Commitment Letter.

Interest Rate. The interest rate of the term loan is LIBOR plus 3.6% per annum for each of the Tranche A Commitments and Tranche B Commitments.

Prepayments and Amortisation:

The total Tranche A Commitments and Tranche B Commitments are repayable in annual installments. The Tranche A Commitment is repayable in full on the second anniversary of drawdown of the Facility (the “Utilization Date”). The Tranche B Commitment is expected to be repaid in five annual installments, with the amount of $250 million repayable on the third anniversary and fourth anniversary of the Utilization Date and the amount of $300 million repayable on the fifth anniversary and sixth anniversary of the Utilization Date and on final maturity of the Facility (being the seventh anniversary of the Utilization Date).

Subject to a minimum amount and multiples to be agreed, the Facility may be prepaid at any time after the last day of the Availability Period in whole or in part on not less than 10 business days’ prior notice without penalty, subject to payment of break funding costs in the event of any prepayment made otherwise than on the last day of an interest period. Subject to a minimum amount and multiples to be agreed and subject to satisfactory evidence that sufficient funds are available to otherwise complete the merger, Merger Sub may, on not less than 10 business days’ prior notice, cancel the whole or part of the unutilized amount of the Facility (which cancelled amount cannot be reinstated).

Furthermore, the borrower is required to make mandatory prepayments of the Facility upon the occurrence of certain events as set forth in the Debt Commitment Letter, including the following:

•	any illegality event affecting any of the Lead Arrangers;

•	a change of control event;

•	certain permitted transactions;

•	following disposal of any asset or business (other than any disposal in the ordinary course of trading and any other disposals to be agreed), to the extent that the aggregate proceeds of all disposals (net of reasonable disposal costs and expenses and all taxes incurred and required to be paid in respect of such disposal) exceeds $100 million, the Lead Arrangers may require the prepayment of the outstanding loans under the Facility in an amount no greater than the excess of the aggregate of all such net disposal proceeds above $100 million; and

•	40% of the net proceeds of the issue of any capital market instrument or of any issue, sale or public offering of any equity security (including any preferred shares or initial public offering) by Parent, Merger Sub or any other obligors shall be applied towards mandatory prepayment.

Security. The obligations of the borrower under the Debt Commitment Letter will be secured by first-ranking security as follows:

Prior to the Utilization Date:

•	guarantee provided by Parent and Holdco;

•	debenture over all assets of Parent (to include a share charge over 100% of the equity interests in Merger Sub held by Parent) and debenture over all assets of Holdco;

•	share charge over 100% of the equity interests in Parent granted by Holdco;

•	debenture over all the assets of Merger Sub (including bank accounts) (but excluding such shares the Company owns in any company which is not a material subsidiary;

As soon as reasonably practicable and in any event within an agreed timeframe after the closing of the merger:

•	share charge over 100% of the equity interests in the Company granted by Parent;

•	debenture over all assets of the Company (including bank accounts) save that the Company will not create security over its shares in any company which is not a material subsidiary (and such shares shall be excluded from the debenture);

•	share charge over 100% of the equity interests in Mindray DS USA, Inc. and MR Investments (HK) Limited;

•	guarantee provided by MR Holdings (HK) Limited, Mindray DS USA, Inc. and MR Investments (HK) Limited;

•	share charges over 100% of the equity interests held by the group in any material subsidiary which is both an offshore group member and a guarantor; and

•	equity pledge(s) over 100% of the equity interests in the first-tier wholly foreign-owned enterprises (including, but not limited to, Shenzhen Mindray Bio-Medical Electronics Co., Ltd and Nanjing Mindray Bio-Medical Electronics Co., Ltd.) held by those shareholders which are offshore group members.

Other Major Terms. The Facility Agreement will also contain customary representations and warranties, affirmative and negative covenants, including, among other things, restrictions on indebtedness, disposals, mergers and acquisitions, transactions with affiliates and dividends and other distributions. The Facility Agreement will also include customary events of default.

The foregoing summary of the Debt Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Debt Commitment Letter.

Rollover Financing

On November 4, 2015, the Rollover Shareholders entered into the Support Agreements, pursuant to which the Rollover Shareholders collectively agreed, among other things, to have an aggregate of 32,735,927 Shares held by them (assuming their options are fully exercised and representing approximately 27.3% of the total issued and outstanding Shares as of the date of this proxy statement, the equivalent of an aggregate value of approximately $916.6 million based on $28.0 per Share) cancelled in the merger, which Shares will not be converted into the right to receive the per share merger consideration (including those represented by ADSs). Each Rollover Shareholder will instead receive newly issued ordinary shares of Holdco. As of the date of this proxy statement, options to purchase an aggregate number of 1,200,000 Class A Shares held by the Rollover Shareholders have been vested, and the Rollover Shareholders expect to exercise their respective options no later than the Share record date.

The consummation of the transactions contemplated by the Support Agreements is subject to the satisfaction in full or waiver of certain conditions of the Company’s obligations and each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement. The Support Agreements will terminate upon the earlier of (i) the closing of the merger or (ii) the valid termination of the merger agreement pursuant to its terms. See “Special Factors — Support Agreements” beginning on page 56.

Limited Guaranty

Concurrently with the execution of the merger agreement, the Rollover Shareholders and Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe (as beneficial owners) entered into a limited guaranty (the “Limited Guaranty”) in favor of the Company, dated November 4, 2015, pursuant to which each of the Rollover Shareholders which is controlled by Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe, respectively, agreed to guarantee 47.2%, 45.8%, and 7.0%, respectively, of Parent’s obligations to pay a termination fee to the Company and certain other reimbursement and indemnification obligations under the merger agreement.

The Limited Guaranty will terminate as of the earliest of (a) the Effective Time; (b) the valid termination of the merger agreement pursuant to its terms; (c) all amounts under the Limited Guaranty having been paid in full; or (d) termination by mutual written agreement among the Rollover Shareholders and the Company. A copy of the Limited Guaranty is attached as Annex H to this proxy statement.

Support Agreements

Concurrently with the execution of the merger agreement, each of the Rollover Shareholders entered into a Support Agreement, each dated as of November 4, 2015, with Parent and Holdco, pursuant to which they have agreed, among other things, that:

•	unless the Board has changed its recommendation to authorize and approve the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the shareholders to approve the entry into the above documents and transactions, each Rollover Shareholder shall (i) cause its representative(s) to appear at such meeting or otherwise cause its securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted all of the securities owned by such Rollover Shareholder (a) for the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, (b) against any acquisition proposal, (c) against any other action, agreement or transaction that would materially impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement, including the merger, or the Support Agreement, or the performance by such Rollover Shareholder of its obligations under its Support Agreement, (d) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the merger agreement, or of such Rollover Shareholder contained in its Support Agreement, and (e) in favor of any other matter necessary to effect the transactions contemplated by the merger agreement, including the merger;

•	subject to the terms and conditions set forth in the Support Agreements, all of the Rollover Shareholders’ rights, titles and interests in and to the Shares held by them shall be cancelled at the Effective Time for no consideration, and each Rollover Shareholder will instead receive newly issued ordinary shares of Holdco.

The Support Agreements will terminate upon the earlier to occur of the Effective Time or the date of termination of the merger agreement in accordance with its terms. The Support Agreements are attached as Annexes (E) – (G) to this proxy statement.

Remedies

The parties to the merger agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity. Specifically, the Company is entitled to an injunction or injunctions, or other appropriate form of specific performance or equitable relief to enforce Parent’s and Merger Sub’s obligation to consummate the merger, but only in the event that each of the following conditions has been satisfied: (i) all conditions to Parent’s and Merger Sub’s obligations to consummate the merger (other than those conditions that by their terms are to be satisfied at the closing of the merger) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the closing of the merger by the date the closing is required to have occurred pursuant to the merger agreement, (iii) the debt financing for the merger has been funded or will be funded at the closing of the merger in accordance with its terms, and (iv) the Company has irrevocably confirmed in writing that if specific performance is granted and the debt financing is funded, then the closing of the merger will occur. The Company will not be entitled to enforce specially Parent’s obligation to consummate the merger if the debt financing has not been funded in the absence of any breach by Parent or Merger Sub of the merger agreement or any financing document.

While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the closing of the merger and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of $50 million and the Company termination fee of $25 million, respectively, and reimbursement of certain expenses accrued in the event that Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the merger agreement, as the case may be.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the merger, you should be aware that the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and the Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Interests of the Buyer Group

As a result of the merger, the Buyer Group will indirectly hold 100% of the equity interest of Parent, which will own 100% of the Company immediately following the completion of the merger. Because of their indirect equity ownership in Parent, the Buyer Group will enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company, including the amount paid by Parent as both per share merger consideration and per ADS merger consideration to the Company’s stockholders who are not members of the Buyer Group in the merger. The Buyer Group will also bear the risks of any possible decreases in the future earnings, growth or value of the Company and they will have no certainty of any future opportunity to sell their shares in Parent at an attractive price, or that any dividends paid by Parent will be sufficient to recover their investment.

The merger may provide additional means to enhance stockholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to them, such as through dividends or other distributions.

Interests of the Rollover Shareholders

Concurrent with the execution of the merger agreement, the Rollover Shareholders entered into the Support Agreements pursuant to which, subject to the terms and conditions set forth therein, the Rollover Shareholders have agreed to the subscription of newly issued ordinary shares in Holdco and the cancellation at or immediately prior to the effective time of the merger of a certain number of Shares held by each of them having an aggregate value of approximately $917.63 million. At the closing of the merger, (i) Quiet Well will hold approximately 47.3% of the outstanding interests in Holdco, (ii) New Dragon and New Phoenix will hold in aggregate approximately 46.0% of the outstanding interests in Holdco, and (iii) City Legend will hold approximately 6.7% of the outstanding interests in Holdco.

Given the Company will become a privately-held company following the completion of the merger, the Rollover Shareholders’ interests in the surviving corporation will be illiquid, with no public trading market for the surviving corporation’s shares and no certainty of an opportunity to sell their beneficial interests in the surviving corporation at an attractive price, or that any dividends paid by the surviving corporation will be sufficient to recover their investment. Each of the Rollover Shareholders may also enjoy benefits from future earnings and growth of the surviving corporation.

Shares, Company Options, Restricted Shares and RSUs Held by Officers and Directors

As of the date of this proxy statement, the directors and executive officers of the Company (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 94), as a group and other than the members of the Buyer Group, beneficially own an aggregate of 517,753 Shares, including (i) 367,683 issued and outstanding Shares and (ii) outstanding and unexercised Company Options to purchase 126,200 Shares, and (iii) 23,870 RSUs. After the completion of the merger, the maximum amount of cash payments the Company’s directors and executive officers (excluding the members of the Buyer Group) may receive in respect of their Shares (including vested and unvested Restricted Shares and RSUs) and outstanding and unexercised Company Options is approximately $11,522,984, including approximately $10,963,484 in respect of Shares (including vested and unvested Restricted Shares and RSUs) and $559,500 in respect of outstanding and unexercised Company Options.

At or immediately prior to the Effective Time, the Company shall terminate the Share Incentive Plans, terminate all relevant award agreements applicable to the Share Incentive Plans, cancel all Company Options, Restricted Shares and RSUs under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable. Each holder of the outstanding and unexercised Company Options shall have the right to receive as soon as practicable following the Effective Time an amount in cash equal to the excess of $28.0 over the applicable per share exercise price of such Company Options multiplied by the number of Shares underlying such Company Options.

At or immediately prior to the Effective Time, (i) each holder of Restricted Shares or RSUs that are vested on or prior to January 1, 2016 and each member of the Special Committee who holds Restricted Shares or RSUs that are not vested on or prior to January 1, 2016 will have the right to receive from the surviving corporation as soon as practicable following the Effective Time an amount in cash determined by multiplying (x) $28.0 by (y) the number of Shares subject to such Restricted Shares or RSUs, as applicable; and (ii) each holder (other than the members of the Special Committee) of Restricted Shares or RSUs that are not vested on or prior to January 1, 2016 and are cancelled at the Effective Time will receive RCAs, and each RCA will entitle the holder to receive an amount equal to $28.0. The surviving corporation will pay each holder 50% of his or her RCAs on January 1, 2017 and the remaining 50% on January 1, 2018; provided, however, that if the holder is a U.S. taxpayer, then such holder will instead be paid his or her RCAs arising from RSUs in accordance with the payment timing of the settlement provisions of the related RSU award agreement (with the RCA attributable to an RSU paid on the date such RSU otherwise would have been settled).

As of the date of this proxy statement, Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe, each being a member of the Buyer Group, collectively and beneficially own 32,735,927 issued and outstanding Shares (assuming full exercise of their respective options). All such Shares held by Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe will be cancelled in the merger and not be converted into the right to receive the per share merger consideration at the Effective Time. Instead, Mr. Li Xiting, Mr. Xu Hang and Mr. Cheng Minghe will, through the Rollover Shareholders, receive newly issued ordinary shares of Holdco.

Indemnification and Insurance

Pursuant to the merger agreement, it has been agreed, among other provisions, that:

•	The indemnification, advancement and exculpation provisions of indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time will survive the merger and may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company.

•	The memorandum and articles of association of the surviving corporation will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

•	The surviving corporation will, and Parent will cause the surviving corporation to, maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated under the merger agreement, including the merger; provided that the surviving corporation may substitute therefor policies of at least the same coverage containing terms and conditions no less favorable than the existing insurance; and provided further that the surviving corporation will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may and, at Parent’s request, the Company will, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company. If a “tail” prepaid policy has been obtained by the Company prior to the closing of the merger, the surviving corporation will (and Parent will cause the surviving corporation to) maintain the policy in full force and effect, and continue to honor the obligations thereunder.

•	From and after the Effective Time until the sixth anniversary of the Effective Time, the surviving corporation will comply with all of its obligations and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless the present and former officers and directors thereof against all kinds of liabilities (i) arising out of, relating to or in connection with any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time to the extent provided under the Company’s or its subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the merger agreement and to the fullest extent permitted by the CICL or any other applicable law or (b) arising out of acts or omissions in such party’ official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries arising out of, relating to or in connection with any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time in such party’s capacity as a director or an officer of the Company or any of its subsidiaries.

The Special Committee

On June 8, 2015, the Board established a Special Committee to consider the proposal from the Buyer Group and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of independent directors Mr. Ronald Ede (who served as the chairman), Mr. Kern Lim and Mr. Wu Qiyao. All such directors are free from any affiliation with the Buyer Group, and none of such directors is or was ever an employee of the Company or any of its subsidiaries or has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the director’s receipt of board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the Special Committee’s or Board’s recommendation of the merger), and (iii) the director’s indemnification and liability insurance rights under the merger agreement. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the merger.

The Company has compensated the members of the Special Committee in exchange for their service in such capacity a monthly amount of $15,000 per member (or, in the case of the chairman of the Special Committee, a monthly amount of $18,000), the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger.

Position with the Surviving Corporation

After completion of the merger, Mr. Li expects to continue to serve as executive chairman of the board of directors, president and co-chief executive officer of the surviving corporation. Mr. Xu expects to continue to serve as chairman of the board of directors of the surviving corporation. Mr. Cheng expects to continue to serve as co-chief executive officer and chief strategic officer of the surviving corporation. It is anticipated that the other executive officers of the Company will hold positions with the surviving corporation that are substantially similar to their current positions.

Related Party Transactions

Except for the arrangements in connection with the merger discussed elsewhere in this proxy statement, during the past two years (i) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and any member of the Buyer Group, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company’s securities; election of the Company’s directors or sale or other transfer of a material amount of assets of the Company; (ii) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of the Company’s consolidated revenues with any member of the Buyer Group, and (iii) none of the Company’s executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any member of the Buyer Group.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the merger.

Description	Amount

Legal fees and expenses	$4,240,000

Financial advisory fees and expenses	$2,625,000

Special Committee fees	$384,000

Miscellaneous (including printing, filing fees, and mailing costs)	$306,000

Total	$7,555,000

These expenses will not reduce the merger consideration to be received by the Company shareholders. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will pay those costs and expenses.

Voting by the Rollover Shareholders at the Extraordinary General Meeting

Pursuant to the Support Agreements, the Rollover Shareholders have agreed to vote all of the Shares they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. As of the Share record date, we expect that the Rollover Shareholders as a group will beneficially own, in the aggregate, ___________ issued and outstanding Shares, which represents _______% of the total issued and outstanding Shares entitled to vote.

Litigation Related to the Merger

The Company is not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than (i) the approvals, filings or notices required under the federal securities laws, (ii) the registration of the plan of merger (and supporting documentation as specified in the CICL) with the Registrar of Companies of the Cayman Islands and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub at the time of the filing of the plan of merger, and notification of the merger being published in the Cayman Islands Government Gazette, and (iii) the anti-trust filings or clearances in applicable jurisdictions, including the Russian Antitrust Clearance.

Dissenter Rights

Please see “Dissenter Rights” beginning on page 89.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of material U.S. federal income tax consequences to only U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the merger agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below. Any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be relied upon, and cannot be relied upon by investors, for the purpose of avoiding penalties that may be imposed under the Code.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock or (ix) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, e.g., if such U.S. Holder holds interests in Holdco or the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenter Rights

The receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its Dissenter Rights (as described under the section entitled “Dissenter Rights”), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see “—Material PRC Income Tax Consequences”) or you are subject to PRC income tax pursuant to Circular 698 or Bulletin 7 as described below under the “—Material PRC Income Tax Consequences,” you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the “Treaty”). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the merger agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

We believe that we were not a passive foreign investment company or “PFIC” for our taxable year ended December 31, 2014  or any previous taxable years, and we do not expect to be a PFIC in the current taxable year. However, our PFIC status is tested each year and is dependent on the composition of our assets and income and the value of our assets from time to time. Because we currently hold, and expect to continue to hold, a substantial amount of cash and other passive assets, and because the value of our assets is to be determined in large part by reference to the market price of our ADSs and Shares, which is likely to fluctuate over time, there can be no assurance that we will not be a PFIC for 2015.

In general, we will be classified as a PFIC in any taxable year if either (a) the average quarterly value of our gross assets that produce passive income or are held for the production of passive income is at least 50% of the average quarterly value of our total gross assets (the “asset test”) or (b) at least 75% of our gross income for the taxable year is passive income (such as certain dividends, interest or royalties). For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income in any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. For purposes of the asset test: (a) any cash and cash invested in short-term, interest bearing debt instruments or bank deposits that are readily convertible into cash will generally count as producing passive income or held for the production of passive income, and (b) the total value of our assets is calculated based on our market capitalization.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election or qualified electing fund election, any gain recognized by a U.S. Holder on the disposition of a Share generally (a) would be allocated ratably to each day over such U.S. Holder’s holding period for the Share, (b) the amount allocated to the current year and any tax year prior to the first taxable year in which we were a PFIC would be taxed as ordinary income in the current year, (c) the amount allocated to each other taxable year would be subject to tax at the highest applicable marginal rate in effect for that year and (d) an interest charge at the rate for underpayments of taxes would be imposed on the resulting tax allocated to such period.

If we were a PFIC in any year in which a U.S. Holder held Shares and certain conditions relating to the regular trading of the Company’s Shares have been met in the past, a U.S. Holder of Shares may have been able to make a so-called “mark-to-market” election with respect to their Shares. If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder in the merger would generally be treated as ordinary income or ordinary loss (limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any).

We did not and do not intend to provide the information U.S. Holders would need to make a qualified electing fund election for the current taxable year, and as such the qualified electing fund election has not been and will not be available to U.S. Holders.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the merger to such U.S. Holder if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Certain U.S. Holders may be required to report information with respect to their investment in our Shares not held through a custodial account with a U.S. financial institution to the IRS. U.S. Holders should consult their tax advisors regarding their reporting obligation with respect to the disposition of their Shares.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) such holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (ii) the excess of such holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include gains from the sale or other disposition of capital assets such as the Shares. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Shares.

Consequences to the Company

No gain or loss is expected to be recognized by the Company.

Material PRC Income Tax Consequences

Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose "de facto management bodies" are located in the PRC are considered "resident enterprises," and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of EIT Tax Law, effective as of January 1, 2008, which defines the "de facto management body" as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies ("Circular 82") on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a "non-resident enterprise" from transfer of its equity in a PRC resident enterprise if such gain is regarded as incomes derived from sources within the PRC. The term "non-resident enterprise" means an enterprise established under the laws of a jurisdiction other than the PRC and whose actual administrative organization is not in the PRC, which has established offices or premises in the PRC, or which has not established any offices or premises in the PRC but has obtained income derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under an applicable income tax treaty with China.

As there has not been a definitive determination of the Company's status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises' Equity Transfer Income ("Circular 698") issued by the State Administration of Taxation, which became effective as of January 1, 2008, the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises ("Bulletin 24") issued by the State Administration of Taxation, which became effective as of April 1, 2011, and the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises ("Bulletin 7") issued by the State Administration of Taxation, which became effective on February 3, 2015, if any non-resident enterprise transfers equity of a resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer. In addition, if a non-PRC resident enterprise indirectly transfers so-called PRC Taxable Properties, referring to properties of an establishment or a place of business in China, real estate properties in China and equity investments in a PRC tax resident enterprise, by disposition of the equity interests in an overseas non-public holding company without a reasonable commercial purpose and resulting in the avoidance of PRC enterprise income tax, the transfer will be re-characterized as a direct transfer of the PRC Taxable Properties and gains derived from the transfer may be subject to a PRC withholding tax of up to 10%. Bulletin 7 has listed several factors to be taken into consideration by the tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, despite these factors, an indirect transfer satisfying all the following criteria will be deemed to lack reasonable commercial purpose and be taxable under the PRC laws: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Properties; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries that directly or indirectly hold the PRC Taxable Properties are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Properties is lower than the potential Chinese tax on the direct transfer of those assets. Nevertheless, the indirect transfers falling into the scope of the safe harbor under Bulletin 7 may not be subject to PRC tax. The safe harbor includes qualified group restructurings, public market trades and exemptions under tax treaties. Circular 698 or Bulletin 7 may be determined by the tax authorities to be applicable to the merger where non-PRC resident corporate shareholders or ADS holders were involved, if the merger is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Circular 698 or Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the merger by the Company’s shareholders who are non-PRC resident enterprises could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief). Neither Parent nor Merger Sub intends to withhold any PRC taxes on the consideration provided to non-PRC-resident shareholders of the Company in connection with the merger.

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for Shares and ADSs under the terms of the merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Registrar of Companies of the Cayman Islands to register the plan of merger and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for the ADSs on the New York Stock Exchange under the symbol “MR” for the periods indicated:

	Sales Price Per ADS (in $)
	High	Low
Quarterly:
2013
First quarter	40.50	28.65
Second quarter	42.40	36.30
Third quarter	43.81	36.13
Fourth quarter	42.11	33.88
2014
First quarter	40.89	30.03
Second quarter	34.54	29.94
Third quarter	32.99	28.54
Fourth quarter	31.84	26.20
2015
First quarter	33.83	25.90
Second quarter	32.06	26.66
Third quarter	28.64	21.80
Fourth quarter (through November 13, 2015)	26.84	21.97

On June 3, 2015, the last trading day immediately prior to the Company’s announcement on June 4, 2015 that it had received a going-private proposal, the reported closing price of the ADSs on the New York Stock Exchange was $27.47 per ADS. The merger consideration of $28.0 per Share, or $28.0 per ADS, represents a premium of 1.93% over the closing price of $27.47 per ADS on June 3, 2015, and a 3.07% discount over the Company’s 30 trading day volume-weighted average closing price as quoted by the New York Stock Exchange on June 3, 2015, the last trading day prior to the Company’s announcement on June 4, 2015 that it had received a going-private proposal, a 4.05% premium over the Company’s closing price on May 28, 2015, one week prior to the Company’s announcement. On November 13, 2015, the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of the ADSs were $26.66 and $26.57, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

The table below sets forth information with respect to cash dividends that we have paid to the Company's shareholders out of the Company's net distributable profits during the three-year period ended December 31, 2014.

Date Declared by The Board	Date Paid	Total Amount
February 27, 2012	March 2012	$46.4 million
February 25, 2013	March 2013	$59.1 million
March 3, 2014	March 2014	$58.7 million

On March 9, 2015, the Company declared a cash dividend of $0.40 per ordinary share and the cash dividends of approximately $47.1 million were payable to shareholders of record as of March 19, 2015.

Under the terms of the merger agreement, the company is not permitted to pay any dividends or repurchase any of the Shares pending consummation of the merger.

In the event the merger agreement is terminated for any reason and the merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company's future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If the Company pays any dividends, the ADS depositary will distribute such payments to the Company's ADS holders to the same extent as holders of the Shares, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder. Cash dividends on the Shares, if any, will be paid in U.S. dollars.

We are a holding company incorporated in the Cayman Islands. We rely on dividends from our subsidiaries in the PRC to fund our payment of dividends, if any, to our shareholders. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its accumulated after-tax profits, if any, based on PRC accounting standards each year to their general reserves until the accumulative amount of such reserves reach a certain percent of their registered capital, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiaries in China incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Furthermore, the EIT Law eliminates the exemption of enterprise income tax on dividends derived by foreign investors from foreign invested enterprises and imposes on our subsidiaries in China an obligation to withhold tax on dividend distributions to their non-PRC shareholders, provided that such non-PRC shareholders are not classified as resident enterprises.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on ________, ____, at ______ a.m. (Hong Kong Time) at the Company’s Hong Kong office at FLAT/RM 15-16 BLK 1 11/F, Grand Century, 193 Prince Edward West Road, Mongkok KL, Hong Kong.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as special resolutions:

THAT the agreement and plan of merger, dated as of November 4, 2015, as amended by Amendment No. 1 to the agreement and plan of merger, dated as of December 20, 2015 (as amended and as may be further amended from time to time, the “merger agreement”), among the Company, Parent and Merger Sub (such merger agreement being in the form attached as Annex A to this proxy statement, which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger among the Company and Merger Sub required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement, including the merger (the “merger”), the change of the authorized share capital of the surviving corporation to HK$380,000 at the effective time of the merger, and the replacing of the existing memorandum and articles of association in their entirety with a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Annexure 2 to the plan of merger, be authorized, approved and adopted;

THAT each of the members of the Special Committee be authorized to do all things necessary to give effect to merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•	if necessary, as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

If the merger is completed, at the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than Rollover Shares and the Dissenting Shares, will be cancelled in exchange for the right to receive $28.0 in cash without interest, and because each ADS represents one Share, each issued and outstanding ADS (other than ADS that represents Rollover Shares), will represent the right to surrender the ADS in exchange for $28.0 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement), in each case, in accordance with the terms and conditions set forth in the merger agreement. At the effective time of the merger, all of the Shares will be cancelled and cease to exist. Each Dissenting Share will thereafter represent only the right to receive the fair value of such Share as determined under Section 238 of the CICL. At the effective time of the merger, each Rollover Share will be cancelled for no consideration. Each ordinary share, par value HK$0.001 per share, of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value HK$0.001 per share, of the surviving corporation.

Our Board’s Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee:

•	determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement;

•	authorized and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the contemplated transactions, including the merger; and

•	resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

Quorum

The presence, in person or by proxy, of shareholders holding not less than one-third of the voting power represented by the issued and outstanding Shares on the Share record date will constitute a quorum for the extraordinary general meeting.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on ________, _______, or if you are a holder of ADSs at the close of business in New York City on ________, ________, the Share record date and the ADS record date for voting at the extraordinary general meeting, respectively. If you own ADSs on the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the registered holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than ____ a.m. (New York City Time) on ________, ________ in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before the close of business in New York City on ________, ________ and becoming a holder of Shares prior to the close of business in the Cayman Islands on ________, ________, the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote for each Class A ordinary share and five votes for each Class B ordinary share on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be ______ Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is ________, ________, at ____ a.m. (Hong Kong Time). Please see “Shareholders and ADS Holders Entitled to Vote; Voting Materials” below for additional information. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on the New York Stock Exchange. The Company’s Shares are not listed and cannot be traded on any stock exchange other than the New York Stock Exchange, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

Vote Required

We cannot complete the merger unless the merger agreement, plan of merger, and the transactions contemplated by the merger agreement are authorized and approved by the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the shareholders’ meeting (the “Requisite Company Vote”) in accordance with Section 233(6) of the CICL. As of the date of this proxy statement, the Rollover Shareholders beneficially owned approximately 27.3% of the total issued and outstanding Shares (assuming full exercise of their respective options), representing approximately 63.1% of the total number of votes represented by the Company’s issued and outstanding Shares. Pursuant to the terms of the Support Agreements, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger at the extraordinary general meeting of the Company.

Shareholders and ADS Holders Entitled to Vote; Voting Materials

Only holders of Shares entered in the register of members of the Company at the close of business on ________, ________ (Cayman Islands Time), the Share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share record date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share record date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each holder has one vote for each Class A ordinary share and five votes for each Class B ordinary share. Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than ____ a.m. on ________, ________ (Hong Kong Time). Shareholders can also attend the extraordinary general meeting and vote in person.

Holders of ADSs as of the close of business on ________, ________ (New York City Time), the ADS record date, will receive the final proxy statement and ADS voting instructions card either directly from the ADS depositary (in the case of holders of ADSs who hold the ADSs in certificated form, i.e., in the form of ADRs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who do not hold the ADSs in the form of ADRs). Holders of ADSs as of the close of business on ________, ________ (New York City Time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instructions card provided by the ADS depositary and returning it in accordance with the instructions printed on it. The ADS depositary must receive the ADS voting instructions card no later than ____ a.m. (New York City Time) on ________, ________. The ADS depositary shall endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions.

The ADS depositary has advised us that, pursuant to Section 12 of the American Depositary Receipt evidencing your ADSs, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs may vote at the extraordinary general meeting if they cancel their ADSs and become a holder of Shares by the close of business on ________, ____ (Cayman Islands Time). ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the ADS depositary for cancellation prior to the close of business in New York City on ________, ____ and complete certain other procedures required by the ADS depositary. Persons who hold ADSs in a brokerage, bank or nominee account, must contact their broker, bank or nominee to find out what actions they need to take to instruct the broker, bank or nominee to cancel the ADSs on their behalf.

Persons holding ADSs in a brokerage, bank or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their ADSs.

Each ADS represents one Class A ordinary share. As of ________, ________, there were ____ ADSs outstanding; subject to the cancellation procedures described above, none of the holders of these ADSs may vote in person at the extraordinary general meeting.

Persons who have acquired Shares and whose names are entered in the Company’s register of members before the close of business on ________, ________ (Cayman Islands Time) will receive the proxy form (including the voting material) before the extraordinary general meeting, and persons who are ADS holders as of the close of business on ________, ________ (New York City Time) will receive the ADS voting instructions card from the ADS depositary before the extraordinary general meeting. Shareholders who have acquired Shares after the close of business on ________, ________ (Cayman Islands Time) may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share record date who are unable to attend the extraordinary general meeting may appoint another person (including another shareholder, a third party or the chairman of the meeting) as their proxy to attend the meeting and to vote their Shares on their behalf, by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADS, the ADS depositary will deem such holder to have instructed the ADS depositary to vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting. Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, they will, under the terms of ADS deposit agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to the Designee, unless the Company notifies the ADS depositary that it does not wish such proxy to be given, that substantial opposition exists to the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of the ADSs or on the holders of the Shares. Likewise, unless the Company notifies the ADS depositary that there exists substantial opposition to the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of the ADSs or on the holders of the Shares, the Designee will receive a discretionary proxy from the ADS depositary and will vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting.

Revocability of Proxies

Registered holders of the Company’s Shares may revoke their proxies in one of three ways:

•	first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Mindray Medical International Limited, Mindray Building, Keji 12th Road South, Hi-tech Industrial Park, Nanshan, Shenzhen 518057, People’s Republic of China;

•	second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•	third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of the ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to ____ a.m. (New York City Time) on ________, ________. A holder of ADSs can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; or

•	second, a holder of ADSs can complete, date and submit a new ADS voting instructions card to the ADS depositary bearing a later date than the ADS voting instructions card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who continue to hold their Shares in their own name will have the right to dissent from the merger and receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote on the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the CICL, which is attached as Annex C to this proxy statement, for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P. M. (NEW YORK CITY TIME) ON ________, ________, AND BECOME REGISTERED HOLDERS OF SHARES NOT LATER THAN ________, ________.THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NEW YORK STOCK EXCHANGE. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NEW YORK STOCK EXCHANGE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact _______, which is acting as the proxy solicitor in connection with the merger, at _________, or call at ________or toll-free at_______, or by email at ___________.

Solicitation of Proxies

We have engaged ___________to assist in the solicitation of proxies from brokerage, banks or other nominees and individual investors for the extraordinary general meeting. We expect that [name of the proxy solicitor]'s fees for its services will be approximately $______ plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

This section of the proxy statement describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger. This description of the merger agreement has been included to provide you with information regarding its terms.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement, with the Company as the surviving entity of the merger. If the merger is completed, the Company will cease to be a publicly traded company. Unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the closing will take place as soon as practicable after, and in any event no later than the fifth business day immediately after all the closing conditions have been satisfied or waived (other than those that by their nature are to be satisfied or waived at the closing). At closing, Merger Sub and the Company will execute a plan of merger and register the plan of merger and other related documents with the Registrar of Companies of the Cayman Islands. The merger will become effective on either the date of such filing or within 90 days of the dates of registration of the plan of merger by the Registrar of Companies of the Cayman Islands, as specified in the plan of merger.

We expect that the merger will be completed during the first quarter of 2016, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, the parties intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Corporation

If the merger is completed, the current memorandum and articles of association of the Company will be replaced in its entirety by the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the merger except that at the Effective Time, all references to the name “Solid Union Limited” in the memorandum and articles of association shall be amended to the name of the surviving corporation as “Mindray Medical International Limited” and all references to the authorized share capital of the surviving corporation will be amended as necessary to correctly describe the authorized share capital of the surviving corporation as approved in the plan of merger. In addition, the directors of Merger Sub immediately prior to the Effective Time will become the initial directors of the surviving corporation and the officers of the Company immediately prior to the Effective Time will become the initial officers of the surviving corporation, in each case, unless otherwise determined by Parent prior to the Effective Time.

Merger Consideration

Under the terms of the merger agreement, if the merger is completed, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than the Rollover Shares, the Dissenting Shares and Shares represented by ADSs, shall be cancelled in exchange for the right to receive $28.0 in cash per Share without interest. Each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Rollover Shares) shall be cancelled in exchange for the right to receive $28.0 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms and conditions of the Deposit Agreement). The Rollover Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their fair value determined in accordance with the CICL. Please see “Dissenter Rights” beginning on page 89 for additional information.

At the Effective Time, each ordinary share, par value HK$0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value HK$0.001 per share, of the surviving corporation.

Treatment of Company Options

At or immediately prior to the Effective Time, the Company shall terminate the Share Incentive Plans, terminate all relevant award agreements applicable to the Share Incentive Plans, cancel all Company Options, Restricted Shares and RSUs under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable. Each holder of the outstanding and unexercised Company Options shall have the right to receive as soon as practicable following the Effective Time an amount in cash equal to the excess of $28.0 over the applicable per share exercise price of such Company Options multiplied by the number of Shares underlying such Company Options.

Treatment of Restricted Shares and RSUs

At or immediately prior to the Effective Time, (i) each holder of Restricted Shares or RSUs that are vested on or prior to January 1, 2016 and each member of the Special Committee who holds Restricted Shares or RSUs that are not vested on or prior to January 1, 2016 will have the right to receive from the surviving corporation as soon as practicable following the Effective Time an amount in cash determined by multiplying (x) $28.0 by (y) the number of Shares subject to such Restricted Shares or RSUs, as applicable; and (ii) each holder (other than the members of the Special Committee) of Restricted Shares or RSUs that are not vested on or prior to January 1, 2016 and are cancelled at the Effective Time will receive RCAs, and each RCA will entitle the holder to receive an amount equal to $28.0. The surviving corporation will pay each holder 50% of his or her RCAs on January 1, 2017 and the remaining 50% on January 1, 2018; provided, however, that if the holder is a U.S. taxpayer, then such holder will instead be paid his or her RCAs arising from RSUs in accordance with the payment timing of the settlement provisions of the related RSU award agreement (with the RCA attributable to an RSU paid on the date such RSU otherwise would have been settled).

Exchange Procedures

At or prior to the Effective Time, Parent will deposit with the paying agent for the benefit of the holders of the Shares and the ADSs an amount in cash which, together with the deposited available cash, will be sufficient for the paying agent to make payments under the merger agreement. Promptly after the Effective Time, the surviving corporation shall cause the paying agent to mail (or in the case of the Depository Trust Company, deliver), to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the per share merger consideration (i) a letter of transmittal in customary form  specifying the manner in which the delivery of the merger consideration to registered holders of Shares (other than Rollover Shares) will be effected; and (ii) instructions for effecting the surrender of share certificates representing the Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates, or non-certificated Shares represented by book entry ( the “Uncertificated Shares”) and/or such other documents as may be required in exchange for the per share merger consideration. Promptly after a dissenting shareholder has effectively withdrawn or lost his, her or its appraisal rights under the CICL, Parent shall cause the paying agent to mail to such dissenting shareholder such letter of transmittal and instructions. Upon surrender of any Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate) or Uncertificated Shares, each registered holder of Shares represented by such Share Certificate and each registered holder of Uncertificated Shares shall be entitled to receive an amount equal to (x) the number of Shares (other than Rollover Shares) represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificates) or the number of Uncertificated Shares multiplied by (y) the per share merger consideration. Any surrendered Share Certificate will be marked as cancelled.

Promptly after the Effective Time, the paying agent will transmit to the Bank of New York Mellon (the “Depositary”) an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Rollover Shares) and (y) the per ADS merger consideration, and the Depositary will distribute the per ADS merger consideration to ADS holders (other than with respect to ADSs representing Rollover Shares) pro rata to their holdings of ADSs upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expense of the Depositary and government charges (including any ADS cancellation or termination fee payable in accordance with the Deposit Agreement, but excluding withholding taxes if any) due to or incurred by the Depositary in connection with the cancellation of the ADSs surrendered and distribution of the per ADS merger consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the Shares or ADSs.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosures with the SEC prior to the date of the merger agreement. Furthermore, the representation and warranties made by the Company were qualified by the knowledge of all of Mr. Li, Mr. Xu and Mr. Cheng as of the date of the merger agreement. It should also be noted that information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, existence, good standing and authority to carry on the Company’s businesses;

•	the non-existence of any subsidiaries, joint-ventures, or other entities through which the Company or any of its subsidiaries (any of which a “Group Company”) conducts business other than those disclosed in relevant SEC reports;

•	the furnishing by the Company to Parent of accurate memorandum and articles of association, and its compliance with the terms thereof;

•	the Company’s capitalization and the absence of preemptive or other similar rights with respect to securities of the Company and its subsidiaries, or any securities or encumbrances on Company securities that would give their holders the right to vote with the Company’s shareholders;

•	the validity of company equity awards and the absence of any agreements (other than the Share Incentive Plans or award agreements evidencing the company equity awards) binding any Group Company to accelerate the vesting of such awards as a result of the transactions contemplated by the merger agreement;

•	the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

•	the required vote of the Company’s shareholders to adopt the merger agreement;

•	the declaration of advisability and recommendation to the shareholders of the Company of the merger agreement, the plan of merger and the merger by the Special Committee and by the Board, and the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, by the Board;

•	the receipt of a fairness opinion from the financial advisor to the Special Committee;

•	the Company has filed all required SEC filings since September 6, 2006 and the financial statements included or incorporated by reference in such SEC filings;

•	the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

•	compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange;

•	the Company’s disclosure controls and procedures and internal control over financial reporting;

•	the absence of any “Company Material Adverse Effect” (as defined below) or certain other changes or events since January 1, 2015;

•	The obtaining of all governmental consents and approvals in connection with the transactions contemplated by the merger agreement;

•	the absence of violations of, material breach of, or conflict with, the governing documents of the Company, laws applicable to the Company and certain agreements of the Company as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	the absence of secured creditors;

•	real property;

•	intellectual property;

•	the absence of material litigation against the Company or its subsidiaries;

•	compliance with applicable laws and possession of material licenses and permits;

•	labor and employment matters;

•	environmental matters;

•	tax matters;

•	material contracts and the absence of any default under, or breach or violation of, any material contract (except as those not reasonably expected to have a Company Material Adverse Effect);

•	insurance matters;

•	the absence of a shareholder rights plan and the inapplicability of any anti-takeover law (other than the CICL) to the merger;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the merger agreement.

Many of the representations and warranties in the merger agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the merger agreement, a “Company Material Adverse Effect” means any event, circumstance, change or effect (“Effect”) that, individually or in the aggregate with all other Effects, has or would reasonably be expected to have a material adverse effect to the business, financial condition, assets or results of operations of the Company and its subsidiaries taken as a whole. However, no facts, circumstances, events, changes, conditions, effects or developments arising out of, relating to or resulting from any of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur:

(i)	changes affecting the economy or financial, credit or securities markets generally in the PRC, the United States or any other jurisdiction in which any Group Company conducts business;

(ii)	changes in GAAP or applicable laws or any interpretation thereof after the date hereof;

(iii)	factors generally affecting the industries in which the Company and its subsidiaries operate;

(iv)	the consummation of the transactions contemplated under the merger agreement, the public announcement of the merger agreement or the identity of Parent and its affiliates (including the initiation of litigation or other legal proceedings or any losses of customers or employees relating to the merger agreement or the transactions contemplated under the merger agreement);

(v)	any outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or terrorism, act of God or natural disasters, or similar events;

(vi)	changes in the market price or trading volume of Shares (it being understood that the underlying cause of such change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

(vii)	actions or omissions of the Company or any of its subsidiaries (i) that are required by the merger agreement, (ii) taken with the consent of Parent or Merger Sub or (iii) taken at the request of Parent or Merger Sub;

(viii)	any breach of the merger agreement by Parent or Merger Sub;

(ix)	changes in general business, economic, political or financial market conditions;

(x)	the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or

(xi)	any change or prospective change in the Company’s credit ratings;

provided, further, that the Effects set forth in clauses (i), (ii), (iii), (vi), and (ix) above may be taken into account in determining whether a “Material Adverse Effect” has occurred or reasonably would be expected to occur if and to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the same industries and geographic markets in which the Company and its subsidiaries conduct their businesses.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, existence and good standing;

•	their memorandum and articles of association being in full force and effect;

•	the capitalization of Parent and Merger Sub, Parent’s ownership of Merger Sub and the operations of Parent and Merger Sub;

•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of violations of, or conflicts with, the governing documents of Parent or Merger Sub, laws applicable to Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement by Parent and Merger Sub;

•	the obtaining of all governmental consents and approvals in connection with the transactions contemplated by the merger agreement;

•	the absence of secured creditors of Merger Sub;

•	the delivery of the financing documents and the absence of any breach or default under the financing documents;

•	sufficiency of funds to consummate the merger and the other transactions contemplated by the merger agreement, subject to the availability of certain amount of the Company’s cash and other conditions;

•	the non-existence of any economic interest in the Company by Parent or Merger Sub other than interests contemplated by the transactions contemplated under the merger agreement or the Support Agreements;

•	the accuracy of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for Schedule 13E-3 and the proxy statement;

•	the absence of material legal proceedings against Parent, Merger Sub or any of their respective affiliates;

•	the absence of any other agreements (except for the Support Agreements) (i) between Parent, Merger Sub or any of their affiliates on one hand, and any member of the Group Company’s management, directors, employees or shareholders, on the other, that relate to the transactions contemplated by the merger agreement or (ii) pursuant to which any holder of Shares would be entitled to receive consideration different than the merger consideration or pursuant to which a shareholder agreed to vote to approve the merger agreement or against any superior proposal;

•	the acknowledgment of the Parent and Merger Sub as to their non-reliance on any estimates, forecasts, projections, plans and budgets provided by the Company and its subsidiaries;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	the absence of any other representations and warranties by Parent or Merger Sub to the Company, other than the representations and warranties made by Parent or Merger Sub in the merger agreement.

Conduct of Business Pending the Merger

The Company has agreed that from the date of the merger agreement until the Effective Time (or the termination of the merger agreement), the Company shall use commercially reasonable efforts to conduct the business of the Company and its subsidiaries in the ordinary course in all material respects and use its commercially reasonable efforts, consistent with past practice, to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees.

From the date of the merger agreement until the Effective Time (or the termination of the merger agreement), without the prior written consent of Parent, the Company will not and will not permit any of its subsidiaries to, among other things:

•	amend its memorandum and articles of association or equivalent organizational documents,

•	(i) split, combine or reclassify any shares in its share capital, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its share capital, except for dividends by any of its direct or indirect wholly-owned subsidiaries, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any share capital or registered capital of the Company or any other Group Company, other than the acquisition by the Company of its securities in connection with the forfeiture of Company Options or repurchase of unvested Restricted Shares, the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof, or the transfer or other disposition of securities between or among the Company and its direct or indirect wholly-owned subsidiaries;

•	issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any share capital or registered capital of the Company or any other Group Company, other than the issuance of any share capital or registered capital of the Company pursuant to the Share Incentive Plans, the transfer or other disposition of securities between or among the Company and its direct or indirect wholly-owned subsidiaries, or pursuant to existing contracts or commitments;

•	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses with a value in excess of $50 million in any single transaction or series of related transactions, other than (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business;

•	sell, lease or otherwise transfer any of its assets, securities, properties, interests or businesses with a value in excess of $50 million in any single transaction or series of related transactions, other than (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business;

•	other than in connection with actions permitted above which concern acquisitions in excess of $50 million, make any material loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business or in an amount not in excess of $50 million in any single transaction or series of related transactions or between the Company and its subsidiaries;

•	incur any indebtedness for borrowed money or guarantees thereof with an amount in excess of $50 million in any single transaction or series of related transactions, other than (i) any indebtedness or guarantee incurred in the ordinary course of business or (ii) incurred between the Company and any of its direct or indirect wholly-owned subsidiaries or between any of such direct or indirect wholly-owned subsidiaries;

•	change the Company’s methods of accounting in any material respects, except as required by concurrent changes in GAAP or applicable law;

•	settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its subsidiaries, (ii) any shareholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated under the merger agreement, in each case other than any settlement (A) in the ordinary course of business or pursuant to existing contracts or commitments, or (B) requiring the Company and its Subsidiaries to pay monetary damages not exceeding $50 million; or

•	agree, resolve or commit to do any of the foregoing.

In addition, both Parent and Merger Sub, from the date of the merger agreement until the earlier of the Effective Time and the valid termination of the merger agreement, shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the merger becoming incapable of being satisfied; or (b) take any action or fail to take any action, the taking or failure to take, as applicable, would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the merger or the other transactions contemplated under the merger agreement.

Shareholders’ Meeting

The Company will, subject to certain exceptions, take all action necessary to call, give notice of, set a record date for and convene a general meeting of its shareholders (including Shares represented by ADSs) for the purpose of obtaining the Requisite Company Vote as soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 filed in connection with the transactions contemplated by the merger agreement. The Company may postpone or adjourn the general meeting of its shareholders (i) with the consent of Parent, (ii) to solicit additional proxies if there are insufficient proxies received at such general meeting to constitute a quorum, or (iii) to allow reasonable additional time for (x) the filing and mailing of any supplemental or amended disclosure and (y) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to such general meeting.

Unless there has been a Change in the Company Recommendation, which change is made in accordance with the merger agreement, the Board will (a) make a recommendation to the shareholders of the Company to approve the merger agreement, the plan of merger and the merger, and include such recommendation in this proxy statement and (b) will use reasonable best efforts to take all actions reasonably necessary in accordance with applicable law and the memorandum and articles of association of the Company, to solicit the Requisite Company Vote. In the event that the Board makes a Change in the Company Recommendation and/or authorizes the Company to terminate the merger agreement, the Company shall not be required to convene the shareholder’s meeting or submit the merger agreement to the holders of the Shares for approval.

Solicitation of Acquisition Proposals

From the date of the merger agreement until 11:59 p.m. on December 19, 2015 (Hong Kong Time), the Company is permitted to (i) initiate, solicit and encourage acquisition proposals, including by way of public disclosure and by way of providing access to non-public information to any person (each, a “Solicited Person”) pursuant to (but only pursuant to) one or more acceptable confidentiality agreements provided that the Company shall promptly (and, in any event, within 24 hours) provide to Parent any material information concerning the Company or its subsidiaries that it has provided to any Solicited Person which was not previously provided to Parent, and (ii) enter into and maintain discussions or negotiations with respect to acquisition proposals or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations.

From and after 12:00 a.m. on December 20, 2015 (Hong Kong Time), the Company will not, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or could reasonably be expected to lead to, any acquisition proposal, (ii) enter into, maintain or continue discussions or negotiations with, or provide any non-public information to, any person in connection with an acquisition proposal, (iii) agree to, approve, endorse or recommend any acquisition proposal or enter into any letter of intent or contract relating to, or reasonably be expected to result in, any acquisition proposal (other than any acceptable confidentiality agreement), or (iv) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

From and after 12:00 a.m. on December 20, 2015 (Hong Kong Time), the Company shall notify Parent as promptly as practicable (and in any event within 24 hours after the Company has knowledge thereof), orally and in writing, of any acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal specifying the terms of such proposal and the identity of the party making such proposal, and keep Parent fully informed therefrom on a reasonably current basis regarding the status and terms of such proposal.

From and after 12:00 a.m. on December 20, 2015 (Hong Kong Time) and prior to the receipt of the Requisite Company Vote, the Company may, following the receipt of a written acquisition proposal (provided that such acquisition proposal shall not have been obtained in violation of the restrictions described in the preceding paragraph and the Company shall have complied with the requirements of the merger agreement with respect to such acquisition proposal): (i) contact the person or group of persons who has made such acquisition proposal to clarify and understand the terms and conditions thereof and to notify such person of the restrictions provided for by the merger agreement, (ii) provide information (including any non-public information or data concerning the Company or any of its subsidiaries) in response to the request of the person or group of persons who has made such acquisition proposal, if prior to providing such information, the Company has received from the person or group of persons so requesting such information an executed acceptable confidentiality agreement, a copy of which shall be promptly (and, in any event, within 24 hours) provided to Parent, provided the Company shall concurrently make available to Parent all information concerning the Company and its subsidiaries that is provided to any person or group; and/or (iii) engage or participate in any discussions or negotiations with the person or group of persons who has made such acquisition proposal. However, if the Company would like to take any action as described in (ii) or (iii) above, the Board must have determined prior to the Company taking such action, in its good faith judgment upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal.

Neither the Board nor any of its committees shall change, withhold, withdraw, qualify or modify, or resolve to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any acquisition proposal. Notwithstanding the foregoing, if the Board shall have received a written acquisition proposal that the Board determines, in its good faith judgment upon the recommendation of the Special Committee, prior to obtaining the Requisite Company Vote and upon advice by independent legal counsel, constitutes a superior proposal, the Board (upon the recommendation of the Special Committee) or the Special Committee may effect a Change in the Company Recommendation, recommend a superior proposal, authorize the Company to terminate the merger agreement and/or enter into a definitive agreement with respect to such superior proposal, but only (i) if the Company shall have complied with the requirements of the merger agreement with respect to the solicitation of and response to acquisition proposals; (ii) after (A) providing at least five business days’ written notice to Parent in the form and manner prescribed by the merger agreement, (B) negotiating with and causing its financial and legal advisors to negotiate with Parent and its representatives in good faith to make such adjustments in the terms and conditions of the merger agreement, so that such third party proposal or offer would cease to constitute a superior proposal, and (C) permitting Parent and its representatives to make a presentation to the Board and the Special Committee regarding the merger agreement and any adjustments with respect thereto, provided that any material modifications to such acquisition proposal that the Board has determined to be a superior proposal shall be deemed a new superior proposal and the Company shall be required to again comply with the non-solicitation and acquisition proposal response requirements of the merger agreement, and (iii) following the end of such notice period(s), the Board determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), after considering the terms of any proposed modification or amendment to the merger agreement by Parent, that the acquisition proposal giving rise to the notice of superior proposal continues to constitute a superior proposal.

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the merger agreement, it has been agreed, among other provisions, that:

•	The indemnification, advancement and exculpation provisions of indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time will survive the merger and may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company.

•	The memorandum and articles of association of the surviving corporation will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

•	The surviving corporation will, and Parent will cause the surviving corporation to, maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated under the merger agreement, including the merger; provided that the surviving corporation may substitute therefor policies of at least the same coverage containing terms and conditions no less favorable than the existing insurance; and provided further that the surviving corporation will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may and, at Parent’s request, the Company will, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company. If a “tail” prepaid policy has been obtained by the Company prior to the closing of the merger, the surviving corporation will (and Parent will cause the surviving corporation to) maintain the policy in full force and effect, and continue to honor the obligations thereunder.

•	From and after the Effective Time until the sixth anniversary of the Effective Time, the surviving corporation will comply with all of its obligations and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless the present and former officers and directors thereof against all kinds of liabilities (i) arising out of, relating to or in connection with any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time to the extent provided under the Company’s or its subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the merger agreement and to the fullest extent permitted by the CICL or any other applicable law or (b) arising out of acts or omissions in such party’s official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries arising out of, relating to or in connection with any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time in such party’s capacity as a director or an officer of the Company or any of its subsidiaries.

Financing

As of the date of the merger agreement, Parent has delivered to the Company copies of (a) the Debt Commitment Letter, pursuant to which the Lead Arrangers have agreed to provide the debt financing in the aggregate amount set forth in such Debt Commitment Letter and the proceeds of which will be used to finance the consummation of the merger and (b) the Support Agreements from the Rollover Shareholders.

Parent and Merger Sub will use their reasonable best efforts to arrange and obtain the debt financing for the merger on the terms and conditions described in the Debt Commitment Letter, by (a) maintaining in effect the Debt Commitment Letter, (b) satisfying all conditions in the Debt Commitment Letter that are within its control on a timely basis, (c) enforcing the funding obligation under the Debt Commitment Letter, (d) executing a definitive debt financing agreement substantially on the terms set out in the Debt Commitment Letter, and (e) consummating the debt financing at or prior to closing. Neither Parent nor Merger Sub will amend or waive any terms of the financing commitments without the prior written consent of the Company if such amendments or waivers would reduce the amount of the debt financing or impose additional conditions that would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the merger or adversely and materially impact the ability of Parent or Merger Sub to enforce its rights against the other parties to any financing document. Parent and Merger Sub have the right to apply any amount of the cash of the Company and its subsidiaries available prior to the closing in certain bank accounts towards payment of the merger consideration.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, Parent and Merger Sub will promptly notify the Company and use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated under the merger agreement, with terms and conditions that are not materially less favorable from the standpoint of the Company in any material respect than as set forth in the Debt Commitment Letter as promptly as practicable.

Prior to the closing, Parent will notify the Company promptly (a) of its knowledge regarding any breach of any material provisions of any of the financing commitments, and (b) upon its receipt of notice regarding the termination or threatened termination of any financing commitment.

The Company and its subsidiaries will use their reasonable best efforts to provide to Parent and Merger Sub all cooperation reasonably requested by Parent in connection with the arrangement of the debt financing and any alternative financing, which reasonable efforts include, among other things, (a) as promptly as practicable, furnish Parent and its financing sources with financial and other pertinent information regarding the Company and its subsidiaries as reasonably requested and is customary in connection with the debt financing or any alternative financing, (b) participating in meetings, presentations and due diligence sessions, (c) facilitate the providing of guarantees and granting of a security interest (and perfection thereof) in and pledge of collateral and assist in the preparation of, and executing and delivery at the closing, any definitive documents for the debt financing, (d) using reasonable best efforts to obtain a certificate of the chief financial officer or person performing similar functions of the Company with respect to solvency matters to the extent reasonably required by the financing sources or the Debt Commitment Letter, (e) arranging for payoff letters, lien terminations and instruments of discharge to be delivered at or prior to closing relating to all indebtedness to be paid off, discharged and terminated at closing, and (f) furnish all documentation required by governmental authorities under applicable laws, related to the debt financing.

Other Covenants

The merger agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	reasonable access by Parent and Parent’s authorized representatives to the offices, properties, books and records of the Company and any of its subsidiaries between the date of the merger agreement and the Effective Time (subject to all applicable law and the contractual obligations and restrictions);

•	reasonable best efforts of each party to consummate the transactions contemplated by this merger agreement;

•	ensure the compliance of Merger Sub with its obligations under the merger agreement;

•	coordination of press releases and other public announcements or filings relating to the merger;

•	notification of certain events;

•	fees and expenses incurred in connection with the merger agreement;

•	delisting and deregistration of the Shares;

•	matters relating to takeover statutes;

•	resignation of the directors of the Company and its subsidiaries pursuant to Parent’s request; and

•	participation in litigation relating to the merger or the merger agreement.

Conditions to the Merger

The obligations of the Company, Parent, and Merger Sub to consummate the transactions contemplated by the merger agreement, including the merger, are subject to the satisfaction or waiver (where permissible) of the following conditions:

•	The merger agreement, the plan of merger and the transactions contemplated by the merger agreement shall have been approved and adopted by way of special resolution by holders of Shares constituting the Requisite Company Vote at the shareholders’ meeting in accordance with the CICL and the Company’s memorandum and articles of association; and

•	No governmental authority shall have enacted, issued, promulgated, enforced or entered any law or award which is then in effect (whether temporary, preliminary or permanent) and has the effect of enjoining, restraining, prohibiting or otherwise making the merger illegal.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction or waiver (where permissible) at or prior to the closing date of the following conditions:

•	(i) other than the representations and warranties of the Company regarding capitalization contained in the merger agreement, the representations and warranties of the Company contained in the merger agreement (disregarding for this purpose any limitation or qualification by materiality or Company Material Adverse Effect) are true and correct as of the date of the merger agreement and as of the closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (ii) the representations and warranties set forth with regards to capitalization shall be true and correct in all respects (except for de minimus inaccuracies) as of the date of the merger agreement and as of the closing, as though made on and as of such date and time, in each case, interpreted without giving effect to a materiality qualifier;

•	the Company shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date;

•	no Company Material Adverse Effect shall have occurred since the date of the merger agreement;

•	the holders of no more than 15% of the Class A Shares, including the Shares underlying the ADSs, shall have validly served a notice of objection under Section 238(2) of the CICL;

•	the Company shall have delivered to Parent a certificate, dated as of the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the immediately preceding conditions.

The obligations of the Company to consummate the merger are also subject to the satisfaction or waiver (where permissible) at or prior to the closing date of the following conditions:

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement (disregarding for this purpose any limitation or qualification by materiality) shall be true and correct as of the date of the merger agreement and as of the closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of any of the transactions contemplated under the merger agreement;

•	Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date;

•	Parent shall have delivered to the Company a certificate, dated the date of the closing, signed by an executive officer of Parent, certifying as to the satisfaction of the immediately preceding conditions.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of Parent and the Company with the approval of their respective boards of directors (in the case of the Board, upon the approval of the Special Committee);

•	by either Company (upon the approval of the Special Committee) or Parent, if:

•	the merger shall not have been consummated on or before November 4, 2016, provided that the right to terminate the merger agreement pursuant to this term shall not be available to any party whose failure to fulfill any of its obligations under the merger agreement has been a cause of, or resulted in, the failure to consummate the merger by such date;

•	any governmental authority shall have enacted, issued, promulgated, enforced or entered any order which shall have become final and non-appealable, provided that the right to terminate the merger agreement pursuant to this term shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a cause of, or resulted in, such order; or

•	the Requisite Company Vote shall not have been obtained at the shareholders’ meeting duly convened therefor and concluded or at any adjournment or postponement thereof; provided that this right to terminate the merger agreement shall not be available to any party who has breached in any material respect any of its non-solicitation obligations, or the obligations to provide timely cooperation necessary to produce accurate SEC filings as required under the merger agreement.

•	by the Company (upon the approval of the Special Committee), if:

•	the Board authorizes (upon the recommendation of the Special Committee) the Company, subject to complying with the terms of the merger agreement, to enter into a written agreement concerning a superior proposal; provided that concurrently with or immediately after such termination, the Company pays the termination fee of $25 million to Parent pursuant to the merger agreement and shall have complied with the relevant procedure under the merger agreement;

•	the Board, acting upon the recommendation of the Special Committee, has effected a Change in the Company Recommendation; provided that concurrently with or immediately after such termination, the Company pays the termination fee of $25 million to Parent pursuant to the merger agreement and shall have complied with the relevant procedures under the merger agreement;

•	a breach or failure in any material respect of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in the merger agreement shall have occurred, which breach would give rise to the failure of the consummation of the merger, and as a result of such breach, such condition would not be capable of being satisfied prior to November 4, 2016, or if capable of being cured, shall not have been cured (x) within 30 business days following receipt of written notice by Parent and Merger Sub of such breach or failure to perform from the Company stating the Company’s intention to terminate the merger agreement or (y) any shorter period of time that remains between the date the Company provides written notice of such breach and November 4, 2016, provided, however, that, the Company shall not have the right to terminate the merger agreement pursuant to this term if the Company is then in material breach of any representations, warranties, covenants or agreements under the merger agreement that would result in the failure of the consummation of the merger; or

•	(x) all of the conditions to the merger regarding obtaining Requisite Company Vote and no governmental injunction and all of the conditions to be performed by the Company have been satisfied (other than those conditions that by their nature are to be satisfied at the closing, but subject to their satisfaction or waiver by the party having the benefit thereof) or waived by Parent and Merger Sub, (y) the Company has irrevocably confirmed by notice to Parent that all of the conditions to be performed by Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied at the closing, but subject to their satisfaction or waiver by the party having the benefit thereof) or waived by the Company and that the Company is ready, willing and able to consummate the closing, and (z) Parent and Merger Sub fail to complete the closing within 10 business days following the date the closing should have occurred.

•	by Parent, if:

•	a breach or failure in any material respect of any representation, warranty, covenant or agreement of the Company set forth in the merger agreement shall have occurred, which breach would give rise to the failure of the consummation of the merger, and as a result of such breach, the applicable condition would not be capable of being satisfied prior to November 4, 2016, or if capable of being cured, shall not have been cured (x) within 30 business days following receipt of written notice by the Company of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement or (y) any shorter period of time that remains between the date Parent provides written notice of such breach and November 4, 2016, provided, however, that, Parent shall not have the right to terminate the merger agreement on these grounds if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or agreements under the merger agreement that would result in the conditions to closing set forth the merger agreement not being satisfied; or

•	a Company Triggering Event shall have occurred.

A “Company Triggering Event” occurs if (a) there has been a Change in the Company Recommendation; (b) the Board has recommended to the shareholders of the Company an acquisition proposal or has resolved to do so; (c) the Company has failed to include in the proxy statement the Company Recommendation; (d) the Board fails to reaffirm its recommendation in favor of the approval of the merger agreement and the approval of the merger within three business days after Parent requests in writing that such recommendation be reaffirmed; or (e) a tender offer or exchange offer for 20% or more of the outstanding shares of the Company is commenced, and the Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders).

Termination Fee

The Company will pay to Parent or its designees a termination fee of $25 million, if the merger agreement is terminated:

•	by Parent where the Company is in breach or failure in any material respect of its representation, warranty, covenant or agreement such that the corresponding condition to closing cannot be satisfied, or upon the occurrence of a Company Triggering Event;

•	by the Company where the Company enters into a written agreement concerning a superior proposal or the Board changes its recommendation to the shareholders of the Company, and in each case, the Company complies with the requisite procedure; or

•	by the Company or Parent where either (i) the merger is not consummated on or before November 4, 2016, or (ii) the Requisite Company Vote is not obtained (provided that in each case, the termination right will not be available to any party whose failure to fulfill its obligations gives rise to the result in the foregoing (i) and (ii)) and where at or prior to the time of such termination, an acquisition proposal have been made known to the Company, or shall have been publicly announced or publicly made known, and not withdrawn, and, within 12 months after such termination, the Company or any of its subsidiaries enters into a definitive agreement in connection with any acquisition proposal, subject to certain qualifications and procedures pursuant to the merger agreement.

•	In the event that the merger agreement is terminated under any of the above circumstances other than the termination by Parent where the Company is in breach or failure in any material respect of its representation, warranty, covenant or agreement such that the corresponding condition to closing cannot be satisfied, the Company will not be liable for any termination fees if the acquisition proposal that leading up to such termination has been made known to the Company, the public or the Company’s shareholders on or before 11:59 p.m. on December 19, 2015(Hong Kong Time).

Parent will pay to the Company a termination fee of $50 million, if the merger agreement is terminated:

•	by the Company where Parent or Merger Sub is in breach or failure in any material respect of its representation, warranty, covenant or agreement such that the corresponding condition to closing cannot be satisfied; or

•	by the Company due to the Parent or Merger Sub failing to complete the closing within 10 business days following the date the closing should have occurred, provided that the corresponding conditions to the closing of the merger have been satisfied, the Company has irrevocably confirmed by written notice that all conditions to the Company’s obligations to effect the merger have been satisfied or waived and it is ready, willing and able to consummate the closing on or prior to the closing date.

Parent will pay to the Company a termination fee of $25 million, if:

•	Parent decides not to proceed to consummate the merger due to the holders of more than 15% of the Class A Shares, including the Shares underlying the ADSs, validly serving a notice of objection under 238(2) of the CICL as dissenting shareholders.

Parent will pay to the Company all expenses incurred by the Company and its affiliates in connection with the transactions contemplated by the merger, if the merger agreement is terminated by either the Company or Parent due to the failure to close the merger on or before November 4, 2016 solely as a result of regulatory requirement on the side of Parent and Merger Sub having not been satisfied by November 4, 2016.

Remedies

The parties to the merger agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity. Specifically, the Company is entitled to an injunction or injunctions, or other appropriate form of specific performance or equitable relief to enforce Parent’s and Merger Sub’s obligation to consummate the merger, but only in the event that each of the following conditions has been satisfied: (i) all conditions to Parent’s and Merger Sub’s obligations to consummate the merger (other than those conditions that by their terms are to be satisfied at the closing of the merger) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the closing of the merger by the date the closing is required to have occurred pursuant to the merger agreement, (iii) the debt financing for the merger has been funded or will be funded at the closing of the merger in accordance with its terms, and (iv) the Company has irrevocably confirmed in writing that if specific performance is granted and the debt financing is funded, then the closing of the merger will occur. The Company will not be entitled to enforce specially Parent’s obligation to consummate the merger if the debt financing has not been funded in the absence of any breach by Parent or Merger Sub of the merger agreement or any financing document.

While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the closing of the merger and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of $50 million and the Company termination fee of $25 million, respectively, and reimbursement of certain expenses accrued in the event that Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the merger agreement, as the case may be.

Amendment

The merger agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors (or in the case of the Company, the Special Committee) at any time prior to the Effective Time; provided, however, that, after the approval of the merger agreement and the transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the merger. The merger agreement may only be amended by an instrument in writing signed by each of the Company, Parent and Merger Sub.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company's shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTER RIGHTS

The following is a brief summary of the rights of holders of the Shares to dissent from the merger and receive payment of the fair value of their Shares (“Dissenter Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the CICL, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex C, particularly the procedural steps required to exercise Dissenter Rights. These procedures are complex and you should consult your Cayman Islands legal counsel if you are considering exercising such rights. If you do not fully and precisely satisfy the procedural requirements of the CICL, you will lose your Dissenter Rights.

Requirements for Exercising Dissenter Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of his or her Shares upon dissenting from the merger.

The valid exercise of your Dissenter Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the merger is void or unlawful. To exercise your Dissenter Rights, the following procedures must be followed:

•	you must give written notice of objection to the merger (“Notice of Objection”) to the Company prior to the vote to authorize the merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the vote at the extraordinary general meeting;

•	within 20 days immediately following the date on which the vote authorizing the merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all Dissenting Shareholders who have served a Notice of Objection. The merger agreement also provided that the company has agreed to serve any Approval Notice within five days of the approval of the merger by shareholders;

•	within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the Dissenting Shareholder must give to the Company a written notice of his decision to dissent (a “Notice of Dissent”) stating his name and address, the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares. A Dissenting Shareholder must dissent in respect of all the Shares which he holds; the Dissenting Shareholder will cease to have any rights as a shareholder upon the giving of such Notice of Dissent, except for (a) the right to be paid the fair value of his or her Shares, (b) the right to participate in the court proceedings to determine the fair value of his or her Shares, and (c) the right to institute proceedings on the grounds that the merger is unlawful or void;

•	within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the Surviving Corporation, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares. The merger agreement also provides that the Company has agreed that the per share merger consideration represents the fair value of the Shares;

•	if, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will acquire the Dissenting Shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all Dissenting Shareholders. The petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed upon the fair value of their Shares with the Company, and if a Dissenting Shareholder files a petition the Company must file such verified list within 10 days of service of such petition; and

•	if a petition is timely filed and served, the Grand Court will determine at a hearing at which Dissenting Shareholders are entitled to participate (a) the fair value of the Shares held by those Dissenting Shareholders together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

Once you have given a Notice of Dissent to the Company, you will cease to have any of the rights of a shareholder except the right to be paid the fair value of your Shares (and the right to participate in the proceedings to determine their fair value, and the right to seek relief on the grounds that the merger is void or unlawful). The enforcement of your Dissenter Rights will preclude the enforcement of any other rights to which you might otherwise be entitled by virtue of your holding Shares, other than the rights referred to in the preceding sentence.

All notices and petitions must be executed by the registered shareholder or a person duly authorized on behalf of the Dissenting Shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are held by a fiduciary, such as by a trustee, guardian or custodian, these notices must be executed by a duly authorized person on behalf of the fiduciary. If the Shares are held by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder; however, the agent must identify the registered owner and expressly disclose the fact that, in exercising the notice, he is acting as a duly authorized agent for the registered holder. A person having a beneficial interest in Shares registered in the name of another person, such as a broker or nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to exercise whatever Dissenter Rights attached to the Shares.

You must be a registered holder of Shares in order to exercise your Dissenter Rights in respect of such Shares. A holder of ADSs who wishes to dissent must surrender his or her ADSs to the ADS depositary and pay the fee of ADS depositary to withdraw his or her Shares and then become a registered holder of such Shares and comply with the procedures described above in order to exercise the Dissenter Rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise Dissenter Rights on behalf of a holder of ADSs, and any Notice of Objection or Notice of Dissent delivered to the ADS depositary will not be effective under the CICL. If you wish to cancel your ADSs, please contact the ADS depositary's office at The Bank of New York Mellon, Tel No. +01 212 815 8161, Attention: Ms. Anita Sung. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on the New York Stock Exchange. The Company’s Shares are not listed and cannot be traded on any stock exchange other than the New York Stock Exchange, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting or to exercise Dissenter Rights, and the merger is not completed and you wish to be able sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

If you do not satisfy each of the above requirements and otherwise comply strictly with the procedures required by the CICL with regard to the exercise of Dissenter Rights, you will not be entitled to exercise your Dissenter Rights and will be bound by the terms of the merger agreement and the plan of merger. Submitting a signed proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, will not alone entitle you to exercise your Dissenter Rights. You must send all notices to the Company to Attention: Board Secretary Office, Mindray Medical International Limited, Mindray Building, Keji 12th Road South, Hi-tech Industrial Park, Nanshan, Shenzhen 518057, People’s Republic of China.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the CICL could be more than, the same as, or less than the $28.0 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the per Share merger consideration of $28.0 is equal to the fair value of each of your Shares. You may also be responsible for the cost of any appraisal proceedings.

The provisions of Section 238 of the CICL are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenter Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenter Rights.

FINANCIAL INFORMATION

The following sets forth certain selected historical consolidated financial information of the Company for each of the two years ended December 31, 2013 and 2014 and each of nine months ended September 30, 2014 and 2015. The historical consolidated financial information for the years ended December 31, 2013 and December 31, 2014 has been derived from the audited financial statements filed as part of the Company’s Annual Report on Form 20-F for the year ended December 31, 2014, beginning on page F-1, which are incorporated into this proxy statement by reference. The historical consolidated financial information for the nine months ended September 30, 2014 and September 30, 2015 has been derived from the unaudited financial statements filed as part of the Company’s reports on Form 6-K dated November 3, 2014 and November 13, 2015, which are incorporated into this proxy statement by reference. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in such Annual Report on Form 20-F and Company’s Report on Form 6-K. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report on Form 20-F and Company’s Report on Form 6-K, respectively.

	For the year ended December 31,		For the nine months ended September 30,
	2013	2014	2014	2015
	$	$	$	$
	(audited)	(audited)	(unaudited)	(unaudited)
	(Amounts expressed in thousands)
Selected Consolidated Statements of Comprehensive Income Data:
Net Revenues	1,213,987	1,322,814	923,859	936,896
Gross profit	686,585	738,504	518,072	511,865
Income from operations	210,224	192,526	139,108	139,639
Net income	230,547	198,989	145,495	128,684
Net income attributable to Mindray Medical International Limited shareholders	224,754	193,292	141,299	124,206
Earnings per share — basic	1.91	1.65	1.21	1.05
Earnings per share — diluted	1.87	1.63	1.19	1.05
Earnings per ADS — basic	1.91	1.65	1.21	1.05
Earnings per ADS — diluted	1.87	1.63	1.19	1.05

	As of December 31,		As of September 30,
	2013	2014	2014	2015
	$	$	$	$
	(audited)	(audited)	(unaudited)	(unaudited)
	(Amounts expressed in thousands)
Selected Consolidated Balance Sheets Data:
Total current assets	1,647,692	1,531,609	1,413,689	1,522,342
Total assets	2,503,934	2,473,202	2,320,409	2,467,360
Total current liabilities	657,039	524,430	446,844	710,763
Total liabilities	925,776	801,918	715,931	848,733
Total equity attributable to Mindray Medical International Limited shareholders	1,518,948	1,597,956	1,532,676	1,579,545
Non-controlling interests	59,210	73,328	71,802	39,082
Total equity	1,578,158	1,671,284	1,604,478	1,618,627
Total liabilities and shareholders’ equity	2,444,724	2,399,874	2,248,607	2,428,278

Ratio of Earnings to Fixed Charges

	For the year ended December 31,		For the nine months ended September 30,
	2013	2014	2014	2015
	$	$	$	$
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Ratio of Earnings to Fixed Charges(1)	38.67	36.75	32.08	37.37

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings is the amount resulting from adding the following items: (a) pre-tax income before adjustment for income or loss from equity investees; (b) fixed charges; and (c) amortization of capitalized interest, and subtracting the following items: (i) interest capitalized; and (ii) the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized. The ratio of earnings to fixed charges should be read in conjunction with the financial statements and the related notes and other financial information contained in such Annual Report on Form 20-F and Company’s Report on Form 6-K. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report on Form 20-F and Company’s Report on Form 6-K, respectively.

Net Book Value per Share of the Shares

The Company’s net book value per Share as of December 31, 2014 was $13.65, based on the weighted average number of outstanding Shares for the applicable period. The Company’s net book value per Share as of September 30, 2015 was $13.41, based on the weighted average number of outstanding Shares for the applicable period.

TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Company

In November 2013, the Company approved a share repurchase program (“2013 Program”), under which the Company is authorized to repurchase up to $200 million worth of its issued and outstanding ADSs on the NYSE Euronext at prevailing market prices from time to time during the period from November 2013 to July 2014. In March 2014, the Company subsequently approved to increase the size of 2013 Program from $200 million to $300 million and extend the effective date to March 31, 2015.

In 2013 and 2014, the Company repurchased approximately 1.1 million ADSs and 2.0 million ADSs, respectively, for an aggregate purchase price of $42.4 million and $68.1 million, respectively. The share repurchase program lapsed on March 31, 2015 with no additional purchases thereunder in 2015.

The following table sets forth certain information related to purchases made by the Company of the ADSs under 2013 Program:

	Total Number of the ADSs Repurchased	Range of Prices Paid per ADS	Average Purchase Price Paid per ADS
2013
Fourth quarter	1,111,664	$36.30 to $40.07	$38.07
2014
First quarter	1,959,676	$30.49 to $37.83	$34.55
Second quarter	-	-	-
Third quarter	-	-	-
Fourth quarter	-	-	-
2015
First quarter	-	-	-

Purchases by the Buyer Group

None of the members of the Buyer Group or any of their respective affiliates have purchased any Shares or ADSs at any time within the past two years.

Prior Public Offerings

In September 2006, the Company completed its initial public offering of 23,000,000 ADSs. The Company did not make any underwritten public offering of the Company’s securities during the past three years.

Transactions in Prior 60 Days

Other than the merger agreement and agreements entered into in connection therewith including the Support Agreements, there have been no transactions in the Company’s Shares or ADSs during the past 60 days by us, any of the Company’s officers or directors, the Buyer Group, or any other person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of the Company’s ordinary shares, as of the date of this proxy statement, by:

•	each of the Company’s directors and executive officers who beneficially own the Company’s ordinary shares;

•	all directors and executive officers as a group; and

•	each person known to us to beneficially own more than 5.0% of the Company’s ordinary shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 119,786,298 ordinary shares outstanding as of the date of this proxy statement, and taking into consideration options exercisable by such person and restricted share units vesting within 60 days from the date of this proxy statement.

	Ordinary Shares Beneficially Owned
	Number	%
Directors and Executive Officers:
Xu Hang (1) **	15,047,476	12.6%
Li Xiting (2) **	15,500,163	12.9%
Cheng Minghe (3) **	2,188,288	1.8%
Wang Jianxin	*	*
Alex Lung	*	*
Fannie Lin Fan	*	*
Ronald Ede	*	*
Joyce I-Yin Hsu	*	*
Kern Lim	*	*
Wu Qiyao	*	*
All directors and executive officers as a group	33,246,500	27.8%
Principal Shareholders:
Commonwealth Bank of Australia (4)	6,564,372	5.5%
Mondrian Investment Partners Limited (5)	11,167,500	9.3%
Baillie Gifford & Co (6)	9,630,815	8.0%
EARNEST Partners, LLC (7)	4,471,223	3.7%
Schroder Investment Management North America Inc (8)	12,447,811	10.4%
M&G Investment Management Limited (9)	4,711,809	3.9%

*	Upon exercise of all options and restricted share units currently exercisable or vesting within 60 days of the date of this proxy statement, would beneficially own less than 1% of the Company’s ordinary shares.

**	Mr. Xu Hang, Mr. Li Xiting, and Mr. Cheng Minghe hold all of the Company’s Class B ordinary shares.

(1)	Holdings include (i) 201,742 Class A ordinary shares held by New Dragon, of which Mr. Xu Hang is the sole owner; (ii) 9,229,755 Class B ordinary shares held by New Dragon; (iii) 515,979 ADSs, each representing one Class A ordinary share, held by Credit Suisse AG for the benefit of New Dragon; (iv) 4,000,000 Class B ordinary shares held by New Phoenix, over which Mr. Xu Hang exercises voting and investment control; (v) ADSs representing 500,000 Class A ordinary shares, held by Credit Suisse AG for the benefit of New Phoenix; and (vi) 600,000 Class A ordinary shares issuable upon the exercise of Company Options held by Mr. Xu Hang, which includes Company Options vesting within 60 days of March 31, 2015. 6,206,896 of the Class B ordinary shares are pledged pursuant to a Collateral Agreement as security for a credit facility made available by Credit Suisse AG to New Dragon. The addresses of New Dragon and New Phoenix can be found in Annex D.

(2)	Holdings include (x)(i) 193,258 Class A ordinary shares; (ii) 14,080,214 Class B ordinary shares; and (iii) 626,691 American Depositary Shares (ADSs), each representing one Class A ordinary share, and (y) 600,000 Class A ordinary shares issuable upon the exercise of Company Options held by Mr. Li, which includes Company Options that vest within 60 days of March 31, 2015. The outstanding ordinary shares and ADSs referenced in clause (x) are held through UBS Trustees (BVI) Limited, as Trustee of the Magic Bell Trust. The assets of this family trust include all outstanding shares of Magic Bell and Quiet Well. Magic Bell is the sole owner of Quiet Well which in turn holds those ordinary shares and ADSs. Mr. Li retains sole voting and disposition power over all securities of the Company held through the trust. The addresses of Magic Bell and Quiet Well can be found in Annex D.

(3)	Holdings include 1,809,938 Class B ordinary shares and 378,350 ADSs, which are held by City Legend. Mr. Cheng is the controlling shareholder and exercises investment and voting power over the shares held by City Legend. The address of City Legend can be found in Annex D.

(4)	Represents the ADSs that may be deemed beneficially owned with shared voting power and dispositive power by Commonwealth Bank of Australia, Colonial Holding Company Limited, Commonwealth Insurance Holdings Limited, Colonial First State Group Limited and First State Investments (Hong Kong) Limited. The address of Commonwealth Bank of Australia is Ground Floor, Tower 1, 201 Sussex Street, Sydney, New South Wales, 2000, Commonwealth of Australia. The number of shares and the information provided in this footnote is as of December 31, 2014 and is based on a Schedule 13G filed with the SEC on February 12, 2015.

(5)	Represents the sponsored ADRs held by Mondrian Investment Partners Limited. Mondrian Investment Partners Limited is an investment adviser with the business address of Fifth Floor, 10 Gresham Street, London EC2V 7JD, United Kingdom. The number of shares held is as of December 31, 2014 and is based on a Schedule 13G filed with the SEC on January 29, 2015.

(6)	Represents the ADSs held by Baillie Gifford & Co, an investment advisor with the business address of Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom. The number of shares and the information provided in this footnote is as of December 31, 2014 and is based on a Schedule 13G/A filed with the SEC on January 21, 2015.

(7)	Represents the ADSs that may be deemed beneficially owned with share voting power and sole dispositive power by EARNEST Partners, LLC. EARNEST Partners, LLC is an investment adviser with the business address of 1180 Peachtree Street NE, Suite 2300, Atlanta, Georgia 30309, U.S.A. The number of shares and the information provided in this footnote is as of May 31, 2015 and is based on a Schedule 13G/A filed with the SEC by EARNEST Partners, LLC on June 8, 2015.

(8)	Represents the ADRs that may be deemed beneficially owned with shared voting power and dispositive power by Schroder Investment Management North America Inc, Schroder Investment Management North America Ltd, Schroder Investment Management Ltd, Schroder Investment Management Hong Kong Ltd and Schroder Investment Management Singapore Ltd. Schroder Investment Management North America Inc is an investment adviser with the business address of 875 Third Ave, 22nd Floor, New York, NY 10022, U.S.A. The number of shares and the information provided in this footnote is as of December 31, 2014 and is based on a Schedule 13G filed with the SEC by Schroder Investment Management North America Inc on February 6, 2015.

(9)	Represents the ADSs that may be deemed beneficially owned with shared voting power and dispositive power by M&G Investment Management Limited. M&G Investment Management Limited is an investment adviser with the business address of Governor’s House, Laurence Pountney Hill, London, EC4R OHH, United Kingdom. The number of shares and the information provided in this footnote is as of December 31, 2014 and is based on a Schedule 13G filed with the SEC by M&G Investment Management Limited on February 5, 2015.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders' meeting. However, if the merger is not completed, an annual general meeting is expected to be held in the fourth quarter of 2016.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward- looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the merger, including the authorization and approval of the merger agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the cash position of the Company and its subsidiaries at the Effective Time;

•	debt financing may not be funded at the Effective Time because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being completed promptly or at all;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	loss of our senior management;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger or any other matters; and

•	other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2014. Please see “Where You Can Find More Information” beginning on page 98 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://www.mindray.com/cn. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a going-private transaction, the Company and the Buyer Group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. Information that we later file with the SEC may update and supersede the information in this proxy statement where it is provided in a manner reasonably calculated to inform security holders. The Company’s Annual Report on Form 20-F for the year ended December 31, 2014 filed with the SEC on April 16, 2015 is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since April 16, 2015, including, without limitation, the reports on Form 6-K filed with the SEC on November 3, 2014, May 11, 2015, July 7, 2015, July 17, 2015, August 10, 2015, September 10, 2015, November 4, 2015 and November 13, 2015 incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to the Company’s Investor Relations department at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED ________, 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Part I

AGREEMENT AND PLAN OF MERGER

among

EXCELSIOR UNION LIMITED,

SOLID UNION LIMITED

and

MINDRAY MEDICAL INTERNATIONAL LIMITED

Dated as of November 4, 2015

i

ii

iii

iv

AGREEMENT AND PLAN OF MERGER, dated as of November 4, 2015 (this “Agreement”), among Excelsior Union Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Solid Union Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and Mindray Medical International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as amended, consolidated and revised) (the “CICL”), the parties hereto will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the special committee of the Company Board (the “Special Committee”), has (i) determined that it is in the best interests of the Company and its shareholders (other than the holders of the Excluded Shares (as defined below)), and declared it advisable, to enter into this Agreement and the Plan of Merger (as defined below), (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), and (iii) resolved to recommend the approval and authorization of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company at the Shareholders’ Meeting (as defined below);

WHEREAS, the board of directors of each of Parent (on behalf of Parent itself and as sole shareholder of Merger Sub) and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger;

WHEREAS, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of Quiet Well Limited, New Dragon (No. 12) Investments Limited, New Phoenix Limited and City Legend Limited (collectively, the “Rollover Shareholders” and each, a “Rollover Shareholder”) have executed and delivered to Parent and Supreme Union Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and the sole shareholder of Parent (“Holdco”), a support agreement, dated as of the date hereof (each a “Support Agreement” and collectively the “Support Agreements”), providing that, among other things, the Rollover Shareholders will (i) vote their Shares (the “Rollover Shares”) in favor of the approval of this Agreement, the Plan of Merger and the Transactions and (ii) agree to receive no consideration for the cancellation of the Rollover Shares in accordance with this Agreement; and

A-5

WHEREAS, as a condition to and inducement of the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company a limited guaranty by the Rollover Shareholders (each as a guarantor) and Mr. Xiting Li, Mr. Hang Xu and Mr. Minghe Cheng as their respective beneficial owner (each a “Beneficial Owner”), dated as of the date hereof, in favor of the Company to guarantee the discharge of certain payment obligations of Parent under this Agreement (the “Guaranty”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CICL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) under the laws of the Cayman Islands as a wholly-owned subsidiary of Parent.

Section 1.02 Closing; Closing Date. Unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the closing for the Merger (the “Closing”) shall take place at 10:00 a.m. (Beijing time) at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong as soon as practicable after, and in any event no later than the fifth Business Day immediately following, the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement (such date being the “Closing Date”).

Section 1.03 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) substantially in the form set out in Annex A and the parties shall file the Plan of Merger and other documents required under the CICL to register the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Merger shall become effective upon such filing or the date within 90 days of the date of registration of the Plan of Merger by the Registrar of Companies of the Cayman Islands, as specified in the Plan of Merger, in accordance with the CICL (the “Effective Time”).

Section 1.04 Effect of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Plan of Merger and in the applicable provisions of the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to and assume all the undertakings, property, assets, rights, privileges, immunities, powers, franchises, debts, liabilities, duties and obligations of Merger Sub and the Company in accordance with the CICL.

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Section 1.05 Memorandum and Articles of Association of Surviving Corporation. At the Effective Time, without any further action on the part of the parties hereto, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Corporation until thereafter amended as provided by law or by such memorandum and articles of association; provided, however, that, at the Effective Time (i) all references to the name “Solid Union Limited” in the memorandum and articles of association of the Surviving Corporation shall be amended to “Mindray Medical International Limited” and (ii) references therein to the authorized share capital of the Surviving Corporation shall be amended as necessary to correctly describe the authorized share capital of the Surviving Corporation as approved in the Plan of Merger.

Section 1.06 Directors and Officers. The parties hereto shall take all actions necessary so that from and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation as set out in the Plan of Merger, and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Corporation.

ARTICLE II

EFFECT ON ISSUED SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01 Effect of Merger on Issued Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a)          each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares, and Class A Shares represented by ADSs (as defined below)) shall be cancelled and cease to exist, in exchange for the right to receive US$28.0 in cash per Share without interest (the “Per Share Merger Consideration”) payable in the manner set forth in Section 2.04;

(b)          each American Depositary Share, representing one (1) Class A Share (an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) shall be cancelled in exchange for the right to receive US$28.0 in cash per ADS without interest (the “Per ADS Merger Consideration”), pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement (as defined below). Each Class A Share represented by such ADSs shall be cancelled and cease to exist, in exchange for the right of the Depositary, as the registered holder thereof, to receive the Per Share Merger Consideration, which the Depositary will distribute to the holders of ADSs as the Per ADS Merger Consideration pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement. In the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail;

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(c)          each of the Excluded Shares and ADSs representing the Excluded Shares, including, for the avoidance of doubt, each Rollover Share, shall be cancelled and shall cease to exist without payment of any consideration or distribution therefor;

(d)          each of the Dissenting Shares shall be cancelled and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.03; and

(e)          each ordinary share, par value HK$0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value HK$0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Corporation. Such ordinary shares shall be the only issued and outstanding share capital of the Surviving Corporation, which shall be reflected in the register of members of the Surviving Corporation.

Section 2.02 Share Incentive Plans; Outstanding Company Equity Awards.

(a)          At or immediately prior to the Effective Time, the Company shall (i) terminate the Share Incentive Plans, and any relevant award agreements applicable to the Share Incentive Plans, and (ii) cancel each Company Equity Award that is then outstanding and unexercised, whether or not vested or exercisable.

(b)          At or immediately prior to the Effective Time, each outstanding and unexercised Company Option granted under the Share Incentive Plans shall be cancelled, and (i) each holder of the Company Options (other than the Rollover Shareholders) shall have the right to receive from the Surviving Corporation as soon as practicable following the Effective Time an amount in cash determined by multiplying (x) the product obtained by multiplying (x) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price of such Company Option by (y) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such Company Option in full immediately prior to the Effective Time. For the avoidance of doubt, if the exercise price of any Company Option is equal to or greater than the Per Share Merger Consideration, the holder of such Company Option shall not be entitled to receive any payment with respect to such Company Option, and (ii) all Company Options held by the Rollover Shareholders, if any, shall be treated as set forth in the Support Agreements.

(c)          At or immediately prior to the Effective Time, each Restricted Share and each RSU granted under the Share Incentive Plans shall be cancelled, and

(i)          each holder of Restricted Shares and RSUs that are vested on or prior to January 1, 2016 and each member of the Special Committee who holds Restricted Shares and RSUs that are not vested on or prior to January 1, 2016 shall have the right to receive from the Surviving Corporation as soon as practicable following the Effective Time an amount in cash determined by multiplying (x) the Per Share Merger Consideration by (y) the number of Shares subject to such Restricted Shares and RSUs;

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(ii)         each holder (other than any member of the Special Committee) of Restricted Shares that are not vested on or prior to January 1, 2016 and are cancelled at the Effective Time shall receive as soon as practicable following the Effective Time the same number of restricted shares of Holdco, subject to adjustment based on the capitalization of Holdco to reflect the same ownership percentage in the Company, with the same vesting schedule and other key terms as those of such Restricted Shares; and

(iii)        each holder (other than any member of the Special Committee) of RSUs that are not vested on or prior to January 1, 2016 and are cancelled at the Effective Time shall receive as soon as practicable following the Effective Time the same number of restricted share units of Holdco, subject to adjustment based on the capitalization of Holdco to reflect the same ownership percentage in the Company, with the same vesting schedule and other key terms as those of such RSUs.

(d)          At or prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall pass any resolutions and take any actions which are reasonably necessary, including, if necessary, obtaining the consent of the individual holders of Company Equity Awards, to effectuate the provisions of this Section 2.02. As promptly as reasonably practicable following the date hereof, the Company shall deliver written notice to each holder of Company Equity Awards, informing such holder of the treatment of such Company Equity Awards contemplated by this Agreement.

Section 2.03 Dissenting Shares.

(a)          Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares outstanding immediately prior to the Effective Time and held by holders who have validly given a written objection with respect to the Merger pursuant to Section 238(2) of the CICL and not withdrawn or lost their dissenter’s rights pursuant to the CICL (whether due to its failure to comply with any procedural requirements of Section 238 of the CICL or otherwise) (the “Dissenting Shareholders”, and such Shares, the “Dissenting Shares”) shall be cancelled at the Effective Time and not be converted into the right to receive the Per Share Merger Consideration, and the Dissenting Shareholders shall instead be entitled to receive only the payment resulting from the procedure in Section 238 of the CICL with respect to their Dissenting Shares; provided, however, that all Shares held by former Dissenting Shareholders who shall have effectively withdrawn or lost their dissenter’s rights under the CICL shall cease to be Dissenting Shares and shall be deemed to have been cancelled and converted into, and to have become exchanged for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without interest thereon, in the manner provided in Section 2.04.

(b)          The Company shall give Parent (i) prompt notice of any notices of objection, notices of dissent or demands for appraisal received by the Company, attempted withdrawals of such notices or demands, and any other instruments served pursuant to applicable Law and received by the Company relating to its shareholders’ rights to dissent from the Merger and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

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(c)          In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the CICL, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to Section 238(4) of the CICL within five (5) days of the Requisite Company Vote (as defined below) at the Shareholders’ Meeting.

Section 2.04 Surrender and Payment, etc.

(a)          Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company which shall be reasonably acceptable to the Special Committee to act as paying agent (the “Paying Agent”) for purposes of paying the holders of Shares and the ADSs. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited with the Paying Agent, for the benefit of the holders of the Shares and the ADSs, a cash amount in immediately available funds, which together with the Deposited Available Cash, shall be sufficient for the Paying Agent to make payments under Sections 2.01, 2.02 and 2.03 (such aggregate cash amount being hereinafter referred to as the “Exchange Fund”, and in case of payments under Section 2.03, an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration). For the avoidance of doubt, if any shareholder who has taken any step to exercise its dissenter’s rights pursuant to Section 238 of the CICL (e.g., the giving of a written objection pursuant to Section 238(2) of the CICL) subsequently withdraws or loses its dissenter’s rights pursuant to the CICL (whether due to its failure to comply with any procedural requirements of Section 238 of the CICL or otherwise) with respect to any Dissenting Shares, (i) such Shares shall not be subject to Section 2.03 and (ii) Parent or the Surviving Corporation shall promptly deposit or cause to be deposited cash in immediately available funds into the Exchange Fund in an amount equal to the product of (x) the number of Shares for which such Shareholder has lost its dissenter’s rights pursuant to the CICL and (y) the Per Share Merger Consideration. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.04. Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares pursuant to this Article II.

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(b)          Exchange Procedures. Promptly after the Effective Time (and in any event within (x) five (5) Business Days in the case of registered holders and (y) three (3) Business Days in the case of the Depository Trust Company on behalf of beneficial holders holding through brokers, nominees, custodians or through a third party), the Surviving Corporation shall cause the Paying Agent to mail (or in the case of the Depository Trust Company, deliver), to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal in customary form for a Cayman Islands incorporated company specifying the manner in which the delivery of the Exchange Fund to registered holders of Shares (other than Excluded Shares) shall be effected, such letter of transmittal to be in such form and have such other provisions as Parent and the Company (upon recommendation of the Special Committee) may reasonably agree; and (ii) instructions for effecting the surrender of share certificates representing the Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)), or non-certificated Shares represented by book entry ( the “Uncertificated Shares”) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Promptly after a Dissenting Shareholder has effectively withdrawn or lost his, her or its appraisal rights under the CICL, Parent shall cause the Paying Agent to mail to such Dissenting Shareholder such letter of transmittal and instructions. Upon surrender of, if applicable, any Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor a check in the amount equal to (x) the number of Shares (other than Excluded Shares) represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and any Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company (upon recommendation of the Special Committee) shall establish procedures with the Paying Agent and the Depositary (as defined below) to ensure that (i) the Paying Agent will transmit to the Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration and (ii) the Depositary will distribute the Per ADS Merger Consideration to ADS holders (other than with respect to ADSs representing Excluded Shares) pro rata to their holdings of ADSs upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expense of the Depositary and government charges (including any ADS cancellation or termination fee payable in accordance with the Deposit Agreement, but excluding withholding Taxes if any) due to or incurred by the Depositary in connection with the cancellation of the ADSs surrendered and distribution of the Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the Shares or ADSs. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the Share Certificate may be issued to such transferee if the Share Certificates (if any) which immediately prior to the Effective Time represented such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

(c)          Lost Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in exchange for an affidavit of loss in respect of such lost, stolen or destroyed Share Certificate, an amount equal to the Per Share Merger Consideration multiplied by the number of Shares (other than the Excluded Shares or the Dissenting Shares) represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01.

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(d)          Untraceable Shareholders. Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details prior to the Effective Time. A holder of Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members (or branch register) maintained by the Company or the Depositary, as applicable or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed or, (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or, (iii) notice of the Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Dissenting Shareholders and holders of Shares or ADSs who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Corporation.

(e)          Adjustments to Merger Consideration. The Per Share Merger Consideration, the Per ADS Merger Consideration and any other amounts payable pursuant to this Agreement shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase Shares or the vesting of any restricted shares granted under the Company’s share option, incentive or compensation plans or arrangements.

(f)          Investment of Exchange Fund. The Paying Agent shall invest the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation, provided that such investments shall be in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Article II shall be returned to the Surviving Corporation or Parent (as directed by Parent). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Sections 2.01, 2.02 and 2.03, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Sections 2.01, 2.02 and 2.03.

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(g)          Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation upon demand by the Surviving Corporation. Any holders of Shares and ADSs (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the cash amount to which such holder is entitled pursuant to this Article II without interest thereon.

(h)          No Liability. None of the Paying Agent, the Rollover Shareholders, Parent, the Surviving Corporation or any other person shall be liable to any former holder of Shares for any such Shares (including Class A Shares represented by ADSs) (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)          Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of Parent, the Surviving Corporation, the Paying Agent and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, ADSs or Company Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation, the Paying Agent or the Depositary, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, ADSs or Company Equity Awards in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, the Paying Agent or the Depositary, as the case may be.

Section 2.05 No Transfers. The Per Share Merger Consideration paid in respect of the Shares (including Class A Shares represented by ADSs) upon the surrender for exchange of Share Certificates or for Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Share Certificates or Uncertificated Shares, and at the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Shares (including Class A Shares represented by ADSs) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Share Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, such Share Certificate shall be cancelled and (except for Excluded Shares) exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate is entitled pursuant to this Article II.

Section 2.06 Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to The Bank of New York (the “Depositary”) to terminate the deposit agreement, dated September 25, 2006 and amended on September 29, 2010, between the Company, the Depositary and all holders from time to time of ADSs issued thereunder (the “Deposit Agreement”) in accordance with its terms.

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Section 2.07 Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the CICL.

Section 2.08 No Further Dividends. No dividends or other distributions with respect to share capital of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Share Certificates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Reports (as defined below) prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding disclosures in the Company SEC Reports contained in the “Risk Factors” and “Forward Looking Statements” sections to the extent they are general, nonspecific, forward-looking or cautionary in nature, in each case, other than specific factual information contained therein), or (b) for any matters with respect to which any Beneficial Owner has actual knowledge, after due inquiry, as an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.01 Organization and Qualification.

(a)          Each Group Company is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted. Each Group Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be duly qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Except for the Company’s Subsidiaries disclosed in the Company SEC Reports, as of the date hereof (i) there are no other corporations, partnerships, joint ventures, associations, or entities through which any Group Company conducts business, or other entities in which a Group Company controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and (ii) no Group Company is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership, or similar arrangement.

Section 3.02 Memorandum and Articles of Association. The Company has heretofore furnished to Parent a true, complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended to date, of each Group Company. Such memorandum and articles of association or equivalent organizational documents are in full force and effect. No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

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Section 3.03 Capitalization.

(a)          The authorized share capital of the Company consists of 4,000,000,000 Class A Shares of a par value of HK$0.001 per share, 1,000,000,000 Class B Shares of a par value of HK$0.001 per share and 1,000,000,000 shares of any class or series of preferred shares to be designated by the Company Board pursuant to the memorandum and articles of association of the Company.  As of the date of this Agreement, (i) 89,209,116 Class A Shares and 29,119,907 Class B Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (ii) no Shares are held in the treasury of the Company, and (iii) 546,293 Class A Shares represented by ADSs are reserved for future issuance pursuant to outstanding Company Equity Awards granted pursuant to the Share Incentive Plans.  Except as set forth in this Section 3.03, there are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which any Group Company is bound relating to the issued or unissued share capital of any Group Company or obligating any Group Company to issue or sell any shares or securities of, or other equity interests in, any Group Company.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b)          Each grant of Company Equity Award was validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the financial statements of the Company contained in the Company SEC Reports in accordance with GAAP consistently applied. Except as required pursuant to the Share Incentive Plans or award agreements evidencing Company Equity Awards, there are no commitments or agreements of any character to which any Group Company is bound obligating such Group Company to accelerate or otherwise alter the vesting of any Company Equity Award as a result of the Transactions.

(c)          All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has made available to Parent accurate and complete copies of (x) the Share Incentive Plans pursuant to which the Company has granted the Company Equity Awards that are currently outstanding, and (y) the form of all award agreements evidencing such Company Equity Awards.

(d)          There are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any share capital or registered capital, as the case may be, of any Group Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company’s Subsidiaries or any other person.

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(e)          The outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries and each other entity in which any Group Company owns any non-controlling equity interest is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries and each such other entity is owned by the relevant Group Company free and clear of all Liens and encumbrances, except Permitted Encumbrances. Such Group Company has the unrestricted right to vote, and (subject to limitations imposed by applicable Law) to receive dividends and distributions on, all such equity securities.

Section 3.04 Authority Relative to This Agreement; Fairness.

(a)          The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Requisite Company Vote, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Plan of Merger and the consummation by it of the Transactions, in each case, subject only to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting (the “Requisite Company Vote”) in accordance with Section 233(6) of the CICL. The Depositary is obligated pursuant to the Deposit Agreement to vote all Class A Shares represented by ADSs in accordance with the instructions of holders of such corresponding ADSs on the applicable record date for determining the entitlement of holders to give instructions for the exercise of the voting rights pertaining to such Shares. The Company has delivered to Parent a true, correct and complete copy of the resolutions of the Company Board authorizing the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions certified by the Secretary of the Company Board; such resolutions are and remain in full force and effect and, no action has been taken or proposed to modify, amend or rescind such resolutions in whole or in part in any manner. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

(b)          The Special Committee comprises three (3) members of the Company Board who are not affiliated with Parent or Merger Sub and are not members of the Company’s management. The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is in the best interests of the Company and its shareholders (other than the holders of the Excluded Shares), and declared it advisable, to enter into this Agreement and the Plan of Merger, (ii) approved the execution, delivery and performance by the Company of this Agreement and the Transactions, and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the Transactions to the holders of Shares (other than the holders of the Excluded Shares) (the “Company Recommendation”). The Company Board, acting upon the unanimous recommendation of the Special Committee, has directed that this Agreement, the Plan of Merger and the Transactions be submitted to holders of Shares for approval.

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(c)          The Special Committee has received the written opinion of Lazard Asia (Hong Kong) Limited (the “Financial Advisor”), to the effect that, as of the date of such opinion, and subject to the various assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration to be received by holders of Shares (other than the Excluded Shares and the Dissenting Shares) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares) are fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Parent promptly after the execution of this Agreement for informational purposes only. The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement. It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub.

Section 3.05 No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, except for any such conflicts or violations as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance, except Permitted Encumbrance, on any property or asset of any Group Company pursuant to, any Contract or obligation to which any such Group Company is a party or by which such Group Company or any property or asset of such Group Company is bound or affected, except for any such breach or default as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the Securities and Exchange Commission (the “SEC”), if any, on such documents), (ii) any filings or regulatory approvals in compliance with the rules and regulations of the New York Stock Exchange (“NYSE”), (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL, (iv) for any anti-trust filings or clearances in applicable jurisdictions, including the Russian Antitrust Clearance, and (v) such other consent, approval, authorization, permit, filing or notification the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.06 Permits; Compliance with Laws.

(a)          Each Group Company and its employees are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders issued by any appropriate Governmental Authority necessary for such Group Company to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted (the “Material Company Permits”) and no suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened, except, in each case, where the failure to be in possession of a Material Company Permit or the suspension or cancellation of any Material Company Permit would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          No Group Company is in conflict with, or in default, breach or violation of (i) any Law applicable to it (including without limitation, (A) any Laws applicable to its business, (B) any Tax Laws, and (C) any Laws related to the protection of personal data) or by which any of its share, security, equity interest, property or asset is bound or affected, or (ii) any Contract, Material Company Permit or obligation to which it is a party or by which it or any of its share, security, equity interest, property or asset is bound except, in each case, for any conflict, default, breach or violation as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Group Company has received any notice or communication of any material non-compliance with any applicable Laws that has not been cured, except for any non-compliance, defaults, breach or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.07 SEC Filings; Financial Statements.

(a)          The Company has filed all forms, reports and documents required to be filed by it with the SEC since September 6, 2006 (the “Applicable Date”) (the forms, reports and other documents filed since the Applicable Date and those filed subsequent to the date hereof, including any amendments thereto, collectively, the “Company SEC Reports”). The Company SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied as to form in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report or other document with the SEC.

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(b)          Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP, Regulation S-X of the SEC and the rules and standards of the Public Company Accounting Oversight Board, except as may be noted therein.

(c)          Except as and to the extent set forth on the audited annual report of the Group Companies filed with the SEC on April 16, 2015, including the notes thereto (the “Annual Report”), no Group Company has outstanding (i) any Indebtedness or any commitments therefor, or (ii) any liability or obligation of any nature (whether accrued, absolute, determined, determinable, contingent or otherwise), in each case that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries, except for liabilities and obligations (x) incurred in the ordinary course of business consistent with past practice in the past three years, (y) incurred pursuant to this Agreement or in connection with the Transactions, or (z) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes Oxley Act of 2002) with respect to any Company SEC Report. The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) reasonably designed and maintained to ensure that all material information concerning the Company and its Subsidiaries required to be included in reports filed under the Exchange Act is made known on a timely basis to the chief executive officer and chief financial officer or other persons performing similar functions.

(e)          The Company maintains and will continue to maintain internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act, and based on such evaluation, the Company’s certifying officer concluded that such disclosure controls and procedures are effective.

(f)          The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

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Section 3.08 Proxy Statement. The Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of this Agreement and the Transactions by the shareholders of the Company shall not, (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is misleading with respect to any material fact of the Company, or which omits to state any material fact of the Company necessary in order to make the statements therein not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders’ Meeting or any subject matter which has become misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact of the Company or omit to state a material fact of the Company necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 3.09 Absence of Certain Changes or Events. Since January 1, 2015, except as expressly contemplated by this Agreement, (a) each Group Company has conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice (except for actions taken or not taken in connection with the Transactions), and (b) there has not been any Company Material Adverse Effect.

Section 3.10 Absence of Litigation. As of the date hereof, there is no litigation, suit, claim, action, demand, audit, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened in writing against any Group Company or any property or asset of any Group Company, before any Governmental Authority, except for any such Action that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Labor and Employment Matters.

(a)          To the knowledge of the Company, there are no material controversies pending or, to the knowledge of the Company, threatened between any Group Company and its employees, contractors, subcontractors, agents or other persons engaged by it in connection with their businesses (collectively, “Company Personnel”). No Group Company is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by it, there are no labor unions, works councils or other organizations representing or purporting to represent any Company Personnel, nor are there any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect any Group Company. There are no unfair labor practice complaints pending or threatened against any Group Company before any Governmental Authority, except for any such pending or threatened complaints that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no strike, slowdown, work stoppage or lockout, or similar activity or, to the knowledge of the Company, the threat thereof, by or with respect to any Company Personnel nor has there been any such occurrence during the past five (5) years.

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(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Group Company is in compliance with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, Social Security Benefits, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority; (ii) each Group Company has withheld and paid in full to the appropriate Governmental Authority, or is holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from or paid with respect to Company Personnel (including the withholding and payment of all individual income taxes and contributions to Social Security Benefits payable), and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (iii) each Group Company has paid in full to all of its Company Personnel or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Company Personnel and there is no claim with respect to payment of wages, salary, commission or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed or engaged by any Group Company; (iv) no Group Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to persons employed or engaged by it or their labor or employment practices; (v) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to any Group Company; and (vi) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before any Governmental Authority in any jurisdiction in which any Group Company has employed or employ any person.

(c)          Except as otherwise specifically provided in this Agreement regarding the Company Equity Awards, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any of the Company Employee Plans; (ii) increase any benefits otherwise payable under any of the Company Employee Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits. The Company is not obligated, pursuant to any of the Company Employee Plans, to grant any options or other rights to purchase or acquire Shares to any employees, consultants or directors of the Company after the date hereof.

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(d)          No Company Employee Plan or Company Employee Agreement exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the Transactions (whether alone or in connection with any subsequent event(s)), will entitle any Company Personnel to (i) compensation or benefits (including any severance payment or benefit) or any increase in compensation or benefits upon any termination of employment on or after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Employee Plans or Company Employee Agreements, or (iii) cause any Group Company to record additional compensation expense on its income statement with respect to any outstanding share option or other equity based award.

(e)          No Company Employee Plan has been or is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended.

Section 3.12 Real Property; Title to Assets.

(a)          With respect to each Owned Real Property: (i) the relevant Group Company has good and marketable title to such Owned Real Property, free and clear of all Liens and encumbrances, except Permitted Encumbrances, (ii) no Group Company has leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          (i) Each Lease is legal, valid, binding, enforceable and in full force and effect, (ii) the Group Companies’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the knowledge of the Company, there are no disputes with respect to such Lease, and (iii) neither any Group Company nor, to the knowledge of the Company, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Group Companies have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property), in each case free and clear of all Liens and encumbrances, except Permitted Encumbrances.

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Section 3.13 Intellectual Property. Each Group Company either owns or has the right to use (free and clear of any Liens, except for Permitted Encumbrances), all Intellectual Property material to the conduct of its business, which, as currently conducted, does not, to the knowledge of the Company, infringe upon or misappropriate the Intellectual Property rights or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party. No claim has been asserted in writing to any Group Company or to the knowledge of any Group Company, has been threatened against any Group Company that the conduct of the business of any Group Company as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property Rights of any third party. With respect to each item of Intellectual Property owned by any Group Company (“Company Owned Intellectual Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) such Group Company is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business, (ii) to the knowledge of the Company, the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part, and (iii) to the knowledge of the Company, no person is engaging in any activity that infringes upon the Company Owned Intellectual Property. With respect to each item of Intellectual Property licensed to any Group Company (“Company Licensed Intellectual Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Company’s knowledge, such Group Company has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property, and (ii) to the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder. There are no pending or, to the knowledge of the Company, threatened Actions by any person alleging the validity, enforceability, ownership of or the right to use any Company Owned Intellectual Property or any Company Licensed Intellectual Property, except where such Action would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The consummation of the Transactions will not result in loss or impairment in any rights in or the restriction on direct or indirect transfer of any material Intellectual Property licensed to or owned by the Group Companies.

Section 3.14 Taxes.

(a)          Each Group Company has timely filed all Tax returns and reports required to be filed by it and has paid and discharged all Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings. All such Tax returns are true, accurate and complete. All material Taxes of each Group Company that are due and payable (whether or not shown on any Tax Return) have been timely paid. Each Group Company has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law, and has otherwise materially complied with all Tax payments, withholding and reporting requirements. There are no Tax Liens upon any shares, securities, equity interests, property or assets of any Group Company except liens for current Taxes not yet due or liens for Taxes that are being contested in good faith by appropriate proceedings.

(b)          No Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No taxing authority has asserted in writing against any Group Company any deficiency or claim for any Taxes. No claim has been made in writing by a Governmental Authority since January 1, 2012 in a jurisdiction where any Group Company does not file Tax returns that such Group Company is or may be subject to taxation by that jurisdiction.

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Section 3.15 No Secured Creditors; Solvency.

(a)          No Group Company has any secured creditors holding a fixed or floating security interest.

(b)          No Group Company has taken any steps to seek protection pursuant to any bankruptcy law, nor does the Company have any knowledge that its creditors intend to initiate involuntary bankruptcy proceedings or any knowledge of any fact which would reasonably lead a creditor to do so. Each Group Company and the Group Companies on a consolidated basis are not, as of the date hereof, and after giving effect to the Transactions to occur at the Closing will not be, Insolvent.

Section 3.16 Material Contracts.

(a)          Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports that are available to Parent prior to the date hereof, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits to the Company’s most recently filed annual report on Form 20-F. Each contract of the type described in this Section 3.16(a) is referred to herein as a “Material Contract.”

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, and no Group Company is in material breach or violation of, or default under, any Material Contract, (ii) no Material Contract has been canceled by the other party; (iii) to the Company’s knowledge, no other party is in material breach or violation of, or default under, any Material Contract; (iv) no Group Company has received any claim of material default under any such Material Contract and, to the Company’s knowledge, no fact or event exists that could give rise to any claim of material default under any Material Contract; and (v) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of any Group Company under any Material Contract.

Section 3.17 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) each Group Company is in compliance with all applicable Environmental Laws and has obtained and possess all material permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law (the “Environmental Permits”), and all such Environmental Permits are in full force and effect; (b)  no property currently owned or operated by any Group Company has been contaminated with or is releasing any Hazardous Substance in a manner that would reasonably be expected to require remediation or other action pursuant to any Environmental Law; (c) to the Company’s knowledge, no Group Company has received any written notice, demand, letter, claim or request for information alleging that any Group Company is in violation of or liable under any Environmental Law; and (d) no Group Company is subject to any order, decree or injunction with any Governmental Authority or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances. This Section 3.17 constitutes the only representations and warranties of the Company with respect to Environmental Law.

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Section 3.18 Insurance. The Group Companies maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Group Companies (taking into account the cost and availability of such insurance), including, but not limited to, directors and officers insurance, product liability insurance, property insurance and cargo insurance. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business. To the Company’s knowledge, none of the Group Companies (i) have received any written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies; or (ii) have been denied any insurance coverage which it has sought or for which it has applied.

Section 3.19 Anti-Takeover Provisions. The Company is not party to a shareholder rights agreement, “poison pill” or similar agreement or plan. No takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Laws enacted under any Laws applicable to the Company other than the CICL (each, a “Takeover Statute”) is applicable to this Agreement or the Transactions.

Section 3.20 Brokers. Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.21 No Additional Representations. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any other express or implied representation or warranty with respect to the Company or any Group Company or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent or Merger Sub or any of their Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent or Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Parent and Merger Sub acknowledges the foregoing. Neither the Company nor any other person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

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Section 4.01 Corporate Organization. Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their material obligations under this Agreement.

Section 4.02 Memorandum and Articles of Association, etc. Parent has heretofore furnished to the Company a complete and correct copy of the memorandum and articles of association, or other equivalent organizational documents of Parent and the memorandum and articles of association or other equivalent organizational documents of Merger Sub, each as amended to date. Such memoranda and articles of association or other equivalent organizational documents are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its memorandum and articles of association or other equivalent organizational documents.

Section 4.03 Capitalization.

(a)          The authorized share capital of Parent consists of 5,000,000 ordinary shares, par value US$0.01 per share. As of the date hereof, one (1) ordinary share of Parent was issued and outstanding. All the outstanding ordinary shares of Parent are duly authorized, validly issued, fully paid and non-assessable. Parent was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation or capitalization, or pursuant to this Agreement, or related to the Transactions.

(b)          The authorized share capital of Merger Sub consists of 380,000,000 ordinary shares, par value HK$0.001 per share. As of the date hereof, one (1) ordinary share of Merger Sub were issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation or capitalization, or pursuant to this Agreement, or related to the Transactions. The Merger Sub does not have any Subsidiaries.

Section 4.04 Authority Relative to This Agreement.

(a)          Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.05(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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(b)          Each of the board of directors of Parent and Merger Sub and Parent as the sole shareholder of Merger Sub have duly and validly approved by resolution and authorized the execution, delivery and performance of this Agreement and the consummation of the Transactions by Parent and Merger Sub, as the case may be, and taken all such actions as may be required to be taken by the board of directors of Parent and Merger Sub, and Parent as the sole shareholder of Merger Sub to effect the Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement (a “Parent Material Adverse Effect”).

(b)          The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for the filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder (including the joining of Parent and Merger Sub (and certain of their Affiliates) in the filing of the Schedule 13E-3, the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC and the filing of an amendment to Schedule 13D with the SEC), (ii) for compliance with the rules and regulations of NYSE, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL, (iv) for any anti-trust filings or clearances in applicable jurisdictions, including the Russian Antitrust Clearance, and (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification would not have, individually or in the aggregate, a Parent Material Adverse Effect.

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(c)          Merger Sub has no secured creditors holding a fixed or floating security interest.

Section 4.06 Financing.

(a)          Parent has delivered to the Company true and complete a copy of (i) an executed debt commitment letter from Merger Sub, Bank of China Limited, Macau Branch and Ping An Bank Co., Ltd. (the “Debt Commitment Letter”) pursuant to which the Financing Sources party thereto have agreed to provide the financing in the aggregate amount set forth in such Debt Commitment Letter, subject to the terms and conditions therein, the proceeds of which shall be used to finance the consummation of the Merger and the other Transactions (the “Debt Financing”), and (ii) the Support Agreements. Assuming (i) the Debt Financing is funded in accordance with the Debt Commitment Letter, (ii) the contributions, investments and other transactions contemplated by the Support Agreements are consummated in accordance with the terms of the Support Agreements, and (iii) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 7.01 and Section 7.02 or the waiver of such conditions, Parent and Merger Sub will have available to them, as of or immediately after the Effective Time, all funds necessary for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the Merger, the Debt Financing and the other Transactions, and to pay all related Expenses. The Support Agreements provide that the Company is a third-party beneficiary for purposes of enforcing the Support Agreements.

(b)          As of the date of this Agreement, the Debt Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent, Merger Sub and the other parties thereto. As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified, no such amendment or modification is contemplated, the obligations and commitments contained in the Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or restriction is contemplated. Parent or Merger Sub has fully paid any and all fees, if any, that are payable on or prior to the date hereof under the Debt Commitment Letter and will pay when due all other fees arising under the Debt Commitment Letter as and when they become due and payable thereunder. Parent has also delivered to the Company true, complete and correct copies of all executed fee letters in connection with the Debt Commitment Letter (it being understood that any such fee letter provided to the Company may be Redacted, such fee letters, the “Fee Letters”).

(c)          As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would be reasonably expected to constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other parties thereto, under the Debt Commitment Letter; provided, however, that Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in ARTICLE III. As of the date of this Agreement, Parent and Merger Sub do not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent or Merger Sub at the Effective Time; provided, however, that Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in ARTICLE III, or compliance by the Company with its obligations under this Agreement. The Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Parent on the terms therein. The parties hereto agree that it shall not be a condition to Closing for Parent or Merger Sub to obtain the Debt Financing or the Alternative Debt Financing.

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(d)          There are no side letters or other oral or written Contracts related to the funding of the full amount of the Debt Financing to which Parent or any of its Affiliates is a party other than (i) as expressly set forth in the Debt Commitment Letter and (ii) customary engagement letters and the Fee Letters.

Section 4.07 Ownership of Company Shares. As of the date hereof, other than as a result of this Agreement or the Support Agreements, neither Parent nor Merger Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company or any options, warrants or other rights to acquire any Shares or other securities of, or any other economic interest (through derivatives securities or otherwise) in the Company.

Section 4.08 Solvency. Parent and Merger Sub, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the Transactions to occur at the Closing, will not be, Insolvent. Neither Parent nor Merger Sub is in default in any material respect with respect to any indebtedness.

Section 4.09 Certain Arrangements. Other than this Agreement and the Support Agreements, as of the date hereof, there are no Contracts (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates (excluding the Group Companies), on the one hand, and any member of any Group Company’s directors, officers, employees or shareholders, on the other hand, that relate in any way to the Transactions; or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration in connection with the Transactions or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal. Parent has delivered to the Company a true, complete and correct copy of the Support Agreements, which are in full force and effect and constitutes a legal, valid and binding obligation of the parties thereto (subject to the Bankruptcy and Equity Exception). No event has occurred, which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or any Rollover Shareholder under the Support Agreements. There are no side letters or other oral or written Contracts to which Parent or any of its Affiliates is a party related to the subject matter of the Support Agreements other than as expressly set forth in the Support Agreements.

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Section 4.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.11 Guaranty. The Guaranty is in full force and effect and is a legal, valid and binding obligation of each Rollover Shareholder and each Beneficial Owner, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of any Rollover Shareholder or Beneficial Owner under the Guaranty.

Section 4.12 Proxy Statement. None of the information provided by Parent or Merger Sub with respect to itself or its Affiliates or Representatives for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and the date of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time it is first mailed to the shareholders of the Company and (ii) at the time of the Shareholders’ Meeting, contain an untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 4.13 Absence of Litigation. There is no Action pending or, to the knowledge of Parent and Merger Sub, threatened in writing against Parent, Merger Sub or any of their respective Affiliates before any Governmental Authority that would have, individually or in the aggregate, a Parent Material Adverse Effect. There is no judicial judgment, ruling, order or decision outstanding against Parent, Merger Sub or any of their respective Affiliates that would reasonably be expected to have a Parent Material Adverse Effect. Parent, Merger Sub and their respective Affiliates (other than any Group Company) are not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.14 Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that it, its Affiliates and their respective Representatives have been provided reasonable access to the personnel, properties, facilities and records of the Group Companies for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except for the representations and warranties of the Company set forth in Article III and in any certificate delivered pursuant to this Agreement).

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Section 4.15 No Reliance on Company Estimates. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Group Companies and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Group Companies or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such person liable with respect thereto, other than fraud in connection therewith.

Section 4.16 No Additional Representations. Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their Affiliates or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and the Company hereby acknowledges the foregoing.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01 Conduct of Business by the Company Pending the Merger.

Except (i) as contemplated or permitted by this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, (A) the Company shall use commercially reasonable efforts to conduct the business of the Group Companies in the ordinary course in all material respects and use its commercially reasonable efforts, consistent with past practice, to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees and (B) the Company shall not, nor shall it permit any of the Group Companies to:

(a)          amend its memorandum and articles of association or equivalent organizational documents;

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(b)          (i) split, combine or reclassify any shares in its share capital, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its share capital, except for dividends by any of its direct or indirect wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any share capital or registered capital of the Company or any other Group Company, other than the acquisition by the Company of its securities in connection with the forfeiture of Company Options or repurchase of unvested Restricted Shares, the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof or the transfer or other disposition of securities between or among the Company and its direct or indirect wholly-owned Subsidiaries;

(c)          issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any share capital or registered capital of the Company or any other Group Company, other than the issuance of any share capital or registered capital of the Company pursuant to the Share Incentive Plans, the transfer or other disposition of securities between or among the Company and its direct or indirect wholly-owned Subsidiaries, or pursuant to existing contracts or commitments;

(d)          acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses with a value in excess of US$50 million in any single transaction or series of related transactions, other than (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business;

(e)          sell, lease or otherwise transfer any of its assets, securities, properties, interests or businesses with a value in excess of US$50 million in any single transaction or series of related transactions, other than (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business;

(f)          other than in connection with actions permitted by Section 5.01(d), make any material loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business or in an amount not in excess of US$50 million in any single transaction or series of related transactions or between the Group Companies;

(g)          incur any indebtedness for borrowed money or guarantees thereof with an amount in excess of US$50 million in any single transaction or series of related transactions, other than (i) any indebtedness or guarantee incurred in the ordinary course of business or (ii) incurred between the Company and any of its direct or indirect wholly-owned Subsidiaries or between any of such direct or indirect wholly-owned Subsidiaries;

(h)          change the Company’s methods of accounting in any material respects, except as required by concurrent changes in GAAP or applicable Law;

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(i)          settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any shareholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the Transactions, in each case other than any settlement (A) in the ordinary course of business or pursuant to existing contracts or commitments, or (B) requiring the Company and its Subsidiaries to pay monetary damages not exceeding US$50 million; or

(j)          agree, resolve or commit to do any of the foregoing.

Section 5.02 Conduct of Business by Parent and Merger Sub Prior to the Effective Time. Each of Parent and Merger Sub agrees that, from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (b) take any action or fail to take any action, the taking or failure to take, as applicable, would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.

Section 5.03 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

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ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Proxy Statement and Schedule 13E-3. As promptly as reasonably practicable following the date of this Agreement, the Company, with the cooperation and assistance of Parent and Merger Sub, shall prepare and cause to be filed a proxy statement relating to the approval of this Agreement and the Plan of Merger by the shareholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Schedule 13E-3. The Company, Parent and Merger Sub shall use their reasonable best efforts to cause the initial Schedule 13E-3 to be filed with the SEC (with the initial Proxy Statement filed as an exhibit) as promptly as reasonably practicable after the date of this Agreement. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Schedule 13E-3. Each of the Company, Parent and Merger Sub shall promptly furnish all information concerning such party to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments to or from the SEC. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Schedule 13E-3 and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company, with the cooperation and assistance of Parent, (i) shall provide Parent and Merger Sub an opportunity to review and comment on such document or response, (ii) shall include in such document or response comments reasonably proposed by Parent and Merger Sub and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent and Merger Sub, which approval shall not be unreasonably withheld or delayed. Notwithstanding anything herein to the contrary, and subject to compliance with the terms of Section 6.04, in connection with any disclosure regarding a Change in the Company Recommendation (defined below), the Company shall not be required to provide Parent or Merger Sub with the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure if and to the extent only that the Company has terminated this Agreement in accordance with Section 8.03. If at any time prior to the Shareholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement and Schedule 13E-3 so that the Proxy Statement and Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

Section 6.02 Company Shareholders’ Meeting.

(a)          Subject to Section 6.04(d), the Company shall, as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and in accordance with applicable Law and the Company’s memorandum and articles of association, (i) establish a record date for determining shareholders of the Company entitled to vote at the shareholders’ meeting, (ii) mail or cause to be mailed the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K), including Class A Shares represented by ADSs, as of the record date established for the shareholders’ meeting, which meeting the Company shall duly convene and cause to occur as promptly as reasonably practicable following the mailing of the Proxy Statement (the “Shareholders’ Meeting”), for the purpose of voting upon approval of this Agreement and the Plan of Merger and approval of the Merger, and (iii) instruct or otherwise cause the Depositary to (A) fix the record date established by the Company for the Shareholders’ Meeting as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to Class A Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Class A Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Notwithstanding the foregoing, the Company may postpone or adjourn the Shareholders’ Meeting (i) with the consent of Parent, (ii) if at the time the Shareholders’ Meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholders’ Meeting, or (iii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined (acting upon the recommendation of the Special Committee) in good faith after consultation with outside counsel is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting.

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(b)          Unless there has been a Change in the Company Recommendation pursuant to Section 6.04(d), (i) the Company Board shall recommend to holders of the Shares that they approve and adopt this Agreement and the Plan of Merger and approve the Merger, and shall include such recommendation in the Proxy Statement, and (ii) the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger and shall take all other action necessary or advisable to secure the Requisite Company Vote in accordance with applicable Law and the Company’s memorandum and articles of association. For the avoidance of doubt, in the event that subsequent to the date hereof, the Company Board makes a Change in the Company Recommendation and/or authorizes the Company to terminate this Agreement pursuant to Section 6.04(d), the Company shall not be required to convene the Shareholders’ Meeting or submit this Agreement to the holders of the Shares for approval.

(c)          At the Shareholders’ Meeting, and any other meeting of the shareholders of the Company called to seek the Requisite Company Vote or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Plan of Merger or the Transactions is sought, Parent and/or Merger Sub shall vote, and shall cause their respective Affiliates to vote, or cause to be voted, all Shares held directly or indirectly by them and their respective Affiliates as of the date hereof, including the Rollover Shares pursuant to the terms of the Support Agreements, in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions.

Section 6.03 Access to Information.

(a)          From the date hereof until the Effective Time and subject to applicable Law and the terms of any Contract to which any Group Company is a party, upon reasonable advance notice from Parent, the Company shall and shall cause its Subsidiaries to (i) provide to Parent (and Parent’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources and other representatives, collectively, “Representatives”) reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request, and (iii) instruct its employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure could (x) result in the loss of attorney-client or other legal privilege of the Company or any of its Subsidiaries, (y) contravene any applicable Law or requirements of any Governmental Authority, or (z) violate any binding agreement entered into prior to the date of this Agreement (provided, however, that at the request of Parent, the Company shall use its reasonable best efforts to obtain a waiver from the party to such binding agreement).

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(b)          All information obtained by Parent pursuant to this Section 6.03 shall be kept confidential in accordance with Section 9.12 (Confidentiality). Parent shall be responsible for any unauthorized disclosure of any such information provided or made available pursuant to this Section 6.03 by its Representatives.

(c)          No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.04 No Solicitation of Transactions.

(a)          Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement until 11:59 p.m. Hong Kong time on the date which is forty-five (45) days after the date of this Agreement (the “Go-Shop Period End Date”), the Company and its Subsidiaries and their respective Representatives shall have the right (acting under the direction of the Special Committee) to directly or indirectly (i) initiate, solicit and encourage Acquisition Proposals, including by way of public disclosure and by way of providing access to non-public information to any person (each, a “Solicited Person”) pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (as defined below); provided that the Company shall promptly (and, in any event, within twenty-four (24) hours) provide to Parent any material information concerning the Company or its Subsidiaries that it has provided to any Solicited Person which was not previously provided to Parent; and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations.

(b)          Except as set forth in Section 6.04(c), after the Go-Shop Period End Date, the Company agrees that neither it nor any of its Subsidiaries nor any of the directors, officers or employees of any Group Company will, and that it will cause its and its Subsidiaries’ agents, advisors and other Representatives (including, without limitation, any investment banker, attorney or accountant retained by any Group Company), not to, in each case, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, maintain or continue discussions or negotiations with, or provide any non-public information to, any person in connection with an Acquisition Proposal, (iii) agree to, approve, endorse or recommend any Acquisition Proposal or enter into any letter of intent or Contract relating to, or reasonably be expected to result in, any Acquisition Proposal (other than any Acceptable Confidentiality Agreement), or (iv) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. After the Go-Shop Period End Date, the Company shall notify Parent as promptly as practicable (and in any event within 24 hours after the Company has knowledge thereof), orally and in writing, of any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, and (y) the identity of the party making such proposal or offer or inquiry or contact. The Company shall keep Parent informed, on a reasonably current basis (and in any event within 24 hours of the occurrence of any material changes, developments, discussions or negotiations), of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Except as otherwise provided in Section 6.04(a) or Section 6.04(c), the Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore that relate to, or may reasonably be expected to lead to, an Acquisition Proposal.

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(c)          Notwithstanding anything to the contrary in this Section 6.04, at any time after the Go-Shop Period End Date and prior to the receipt of the Requisite Company Vote, the Company and its Representatives may, following the receipt of a written Acquisition Proposal (provided that such Acquisition Proposal shall not have been obtained in violation of Section 6.04(b) and the Company shall have complied with the requirements of Section 6.04(b) with respect to such Acquisition Proposal):

(i)          contact the person or group of persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof and to notify such person of the restrictions of this Section 6.04;

(ii)         provide information (including any non-public information or data concerning the Company or any of its Subsidiaries) in response to the request of the person or group of persons who has made such Acquisition Proposal, if prior to providing such information, the Company has received from the person or group of persons so requesting such information an executed confidentiality agreement on terms no less favorable to the Company than those contained in Section 9.12 (an “Acceptable Confidentiality Agreement”), a copy of which shall be promptly (and, in any event, within twenty-four (24) hours) provided to Parent; provided that the Company shall concurrently make available to Parent all information concerning the Company and its Subsidiaries that is provided to any person or group of persons making such Acquisition Proposal that is given such access to the extent not previously provided to Parent and Merger Sub; and/or

(iii)        engage or participate in any discussions or negotiations with the person or group of persons who has made such Acquisition Proposal;

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provided that prior to taking any action described in Section 6.04(c)(ii) or Section 6.04 (c)(iii) above, the Company Board has determined, in its good faith judgment upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal. For the avoidance of doubt, after the Go-Shop Period End Date, the Company may continue to take any of the actions described in this Section 6.04(c) with respect to any Acquisition Proposal submitted by a Solicited Person on or before the Go-Shop Period End Date if the Company Board has determined, in its good faith judgment upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal (each such Solicited Person, an “Excluded Party”).

(d)          Except as set forth in this Section 6.04(d), neither the Company Board nor any committee thereof shall change, withhold, withdraw, qualify or modify, or resolve to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Acquisition Proposal. Notwithstanding the foregoing, if the Company Board shall have received a written Acquisition Proposal that the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee, prior to obtaining the Requisite Company Vote and upon advice by independent legal counsel, constitutes a Superior Proposal, the Company Board (upon the recommendation of the Special Committee) or the Special Committee may effect a Change in the Company Recommendation, recommend a Superior Proposal, authorize the Company to terminate this Agreement and/or enter into a definitive agreement with respect to such Superior Proposal, but only (i) if the Company shall have complied with the requirements of Sections 6.04(b) and 6.04(c) with respect to such Acquisition Proposal; (ii) after (A) providing at least five (5) Business Days’ written notice (the “Notice Period”) to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, (B) negotiating with and causing its financial and legal advisors to negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such third party proposal or offer would cease to constitute a Superior Proposal, and (C) permitting Parent and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided, that any material modifications to such Acquisition Proposal that the Company Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04 (provided that any additional Notice Period shall be reduced to three (3) Business Days); and (iii) following the end of such Notice Period(s), the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), after considering the terms of any proposed modification or amendment to this Agreement by Parent, that the Acquisition Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.

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(e)          Nothing contained in this Section 6.04 shall be deemed to prohibit the Company or the Company Board (or the Special Committee) from complying with its disclosure obligations under U.S. federal or state or non-U.S. Law with regard to an Acquisition Proposal; provided that if such disclosure includes a Change in the Company Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change in the Company Recommendation (it being understood that a statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not constitute a Change in the Company Recommendation).

Section 6.05 Directors’ and Officers’ Indemnification and Insurance.

(a)          The memorandum and articles of association of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law. During such six (6) year period, to the fullest extent permitted by applicable Law, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor and fulfill the obligations of the Company under (i) any indemnification, advancement of expenses and exculpation provision set forth in the memorandum and articles of association of the Company as in effect on the date of this Agreement and (ii) all indemnification agreements between the Company and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company prior to the Effective Time. During such six (6) year period, such indemnification agreements shall not be amended, repealed or otherwise in any manner that would adversely affect the rights of such indemnified parties thereunder.

(b)          The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”); provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Parties, and provided, further, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be US$449,400 in the aggregate). In addition, the Company may and, at Parent’s request, the Company shall, purchase a six (6) year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder

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(c)          Subject to the terms and conditions of this Section 6.05, from and after the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall comply with all of its obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the CICL or any other applicable Law, including the approval of this Agreement, the Transactions or arising out of or pertaining to the Transactions, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any Subsidiary arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such Indemnified Party’s capacity as a director or an officer of the Company or any of its Subsidiaries; provided that, in the case of each of (i) and (ii), such person shall notify the Surviving Corporation promptly upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Action which may result in the payment or advancement of any amounts under this Section 6.05(c).

(d)          In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, the Surviving Corporation or Parent, as the case may be, shall assume the obligations set forth in this Section 6.05.

(e)          The agreements and covenants contained in this Section 6.05 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the CICL or other applicable Law, or otherwise. The provisions of this Section 6.05 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation and their respective Subsidiaries, and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.05. The obligations of Parent and the Surviving Corporation under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.

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(f)          Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

Section 6.06 Notification of Certain Matters. Each of the Company and Parent shall promptly notify the other in writing of:

(a)          any written notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b)          any written notice or other written communication from any Governmental Authority in connection with the Transactions;

(c)          any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Affiliates or Parent and any of its Subsidiaries or Affiliates, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such person pursuant to any of such person’s representations and warranties contained herein, or that relate to such person’s ability to consummate the Transactions; and

(d)          if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such person set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 7.01, 7.02 and 7.03 not to be satisfied; provided that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give notice pursuant to this Section 6.06 shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying fact or circumstance not so notified would, standing alone, constitute such a failure.

Section 6.07 Sufficient Funds; Financing.

(a)          Each of Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange the Debt Financing in a timely manner including to (i) maintain in full force and effect the Debt Commitment Letter, (ii) satisfy, or cause its Representatives to satisfy, on a timely basis all conditions in the Debt Commitment Letter that are within their respective control, other than any condition where the failure to be so satisfied is a direct result of the Company's failure to comply with its obligations under this Agreement, (iii) fully enforce its rights under the Debt Commitment Letter, (iv) negotiate and execute a definitive debt financing agreement substantially on the terms set out in the Debt Commitment Letter (the “Debt Financing Agreement”) and (v) assuming all conditions precedent in the Debt Commitment Letter have been satisfied, subject to the requirements of Section 1.02, draw upon and consummate the Debt Financing at or prior to the Closing. The Company acknowledges and agrees that Parent and Merger Sub shall have the right to apply any amount of the Available Cash towards payment of the Exchange Fund and shall cooperate with Parent and Merger Sub to deposit such Available Cash with the Paying Agent in the Exchange Fund immediately prior to the Effective Time; provided that in no event shall such use of the Available Cash render any Group Company or the Group Companies on a consolidated basis to be Insolvent immediately after the Closing.

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(b)          If Parent or Merger Sub becomes aware that any portion of the Debt Financing has become unavailable on the terms and conditions contemplated in the Debt Commitment Letter has become, or is reasonably likely to be, unavailable, (A) Parent shall promptly so notify the Company (in the case of the Debt Financing becoming unavailable), and (B) each of Parent and Merger Sub shall use its reasonable best efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable following the occurrence of such event, on terms and conditions not materially less favorable, in the aggregate, from the standpoint of the Company, to Parent and Merger Sub than those contained in the Debt Commitment Letter, in an amount sufficient (assuming the Rollover Shares are cancelled without payment of consideration as contemplated by and in accordance with the Support Agreements), when added to the Deposited Available Cash, to consummate the Merger and the other Transactions (the “Alternative Debt Financing”), and to enter into new definitive agreements with respect to such Alternative Debt Financing (the “Alternative Debt Financing Documents” and together with the Debt Commitment Letter and the Debt Financing Agreement, each a “Financing Document”) and Parent shall deliver to the Company as promptly as practicable (and no later than two (2) Business Days) after such execution, a true and complete copy of each such Alternative Debt Financing Document (except for customary engagement letters). Any reference in this Agreement to (A) the “Debt Financing” (as defined in Section 4.06(a)) shall be deemed to include the Alternative Debt Financing and any modification to the Debt Commitment Letter pursuant to this Section 6.07, (B) the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent so amended, restated, supplemented, replaced, substituted or modified (including any Financing Documents to the extent then in effect) and (C) any reference in this Agreement to “Fee Letter” shall be deemed to include any Fee Letter relating to the Debt Commitment Letter to the extent so amended, restated, supplemented, replaced, substituted or modified (including in connection with any Financing Documents to the extent then in effect).

(c)          Neither Parent nor Merger Sub shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under any Financing Document without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) if such amendments, modifications or waivers would (i) reduce the aggregate amount of the Debt Financing or (ii) impose new or additional conditions to the Debt Financing or otherwise expand, amend or modify the Debt Financing in a manner that would reasonably be expected to (A) prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions or (B) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against the other parties to any Financing Document. Without limiting the generality of the foregoing, neither Parent nor Merger Sub shall release or consent to the termination of the obligations of the Financing Sources under any Financing Document except as expressly contemplated hereby.

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(d)          Parent shall (i) prior to the Closing, give the Company prompt notice (A) upon becoming aware of any breach of any provision of, or termination by any party to, any Financing Document, or (B) upon the receipt of any written notice or other written communication from any person with respect to any threatened breach or threatened termination by any party to any Financing Document, and (ii) prior to the Closing, otherwise keep the Company informed on a reasonably current basis of the status of Parent and Merger Sub’s efforts to arrange the Debt Financing or Alternative Debt Financing.

(e)          Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Debt Financing or Alternative Debt Financing shall not be a condition to the Closing, and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Debt Financing or Alternative Debt Financing, subject to the applicable conditions set forth in Article VII, the breach of which obligation will give rise to the remedies set forth in Article VIII.

(f)          Nothing in this Section 6.07 or any other provision of this Agreement shall require, and in no event shall the "reasonable best efforts" of Parent or Merger Sub be deemed or construed to require, Parent or Merger Sub to (i) waive any term or condition of this Agreement or (ii) pay any fees in excess of those contemplated by the Debt Financing (whether to secure waiver of any conditions contained therein or otherwise).

Section 6.08 Financing Assistance.

(a)          Prior to the Closing, the Company shall, and shall use reasonable best efforts to cause each of its Subsidiaries to, provide such cooperation as may be reasonably requested by Parent in connection with the arrangement of the Debt Financing, or if applicable, the Alternative Debt Financing (provided that such requested cooperation does not unreasonably interfere with the operations of the Company and its Subsidiaries), including using reasonable best efforts to (i) as promptly as reasonably practicable furnish to Parent and Merger Sub and the Financing Sources all Required Information, (ii) participate in a reasonable number of meetings, presentations, due diligence sessions with the Financing Sources and cooperate reasonably with the Financing Sources' due diligence, to the extent customary and reasonable for the Debt Financing, (iii) to the extent customary and in accordance with applicable Law, facilitate the providing of guarantees and granting of a security interest (and perfection thereof) in and pledge of collateral and assist in the preparation of, and executing and delivery at the Closing, any definitive documents for the Debt Financing, including any credit agreements, indentures, notes, security documents, guarantees, mortgages, certificates, and other definitive agreements, documents or instruments related to the Debt Financing, if applicable and as may be reasonably requested by Parent, provided that no such definitive documents in this clause (iii) shall be effective until the Effective Time, (iv) using reasonable best efforts to obtain a certificate of the chief financial officer or person performing similar functions of the Company with respect to solvency matters to the extent reasonably required by the Financing Sources or the Debt Commitment Letter, (v) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at or prior to Closing relating to all Indebtedness to be paid off, discharged and terminated on the Closing Date, and (vi) furnish all documentation and other information required by Governmental Authorities under applicable "know your customer", anti-money laundering, anti-terrorism, foreign corrupt practices and similar laws, rules and regulations of all applicable jurisdictions related to the Debt Financing, including the United States, Cayman Islands and PRC, provided that the information provided hereunder shall be subject to the terms of the Confidentiality Agreement. Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 6.08 or otherwise in connection with any Debt Financing, (x) to pay any commitment or other similar fee prior to the Effective Time, (y) to incur any expense unless such expense is reimbursed by Parent promptly after incurrence thereof, or (z) to take, or commit to taking, any action that is not contingent upon the Closing or would subject it to actual or potential liability prior to the Effective Time. Parent shall promptly, upon the termination of this Agreement, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.08 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing, or if applicable, the Alternative Debt Financing, and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries), except in the event such liabilities or losses arose out of or result from the willful misconduct of the Company, its Subsidiaries or any of their respective Representatives.

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(b)          Parent and Merger Sub acknowledge and agree that the Company and its Subsidiaries and their respective Representatives shall not, prior to the Effective Time, incur any liability to any person under any Debt Financing or Alternative Debt Financing that Parent and Merger Sub may raise in connection with the Transactions.

Section 6.09 Further Action; Reasonable Best Efforts.

(a)          Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) promptly make its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including, without limitation, (A) notifying the other parties promptly of any communication (whether verbal or written) it or any of its affiliates receives from any Governmental Authority in connection with such filings or submissions, (B) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority, and (C) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry); and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, (A) employing such resources as are necessary to obtain the Requisite Regulatory Approvals and (B) taking any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions, including, without limitation, committing to and effecting, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses; provided, that the Company shall not agree to take any such steps (including any hold separate, restructuring, reorganization, sale, divestiture or disposition) without the prior written consent of Parent; provided further that nothing herein shall require the Company or its Subsidiaries to take any action that is not contingent upon the Closing. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

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(b)          Each party hereto shall, upon the reasonable request by any other party, furnish such other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective subsidiaries to any third party and/or any Governmental Authority in connection with the Transactions.

Section 6.10 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.11 Participation in Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company and the Company shall give prompt notice to Parent of any Actions commenced or, to the Company’s knowledge on the one hand and Parent’s knowledge on the other hand, threatened in writing against such party and/or its directors, which relate to this Agreement or the Transactions. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions.

Section 6.12 Resignations. To the extent requested by Parent in writing at least five (5) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent, which shall include a waiver of any claims against any Group Company.

Section 6.13 Public Announcements. The initial press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, unless otherwise required by applicable Law or the requirements of the NYSE, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation.

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Section 6.14 Fees and Expenses. Subject to Section 6.08 and Section 8.06, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses.

Section 6.15 Stock Exchange Delisting. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE or the SEC to enable the delisting from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.16 Takeover Statutes. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to the Merger or to any of the other Transactions, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to lawfully eliminate or minimize the effects of such statute, regulation or provision in the Company’s memorandum and articles of association on the Transactions.

Section 6.17 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of the Shares and other equity securities of the Company pursuant to the Transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.18 Management. In no event shall Parent or Merger Sub or any of their respective Affiliates, enter into or seek to enter into any arrangements that are effective prior to the Closing with any member of the Company’s or its Subsidiaries’ management or any other Company or Subsidiary employee that contain any terms that prohibit or restrict such member of management or such employee from discussing, negotiating or entering into any arrangements with any third party in connection with an Acquisition Proposal.

Section 6.19 Actions Taken at Direction of any Rollover Shareholder. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article III and Article VI hereof, if the alleged breach is the proximate result of action or inaction by the Company at the direction of any Beneficial Owner, regardless of whether there is any approval by or direction from the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

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ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Closing Date of the following conditions:

(a)          Shareholder Approval. This Agreement, the Plan of Merger and the Transactions shall have been approved and adopted by way of special resolution by holders of Shares constituting the Requisite Company Vote at the Shareholders’ Meeting in accordance with the CICL and the Company’s memorandum and articles of association.

(b)          No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or award (an “Order”) which is then in effect (whether temporary, preliminary or permanent) and has the effect of enjoining, restraining, prohibiting or otherwise making the Merger illegal.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Closing Date of the following additional conditions:

(a)          Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Section 3.03, the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification by materiality or Company Material Adverse Effect) shall be true and correct as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (ii) the representations and warranties set forth in Section 3.03 shall be true and correct in all respects (except for de minimus inaccuracies) as of the date hereof and as of the Closing, as though made on and as of such date and time, in each case, interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Company Material Adverse Effect” set forth therein.

(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d)          Dissenting Shareholders. The holders of no more than 15% of the Class A Shares shall have validly served a notice of objection under Section 238(2) of the CICL.

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(e)          Officer Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) through 7.02(c).

Section 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Closing Date of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding for this purpose any limitation or qualification by materiality) shall be true and correct as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of any of the Transactions.

(b)          Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

Section 7.04 Frustration of Closing Conditions. Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company with the approval of their respective boards of directors (in the case of the Company Board, upon the approval of the Special Committee).

Section 8.02 Termination by Either the Company or Parent. This Agreement may be terminated by either the Company (upon the approval of the Special Committee) or Parent at any time prior to the Effective Time, if:

(a)          the Merger shall not have been consummated on or before the date falling twelve (12) months from the date of this Agreement (the “Termination Date”), provided that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a cause of, or resulted in, the failure to consummate the Merger by such date;

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(b)          any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which shall have become final and nonappealable, provided that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a cause of, or resulted in, such Order; or

(c)          the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor and concluded or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 8.02(c) shall not be available to any party who has breached in any material respect any of its obligations under Sections 6.01 or 6.04.

Section 8.03 Termination by the Company. This Agreement may be terminated by the Company (upon the approval of the Special Committee), if:

(a)          the Company Board authorizes (upon the recommendation of the Special Committee) the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided that concurrently with or immediately after such termination, the Company pays the Termination Fee payable pursuant to Section 8.06(a); and provided further that the Company shall have complied with the procedure set forth in Section 6.04(d);

(b)          the Company Board, acting upon the recommendation of the Special Committee, has effected a Change in the Company Recommendation; provided that concurrently with or immediately after such termination, the Company pays the Termination Fee payable pursuant to Section 8.06(a); and provided further that the Company shall have complied with the procedure set forth in Section 6.04(d);

(c)          a breach or failure in any material respect of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement shall have occurred, which breach would give rise to the failure of a condition set forth in Section 7.03 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being cured, shall not have been cured (x) within thirty (30) Business Days following receipt of written notice by Parent and Merger Sub of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.03(c) or (y) any shorter period of time that remains between the date the Company provides written notice of such breach and the Termination Date; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(c) if the Company is then in material breach of any representations, warranties, covenants or agreements hereunder that would result in the conditions to Closing set forth in Section 7.02(a) or Section 7.02(b) not being satisfied;

(d)          (x) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof) or waived by Parent and Merger Sub, (y) the Company has irrevocably confirmed by notice to Parent that all of the conditions set forth in Section 7.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof) or that the Company is willing to waive any unsatisfied conditions in Section 7.03 and that the Company is ready, willing and able to consummate the Closing, and (z) Parent and Merger Sub fail to complete the Closing within ten (10) Business Days following the date the Closing should have occurred pursuant to Section 1.02.

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Section 8.04 Termination by Parent. This Agreement may be terminated by Parent, if:

(a)          a breach or failure in any material respect of any representation, warranty, covenant or agreement of the Company set forth in this Agreement shall have occurred, which breach would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being cured, shall not have been cured (x) within thirty (30) Business Days following receipt of written notice by the Company of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.04(a) or (y) any shorter period of time that remains between the date Parent provides written notice of such breach and the Termination Date; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or agreements hereunder that would result in the conditions to Closing set forth in Section 7.03(a) or Section 7.03(b) not being satisfied; or

(b)          a Company Triggering Event shall have occurred.

Section 8.05 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Article VIII, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; except (a) with respect to this Section 8.05, Section 6.03(b), Section 6.08, Section 6.14, Section 8.06 and Article IX which shall remain in full force and effect and (b) nothing in this Section 8.05 shall relieve any party from liability for any knowing and intentional breach prior to such termination of, or fraud committed prior to the termination in connection with, this Agreement.

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Section 8.06 Fees Following Termination.

(a)          The Company will pay, or cause to be paid, to one or more designees of Parent an amount equal to US$25 million (the “Company Termination Fee”) if this Agreement is terminated (i) by Parent pursuant to Section 8.04 or (ii) by the Company pursuant to Section 8.03(a) or Section 8.03(b) or (iii) by the Company or Parent pursuant to Section 8.02(a) or Section 8.02(c), if at or prior to the time of such termination, an Acquisition Proposal shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not withdrawn, and, within twelve (12) months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement in connection with any Acquisition Proposal (provided that for purposes of this Section 8.06(a), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”); such payment to be made, in the case of termination pursuant to sub-section (i) or (ii) above, promptly and in any event within two (2) Business Days following such termination, and, in the case of termination pursuant to sub-section (iii) above, promptly and in any event within two (2) Business Days following the entry by the Company into a definitive agreement in connection with an Acquisition Proposal. Notwithstanding the foregoing, in the event this Agreement is terminated (A) by Parent pursuant to Section 8.04(b) or (B) by the Company pursuant to Section 8.03(a) or Section 8.03(b) or (C) by the Company or Parent pursuant to Section 8.02(a) or Section 8.02(c) and at or prior to the time of such termination an Acquisition Proposal shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not withdrawn, no Company Termination Fee shall be payable under sub-section (A), (B) or (C) above in connection with any Acquisition Proposal or any proposal or offer (including, without limitation, any proposal or offer to the Company’s shareholders) that could reasonably be expected to lead to any Acquisition Proposal, that is received by the Company or otherwise made to the Company’s shareholders on or before the Go-Shop Period End Date. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b)          Parent will pay, or cause to be paid, to the Company an amount equal to US$50 million (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.03(c) or 8.03(d), such payment to be made as promptly as possible (but in any event within two (2) Business Days) following such termination. In addition, in the event that Parent decides not to proceed to consummate the Merger due to the failure of the condition set forth in Section 7.02(d), Parent will pay, or cause to be paid, to the Company an amount equal to 50% of the Parent Termination Fee, such payment to be made as promptly as possible (but in any event within two (2) Business Days) following such termination. In the event that (A) any party shall terminate this Agreement pursuant to Section 8.02(a) and (B) the Effective Time shall not have occurred by the Termination Date solely as a result of any applicable regulatory requirement on the side of Parent and Merger Sub (including any required approval or clearance of any Governmental Authority) having not been satisfied by such date, then Parent shall pay to the Company as promptly as possible (but in any event within two (2) Business Days) following the delivery by the Company of any invoice(s) therefor, all Expenses incurred by the Company and its Affiliates, including the Special Committee, in connection with the Transactions. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(c)          In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for all costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at the annual rate of one point five percent (1.5%) plus the prime rate as published in the Wall Street Journal Table of Money Rates on the date such payment was required to be made. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

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(d)          Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.

(e)          Notwithstanding anything to the contrary in this Agreement, the Debt Commitment Letter or the Guaranty, in the event that Parent or Merger Sub fails to effect the Closing pursuant to this Agreement, then the Company’s right to terminate this Agreement and receive either the Parent Termination Fee pursuant to Section 8.06(b) and the guarantee of such obligations pursuant to the Guaranty (subject to the terms, conditions and limitations therein), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any Group Company and all members of the Company Group (as defined below) against (A) Parent, Merger Sub or the Rollover Shareholders, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of Parent, Merger Sub or any Rollover Shareholder, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or any Rollover Shareholder or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing (clauses (A) – (D), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Transactions to be consummated; provided, however, that nothing in this Section 8.06(e) or elsewhere in this Agreement shall limit the rights of the Company under Section 9.07. For the avoidance of doubt, neither Parent nor any member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Debt Commitment Letter and the Guaranty) other than the payment of the Parent Termination Fee pursuant to Section 8.06(b), and in no event shall any of Group Company, the direct or indirect shareholders of the Company or any other person, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing, (collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Debt Commitment Letter and the Guaranty), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 8.06(b) or the Rollover Shareholders to the extent provided in the Guaranty. This provision was specifically bargained for and reflected in the Per Share Merger Consideration and Per ADS Merger Consideration, and is intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group.

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(f)          Notwithstanding anything to the contrary in this Agreement, in the event the Company fails to effect the Closing pursuant to this Agreement, then Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 8.06(a) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent and all members of the Parent Group against any Group Company or any member of the Company Group, for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Transactions to be consummated; provided, however, that nothing in this Section 8.06(f) or elsewhere in this Agreement shall limit the rights of Parent or Merger Sub under Section 9.07. For the avoidance of doubt, no Group Company nor any member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment of the Company Termination Fee pursuant to Section 8.06(a), and in no event shall any member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any Group Company or any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 8.06(a). This provision was specifically bargained for and reflected in the Per Share Merger Consideration and Per ADS Merger Consideration, and is intended to be for the benefit of, and shall be enforceable by, the Company and each member of the Company Group.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall survive the Effective Time, except for those covenants and agreements (i) set forth in Article I, Article II, Section 6.05, Section 6.08, Section 6.12, Article VII and this Article IX and (ii) that by their terms are to be performed in whole or in part after the Effective Time.

Section 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested). All notices, requests, claims, demands and other communications hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

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if to Parent or Merger Sub:

c/o Mindray Building, Keji 12th Road South,
Hi-tech Industrial Park, Nanshan, Shenzhen 518057
The People’s Republic of China
Attention: Xiting Li
Facsimile: +86 (755) 2658 2680
Email: solidunion@163.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention: Peter Huang
Facsimile: +86 (10) 6535 5577
Email: peter.huang@skadden.com

if to the Company:

Mindray Medical International Limited
Mindray Building, Keji 12th Road South,
Hi-tech Industrial Park, Nanshan, Shenzhen 518057
The People’s Republic of China
Attention: Winnie Liang
Facsimile: +86 (755) 2658 2800
Email: liangsha@mindray.com

with a copy to:

Shearman & Sterling
12th Floor Gloucester Tower
15 Queen’s Road Central
Hong Kong
Attention: Paul Strecker
Facsimile: +852-2140-0303
Email: Paul.Strecker@Shearman.com

Section 9.03 Certain Definitions.

(a)          For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any transaction or series of related transactions (other than the Merger) that constitute, or may reasonably be expected to lead to (a) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue, operating income or EBITDA of the Company are attributable; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of the Company and its Subsidiaries taken as a whole, other than any such transaction in the ordinary course of business; (c) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company; (d) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company; or (e) any combination of the foregoing.

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“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Available Cash” means cash of the Company and its Subsidiaries on a consolidated basis available immediately prior to the Closing in one or more bank accounts of the Company or its Subsidiaries, net of issued but uncleared checks and drafts, free of any Lien.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, the Cayman Islands, Hong Kong or the PRC are authorized or required by applicable Law to close.

“Class A Share” means Class A ordinary share, par value HK$0.001 per share, of the Company.

“Class B Share” means Class B ordinary share, par value HK$0.001 per share, of the Company.

“Company Employee Agreement” means any management, employment, severance, change in control, transaction bonus, consulting, repatriation or expatriation agreement or other contract between any Group Company and any current or former employee, director, officer or independent contractor of any Group Company.

“Company Employee Plan” means any written plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind that is or has been maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director, officer or independent contractor of any Group Company, or with respect to which any Group Company has or may have any liability or obligation.

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“Company Material Adverse Effect” means any event, circumstance, change or effect (“Effect”) that, individually or in the aggregate with all other Effects, has or would reasonably be expected to have a material adverse effect to the business, financial condition, assets or results of operations of the Group Companies taken as a whole; provided, however, that any Effect arising out of, relating to or resulting from any of the following, either alone or in combination, shall not constitute or be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: (a) changes affecting the economy or financial, credit or securities markets generally in the PRC, the United States or any other jurisdiction in which any Group Company conducts business; (b) changes in GAAP or applicable Laws or any interpretation thereof after the date hereof; (c) factors generally affecting the industries in which the Group Companies operate; (d) the consummation of the Transactions, the public announcement of this Agreement or the identity of Parent and its Affiliates (including the initiation of litigation or other legal proceedings or any losses of customers or employees relating to this Agreement or the Transactions), (e) any outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or terrorism, act of God or natural disasters, or similar events; (f) changes in the market price or trading volume of Shares (it being understood that the underlying cause of such change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (g) actions or omissions of the Company or any of its Subsidiaries (i) that are required by this Agreement, (ii) taken with the consent of Parent or Merger Sub or (iii) taken at the request of Parent or Merger Sub; (h) any breach of this Agreement by Parent or Merger Sub; (i) changes in general business, economic, political or financial market conditions, (j) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or (k) any change or prospective change in the Company’s credit ratings; provided, that the Effects set forth in clauses (a), (b), (c), (f), and (i) above may be taken into account in determining whether a “Material Adverse Effect” has occurred or reasonably would be expected to occur if and to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Group Companies, taken as a whole, relative to the other participants in the same industries and geographic markets in which the Group Companies conduct their businesses.

“Company Equity Award” means each Company Option, each Restricted Share and each RSU under the Share Incentive Plans.

“Company Option” means each option to purchase Shares under the Share Incentive Plans.

“Company Triggering Event” shall be deemed to have occurred if (a) there shall have been a Change in the Company Recommendation; (b) the Company Board shall have recommended to the shareholders of the Company an Acquisition Proposal or shall have resolved to do so; (c) the Company shall have failed to include in the Proxy Statement the Company Recommendation; (d) the Company Board fails to reaffirm its recommendation in favor of the approval of this Agreement and the approval of the Merger within three (3) Business Days after Parent requests in writing that such recommendation be reaffirmed; or (e) a tender offer or exchange offer for 20% or more of the outstanding shares of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders).

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“Confidential Information” means any confidential or proprietary information disclosed prior to or after the date hereof by one party or any of its Affiliates or Representatives to the other party or any of its Affiliates or Representatives, concerning the disclosing party’s business, financial condition, proprietary technology, research and development and other confidential matters, including without limitation, any confidential or proprietary information provided under or in connection with this Agreement, but shall not include any information which (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in violation of Section 9.12 or other obligation of confidentiality, (b) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party or the disclosing party’s Representatives, or (c) becomes available to the receiving party on a non-confidential basis from a person (other than the disclosing party or the disclosing party’s Representatives) who is not prohibited from disclosing such information to the receiving party by a legal, contractual or fiduciary obligation to the disclosing party or any of the disclosing party’s Representatives.

“Contract” means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other legally binding instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

“Deposited Available Cash” means the amount of Available Cash deposited in the Exchange Fund immediately prior to the Effective Time.

“Environmental Law” means any applicable PRC local, provincial or national Law relating to (a) the protection of health, safety or the environment or (b) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

“Excluded Shares” means, collectively, Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by the Rollover Shareholders.

“Expenses” means, with respect to any party hereto, all out of pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to a party hereto and its Affiliates) actually incurred or accrued by such party or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of Schedule 13E-3 and the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under applicable Law and all other matters related to the closing of the Merger and the Transactions.

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“Financing Sources” means the parties to the Debt Commitment Letter as in effect from time to time and any joinder agreements, indentures, purchase agreements or credit agreements entered into pursuant thereto or relating thereto, together with their respective current, former and future Affiliates, officers, directors, agents, partners, members, employees and representatives involved in the Debt Financing or the Alternative Debt Financing and their respective successors and assigns.

“Governmental Authority” means (a) any national, federal, state, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (b) any public international organization, or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition.

“Group Company” means any of the Company and its Subsidiaries.

“Hazardous Substance” means any chemical, pollutant, waste or substance that is (a) listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (b) any petroleum product or by product, asbestos containing material, polychlorinated biphenyls or radioactive material.

“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money; (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

“Insolvent” means, with respect to any person (a) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total Indebtedness, (b) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (d) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

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“Intellectual Property” means (a) patents, patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, brands, corporate names, goodwill, domain names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, software, designs, and registrations and applications for registration thereof, (d) confidential and proprietary information, including trade secrets, know-how, database rights and discovers, and (e) rights of privacy, publicity and endorsement, and with respect to (a) – (c) above, the geographical scope for such intellectual property shall include but not be limited to the United States, China, Europe or India.

“knowledge” means, with respect to (a) the Company, the actual knowledge of the members of the Special Committee after due inquiry, (b) Parent or Merger Sub, the actual knowledge of any Beneficial Owner after due inquiry, and (c) with respect to any other party hereto, the actual knowledge of any director or officer of such party, in each case, after due inquiry.

“Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Lease” shall mean all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Group Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Group Company.

“Lien” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

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“Permitted Encumbrances” shall mean: (a) Taxes, assessments and other governmental levies, fees or charges which are not due and payable as of the Closing Date, or which are being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts which are not due and payable, and as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount that are being contested in good faith by appropriate proceedings; (c) leases, licenses and subleases (other than capital leases and leases underlying sale and leaseback transactions); (d) Liens imposed by applicable Law; (e) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, in each case, in the ordinary course of business; (f) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business; (g) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (h) Liens that are disclosed in the Company SEC Reports filed or furnished prior to the date hereof; (i) Liens securing Indebtedness or liabilities that (A) are reflected in the Company SEC Reports filed or furnished prior to the date hereof or (B) have otherwise been disclosed to Parent; (j) matters which would be disclosed by an accurate survey or inspection of the real property which do not, individually or in the aggregate, materially impair the occupancy or current use of such real property which they encumber; (k) outbound license agreements entered into in the ordinary course of business; (l) standard survey and title exceptions; and (m) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a Company Material Adverse Effect.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC” means People’s Republic of China.

“Restricted Share” means each restricted share award under the Share Incentive Plans.

“RSU” means each restricted share unit under the Share Incentive Plans.

“Russian Antitrust Clearance” means the consent, approval or authorization granted by the Federal Antimonopoly Service of the Russian Federation with respect to the Transactions in accordance with the Law on the Protection of Competition (Federal Law 135-FZ [2006]).

“Share” means Class A Share or Class B Share.

“Share Incentive Plans” means, collectively, the Company’s 2006 Employee Share Incentive Plan and the Company’s Amended and Restated Limited Share Incentive Plan, and all amendments and modifications thereto.

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“Subsidiary” or “Subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity: (a) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held directly or indirectly by such person or by any one or more of such person’s subsidiaries, (b) of which at least fifty percent (50%) of the equity interests is controlled by such person by any one or more of such person’s subsidiaries, (c) of which such party or any subsidiary of such party is a general partner, or (d) that would otherwise be deemed a “subsidiary” under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Superior Proposal” means a written, bona fide Acquisition Proposal (provided that each reference to “20%” in the definition of “Acquisition Proposal” should be replaced with “50%”) that the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after (x) consultation with a financial advisor of internationally recognized reputation and independent legal counsel, and (y) taking into consideration, among other things, all of the terms and conditions, including all legal, financial, regulatory and other aspects, of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent pursuant to Section 6.04(d) or otherwise prior to the time of determination), including financing, regulatory approvals, shareholder litigation, identity of the person or group making the offer, breakup or termination fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation and other relevant events and circumstances), to be more favorable to the Company shareholders (other than the holders of Excluded Shares) than the Merger; provided, however, that any such Acquisition Proposal shall not be deemed to be a “Superior Proposal” if (A) the consummation of the transaction contemplated by such Acquisition Proposal is conditional upon any due diligence review or investigation of the Company or any of the Subsidiaries by the Third Party, (B) the consummation of the transaction contemplated by such Acquisition Proposal is conditional upon the obtaining and/or funding of such financing, or (C) the transaction contemplated by such Acquisition Proposal is not reasonably capable of being completed on the terms proposed without unreasonable delay.

“Social Security Benefits” means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing reserve fund benefits or similar benefits, in each case as required by any applicable.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

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“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its Affiliates or Representatives.

(b)          The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	Section 3.10
ADS	Section 2.01(b)
ADSs	Section 2.01(b)
Agreement	Preamble
Annual Report	Section 3.07(c)
Applicable Date	Section 3.07(a)
Bankruptcy and Equity Exception	Section 3.04(a)
Beneficial Owner	Recitals
Change in the Company Recommendation	Section 6.04(d)
CICL	Recitals
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Board	Recitals
Company Group	Section 8.06(e)
Company Licensed Intellectual Property	Section 3.13(a)
Company Owned Intellectual Property	Section 3.13(a)
Company Personnel	Section 3.11(a)
Company Recommendation	Section 3.04(b)
Company SEC Reports	Section 3.07(a)
Company Termination Fee	Section 8.06(a)
Damages	Section 6.05(c)
Debt Commitment Letter	Section 4.06(a)
Debt Financing Agreement	Section 6.07(a)
Deposit Agreement	Section 2.06
Depositary	Section 2.06
Effective Time	Section 1.03
Environmental Permits	Section 3.17
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.04(a)
Financial Advisor	Section 3.04(c)
GAAP	Section 3.07(b)
Guaranty	Recitals
Indemnified Parties	Section 6.05(b)
Law	Section 3.05(a)
Material Company Permits	Section 3.06(a)
Merger	Recitals
Merger Sub	Preamble
Notice of Superior Proposal	Section 6.04(d)
Notice Period	Section 6.04(d)
NYSE	Section 3.05(b)
Order	Section 7.01(b)
Parent	Preamble
Parent Group	Section 8.06(e)
Parent Termination Fee	Section 8.06(b)
Paying Agent	Section 2.04(a)
Per ADS Merger Consideration	Section 2.01(b)
Per Share Merger Consideration	Section 2.01(a)
Plan of Merger	Section 1.03
Proxy Statement	Section 6.01
Record ADS Holders	Section 6.02(a)
Representatives	Section 6.03(a)
Requisite Company Vote	Section 3.04(a)
SEC	Section 3.05(b)
Shareholders’ Meeting	Section 6.02(a)
Special Committee	Recitals
Support Agreement	Recitals
Surviving Corporation	Section 1.01
Termination Date	Section 8.02(a)
Transactions	Recitals

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Section 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05 Entire Agreement; Assignment. This Agreement (including the exhibits and schedules hereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to a wholly-owned Subsidiary of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment not permitted under this Section 9.05 shall be null and void ab initio.

Section 9.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 6.05 and 8.06(e) (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any holders of Shares (including Class A Shares represented by ADSs) or holders of Company Equity Awards, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 9.07 Specific Performance.

(a)          The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any provision of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties, in addition to any other remedy at law or equity. Each of the Company, Parent and Merger Sub hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.07. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 9.07. If any party brings any Action to enforce specifically the performance of the terms and provisions hereof, the Termination Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such Action.

(b)          Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that the Company shall be entitled to obtain an injunction, specific performance or other equitable remedies to enforce Parent’s and Merger Subsidiary’s obligation to consummate the Merger but only in the event that each of the following conditions has been satisfied: (i) all conditions in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or, if permissible, waived in accordance with this Agreement, (ii) Parent and Merger Subsidiary have failed to complete the Closing by the date the Closing should have occurred pursuant to Section 1.02, (iii) the Debt Financing (or, if applicable, the Alternative Debt Financing) has been funded or will be funded at the Closing in accordance with the terms thereof, and (iv) the Company has irrevocably confirmed by notice to Parent that if specific performance is granted and the Debt Financing (or, if applicable, the Alternative Debt Financing) is funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to consummate the Merger if the Debt Financing (or, if applicable, the Alternative Debt Financing) has not been funded (or will not be funded at the Closing) in the absence of any breach by Parent or Merger Sub of this Agreement or any Financing Document.

(c)          Until such time as the Company pays the Company Termination Fee, the remedies available to each of Parent and Merger Subsidiary pursuant to this Section 9.07 shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Parent or Merger Subsidiary from, in the alternative, seeking to terminate this Agreement and collect the Company Termination Fee under Section 8.06. For the avoidance of doubt, under no circumstances shall Parent be permitted or entitled to receive both (i) a grant of injunction, specific performance or other equitable relief under this Section 9.07 that results in a Closing and (ii) monetary damages, including all or any portion of the Company Termination Fee.

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(d)          Until such time as Parent pays the Parent Termination Fee, the remedies available to the Company pursuant to this Section 9.07 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Termination Fee under Section 8.06. For the avoidance of doubt, under no circumstances shall the Company be permitted or entitled to receive both (i) a grant of injunction, specific performance or other equitable relief under this Section 9.07 that results in a Closing and (ii) monetary damages, including all or any portion of the Parent Termination Fee.

Section 9.08 Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Corporation, the cancellation of the Shares, the rights provided for in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board (and the Special Committee) and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the New York State Supreme Court Commercial Division in and for New York County, New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.02 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any of the above-named courts for the purpose of any Action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 9.08, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 9.09 Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable law any right it may have to trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions contemplated by this Agreement.

Section 9.10 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (or in the case of the Company, the Special Committee) at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.11 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any breach of or inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.12 Confidentiality.

(a)          Prior to and during the term of this Agreement, each party has disclosed or may disclose to the other party Confidential Information. Subject to Section 9.12(b), unless otherwise agreed to in writing by the disclosing party, the receiving party shall (i) except as required by Law, keep confidential and not disclose or reveal any Confidential Information to any person other than the receiving party’s Representatives or, in the case of Parent as the receiving party, its Financing Sources and their respective Representatives, in each case, (A) who are actively and directly participating in the consummation of the Transactions or who otherwise need to know the Confidential Information for the Transactions and (B) whom the receiving party will cause to observe the terms of this Section 9.12, and (ii) not use Confidential Information for any purpose other than in connection with the Transactions. Each party acknowledges that such party shall be responsible for any breach of the terms of this Section 9.12 by such party or its Representatives and each party agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

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(b)          In the event that the receiving party or any of its Representatives or, in the case of Parent as the receiving party, its Financing Sources and their respective Representatives, is requested pursuant to, or required by, Law to disclose any Confidential Information, the receiving party will provide the disclosing party with prompt notice of such request or requirement in order to enable the disclosing party to seek an appropriate protective order or other remedy (and if the disclosing party seeks such an order, the receiving party will provide such cooperation as the disclosing party shall reasonably request), to consult with the receiving party with respect to the disclosing party’s taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 9.12. In the event that such protective order or other remedy is not obtained, or the disclosing party waives compliance, in whole or in part, with the terms of this Section 9.12, the receiving party or its Representative will disclose only that portion of the Confidential Information that the receiving party is advised by counsel is legally required to be disclosed and will use such disclosing party’s best efforts to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

Section 9.13 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[The remainder of the page is intentionally left blank.]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Excelsior Union Limited

By	/s/ Xiting Li
Name: Xiting Li
Title: Director

Solid Union Limited

By	/s/ Xiting Li
Name: Xiting Li
Title: Director

Mindray Medical International Limited

By	/s/ Ronald Ede
Name: Ronald Ede
Title: Director and Chairman of the Special Committee

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ANNEX A

PLAN OF MERGER

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PLAN OF MERGER

THIS PLAN OF MERGER is made on _____________________2015

BETWEEN

(1)	MINDRAY MEDICAL INTERNATIONAL LIMITED, an exempted company incorporated under the laws of the Cayman Islands having its registered office at Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies (the "Surviving Company"); and

(2)	SOLID UNION LIMITED, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the "Merging Company" and together with the Surviving Company, the "Constituent Companies").

WHEREAS

(A)	The respective boards of directors of the Company and the Merging Company have approved the merger of the Constituent Companies, pursuant to which the Merging Company will merge with and into the Company and cease to exist, with the Surviving Company continuing as the surviving company in the merger (the "Merger"), upon the terms and subject to the conditions of the Agreement and Plan of Merger dated [DATE] between Excelsior Union Limited, the Surviving Company and the Merging Company (the "Merger Agreement") and this Plan of Merger and pursuant to provisions of Part XVI of the Companies Law (2013 Revision)(as amended) (the "Companies Law").

(B)	The shareholders of each of the Surviving Company and the Merging Company have authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Law.

(C)	Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law.

IT IS AGREED

1.	Definitions and Interpretation

1.1	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.

2.	PLAN OF MERGER

2.1	Company Details:

(a)	The constituent companies (as defined in the Companies Law) to this Plan of Merger are the Surviving Company and the Merging Company.

(b)	The surviving company (as defined in the Companies Law) is the Surviving Company, which shall continue to be named Mindray Medical International Limited.

(c)	The registered office of the Surviving Company is at the Office of Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies. The registered office of the Merging Company is Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Following the Effective Date, the registered office of the Surviving Company will continue to be at the offices of [Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies.

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(d)	Immediately prior to the Effective Date, the authorised share capital of the Surviving Company is HK$6,000,000 divided into 6,000,000,000 shares comprising of 4,000,000,000 Class A Ordinary Shares of a par value of HK$0.001 each, 1,000,000,000 Class B Ordinary Shares of a par value of HK$0.001 each, and 1,000,000,000 shares of such class or designation as the board of directors of the Surviving Company may determine in accordance with its Memorandum and Articles of Association, of which [●] Class A Ordinary Shares and [●] Class B Ordinary Shares have been issued, fully paid and outstanding.

(e)	Immediately prior to the Effective Date, the authorised share capital of the Merging Company is HK$380,000 divided into 380,000,000 ordinary shares of a par value of HK$0.001 each, of which one ordinary shares has been issued, fully paid and outstanding.

(f)	On the Effective Date, the authorised share capital of the Surviving Company shall be HK$380,000 divided into 380,000,000 shares of a par value of HK$0.001 each.

(g)	Effective Date

The Merger shall be effective [●] (the "Effective Date").

2.2	Terms and Conditions; Share Rights

(a)	On the Effective Date, and in accordance with the terms and conditions of the Merger Agreement:

(i)	Each share of par value HK$0.001 of the Merging Company issued and outstanding immediately prior to the Effective Date shall be converted into one validly issued, fully paid and non-assessable share of par value HK$0.001 of the Surviving Company.

(ii)	Each Class A Ordinary Share and each Class B Ordinary Share of par value HK$0.001 of the Surviving Company issued and outstanding immediately prior to the Effective Date other than Excluded Shares, the Dissenting Shares and the Class A Ordinary Shares represented by ADSs shall be cancelled in exchange for the right to receive US$[28.0] in cash per share without interest (the “Per Share Merger Consideration”);

(iii)	Each ADS, representing one Class A Ordinary Shares, issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares) shall be cancelled in exchange for the right to receive an amount in cash equal to US$[28.0] per share without interest;

(iv)	Excluded Shares shall be cancelled for no consideration or payment in accordance with the Merger Agreement; and

(v)	Dissenting Shares shall be cancelled in exchange for payment of the fair value of such shares resulting from the procedure in section 238 of the Companies Law, unless any holder of Dissenting Shares fails to exercise or withdraws or loses its right to dissent from the Merger in which event such shares shall cease to be Dissenting Shares and shall be deemed to have been cancelled as of the Effective Date, in consideration of the right to receive the Per Share Merger Consideration, without any interest thereon.

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(b)	On the Effective Date, the rights and restrictions attaching to the shares in the Surviving Company shall be as set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

(c)	On the Effective Date, the Memorandum and Articles of Association of the Surviving Company shall be amended and restated by their deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

(d)	On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

2.3	Directors' Interests in the Merger

(a)	The names and addresses of each director of the surviving company (as defined in the Companies Law) are:

(i)	Xiting Li, c/o Mindray Medical International Limited, Mindray Building, Keji 12th Road South, Hi-tech Industrial Park, Nanshan, Shenzhen, 518057, People’s Republic of China. Mr. Xu is a citizen of the People’s Republic of China; and

(ii)	[others to be determined]

(b)	No director of either of the Companies will be paid any amounts or receive any benefits consequent upon the Merger.

2.4	Secured Creditors

(a)	[The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.]

(b)	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger other than [provide details], dated as of [Date], (the "Merging Company Financing"). [Each of [Secured Creditor Name] has consented to the Merger.]

3.	Variation

3.1	At any time prior to the Effective Date, this Plan of Merger may be amended by the Boards of Directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

(b)	effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the Boards of Directors of both the Surviving Company and the Merging Company to effect in their discretion.

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4.	Termination

4.1	At any time prior to the Effective Date, this Plan of Merger may be terminated by the Boards of Directors of both the Surviving Company and the Merging Company in accordance with the terms of the Merger Agreement.

5.	ApprovAL and Authorisation

5.1	This Plan of Merger has been approved by the Board of Directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Companies Law.

5.2	This Plan of Merger has been authorised by the shareholders of each of the Surviving Company and the Merging Company pursuant to section 233(6) of the Companies Law.

6.	Counterparts

6.1	This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

7.	Governing Law

7.1	This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

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IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of SOLID UNION LIMITED:	)
)
	)	Director
)
	)	Name:
)
	)	Title:

SIGNED for and on behalf of MINDRAY MEDICAL	)
INTERNATIONAL LIMITED:	)
	)	Director
)
	)	Name:
)
	)	Title:

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Annexure 1

Merger Agreement

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Annexure 2

MEMORANDUM AND ARTICLES OF ASSOCIATION OF SURVIVING COMPANY

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Part II

Execution Version

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2015 (this “Amendment”), among Excelsior Union Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Solid Union Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and Mindray Medical International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”). Parent, Merger Sub and the Company may hereafter be referred to as a “Party” in their individual capacities and as “Parties” collectively.

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger (the “Original Agreement”), upon the terms and subject to the conditions of which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the Parties desire to amend Section 2.02(c) of the Original Agreement in the manner herein below set forth;

WHEREAS, Section 9.10 of the Original Agreement provides that the Parties may amend the Original Agreement by action taken by or on behalf of their respective boards of directors by an instrument in writing at any time prior to the Effective Time;

WHEREAS, the Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is in the best interest of the Company and its shareholders (other than holders of the Excluded Shares), and declared it advisable, to enter into this Amendment, (ii) adopted resolutions approving the execution, delivery and performance by the Company of this Amendment and the consummation of the transactions contemplated by the Original Agreement, as amended by this Amendment, including the Merger, and (iii) resolved to recommend that the shareholders of the Company approve the Original Agreement, as amended by this Amendment, and the Transactions; and

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Amendment and the consummation of the transactions contemplated by the Original Agreement, as amended by this Amendment, and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Amendment;

NOW, THEREFORE, in consideration of the foregoing and the mutual terms herein set forth, the Parties agree, as follows:

1. Definitions; References. Unless otherwise specified herein, all capitalized terms used in this Amendment shall have the meanings attributed thereto by the Original Agreement.

2. Amendment to Section 2.02(c). Section 2.02(c) of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

(c) At or immediately prior to the Effective Time, each Restricted Share and each RSU granted under the Share Incentive Plans shall be cancelled, and

(i) each holder of Restricted Shares or RSUs that are vested on or prior to January 1, 2016 and each member of the Special Committee who holds Restricted Shares or RSUs that are not vested on or prior to January 1, 2016 shall have the right to receive from the Surviving Corporation as soon as practicable following the Effective Time an amount in cash determined by multiplying (x) the Per Share Merger Consideration by (y) the number of Shares subject to such Restricted Shares or RSUs, as applicable; and

(ii) each holder (other than any member of the Special Committee) of Restricted Shares or RSUs that are not vested on or prior to January 1, 2016 and are cancelled at the Effective Time shall receive restricted cash awards (each a “RCA” and collectively “RCAs”). Each RCA shall entitle the holder thereof to receive an amount equal to the Per Share Merger Consideration. The Surviving Corporation shall pay each holder 50% of his or her RCAs on January 1, 2017 and the remaining 50% on January 1, 2018; provided, however, that if the holder is a United States taxpayer, then such holder shall instead be paid his or her RCAs arising from RSUs in accordance with the payment timing of the settlement provisions of the related RSU award agreement (with the RCA attributable to an RSU paid on the date such RSU otherwise would have been settled).

3. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that (i) it has all requisite corporate power and authority to execute and deliver this Amendment, to perform its obligations hereunder and, subject to the approval of the Original Agreement, as amended by this Amendment, by the Requisite Company Vote, to consummate the Merger; (ii) the execution, delivery and performance by the Company of this Amendment and the consummation by the Company of the Merger have been duly and validly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Amendment and consummation by it of the Merger, in each case, subject only to the approval of the Original Agreement, as amended by this Amendment, by the Requisite Company Vote, all in accordance with the memorandum and articles of association of the Company; (iii) this Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception; and (iv) none of the requirements or restrictions of any Takeover Statute would apply to prevent the consummation of any of the transactions contemplated by this Amendment or the Original Agreement, including the Merger, and that the Company Board has adopted such resolutions as are necessary so that the Takeover Statutes are rendered inapplicable to the Merger, any of the other Transactions, this Amendment, the Original Agreement or any other transaction contemplated by this Amendment or the Original Agreement.

4. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that (i) each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Amendment, to perform its obligations hereunder and to consummate the Transactions; (ii) the execution, delivery and performance of this Amendment by Parent and Merger Sub have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Amendment or to consummate the Transactions; and (iii) this Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5. Continuation of Agreement as Amended. The Original Agreement, as amended by this Amendment, shall continue in full force and effect.

6. Other Miscellaneous Terms. The provisions of Article IX (General Provisions) of the Original Agreement shall apply mutatis mutandis to this Amendment, and to the Original Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

7. Execution in Counterparts. This Amendment may be executed in multiple counterparts, any one of which need not contain the signatures or more than one party, but all such counterparts taken together will constitute one and the same instrument. This Amendment may be transmitted to each of the Parties by facsimile or email (.pdf) and each of the Parties may sign the facsimile each of which shall be presumed valid and binding.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

Excelsior Union Limited

By /s/ Xiting Li Name: Xiting Li Title: Director

Solid Union Limited

By /s/ Xiting Li Name: Xiting Li Title: Director

Mindray Medical International Limited

By /s/ Ronald Ede Name: Ronald Ede Title: Director and Chairman of the Special Committee

Annex B

November 4, 2015

The Special Committee of the Board of Directors of

Mindray Medical International Limited (the “Special Committee”)

Mindray Building, Keji 12th Road South,
Hi-tech Industrial Park, Nanshan, Shenzhen 518057
People’s Republic of China

Dear Members of the Special Committee:

We understand that Mindray Medical International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), Excelsior Union Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Solid Union Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of November 4, 2015 (the “Agreement”), pursuant to which Parent will acquire the Company (the “Merger”). Pursuant to the Agreement, Merger Sub will be merged with and into the Company and (A) each outstanding Class A ordinary share, par value HK$0.001 per share, of the Company (“Class A Share”) and Class B ordinary share, par value HK$0.001 per share, of the Company (“Class B Share” and, the Class A Shares and Class B Shares together, the “Shares”) other than (i) Shares held by holders who are entitled to and properly demand an appraisal of their Shares, (ii) Shares held by the Company, each of Quiet Well Limited, New Dragon (No. 12) Investments Limited, New Phoenix Limited and City Legend Limited (collectively, the “Rollover Shareholders” and each, a “Rollover Shareholder”) or Parent or any of their respective subsidiaries or (iii) the Class A Shares represented by ADSs (as defined below) (such holders referenced in the foregoing (i), (ii) and (iii) collectively, “Excluded Holders”), will be converted into the right to receive US$28 in cash (the “Per Share Merger Consideration”) and (B) each American Depositary Share, representing one Class A Share (“ADS”), other than ADSs representing Shares held by Excluded Holders, will be converted into the right to receive US$28 in cash (the “Per ADS Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Shares (other than Excluded Holders) of the Per Share Merger Consideration and to holders of ADSs (other than ADSs representing Shares held by Excluded Holders) of the Per ADS Merger Consideration to be paid to such holders in the Merger.

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The Special Committee of the Board of Directors

Mindray Medical International Limited

November 4, 2015

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft of the Agreement dated November 4, 2015;

(ii)	Reviewed certain publicly available historical business and financial information relating to the Company;

(iii)	Reviewed various financial forecasts and other data provided to us by the Company relating to the business of the Company;

(iv)	Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

(vii)	Reviewed historical stock prices and trading volumes of Shares and ADSs; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of the Special Committee, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which Shares or ADSs may trade at any time subsequent to the announcement of the Merger. As you are aware, the credit, financial and stock markets in China are experiencing significant volatility and we express no opinion or view as to any potential effects of such volatility on the Company, Parent or the Merger. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a possible transaction with the Company, although we do note that the Agreement does contemplate a 45-day “go shop” period following announcement of the Merger. In addition, our opinion does not address the relative merits of the Merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Merger.

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The Special Committee of the Board of Directors

Mindray Medical International Limited

November 4, 2015

In rendering our opinion, we have assumed, with the consent of the Special Committee, that the Merger will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of the Company have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of the Special Committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Merger will not have an adverse effect on the Company or the Merger. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Per Share Merger Consideration and the Per ADS Merger Consideration to the extent expressly specified herein) of the Merger, including, without limitation, the form or structure of the Merger or any agreements or arrangements entered into in connection with, or contemplated by, the Merger. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Per Share Merger Consideration, the Per ADS Merger Consideration or otherwise.

Lazard Asia (Hong Kong) Limited (“Lazard”) is acting as financial advisor to the Special Committee in connection with the Merger and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a portion of which is contingent upon the closing of the Merger. In the ordinary course, Lazard and its affiliates and employees may trade securities of the Company, Parent and certain of their respective affiliates for their own accounts and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, Parent and certain of their respective affiliates. The issuance of this opinion was approved by an opinion committee.

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The Special Committee of the Board of Directors

Mindray Medical International Limited

November 4, 2015

Our engagement and the opinion expressed herein are for the benefit of the Special Committee (in its capacity as such) and our opinion is rendered to the Special Committee in connection with its evaluation of the Merger. Our opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Merger or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Share Merger Consideration to be paid to holders of Shares (other than Excluded Holders) and the Per ADS Merger Consideration to be paid to holders of ADSs (other than ADSs representing Shares held by Excluded Holders) in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

Lazard Asia (Hong Kong) Limited

By:	/s/ Ian Woo
Name:	Ian Woo
Title:	Managing Director

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ANNEX C

Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) – Section 238

238. Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares.

(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

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(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

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ANNEX D

Directors and Executive Officers of Each Filing Person

I.	Directors and Executive Officers of the Company

The Company is a company organized under the laws of the Cayman Islands with its principal business address at Mindray Building, Keji 12th Road South, Hi-tech Industrial Park, Nanshan, Shenzhen, 518057, People’s Republic of China. The telephone number of the Company’s principal executive office is +86 755 8188 8666.

Set forth below for each director and executive officer of the Company is his respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. The address of the Company’s directors and executive officers is c/o Mindray Medical International Limited, Mindray Building, Keji 12th Road South, Hi-tech Industrial Park, Nanshan, Shenzhen, 518057, People’s Republic of China.

Mr. Li Xiting is one of our founders, and has served as our executive chairman of our board of directors since March 2015, and co-chief executive officer, director and president since 1991. Mr. Li was our chief executive officer in 2012. Mr. Li is the core managerial personnel of our business and is responsible for our business operations and management. Mr. Li received a bachelor’s degree from University of Science and Technology of China. Mr. Li is a citizen of Singapore.

Mr. Xu Hang is one of our founders and has served as the chairman of our Board since 1991. Mr. Xu was our co-chief executive officer from 1991 to 2012. Mr. Xu received a bachelor’s degree from Tsinghua University Department of Computer Science and Technology, a master’s degree in biomedical engineering from Tsinghua University Department of Electrical Engineering and an EMBA degree from China-Europe International Business School. Mr. Xu is a citizen of the People’s Republic of China.

Mr. Cheng Minghe has served as our co-chief executive officer since June 2013 and as our chief strategic officer since September 2010. From 2007 to September 2010, Mr. Cheng served as executive vice president of strategic development. Previously, Mr. Cheng served as the executive vice president of sales and marketing since 2004 and vice president of sales and marketing from 2000 to 2003. Prior to that, from 1998 to 2000, he served as a vice president for Rayto Life and Analytical Sciences Limited. From 1991 to 1998, Mr. Cheng served as vice president of our sales department. Mr. Cheng received his bachelor’s degree and master’s degree in biomedical engineering from Shanghai Jiaotong University. Mr. Cheng is a citizen of the People’s Republic of China.

Mr. Wang Jianxin joined us as a vice president in 2006, served as our chief administrative officer between June 2013 and May 2014, and began serving as our chief operating officer in May 2014. He is also the vice president of China Chamber of Commerce for Import and Export of Medicines and Health Products and the vice president of the China Association for Medical Devices Industry. Mr. Wang started his career in 1983 and has held various executive roles in the private and public sectors. Between 2001 and 2006, Mr. Wang served as the vice president of Shenzhen Huaqiang Group, the chairman of Shenzhen Sanyo Huaqiang Electronics, the chairman of Tsinghua University’s Shenzhen Graduate School Lihe Digital Electronics Company, and the general manager of Shanghai Feile Acoustics Co., Ltd., where he was primarily responsible for each company’s investment strategies, sales and marketing, and overall management. He received his master’s degree in Management Science and Engineering from Harbin University of Science and Technology, and his bachelor’s degree in Automation from the University of Shanghai for Science and Technology. Mr. Wang is a citizen of the People’s Republic of China.

Alex Lung has served as our chief financial officer since August 2011 and as our deputy chief financial officer from March 2011 to August 2011. From June 2009 to March 2011, he served as our group finance director. Previously, he served as a corporate controller of ASAT Holdings Limited and as a finance manager of Clipsal Asia Holdings Limited, a subsidiary of Schneider Electric. Mr. Lung has 10 years of professional experience at KPMG engaged in auditing, corporate finance and management consulting. Mr. Lung received his bachelor’s degree in Mechanical Engineering from Imperial College, London, United Kingdom. He is also an associate member of City & Guilds and a fellow member of the UK Association of Chartered Certified Accountants. Mr. Lung is a citizen of the Hong Kong Special Administrative Region.

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Ms. Fannie Lin Fan has served as our group general counsel and secretary of board of directors since June 2011. From 2007 to 2011, she worked for Jones Day and Sidley Austin in Hong Kong. From 2005 to 2007, she practiced at Bernstein, Shur, Sawyer & Nelson in the United States. She also completed a judicial internship for the Honorable Judge Donald C. Pogue at the United States Court of International Trade in 2003 and a summer law clerkship at Vermont Department of Banking, Insurance, Securities and Healthcare Administration in 2004. Ms. Fan obtained her Juris Doctor degree from the University of Connecticut School of Law, her Master of Business Administration degree from Arizona State University and her Bachelor of Arts degree from Shanghai Maritime University. Ms. Fan is a citizen of the United States of America.

Mr. Ronald Ede has served as our director since September 2006. He has served as the chief financial officer of Biosensors International Group, a listed company on the Singapore Exchange, since May 2011. From June 2008 to April 2011, he held various senior management positions at Mindray, including chief financial officer from May 2009 to April 2011 and group vice president of international operations from June 2008 to April 2011. From September 2006 to June 2008, he served as our independent director and chairman of the audit committee. Prior to joining Mindray, from 2004 until June 2008, he served as the chief financial officer of Asia Pacific for JDSU Corp. From 2003 to 2004 he served as director of Grandfield Consultancy Ltd. From 2002 to 2003 he served as a marketing director and consultant to Ernst & Young. From 1998 to 2002 he served as the managing director in Asia for SonoSite Inc. From 1992 to 1998 he was the director of international finance for ATL Ultrasound Inc. Mr. Ede received his bachelor of business administration degree from University of Hawaii and a master of business administration degree from the University of Washington. Mr. Ede is a citizen of the United States of America.

Ms. Joyce I-Yin Hsu has served as our director since 2006. Ms. Hsu also served as our chief financial officer from February 2006 to April 2009. From 2000 to February 2006, Ms. Hsu was an executive director at Goldman Sachs (Asia) L.L.C. with its Principal Investment Area. From 1998 to 2000, Ms. Hsu worked as an investment banker at Goldman Sachs where she divided her responsibilities between the equity capital markets group and corporate finance. Ms. Hsu has also served on the boards of Focus Media Holding Limited, China Yurun Food Group Limited and China Haisheng Juice Holdings Company Limited. Ms. Hsu received her bachelor of science degree in business administration from the University of California at Berkeley. Ms. Hsu is a citizen of the Hong Kong Special Administrative Region.

Mr. Kern Lim has served as our director since September 2008. Mr. Lim currently serves as the president and chief executive officer of Asia Strategic Consulting. From 2008 to 2009, Mr. Lim was vice president of finance of the Venetian Macao-Resort-Hotel, and from 2006 to 2008, he was the global chief financial officer of Asimco Technologies Limited, a Cayman Islands company with operations in China. From 2003 to 2006, Mr. Lim was the chief financial officer of Eastman Kodak for the Asia Pacific region. Mr. Lim also served as a director and member of the audit committee of RDA Microelectronics Ltd, a NASDAQ listed company, as a director and member of the audit committee of China Auto Electronics Group Ltd, a Singapore public company, and as a director and member of the audit committee of Dapai International, a Singapore public company. Mr. Lim is a Singapore certified public accountant and also holds a Certification in Risk Management Assurance (CRMA) with the II A (USA). In 2010, Mr. Lim was accepted as Fellow Member of the Hong Kong Institute of Directors and also as Full Member of the Singapore Institute of Directors. He has also been a member of the National Association of Corporate Directors (USA) since 2012. Mr. Lim is GreenBelt Certified and BlackBelt Trained in 6 Sigma Discipline and graduated from the GE Experienced Finance Leadership Program in the General Electric Company. Mr. Lim received his bachelor’s degree in financial and management accounting from the Nanyang Technological University in Singapore. Mr. Lim is a citizen of Singapore.

Mr. Wu Qiyao has served as our director since 2006. Mr. Wu has been a professor in Beijing Institute of Technology since 1985. Mr. Wu has served as an evaluation committee member of medical device registration of the CFDA since 1993. From 1996 to 2002, he served as a deputy director of State Medical Equipment Evaluation Expert Committee. Since 1998, Mr. Wu has served as a director general of the Chinese Institute of Electronics and a director general of the China Instrument and Control Society. From 2000 to 2007, Mr. Wu served as one of the experts on the National Population and Family Planning Committee. In May 2013, Mr. Wu was appointed as a director of Zhuhai Hokai Medical Instruments Co., Ltd., a Shenzhen Stock Exchange listed company. Mr. Wu received his bachelor’s degree in wireless electricity from Beijing Institute of Technology. Mr. Wu is a citizen of the People’s Republic of China.

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During the last five years, none of the Company or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

II.	Directors and Executive Officers of Holdco, Parent and Merger Sub

Each of Holdco, Parent and Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. The telephone number at this address is: +86 755 8188 8666.

The sole director of each of Holdco, Parent and Merger Sub is Mr. Li Xiting, whose name, business address, present principal employment and citizenship are set forth in the table above. As of the date of this proxy statement, none of Holdco, Parent or Merger Sub has any executive officers.

III.	Directors and Executive Officers of Magic Bell Limited

Magic Bell Limited (“Magic Bell”) is a business company with limited liability incorporated under the laws of the British Virgin Islands with its business address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The telephone number at this address is: +86 755 8188 8666. The principal business of Magic Bell is investment holding.

The sole director of Magic Bell is Mr. Li Xiting, whose name, business address, present principal employment and citizenship are set forth in the table above. As of the date of this proxy statement, Magic Bell does not have any executive officers.

IV.	Directors and Executive Officers of Quiet Well Limited

Quiet Well Limited (“Quiet Well”) is a business company with limited liability incorporated under the laws of the British Virgin Islands with its business address at Ramasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands. The telephone number at this address is: +86 755 8188 8666. The principal business of Quiet Well is investment holding.

The sole director of Quiet Well is Mr. Li Xiting, whose name, business address, present principal employment and citizenship are set forth in the table above. As of the date of this proxy statement, Quiet Well does not have any executive officers.

V.	Directors and Executive Officers of New Dragon (No. 12) Investments Limited

New Dragon (No. 12) Investments Limited (“New Dragon”) is an exempt company with limited liability incorporated under the laws of the Cayman Islands with its business address at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands. The telephone number at this address is: +86 755 8188 8666. The principal business of New Dragon is investment holding.

The sole director of New Dragon is Mr. Xu Hang, whose name, business address, present principal employment and citizenship are set forth in the table above. As of the date of this proxy statement, New Dragon does not have any executive officers.

VI.	Directors and Executive Officers of New Phoenix Limited

New Phoenix Limited (“New Phoenix”) is an exempt company with limited liability incorporated under the laws of the Cayman Islands with its business address at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands. The telephone number at this address is: +86 755 8188 8666. The principal business of New Phoenix is investment holding.

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The sole director of New Phoenix is Jian Yao. Ms. Jian’s business address is c/o Mr. Xu Hang, Mindray Medical International Limited, Mindray Building, Keji 12th Road South, Hi-tech Industrial Park, Nanshan, Shenzhen, 518057, People’s Republic of China. Ms. Jian has served as the sole director of New Phoenix since July 23, 2010. Ms. Jian is a citizen of the People’s Republic of China. As of the date of this proxy statement, New Phoenix does not have any executive officers.

VII.	Directors and Executive Officers of City Legend Limited

City Legend Limited (“City Legend”) is a business company with limited liability incorporated under the laws of the British Virgin Islands with its business address at P.O. Box 3152, Road Town, Tortola, British Virgin Islands. The telephone number at this address is: +86 755 8188 8666. The principal business of City Legend is investment holding.

Set forth below for each director of City Legend is his or her respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. The address of City Legend’s directors and executive officers is c/o Mindray Medical International Limited, Mindray Building, Keji 12th Road South, Hi-tech Industrial Park, Nanshan, Shenzhen, 518057, People’s Republic of China. As of the date of this proxy statement, City Legend does not have any executive officers.

Mr. Cheng Minghe is a director of City Legend. His name, business address, present principal employment and citizenship are set forth in the table above.

Ms. Yao Jia has served as a director of City Legend since January 9, 2007. Ms. Yao is a citizen of the People’s Republic of China.

During the last five (5) years, none of the persons referred to above or any of their directors or officers (where applicable) have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

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Annex E

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of November 4, 2015 by and among Supreme Union Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Holdco”), Excelsior Union Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”) and Quiet Well Limited, a limited liability company incorporated under the Laws of the British Virgin Islands (the “Rollover Shareholder”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Solid Union Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and Mindray Medical International Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”) have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Rollover Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Shares and/or ADSs as set forth opposite its name on Schedule A (the “Rollover Shares”) (the Rollover Shares, together with any other Shares acquired (whether beneficially or of record) by the Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Rollover Shareholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, the Rollover Shareholder agrees to (a) have the Rollover Shares cancelled for no consideration in connection with the Merger, and (b) subscribes for newly issued ordinary shares of Holdco (the “Holdco Shares”) immediately prior to Closing;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholder is entering into this Agreement; and

WHEREAS, the Rollover Shareholder acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholder set forth in this Agreement.

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NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. Unless the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation, at the Shareholders’ Meeting or any other meeting (whether annual or special) of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), or in connection with any written resolution of the Company’s shareholders, the Rollover Shareholder shall (i) cause its representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of the Rollover Shareholder’s Securities,

(a) for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions,

(b) against any Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to the authorization or the approval of the Merger Agreement or in competition or inconsistent with the Merger and the other Transactions,

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or this Agreement or the performance by the Rollover Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (v) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent,

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Rollover Shareholder contained in this Agreement,

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(e) in favor of any adjournment or postponement of the Shareholders’ Meeting as may be reasonably requested by Parent, and

(f) in favor of any other matter necessary to effect the Transactions.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) The Rollover Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Securities in accordance with Section 1.1 above at the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered. The Rollover Shareholder represents that all proxies, powers of attorney, instructions or other requests given by it prior to the execution of this Agreement in respect of the voting of its Securities, if any, have been revoked or substituted by Parent and any designee thereof with respect to such Rollover Shareholder’s Securities in connection with the transactions contemplated, and to the extent required, under the Merger Agreement and this Agreement, including the Merger. Each Rollover Shareholder shall take (or cause to be taken) such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b) The Rollover Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Rollover Shareholder under this Agreement. The Rollover Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the termination of this Agreement or until the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation. If for any reason the proxy granted herein is not irrevocable, then the Rollover Shareholder agrees, unless the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation, to vote its Securities in accordance with Section 1.1 above prior to the termination of this Agreement. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers. Unless the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation, and except as provided for in Article III below or pursuant to the Merger Agreement, the Rollover Shareholder hereby agrees that, from the date hereof until the termination of this Agreement, it shall not, directly or indirectly, (a) sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities (any such transaction, a “Derivative Transaction”), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) take any action that would make any representation or warranty of the Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying it from performing any of its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Rollover Shareholder of its obligations under this Agreement, or (d) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c). Any purported Transfer or Derivative Transaction in violation of this paragraph shall be null and void.

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ARTICLE II

NO SOLICITATION

Section 2.1 Restricted Activities. Unless the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation, from the Go-Shop Period End Date, the Rollover Shareholder, solely in its capacity as a shareholder of the Company, shall not, and shall cause its officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to the Rollover Shareholder (the “Shareholder’s Representatives”)) not to, directly or indirectly: (a) initiate, solicit, propose, encourage or knowingly facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (b) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions (other than to state that they are not permitted to have discussions) with any Person relating to, an actual or proposed Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, provided, however, the Rollover Shareholder and its Representatives may take any such actions with an Excluded Party and its agents, advisors and other representatives, (c) to the extent not required by applicable Law, grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or otherwise knowingly facilitate any effort or attempt by any person to make an Acquisition Proposal, (d) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (e) resolve or propose or agree to do any of the foregoing.

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Section 2.2 Notification. Unless the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation, from the Go-Shop Period End Date, the Rollover Shareholder, solely in its capacity as a shareholder of the Company, shall and shall cause its Shareholder’s Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than any Excluded Party and its agents, advisors and other representatives) that may have been conducted heretofore with respect to an Acquisition Proposal. From and after the date hereof until the termination of this Agreement, the Rollover Shareholder shall promptly advise Holdco and Parent in writing of (a) any Acquisition Proposal, (b) any request it receives in its capacity as a shareholder of the Company for non-public information relating to the Company or any of its Subsidiaries, and (c) any inquiry or request for discussion or negotiation it receives in its capacity as a shareholder of the Company regarding an Acquisition Proposal, including in each case the identity of the person making any such Acquisition Proposal or indication or inquiry and the terms of any such Acquisition Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). The Rollover Shareholder, in its capacity as a shareholder of the Company, shall keep Holdco and Parent reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Acquisition Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by the Rollover Shareholder. This Section 2.2 shall not apply to any Acquisition Proposal received by the Company.

Section 2.3 Capacity. Notwithstanding anything to the contrary in this Agreement, (i) the Rollover Shareholder is entering into this Agreement, and agreeing to become bound hereby, solely in its capacity as a beneficial owner of the Securities owned by it and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Agreement shall obligate the Rollover Shareholder to take, or forbear from taking, any action as a director or officer of the Company.

ARTICLE III

ROLLOVER SHARES

Section 3.1 Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, all of the Rollover Shareholder’s right, title and interest in and to the Rollover Shares shall be cancelled at the Closing for no consideration.

Section 3.2 Subscription of Holdco Shares. Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares by the Rollover Shareholder in accordance with Section 3.1, Holdco shall issue to the Rollover Shareholder (or, if designated by the Rollover Shareholder in writing, one or more affiliates of the Rollover Shareholder), and the Rollover Shareholder and/or its affiliates (as applicable) shall subscribe for, an aggregate number of Holdco Shares, at par value per share, equal to the aggregate number of Rollover Shares held by the Rollover Shareholder and cancelled pursuant to Section 3.1 above. The Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Holdco Shares shall constitute complete satisfaction of all obligations towards or sums due the Rollover Shareholder by Holdco, Parent and Merger Sub in respect of the Rollover Shares held by the Rollover Shareholder and cancelled pursuant to Section 3.1 above, and (b) the Rollover Shareholder shall have no right to any Merger Consideration in respect of the Rollover Shares held by the Rollover Shareholder. Notwithstanding the foregoing, the Rollover Shares set forth opposite the Rollover Shareholder’s name on Schedule A shall be deemed to include Shares issuable up on the exercise of the Company Options only if the Rollover Shareholder pays or causes to be paid to the Company at or prior to the Rollover Closing the exercise price for each Company Option included in the Rollover Shares; provided, that if the Rollover Shareholder fails to pay such amount to the Company at or prior to the Rollover Closing, the Rollover Shareholder’s Rollover Shares shall include only those Shares that are validly issued, fully paid and non-assessable, and each such Company Option shall be cancelled in accordance with Section 2.02 of the Merger Agreement.

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Section 3.3 Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in ARTICLE VII of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Holdco Shares contemplated hereby (the “Rollover Closing”) shall take place immediately prior to the Closing.

Section 3.4 Deposit of Rollover Shares. No later than three (3) Business Days prior to the Closing, the Rollover Shareholder and any of its agents holding certificates evidencing any of the Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing the Rollover Shares in such Person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SHAREHOLDERS

Section 4.1 Representations and Warranties. The Rollover Shareholder hereby represents and warrants to each of Holdco and Parent as of the date hereof and as of the Closing:

(a) the Rollover Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and the Rollover Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform the Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

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(b) this Agreement has been duly executed and delivered by the Rollover Shareholder and the execution, delivery and performance of this Agreement by the Rollover Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Rollover Shareholder and no other actions or proceedings on the part of the Rollover Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c) assuming due authorization, execution and delivery by Holdco and Parent, this Agreement constitutes a legal, valid and binding agreement of the Rollover Shareholder, enforceable against the Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d) (i) the Rollover Shareholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with affiliates controlled by the Rollover Shareholder) voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the People’s Republic of China (the “PRC”) and the terms of this Agreement; (ii) the Securities are not subject to any voting trust agreement or other Contract to which the Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Securities other than this Agreement; (iii) the Rollover Shareholder has not Transferred any Securities or any interests therein pursuant to any Derivative Transaction; (iv) as of the date hereof, other than the Rollover Shares, the Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) the Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Rollover Shares, except as contemplated by this Agreement;

(e) except for the applicable requirements of the Exchange Act, neither the execution, delivery or performance of this Agreement by the Rollover Shareholder nor the consummation by the Rollover Shareholder of the transactions contemplated hereby, nor compliance by the Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any the Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of the Rollover Shareholder pursuant to any Contract to which the Rollover Shareholder is a party or by which the Rollover Shareholder or any property or asset of the Rollover Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Rollover Shareholder or any of the Rollover Shareholder’s properties or assets;

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(f) there is no Action pending against the Rollover Shareholder or, to the knowledge of the Rollover Shareholder, any other Person or, to the knowledge of the Rollover Shareholder, threatened against the Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by the Rollover Shareholder of its obligations under this Agreement;

(g) the Rollover Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Holdco and Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Holdco Shares and the Rollover Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of the Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h) the Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon the Rollover Shareholder’s execution, delivery and performance of this Agreement.

Section 4.2 Covenants. The Rollover Shareholder hereby:

(a) agrees, prior to the termination of this Agreement, not to knowingly take any action that would make any representation or warranty of the Rollover Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by the Rollover Shareholder of its obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that the Rollover Shareholder may have with respect to the Rollover Shareholder’s Securities (including without limitation any rights under Section 238 of the CICL) prior to the termination of this Agreement;

(c) agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), the Rollover Shareholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of the Rollover Shareholder’s commitments, arrangements and understandings under this Agreement;

(d) agrees and covenants that the Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by the Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof and that such shares shall automatically become subject to the terms of this Agreement as Rollover Shares, and Schedule A shall be deemed amended accordingly; and

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(e) agrees further that, upon request of Parent, the Rollover Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDCO AND PARENT

Holdco and Parent hereby jointly and severally represent and warrant to the Rollover Shareholder that as of the date hereof and as of the Closing:

(a) Each of Holdco and Parent is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by each of Holdco and Parent, and, assuming due authorization, execution and delivery by the Rollover Shareholder, constitutes a legal, valid and binding obligation of each of Holdco and Parent, enforceable against Holdco and Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Holdco and Parent for the execution, delivery and performance of this Agreement by Holdco and Parent or the consummation by each of Holdco and Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Holdco and Parent, nor the consummation by Holdco and Parent of the transactions contemplated hereby, nor compliance by Holdco and Parent with any of the provisions hereof shall (A) conflict with or violate any provision of their respective organizational documents, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Holdco and Parent pursuant to any Contract to which Holdco or Parent is a party or by which Holdco or Parent or any of their respective property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Holdco or Parent or any of their respective properties or assets.

(c) At Closing, the Holdco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable ordinary shares of Holdco, free and clear of all claims, Liens and encumbrances, other than restrictions (i) arising under applicable securities Laws or (ii) arising under any agreements entered into at the Rollover Closing by the Rollover Shareholder pursuant to the transactions contemplated by the Merger Agreement.

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ARTICLE VI

TERMINATION

This Agreement, and the obligations of the Rollover Shareholder hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article VI and Article VII shall survive any termination of this Agreement. Nothing in this Article VI shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article III has already taken place, then Parent shall promptly take all such actions as are necessary to restore the Rollover Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Rollover Closing.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail (return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

(i)	If to the Rollover Shareholder, to:

Quiet Well Limited
Attention: Xiting Li
	Address:	c/o Mindray Building, Keji 12th Road South,
Hi-tech Industrial Park, Nanshan, Shenzhen 518057
The People’s Republic of China
Facsimile No.: +8675526582680

(ii)	If to Holdco or Parent:

Attention: Xiting Li
	Address:	c/o Mindray Building, Keji 12th Road South,
Hi-tech Industrial Park, Nanshan, Shenzhen 518057
The People’s Republic of China
Facsimile No.: +8675526582680

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 Section 7.2 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 7.3 Entire Agreement. This Agreement and the Merger Agreement (and any other agreement or instrument delivered in connection with the transaction contemplated by this Agreement or the Merger Agreement) embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

 Section 7.4 Specific Performance. (i) The parties hereto agree that this Agreement shall be enforceable by all available remedies at law or in equity. (ii) The Rollover Shareholder acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of the Rollover Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to Holdco and Parent, Holdco and Parent will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof; provided, that such right of specific performance will be available to Holdco or Parent only if Holdco or Parent has performed in all material respects its obligations under this Agreement and the Merger Agreement, as applicable. The Rollover Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Holdco and Parent shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Holdco or Parent. Notwithstanding anything contrary in the foregoing, under no circumstances will Holdco or Parent be entitled to both the monetary damages under Section 7.4(i) and the right of specific performance under this Section 7.4(ii).

 Section 7.5 Amendments; Waivers. At any time prior to the termination of this Agreement, any provision of this Agreement may be amended or waived if, and only if, (i) such amendment or waiver is in writing and signed, in the case of an amendment, by the Rollover Shareholder, Holdco and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective and (ii) the Company has provided its prior written consent to such amendment or waiver. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

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 Section 7.6 Governing Law; Dispute Resolution; Jurisdiction. This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. All Actions arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 7.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any of the above-named courts for the purpose of any Action arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 7.6, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

 Section 7.7 Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

Section 7.8 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties thereto, in addition to any other remedy at law or equity.

         Section 7.9 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Holdco or Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Holdco or Parent (as the case may be), as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of the Rollover Shareholder, its estate, heirs, beneficiaries, personal representatives and executors.

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Section 7.10 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.11 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

HOLDCO:

SUPREME UNION LIMITED

By:	/s/ Xiting Li
Name: Xiting Li Title: Director

PARENT:

EXCELSIOR UNION LIMITED

By:	/s/ Xiting Li
Name: Xiting Li Title: Director

[Signature Page to Support Agreement]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:

QUIET WELL LIMITED

By:	/s/ Xiting Li
Name: Xiting Li
Title: Director

[Signature Page to Support Agreement]

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SCHEDULE A

Rollover Shareholder Name	Rollover Shares (Type/Number)	Other Securities
Quiet Well Limited	793,258 Class A Shares* 14,080,214 Class B Shares	626,691 ADSs

*includes the option to purchase 600,000 Class A Shares.

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Annex F

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of November 4, 2015 by and among Supreme Union Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Holdco”), Excelsior Union Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), New Dragon (No. 12) Investments Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“New Dragon”), and New Phoenix Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“New Phoenix”, together with New Dragon, the “Rollover Shareholders” and each, a “Rollover Shareholder”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Solid Union Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and Mindray Medical International Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”) have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Rollover Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Shares and/or ADSs as set forth opposite such Rollover Shareholder’s name on Schedule A (with respect to each Rollover Shareholder, the “Rollover Shares”) (the Rollover Shares, together with any other Shares acquired (whether beneficially or of record) by the Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Rollover Shareholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”), and each Rollover Shareholder shall be deemed an affiliate to the other in light of the family relationship between the ultimate beneficial owners of the Rollover Shareholders;

WHEREAS, in connection with the consummation of the Merger, each Rollover Shareholder agrees to (a) have its Rollover Shares cancelled for no consideration in connection with the Merger, and (b) subscribe for newly issued ordinary shares of Holdco (the “Holdco Shares”) immediately prior to Closing;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholders are entering into this Agreement; and

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WHEREAS, the Rollover Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. Unless the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation, at the Shareholders’ Meeting or any other meeting (whether annual or special) of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), or in connection with any written resolution of the Company’s shareholders, such Rollover Shareholder shall (i) cause its representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of such Rollover Shareholder’s Securities,

(a) for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions,

(b) against any Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to the authorization or the approval of the Merger Agreement or in competition or inconsistent with the Merger and the other Transactions,

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or this Agreement or the performance by such Rollover Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (v) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent,

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(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Rollover Shareholder contained in this Agreement,

(e) in favor of any adjournment or postponement of the Shareholders’ Meeting as may be reasonably requested by Parent, and

(f) in favor of any other matter necessary to effect the Transactions.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Rollover Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Securities in accordance with Section 1.1 above at the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered. Each Rollover Shareholder represents that all proxies, powers of attorney, instructions or other requests given by such Rollover Shareholder prior to the execution of this Agreement in respect of the voting of such Rollover Shareholder’s Securities, if any, have been revoked or substituted by Parent and any designee thereof with respect to such Rollover Shareholder’s Securities in connection with the transactions contemplated, and to the extent required, under the Merger Agreement and this Agreement, including the Merger. Each Rollover Shareholder shall take (or cause to be taken) such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b) Each Rollover Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Rollover Shareholder under this Agreement. Each Rollover Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the termination of this Agreement or until the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation. If for any reason the proxy granted herein is not irrevocable, then each Rollover Shareholder agrees, unless the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation, to vote such Rollover Shareholder’s Securities in accordance with Section 1.1 above prior to the termination of this Agreement. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers. Unless the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation, and except as provided for in Article III below or pursuant to the Merger Agreement, each Rollover Shareholder hereby agrees that, from the date hereof until the termination of this Agreement, such Rollover Shareholder shall not, directly or indirectly, (a) sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities (any such transaction, a “Derivative Transaction”), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by any Rollover Shareholder of his or its obligations under this Agreement, or (d) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c). Any purported Transfer or Derivative Transaction in violation of this paragraph shall be null and void.

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ARTICLE II

NO SOLICITATION

Section 2.1 Restricted Activities. Unless the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation, from the Go-Shop Period End Date, each Rollover Shareholder, solely in its capacity as a shareholder of the Company, shall not, and shall cause its officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to such Rollover Shareholder (the “Shareholder’s Representatives”)) not to, directly or indirectly: (a) initiate, solicit, propose, encourage or knowingly facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (b) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions (other than to state that they are not permitted to have discussions) with any Person relating to, an actual or proposed Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, provided, however, the Rollover Shareholders and the Shareholder’s Representatives may take any such actions with an Excluded Party and its agents, advisors and other representatives, (c) to the extent not required by applicable Law, grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or otherwise knowingly facilitate any effort or attempt by any person to make an Acquisition Proposal, (d) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (e) resolve or propose or agree to do any of the foregoing.

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Section 2.2 Notification. Unless the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation, from the Go-Shop Period End Date, each Rollover Shareholder, solely in its capacity as a shareholder of the Company, shall and shall cause such Shareholder’s Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than any Excluded Party and its agents, advisors and other representatives) that may have been conducted heretofore with respect to an Acquisition Proposal. From and after the date hereof until the termination of this Agreement, each Rollover Shareholder shall promptly advise Holdco and Parent in writing of (a) any Acquisition Proposal, (b) any request it receives in its capacity as a shareholder of the Company for non-public information relating to the Company or any of its Subsidiaries, and (c) any inquiry or request for discussion or negotiation it receives in its capacity as a shareholder of the Company regarding an Acquisition Proposal, including in each case the identity of the person making any such Acquisition Proposal or indication or inquiry and the terms of any such Acquisition Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Each Rollover Shareholder, in its capacity as a shareholder of the Company, shall keep Holdco and Parent reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Acquisition Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by such Rollover Shareholder. This Section 2.2 shall not apply to any Acquisition Proposal received by the Company.

Section 2.3 Capacity. Notwithstanding anything to the contrary in this Agreement, (i) each Rollover Shareholder is entering into this Agreement, and agreeing to become bound hereby, solely in its capacity as a beneficial owner of the Securities owned by it and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Agreement shall obligate such Rollover Shareholder to take, or forbear from taking, any action as a director or officer of the Company.

ARTICLE III

ROLLOVER SHARES

Section 3.1 Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, each Rollover Shareholder agrees that its Rollover Shares shall be cancelled at the Closing for no consideration.

Section 3.2 Subscription of Holdco Shares. Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares by each Rollover Shareholder in accordance with Section 3.1, Holdco shall issue to New Dragon (or, if designated by New Dragon in writing, one or more affiliates of New Dragon, including New Phoenix), and New Dragon and/or its affiliates (as applicable) shall subscribe for, an aggregate number of Holdco Shares, at par value per share, equal to the aggregate number of Rollover Shares held by the Rollover Shareholders and cancelled pursuant to Section 3.1 above. Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Holdco Shares shall constitute complete satisfaction of all obligations towards or sums due such Rollover Shareholder by Holdco, Parent and Merger Sub in respect of the Rollover Shares held by such Rollover Shareholder and cancelled pursuant to Section 3.1 above, and (b) such Rollover Shareholder shall have no right to any Merger Consideration in respect of the Rollover Shares held by such Rollover Shareholder. Notwithstanding the foregoing, the Rollover Shares set forth opposite each such Rollover Shareholder’s name on Schedule A shall be deemed to include Shares issuable up on the exercise of the Company Options only if such Rollover Shareholder pays or causes to be paid to the Company at or prior to the Rollover Closing the exercise price for each Company Option included in the Rollover Shares; provided, that if such Rollover Shareholder fails to pay such amount to the Company at or prior to the Rollover Closing, such Rollover Shareholder’s Rollover Shares shall include only those Shares that are validly issued, fully paid and non-assessable, and each such Company Option shall be cancelled in accordance with Section 2.02 of the Merger Agreement.

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Section 3.3 Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in ARTICLE VII of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Holdco Shares contemplated hereby (the “Rollover Closing”) shall take place immediately prior to the Closing.

Section 3.4 Deposit of Rollover Shares. No later than three (3) Business Days prior to the Closing, each Rollover Shareholder and any agent of such Rollover Shareholder holding certificates evidencing any of the Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing the Rollover Shares in such Person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SHAREHOLDERS

Section 4.1 Representations and Warranties. Each Rollover Shareholder, severally and not jointly, represents and warrants to each of Holdco and Parent as of the date hereof and as of the Closing:

(a) such Rollover Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and such Rollover Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

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(b) this Agreement has been duly executed and delivered by such Rollover Shareholder and the execution, delivery and performance of this Agreement by such Rollover Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Rollover Shareholder and no other actions or proceedings on the part of such Rollover Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c) assuming due authorization, execution and delivery by Holdco and Parent, this Agreement constitutes a legal, valid and binding agreement of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d) except for the pledge of 6,206,986 Class B Ordinary Shares by New Dragon (as defined in Schedule A) to Credit Suisse AG pursuant to a collateral agreement dated February 28, 2011, as amended (the “Credit Suisse Pledge” ), (i) such Rollover Shareholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with affiliates controlled by such Rollover Shareholder) voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the People’s Republic of China (the “PRC”) and the terms of this Agreement; (ii) the Securities are not subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Securities other than this Agreement; (iii) such Rollover Shareholder has not Transferred any Securities or any interests therein pursuant to any Derivative Transaction; (iv) as of the date hereof, other than the Rollover Shares, such Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Rollover Shares, except as contemplated by this Agreement;

(e) except for the applicable requirements of the Exchange Act, neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets;

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(f) there is no Action pending against any such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person or, to the knowledge of such Rollover Shareholder, threatened against any such Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of its obligations under this Agreement;

(g) such Rollover Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Holdco and Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Holdco Shares and such Rollover Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h) each Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution, delivery and performance of this Agreement.

Section 4.2 Covenants.

(a) Each Rollover Shareholder hereby agrees, prior to the termination of this Agreement, not to knowingly take any action that would make any representation or warranty of such Rollover Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Rollover Shareholder of its obligations under this Agreement;

(b) Each Rollover Shareholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Rollover Shareholder may have with respect to such Rollover Shareholder’s Securities (including without limitation any rights under Section 238 of the CICL) prior to the termination of this Agreement;

(c) Each Rollover Shareholder hereby agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Rollover Shareholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Rollover Shareholder’s commitments, arrangements and understandings under this Agreement;

(d) Each Rollover Shareholder hereby agrees and covenants, severally and not jointly, that such Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof and that such shares shall automatically become subject to the terms of this Agreement as Rollover Shares, and Schedule A shall be deemed amended accordingly;

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(e) Each Rollover Shareholder hereby agrees further that, upon request of Parent, such Rollover Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement; and

(f) New Dragon hereby agrees and covenants that the Credit Suisse Pledge shall be released prior to the date of the Rollover Closing, and that as of the Rollover Closing all Shares held by New Dragon shall be free and clear of Liens.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDCO AND PARENT

Holdco and Parent hereby jointly and severally represent and warrant to each Rollover Shareholder that as of the date hereof and as of the Closing:

(a) Each of Holdco and Parent is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by each of Holdco and Parent and, assuming due authorization, execution and delivery by the Rollover Shareholders, constitutes a legal, valid and binding obligation of each of Holdco and Parent, enforceable against Holdco and Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Holdco and Parent for the execution, delivery and performance of this Agreement by Holdco and Parent or the consummation by each of Holdco and Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Holdco and Parent, nor the consummation by Holdco and Parent of the transactions contemplated hereby, nor compliance by Holdco and Parent with any of the provisions hereof shall (A) conflict with or violate any provision of their respective organizational documents, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Holdco and Parent pursuant to any Contract to which Holdco or Parent is a party or by which Holdco or Parent or any of their respective property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Holdco or Parent or any of their respective properties or assets.

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(c) At Closing, the Holdco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable ordinary shares of Holdco, free and clear of all claims, Liens and encumbrances, other than restrictions (i) arising under applicable securities Laws or (ii) arising under any agreements entered into at the Rollover Closing by the Rollover Shareholders pursuant to the transactions contemplated by the Merger Agreement.

ARTICLE VI

TERMINATION

This Agreement, and the obligations of the Rollover Shareholders hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article VI and Article VII shall survive any termination of this Agreement. Nothing in this Article VI shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article III has already taken place, then Parent shall promptly take all such actions as are necessary to restore each such Rollover Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Rollover Closing.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail (return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

(i)	If to the Rollover Shareholder, to:

New Dragon (No. 12) Investments Limited
Attention: Hang Xu
	Address:	c/o Mindray Building, Keji 12th Road South,
Hi-tech Industrial Park, Nanshan, Shenzhen 518057
The People’s Republic of China
Facsimile No.: +8675526582680

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(ii)	If to Holdco or Parent:

Attention: Xiting Li
	Address:	c/o Mindray Building, Keji 12th Road South,
Hi-tech Industrial Park, Nanshan, Shenzhen 518057
The People’s Republic of China
Facsimile No.: +8675526582680

Section 7.2 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 7.3 Entire Agreement. This Agreement and the Merger Agreement (and any other agreement or instrument delivered in connection with the transaction contemplated by this Agreement or the Merger Agreement) embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 7.4 Specific Performance. (i) The parties hereto agree that this Agreement shall be enforceable by all available remedies at law or in equity. (ii) Each Rollover Shareholder acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Rollover Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to Holdco and Parent, Holdco and Parent will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof; provided, that such right of specific performance will be available to Holdco or Parent only if Holdco or Parent has performed in all material respects its obligations under this Agreement and the Merger Agreement, as applicable. Each Rollover Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Holdco and Parent shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Holdco or Parent. Notwithstanding anything contrary in the foregoing, under no circumstances will Holdco or Parent be entitled to both the monetary damages under Section 7.4(i) and the right of specific performance under this Section 7.4(ii).

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Section 7.5 Amendments; Waivers. At any time prior to the termination of this Agreement, any provision of this Agreement may be amended or waived if, and only if, (i) such amendment or waiver is in writing and signed, in the case of an amendment, by the Rollover Shareholders, Holdco and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective and (ii) the Company has provided its prior written consent to such amendment or waiver. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

 Section 7.6 Governing Law; Dispute Resolution; Jurisdiction. This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. All Actions arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 7.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any of the above-named courts for the purpose of any Action arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 7.6, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

 Section 7.7 Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

Section 7.8 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties thereto, in addition to any other remedy at law or equity.

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Section 7.9 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Holdco or Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Holdco or Parent (as the case may be), as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Rollover Shareholder, its estate, heirs, beneficiaries, personal representatives and executors.

Section 7.10 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.11 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Rollover Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

HOLDCO:

SUPREME UNION LIMITED

By:	/s/ Xiting Li
Name: Xiting Li Title: Director

PARENT:

EXCELSIOR UNION LIMITED

By:	/s/ Xiting Li
Name: Xiting Li Title: Director

[Signature Page to Support Agreement]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDERS:

NEW DRAGON (NO. 12) INVESTMENTS LIMITED

By:	/s/ Hang Xu
Name: Hang Xu
Title: Director

NEW PHOENIX LIMITED

By:	/s/ Hang Xu
Name: Hang Xu
Title: Authorized Signatory

[Signature Page to Support Agreement]

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SCHEDULE A

Rollover Shareholder Name	Rollover Shares (Type/Number)	Other Securities
New Dragon (No. 12) Investments Limited	801,742 Class A Shares*; 9,229,755 Class B Shares	515,979 ADSs
New Phoenix Limited	4,000,000 Class B Shares	500,000 ADSs

*includes the option to purchase 600,000 Class A Shares.

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Annex G

 Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of November 4, 2015 by and among Supreme Union Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Holdco”), Excelsior Union Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”) and City Legend Limited, a limited liability company incorporated under the Laws of the British Virgin Islands (the “Rollover Shareholder”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Solid Union Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and Mindray Medical International Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”) have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Rollover Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Shares and/or ADSs as set forth opposite its name on Schedule A (the “Rollover Shares”) (the Rollover Shares, together with any other Shares acquired (whether beneficially or of record) by the Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Rollover Shareholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, the Rollover Shareholder agrees to (a) have the Rollover Shares cancelled for no consideration in connection with the Merger, and (b) subscribe for newly issued ordinary shares of Holdco (the “Holdco Shares”) immediately prior to Closing;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholder is entering into this Agreement;

WHEREAS, the Rollover Shareholder acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholder set forth in this Agreement; and

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NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. Unless the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation, at the Shareholders’ Meeting or any other meeting (whether annual or special) of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), or in connection with any written resolution of the Company’s shareholders, the Rollover Shareholder shall (i) cause its representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of the Rollover Shareholder’s Securities,

(a) for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions,

(b) against any Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to the authorization or approval of the Merger Agreement or in competition or inconsistent with the Merger and the other Transactions,

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or this Agreement or the performance by the Rollover Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (v) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent,

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Rollover Shareholder contained in this Agreement,

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(e) in favor of any adjournment or postponement of the Shareholders’ Meeting as may be reasonably requested by Parent, and

(f) in favor of any other matter necessary to effect the Transactions.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) The Rollover Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Securities in accordance with Section 1.1 above at the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered. The Rollover Shareholder represents that all proxies, powers of attorney, instructions or other requests given by it prior to the execution of this Agreement in respect of the voting of its Securities, if any, have been revoked or substituted by Parent and any designee thereof with respect to the Rollover Shareholder’s Securities in connection with the transactions contemplated, and to the extent required, under the Merger Agreement and this Agreement, including the Merger. Each Rollover Shareholder shall take (or cause to be taken) such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b) The Rollover Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Rollover Shareholder under this Agreement. The Rollover Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the termination of this Agreement or until the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation. If for any reason the proxy granted herein is not irrevocable, then the Rollover Shareholder agrees, unless the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation, to vote its Securities in accordance with Section 1.1 above prior to the termination of this Agreement. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers. Unless the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation, and except as provided for in Article III below or pursuant to the Merger Agreement, the Rollover Shareholder hereby agrees that, from the date hereof until the termination of this Agreement, it shall not, directly or indirectly, (a) sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities (any such transaction, a “Derivative Transaction”), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) take any action that would make any representation or warranty of the Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying it from performing any of its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Rollover Shareholder of its obligations under this Agreement, or (d) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c). Any purported Transfer or Derivative Transaction in violation of this paragraph shall be null and void.

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ARTICLE II

NO SOLICITATION

Section 2.1 Restricted Activities. Unless the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation, from the Go-Shop Period End Date, the Rollover Shareholder, solely in its capacity as a shareholder of the Company, shall not, and shall cause its officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to the Rollover Shareholder (the “Shareholder’s Representatives”)) not to, directly or indirectly: (a) initiate, solicit, propose, encourage or knowingly facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (b) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions (other than to state that they are not permitted to have discussions) with any Person relating to, an actual or proposed Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, provided, however, the Rollover Shareholder and its Representatives may take any such actions with an Excluded Party and its agents, advisors and other representatives, (c) to the extent not required by applicable Law, grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or otherwise knowingly facilitate any effort or attempt by any person to make an Acquisition Proposal, (d) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (e) resolve or propose or agree to do any of the foregoing.

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Section 2.2 Notification. Unless the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation, from the Go-Shop Period End Date, the Rollover Shareholder, solely in its capacity as a shareholder of the Company, shall and shall cause its Shareholder’s Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than any Excluded Party and its agents, advisors and other representatives) that may have been conducted heretofore with respect to an Acquisition Proposal. From and after the date hereof until the termination of this Agreement, the Rollover Shareholder shall promptly advise Holdco and Parent in writing of (a) any Acquisition Proposal, (b) any request it receives in its capacity as a shareholder of the Company for non-public information relating to the Company or any of its Subsidiaries, and (c) any inquiry or request for discussion or negotiation it receives in its capacity as a shareholder of the Company regarding an Acquisition Proposal, including in each case the identity of the person making any such Acquisition Proposal or indication or inquiry and the terms of any such Acquisition Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). The Rollover Shareholder, in its capacity as a shareholder of the Company, shall keep Holdco and Parent reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Acquisition Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by the Rollover Shareholder. This Section 2.2 shall not apply to any Acquisition Proposal received by the Company.

Section 2.3 Capacity. Notwithstanding anything to the contrary in this Agreement, (i) the Rollover Shareholder is entering into this Agreement, and agreeing to become bound hereby, solely in its capacity as a beneficial owner of the Securities owned by it and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Agreement shall obligate the Rollover Shareholder to take, or forbear from taking, any action as a director or officer of the Company.

ARTICLE III

ROLLOVER SHARES

Section 3.1 Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, the Rollover Shareholder agrees that its Rollover Shares shall be cancelled at the Closing for no consideration.

Section 3.2 Subscription of Holdco Shares. Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares by the Rollover Shareholder in accordance with Section 3.1, Holdco shall issue to the Rollover Shareholder (or, if designated by the Rollover Shareholder in writing, one or more affiliate of the Rollover Shareholder), and the Rollover Shareholder and/or its affiliates (as applicable) shall subscribe for, an aggregate number of Holdco Shares, at par value per share, equal to the aggregate number of Rollover Shares held by the Rollover Shareholder and cancelled pursuant to Section 3.1 above. The Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Holdco Shares shall constitute complete satisfaction of all obligations towards or sums due the Rollover Shareholder by Holdco, Parent and Merger Sub in respect of the Rollover Shares held by the Rollover Shareholder and cancelled pursuant to Section 3.1 above, and (b) the Rollover Shareholder shall have no right to any Merger Consideration in respect of the Rollover Shares held by the Rollover Shareholder. Notwithstanding the foregoing, the Rollover Shares set forth opposite the Rollover Shareholder’s name on Schedule A shall be deemed to include Shares issuable up on the exercise of the Company Options only if the Rollover Shareholder pays or causes to be paid to the Company at or prior to the Rollover Closing the exercise price for each Company Option included in the Rollover Shares; provided, that if the Rollover Shareholder fails to pay such amount to the Company at or prior to the Rollover Closing, the Rollover Shareholder’s Rollover Shares shall include only those Shares that are validly issued, fully paid and non-assessable, and each such Company Option shall be cancelled in accordance with Section 2.02 of the Merger Agreement.

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Section 3.3 Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in ARTICLE VII of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Holdco Shares contemplated hereby (the “Rollover Closing”) shall take place immediately prior to the Closing.

Section 3.4 Deposit of Rollover Shares. No later than three (3) Business Days prior to the Closing, the Rollover Shareholder and any of its agents holding certificates evidencing any of the Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing the Rollover Shares in such Person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SHAREHOLDERS

Section 4.1 Representations and Warranties. The Rollover Shareholder hereby represents and warrants to each of Holdco and Parent as of the date hereof and as of the Closing:

(a) the Rollover Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and the Rollover Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform the Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by the Rollover Shareholder and the execution, delivery and performance of this Agreement by the Rollover Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Rollover Shareholder and no other actions or proceedings on the part of the Rollover Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

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(c) assuming due authorization, execution and delivery by Holdco and Parent, this Agreement constitutes a legal, valid and binding agreement of the Rollover Shareholder, enforceable against the Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d) (i) the Rollover Shareholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with affiliates controlled by the Rollover Shareholder) voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the People’s Republic of China (the “PRC”) and the terms of this Agreement; (ii) the Securities are not subject to any voting trust agreement or other Contract to which the Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Securities other than this Agreement; (iii) the Rollover Shareholder has not Transferred any Securities or any interests therein pursuant to any Derivative Transaction; (iv) as of the date hereof, other than the Rollover Shares, the Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) the Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Rollover Shares, except as contemplated by this Agreement.

(e) except for the applicable requirements of the Exchange Act, neither the execution, delivery or performance of this Agreement by the Rollover Shareholder nor the consummation by the Rollover Shareholder of the transactions contemplated hereby, nor compliance by the Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any the Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of the Rollover Shareholder pursuant to any Contract to which the Rollover Shareholder is a party or by which the Rollover Shareholder or any property or asset of the Rollover Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Rollover Shareholder or any of the Rollover Shareholder’s properties or assets;

(f) there is no Action pending against the Rollover Shareholder or, to the knowledge of the Rollover Shareholder, any other Person or, to the knowledge of the Rollover Shareholder, threatened against the Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by the Rollover Shareholder of its obligations under this Agreement;

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(g) the Rollover Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Holdco and Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Holdco Shares and the Rollover Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of the Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h) the Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon the Rollover Shareholder’s execution, delivery and performance of this Agreement.

Section 4.2 Covenants. The Rollover Shareholder hereby:

(a)  agrees, prior to the termination of this Agreement, not to knowingly take any action that would make any representation or warranty of the Rollover Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by the Rollover Shareholder of its obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that the Rollover Shareholder may have with respect to the Rollover Shareholder’s Securities (including without limitation any rights under Section 238 of the CICL) prior to the termination of this Agreement;

(c) agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), the Rollover Shareholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of the Rollover Shareholder’s commitments, arrangements and understandings under this Agreement;

(d) agrees and covenants that the Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by the Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof and that such shares shall automatically become subject to the terms of this Agreement as Rollover Shares, and Schedule A shall be deemed amended accordingly; and

(e) agrees further that, upon request of Parent, the Rollover Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDCO AND PARENT

Holdco and Parent hereby jointly and severally represent and warrant to the Rollover Shareholder that as of the date hereof and as of the Closing:

(a) Each of Holdco and Parent is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by each of Holdco and Parent, and, assuming due authorization, execution and delivery by the Rollover Shareholder, constitutes a legal, valid and binding obligation of each of Holdco and Parent, enforceable against Holdco and Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Holdco and Parent for the execution, delivery and performance of this Agreement by Holdco and Parent or the consummation by each of Holdco and Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Holdco and Parent, nor the consummation by Holdco and Parent of the transactions contemplated hereby, nor compliance by Holdco and Parent with any of the provisions hereof shall (A) conflict with or violate any provision of their respective organizational documents, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Holdco and Parent pursuant to any Contract to which Holdco or Parent is a party or by which Holdco or Parent or any of their respective property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Holdco or Parent or any of their respective properties or assets.

(c) At Closing, the Holdco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable ordinary shares of Holdco, free and clear of all claims, Liens and encumbrances, other than restrictions (i) arising under applicable securities Laws or (ii) arising under any agreements entered into at the Rollover Closing by the Rollover Shareholder pursuant to the transactions contemplated by the Merger Agreement.

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ARTICLE VI

TERMINATION

This Agreement, and the obligations of the Rollover Shareholder hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article VI and Article VII shall survive any termination of this Agreement. Nothing in this Article VI shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article III has already taken place, then Parent shall promptly take all such actions as are necessary to restore the Rollover Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Rollover Closing.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail (return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

(i)	If to the Rollover Shareholder, to:

City Legend Limited
Attention: Minghe Cheng
	Address:	c/o Mindray Building, Keji 12th Road South,
Hi-tech Industrial Park, Nanshan, Shenzhen 518057
The People’s Republic of China
Facsimile No.: +8675526582680

(ii)	If to Holdco or Parent:

Attention: Xiting Li
	Address:	c/o Mindray Building, Keji 12th Road South,
Hi-tech Industrial Park, Nanshan, Shenzhen 518057
The People’s Republic of China
Facsimile No.: +8675526582680

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Section 7.2 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 7.3 Entire Agreement. This Agreement and the Merger Agreement (and any other agreement or instrument delivered in connection with the transaction contemplated by this Agreement or the Merger Agreement) embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 7.4 Specific Performance. (i) The parties hereto agree that this Agreement shall be enforceable by all available remedies at law or in equity. (ii) The Rollover Shareholder acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of the Rollover Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to Holdco and Parent, Holdco and Parent will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof; provided, that such right of specific performance will be available to Holdco or Parent only if Holdco or Parent has performed in all material respects its obligations under this Agreement and the Merger Agreement, as applicable. The Rollover Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Holdco and Parent shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Holdco or Parent. Notwithstanding anything contrary in the foregoing, under no circumstances will Holdco or Parent be entitled to both the monetary damages under Section 7.4(i) and the right of specific performance under this Section 7.4(ii).

Section 7.5 Amendments; Waivers. At any time prior to the termination of this Agreement, any provision of this Agreement may be amended or waived if, and only if, (i) such amendment or waiver is in writing and signed, in the case of an amendment, by the Rollover Shareholder, Holdco and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective and (ii) the Company has provided its prior written consent to such amendment or waiver. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

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Section 7.6 Governing Law; Dispute Resolution; Jurisdiction. This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. All Actions arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 7.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any of the above-named courts for the purpose of any Action arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 7.6, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 7.7 Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

Section 7.8 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties thereto, in addition to any other remedy at law or equity.

Section 7.9 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Holdco or Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Holdco or Parent (as the case may be), as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of the Rollover Shareholder, its estate, heirs, beneficiaries, personal representatives and executors.

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Section 7.10 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.11 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

HOLDCO:

SUPREME UNION LIMITED

By:	/s/ Xiting Li
Name: Xiting Li Title: Director

PARENT:

EXCELSIOR UNION LIMITED

By:	/s/ Xiting Li
Name: Xiting Li Title: Director

[Signature Page to Support Agreement]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:

city legend limited

By:	/s/ Minghe Cheng
Name: Minghe Cheng
Title: Director

 [Signature Page to Support Agreement]

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SCHEDULE A

Rollover Shareholder Name	Rollover Shares (Type/Number)	Other Securities
City Legend Limited	1,809,938 Class B Shares	378,350 ADSs

G-16

Annex H

LIMITED GUARANTY

LIMITED GUARANTY, dated as of November 4, 2015 (this “Limited Guaranty”), by Quiet Well Limited (“Quiet Well”), New Dragon (No. 12) Investments Limited (“New Dragon”), New Phoenix Limited (“New Phoenix”) and City Legend Limited (“City Legend”) (the “Guarantors” and each, a “Guarantor”) and Mr. Xiting Li (solely for the purpose of Section 5(c) and Section 6(b) hereof), Mr. Hang Xu (solely for the purpose of Section 5(c) and Section 6(c) hereof) and Mr. Minghe Cheng (solely for the purpose of Section 5(c) and Section 6(d) hereof) (together with Mr. Xiting Li and Mr. Hang Xu, the “Beneficial Owners” and each, a “Beneficial Owner”) in favor of Mindray Medical International Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Guaranteed Party”). Capitalized terms used but not defined in this Limited Guaranty shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

1. GUARANTEE. (a) To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among the Guaranteed Party, Excelsior Union Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”) and Solid Union Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Guaranteed Party, each Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, severally but not jointly, as a primary obligor and not merely as a surety, the due and punctual payment and discharge as and when due of its respective percentage as set forth opposite to its name in Annex 1 hereto (for each such Guarantor, the “Guaranteed Percentage”) of the payment obligations of Parent with respect to (i) the payment obligations of Parent pursuant to Section 8.06(b) of the Merger Agreement, including payment of the Parent Termination Fee (subject to the limitations set forth in Section 8.06(e) of the Merger Agreement) and the Expenses incurred by the Company and its Affiliates, including the Special Committee, in connection with the Transactions, (ii) the reimbursement obligations of Parent pursuant to Section 8.06(c) of the Merger Agreement, and (iii) the indemnification, reimbursement and expense obligations of Parent under Section 6.08(a) of the Merger Agreement (collectively, the “Obligations”); provided that, each of New Dragon and New Phoenix hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, severally and jointly, as a primary obligor and not merely as a surety, the due and punctual payment and discharge as and when due of its respective Guaranteed Percentage of the Obligations; provided further, notwithstanding anything to the contrary contained in this Limited Guaranty, this Limited Guaranty may be enforced for money damages only and in no event shall any Guarantor’s aggregate liability under this Limited Guaranty exceed such Guarantor’s Guaranteed Percentage of US$53 million (for each such Guarantor, the “Maximum Amount”). No Guarantor shall have any obligations or liability to any person relating to, arising out of or in connection with this Limited Guaranty other than as expressly set forth herein. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance on this Limited Guaranty.

H-1

(b) All payments made by the Guarantors pursuant to this Limited Guaranty shall be free and clear of any deduction, offset, defense, claim or counterclaim of any kind. Subject to the terms and conditions of this Limited Guaranty, if Parent fails to pay the Obligations as and when due, then all of the Guarantors’ liabilities to the Guaranteed Party hereunder in respect of such Obligations shall become immediately due and payable and the Guaranteed Party may, at the Guaranteed Party’s option and so long as Parent remains in breach of the Obligations, take any and all actions available hereunder or under applicable Law to collect such Obligations from the Guarantors(subject to the Maximum Amount payable by each Guarantor under this Limited Guaranty). In furtherance of the foregoing, each Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against any Guarantor for the full amount of such Guarantor’s Guaranteed Percentage of the Obligations (subject to the Maximum Amount payable by such Guarantor under this Limited Guaranty), regardless of whether action is brought against Parent, Merger Sub or any other Guarantor or whether Parent, Merger Sub or any other Guarantor is joined in any such action or actions.

(c) Each Guarantor agrees, severally but not jointly, to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder, which amounts, if paid, will be in addition to the Obligations, if (i) such Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) such Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that such Guarantor is required to make such payment hereunder. Notwithstanding the foregoing, New Dragon and New Phoenix agree that their obligation to pay under this Section 1(c) shall be joint and several.

(d) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guaranty were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to seek an injunction, specific performance and other equitable relief against any Guarantor to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. Each Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Party has an adequate remedy at law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity.

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2. NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect each Guarantor’s obligations hereunder. Subject to the terms hereof, each Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. In the event that any payment from any Guarantor to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, such Guarantor shall remain liable hereunder with respect to its Guaranteed Percentage of the Obligations (up to its Maximum Amount) as if such payment had not been made by such Guarantor. This is an unconditional guarantee of payment and not of collectibility. Each Guarantor reserves the right to assert as a defense to such payment by the Guarantors under the Limited Guaranty any rights, remedies and defenses that Parent or Merger Sub may have with respect to payment of any Obligations under the Merger Agreement, other than defenses arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived herein.

3. CERTAIN WAIVERS. Each Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between or among the Guaranteed Party, Parent or Merger Sub without in any way impairing or affecting the Obligations under this Limited Guaranty or affecting the validity or enforceability of this Limited Guaranty. Each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, or any other person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of the Merger Agreement made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed in connection with any portion of the Obligations; (c) any change in the corporate existence, structure or ownership of Parent, Merger Sub, or any other person interested in the transactions contemplated by the Merger Agreement; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, set-off or other right that such Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise (other than those permitted under the last sentence of Section 2 above); (f) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations; (g) the addition, substitution, any legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of Parent or Merger Sub with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, or as otherwise agreed in writing between Parent and the Guaranteed Party, or as a result of defenses to the payment of the Obligations that would be available to Parent or Merger Sub under the Merger Agreement) of any person (other than the Guarantors) interested in the transactions contemplated by the Merger Agreement; or (h) any other act or omission that may in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity (other than a discharge of such Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, a discharge of Parent or Merger Sub with respect to the Obligations under the Merger Agreement, or as otherwise agreed between Parent and the Guaranteed Party, or as a result of defenses to the payment of the Obligations that would be available to Parent or Merger Sub under the Merger Agreement). To the fullest extent permitted by law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligations and all other notices of any kind (other than notices required to be provided to Parent and Merger Sub under the Merger Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of any person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Obligations (x) that are available to Parent or Merger Sub under the Merger Agreement, (y) in respect of a material breach by the Guaranteed Party of this Limited Guaranty or (z) in respect of fraud or willful misconduct of the Guaranteed Party or any of its Affiliates in connection with the Limited Guaranty), including, without limitation, any event, condition or circumstance that might be construed to constitute an equitable or legal discharge of such Guarantor’s obligations hereunder. Each Guarantor acknowledges that he, she or it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits.

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Each Guarantor hereby covenants and agrees that it shall not, and shall cause its Related Persons (as defined below) not to, institute any proceeding asserting that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms, subject to (i) the effects of insolvency, bankruptcy, reorganization or other similar proceedings and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause all of its Related Persons not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby against any Guarantor or any Non-Recourse Party (as defined below), except for claims against the Guarantors under this Limited Guaranty (subject to the limitations contained herein). The Guaranteed Party hereby agrees that other than any discharge or release arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived hereby, to the extent Parent or Merger Sub is relieved of all or any portion of its payment obligations under the Merger Agreement, the Guarantors shall be similarly relieved of their corresponding obligations under this Limited Guaranty.

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4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party's rights against Parent or any other person now or hereafter liable for any Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against any Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent shall not relieve any Guarantor of any of its liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

5. REPRESENTATIONS AND WARRANTIES.

(a) Each Guarantor hereby represents and warrants to the Guaranteed Party that:

(i)	it is a legal entity duly organized and validly existing under the laws of its jurisdiction of organization and has all corporate or other requisite power and authority to execute, deliver and perform this Limited Guaranty;

(ii)	the execution, delivery and performance of this Limited Guaranty have been duly authorized by all necessary action and do not contravene any provision of its charter documents or similar organizational documents;

(iii)	the execution, delivery and performance of this Limited Guaranty do not contravene any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets;

(iv)	all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guaranty by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required from such Guarantor in connection with the execution, delivery or performance of this Limited Guaranty;

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(v)	this Limited Guaranty constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (x) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (y) general equitable principles (whether considered in a proceeding in equity or at law); and

(vi)	(x) such Guarantor is solvent and shall not be rendered insolvent as a result of its execution and delivery of this Limited Guaranty or the performance of its obligations hereunder, (y) such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty, and (z) all funds necessary for such Guarantor to fulfill its obligations under this Limited Guaranty shall be available to such Guarantor (or its permitted assignee pursuant to Section 6 hereof) for so long as this Limited Guaranty shall remain in effect in accordance with Section 8 hereof.

(b) Quiet Well hereby represents and warrants that it is the beneficial owner of 14,900,163 Shares which are held through UBS Trustees (BVI) Limited, New Dragon hereby represents and warrants that it is the record owner of 9,947,476 Shares, New Phoenix hereby represents and warrants that it is the record owner of 4,500,000 Shares and City Legend hereby represents and warrants that it is the record owner of 2,188,288 Shares.

(c) Each Beneficial Owner hereby represents and warrants to the Guaranteed Party that:

(i)	he is a resident of the PRC;

(ii)	he has all requisite power and authority to execute, deliver and perform this Limited Guaranty (solely for the purposes of this Section 5(c), Section 6(b), Section 6(c) and Section 6(d) hereof, as applicable to such Beneficial Owner);

(iii)	except as is not, individually or in the aggregate, reasonably likely to impair or delay the Beneficial Owner’s performance of his obligations under this Limited Guaranty in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guaranty by the Beneficial Owner (solely for the purposes of this Section 5(c), Section 6(b), Section 6(c) and Section 6(d) hereof, as applicable to such Beneficial Owner) have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Limited Guaranty by the Beneficial Owner (solely for the purposes of this Section 5(c), Section 6(b), Section 6(c) and Section 6(d) hereof, as applicable to such Beneficial Owner); and

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(iv)	assuming the due execution and delivery of this Limited Guaranty by the Guaranteed Party, this Limited Guaranty constitutes a legal, valid and binding obligation of the Beneficial Owner and is enforceable against the Beneficial Owner in accordance with its terms .

6. NO ASSIGNMENT. (a) No party hereto may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of each other party hereto. Any purported assignment in violation of this Limited Guaranty will be null and void.

(b) Mr. Xiting Li hereby covenants and agrees to procure that Quiet Well shall not sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise dispose of, or enter into any agreement, arrangement or understanding to sell, give, encumber, assign or otherwise dispose of, or permit any charge, lien or encumbrance over, any Shares it beneficially owns, except as contemplated under the Merger Agreement and its Support Agreement.

(c) Mr. Hang Xu hereby covenants and agrees to procure that neither New Dragon nor New Phoenix shall sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise dispose of, or enter into any agreement, arrangement or understanding to sell, give, encumber, assign or otherwise dispose of, or permit any charge, lien or encumbrance over, any Shares it owns, except as contemplated under the Merger Agreement and its Support Agreement.

(d) Mr. Minghe Cheng hereby covenants and agrees to procure that City Legend shall not sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise dispose of, or enter into any agreement, arrangement or understanding to sell, give, encumber, assign or otherwise dispose of, or permit any charge, lien or encumbrance over, any Shares it owns, except as contemplated under the Merger Agreement and its Support Agreement.

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7. NOTICES. All notices, requests and other communications to any party hereunder shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to the Guarantors, to:

Quiet Well Limited
Attention: Xiting Li
Address:	c/o Mindray Building, Keji 12th Road South,
Hi-tech Industrial Park, Nanshan, Shenzhen 518057
The People’s Republic of China
Facsimile No.: +8675526582680

New Dragon (No. 12) Investments Limited
Attention: Hang Xu
Address:	c/o Mindray Building, Keji 12th Road South,
Hi-tech Industrial Park, Nanshan, Shenzhen 518057
The People’s Republic of China
Facsimile No.: +8675526582680

New Phoenix Limited
Attention: Hang Xu
Address:	c/o Mindray Building, Keji 12th Road South,
Hi-tech Industrial Park, Nanshan, Shenzhen 518057
The People’s Republic of China
Facsimile No.: +8675526582680

City Legend Limited
Attention: Minghe Cheng
Address:	c/o Mindray Building, Keji 12th Road South,
Hi-tech Industrial Park, Nanshan, Shenzhen 518057
The People’s Republic of China
Facsimile No.: +8675526582680

with a copy to (which alone shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Attention: Peter X. Huang
Address:	30/F, China World Office 2
No. 1, Jian Guo Men Wai Avenue
Beijing 100004, China
Facsimile No.: +86 10 6535 5577

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or, with respect to notices, requests or other communications directed to any Guarantor, to such other address or facsimile number as such Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement. All notices to the Guaranteed Party hereunder shall be given as set forth in the Merger Agreement.

8. TERMINATION; CONTINUING GUARANTEE. Subject to the last sentence of Section 3, this Limited Guaranty shall remain in full force and effect and shall be binding on each Guarantor, its successors and assigns until the earlier of (a) the Effective Time, (b) termination of the Merger Agreement in a circumstance which does not result in any obligation on the part of Parent to pay the Company the Parent Termination Fee or pay any other amounts pursuant to Section 8.06(b), Section 8.06(c) or Section 6.08(a) of the Merger Agreement, (c) all amounts payable under this Limited Guaranty have been paid in full, and (d) the termination of this Limited Guaranty by mutual written agreement of the Guarantors and the Guaranteed Party. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its controlled Affiliates asserts in any litigation or other proceeding that any provision of this Limited Guaranty limiting any Guarantor’s liability to the respective Maximum Amount are illegal, invalid or unenforceable in whole or in part or that any Guarantor is liable in excess of or to a greater extent than the respective Maximum Amount, or asserts any theory of liability against any Non-Recourse Party or, other than its rights to recover from the Guarantors with respect to the Obligations, the Guarantors, Parent or Merger Sub with respect to the transactions contemplated by the Merger Agreement, then (x) the obligations of the Guarantors under this Limited Guaranty shall terminate ab initio and be null and void, (y) if any Guarantor has previously made any payments under this Limited Guaranty, he or it shall be entitled to recover such payments and (z) neither the Guarantors nor any Non-Recourse Party shall have any liability to the Guaranteed Party with respect to the Merger Agreement and the transactions contemplated thereby, or under this Limited Guaranty.

9. NO RECOURSE.

(a) Notwithstanding anything that may be expressed or implied in this Limited Guaranty or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guaranty, the Guaranteed Party covenants, agrees and acknowledges that no person (other than the Guarantors and any of their permitted assignees) have any obligations under this Limited Guaranty and that the Guaranteed Party has no right of recovery under this Limited Guaranty, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of any of the Guarantors, Merger Sub or Parent, or any former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of any of the foregoing (each of the foregoing, excluding Parent, Merger Sub and any such person that constitutes a Guarantor hereunder or an assignee thereof, a “Non-Recourse Party” and collectively, the “Non-Recourse Parties”), through Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited partnership or limited liability company) veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except in each case for its right to recover from (i) the Guarantors, their respective successors and any permitted assignees under and to the extent provided in this Limited Guaranty and subject to the limitations set forth herein, and (ii) Parent, Merger Sub, their respective successors and any permitted assignees under and to the extent expressly provided in the Merger Agreement (the claims described in clauses (i) and (ii), collectively, the "Retained Claims"); provided that in the event any Guarantor (x) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the sum of such Guarantor’s remaining net assets plus uncalled capital is less than its Guaranteed Percentage of the Obligations (subject to the Maximum Amount payable by such Guarantor under this Limited Guaranty), then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statue, regulation or other applicable Law, against such continuing or surviving entity or such person, as the case may be, but only if such Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of such Guarantor hereunder.

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(b) The Retained Claims shall be the sole and exclusive remedy of the Guaranteed Party and all of its Related Persons against such Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. Nothing set forth in this Limited Guaranty shall affect or be construed to affect any liability of Parent or Merger Sub to the Guaranteed Party under the Merger Agreement, or otherwise or give or shall be construed to confer or give to any person other than the Guaranteed Party any rights or remedies against any person, except as expressly set forth in this Limited Guaranty.

(c) For the purposes of this Limited Guaranty, pursuit of a claim against a person by the Guaranteed Party or any Related Person of the Guarantee Party shall be deemed to be pursuit of a claim by the Guaranteed Party. A person shall be deemed to have pursued a claim against another person if such first person brings a legal action against such second person, adds such second person to an existing legal proceeding or otherwise asserts a legal claim of any nature against such second person.

(d) For the purposes of this Limited Guaranty, the term “Related Person” shall mean any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder or Affiliate of a person or any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, but shall not include Parent, Merger Sub or any of their controlled Affiliates.

10. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Limited Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by each Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guaranty, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

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11. ENTIRE AGREEMENT. This Limited Guaranty constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and each Guarantor or any of their respective Affiliates on the one hand, and the Guaranteed Party or any of its Affiliates on the other hand.

12. GOVERNING LAW; SUBMISSION TO JURISDICTION. This Limited Guaranty and all disputes or controversies arising out of or relating to this Limited Guaranty or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Each of the parties irrevocably agrees that any Action with respect to this Limited Guaranty and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Limited Guaranty or the rights and obligations hereunder brought by the other parties hereto or their respective successors or assigns shall be brought and determined exclusively in any New York federal court located in the Borough of Manhattan, in the City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 7 or in such other manners as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Limited Guaranty in any court or tribunal other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Limited Guaranty or the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Limited Guaranty or the rights and obligations arising hereunder (i) any claim that it is not personally subject to the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 12, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the Action in such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Limited Guaranty, or the subject matter hereof, may not be enforced in or by such courts.

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13. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14. NO THIRD PARTY BENEFICIARIES. Except for the rights of Non-Recourse Parties provided hereunder, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guaranty and the Merger Agreement, and this Limited Guaranty is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

15. COUNTERPARTS. This Limited Guaranty may be signed in any number of counterparts and may be executed and delivered by facsimile or email pdf format, and each counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16. SEVERABILITY. If any term or other provision of this Limited Guaranty is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Limited Guaranty shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, however, that this Limited Guaranty may not be enforced against the Guarantor without giving effect to the Maximum Amount of the Guarantor or the provisions set forth in Section 3, Section 8, Section 9 and this Section 16. No party hereto shall assert, and each party shall cause its respective Related Persons not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable. Upon a determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guaranty so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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17. HEADINGS. Headings are used for reference purposes only and do not affect the meaning or interpretation of this Limited Guaranty.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Limited Guaranty to be executed and delivered as of the date first written above.

QUIET WELL LIMITED

By:	/s/ Xiting Li
Name:	Xiting Li
Title:	Director

XITING LI
(solely for the purpose of Section 5(c) and Section 6(b) hereof)

/s/ Xiting Li

NEW DRAGON (NO. 12) INVESTMENTS LIMITED

By:	/s/ Hang Xu
Name:	Hang Xu
Title:	Director

New Phoenix Limited

By:	/s/ Hang Xu
Name:	Hang Xu
Title:	Authorized Signatory

HANG XU
(solely for the purpose of Section 5(c) and Section 6(c) hereof)

/s/ Hang Xu

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CITY LEGEND LIMITED

By:	/s/ Minghe Cheng
Name:	Minghe Cheng
Title:	Director

MINGHE CHENG
(solely for the purpose of Section 5(c) and Section 6(d) hereof)

/s/ Minghe Cheng

MINDRAY MEDICAL INTERNATIONAL LIMITED

By:	/s/ Ronald Ede
Name:	Ronald Ede
Title:	Director and Chairman of the Special Committee

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Annex 1

Guarantor	Percentage of Obligations
Quiet Well Limited	47.2%
New Dragon (No. 12) Investments Limited	45.8%
New Phoenix Limited	45.8%
City Legend Limited	7.0%

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ANNEX I

FORM OF PROXY CARD – SHAREHOLDERS ONLY

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF MINDRAY MEDICAL INTERNATIONAL LIMITED

FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON ________, ________

The undersigned registered shareholder of Mindray Medical International Limited, a Cayman Islands company (the “Company”), hereby acknowledges receipt of the notice of extraordinary general meeting of shareholders and proxy statement, each dated ________, ________, and hereby appoints the chairman of the extraordinary general meeting as proxy, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the extraordinary general meeting of shareholders of the Company to be held on ________, ________ at ____ a.m. (Hong Kong Time), at the Company’s Hong Kong office at FLAT/RM 15-16 BLK 1 11/F, Grand Century, 193 Prince Edward West Road, Mongkok KL, Hong Kong, and at any adjournment or adjournments thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by the undersigned below and (ii) in the discretion of the proxy upon such other business as may properly come before the meeting, all as set forth in the notice of annual general meeting and in the proxy statement furnished herewith.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the following proposals:

FOR	AGAINST	ABSTAIN

☐	☐	☐

PROPOSAL 2: As a special resolution, authorize each of the members of the special committee of the board of directors of the Company to do all things necessary to give effect to merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

FOR	AGAINST	ABSTAIN

☐	☐	☐

PROPOSAL 3: As an ordinary resolution, instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions in Proposal 1 and 2, above, at the extraordinary general meeting.

FOR	AGAINST	ABSTAIN

☐	☐	☐

Dated: ________, ________
Shareholder Name:	Co-Owner Name (if applicable):

Shareholder Signature	Co-Owner Signature

This Proxy Card must be signed by the person registered in the register of members at the close of business on ________, ________ (Cayman Islands Time). In the case of a corporation, this Proxy Card must be executed by a duly authorized officer or attorney.

Extraordinary General Meeting of Mindray Medical International Limited

Date: Xxxxxxx xx, xxxx

See Voting Instruction On Reverse Side.

Please make your marks like this: ☒ **Use dark black pencil or pen only**

Authorized Signatures - This section must be completed for your instructions to be executed.

Please Sign Here _______________ Please Date Above _______________

Please Sign Here _______________ Please Date Above _______________

- Please separate carefully at the perforation and return just this portion in the envelope provided. -

Extraordinary General Meeting of
Mindray Medical International Limited
to be held Xxxxxx xx, xxxx
For Holders as of Xxxxxx xx, xxxx

MAIL

- Mark, sign and date your Voting Instruction Form.
- Detach your Voting Instruction Form.
- Return your Voting Instruction Form in the postage-paid envelope provided.

All votes must be received by Xxxx, Eastern Time Xxxxxx xx, XX.

PROXY TABULATOR FOR
Mindray Medical International Limited
[P.O. BOX 8016
CARY, NC 27512-9903]

EVENT #

CLIENT #

All Rights Reserved